     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 1998
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                                LOEWS CINEPLEX
                           ENTERTAINMENT CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                   7832                  13-3386485
 (STATE OR OTHER JURISDICTION OF     (PRIMARY             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)      STANDARD           IDENTIFICATION NUMBER)
                                    INDUSTRIAL
                                  CLASSIFICATION
                                   CODE NUMBER)

                          JOHN C. MCBRIDE, JR., ESQ.
                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         711 FIFTH AVENUE, 11TH FLOOR
                           NEW YORK, NEW YORK 10022
                                (212) 833-6200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                                  COPIES TO:

               DAVID C. GOLAY, ESQ.                  MORTON A. PIERCE, ESQ.
     FRIED, FRANK, HARRIS, SHRIVER & JACOBSON         DEWEY BALLANTINE LLP
                ONE NEW YORK PLAZA                1301 AVENUE OF THE AMERICAS
             NEW YORK, NEW YORK 10004               NEW YORK, NEW YORK 10019
                  (212) 859-8000                         (212) 259-8000

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

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
 TITLE OF                                       PROPOSED MAXIMUM
SECURITIES                    PROPOSED MAXIMUM      AGGREGATE
  TO BE       AMOUNT TO BE     OFFERING PRICE       OFFERING           AMOUNT OF
REGISTERED    REGISTERED(1)     PER SHARE(2)       PRICE(1)(2)    REGISTRATION FEE(2)
-------------------------------------------------------------------------------------
Common
 Stock,
 $.01
 par           11,500,000
 value..          shares           $14.375        $165,312,500        $48,767.19
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
(1) Includes shares of Common Stock that may be sold pursuant to the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on June 12, 1998.
                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 15, 1998

                               10,000,000 SHARES

                             [LOGO] LOEWS CINEPLEX
                             ---------------------
                                 ENTERTAINMENT

                                  Common Stock
                               ($0.01 par value)

                                  -----------

All of  the shares of common stock,  $.01 par value ("Common Stock"),  of Loews
 Cineplex Entertainment Corporation ("Loews Cineplex" or the "Company") offered hereby are being sold by the Company.

In  addition, the Company is  concurrently offering (the "Note Offering")  $200 million  principal amount  of Senior  Subordinated Notes due  2008 (the  "New
  Notes") of the  Company in transactions exempt from  registration under the
   Securities Act  of  1933, as  amended  (the "Securities  Act").  See "The
    Concurrent Transactions." The shares of Common Stock offered hereby and the New Notes offered by the Company are being offered separately. The closing of this offering is not conditioned upon the closing of the Note Offering.

 The Common Stock is listed on the  New York Stock Exchange ("NYSE") under the symbol  "LCP" and on  the Toronto Stock Exchange  ("TSE") under the  symbol
    "LCX." On June  12, 1998, the  last reported sales price  of the Common
     Stock  on the NYSE was  $14.25 per share  and the last  reported sale price of the Common Stock on the TSE was Cdn$20.90 per share. See
        "Price Range of Common Stock."

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
     WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" ON PAGE 16.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                        UNDERWRITING   PROCEEDS
                                              PRICE TO  DISCOUNTS AND     TO
                                               PUBLIC    COMMISSIONS  COMPANY(1)
                                              --------- ------------- ----------
Per Share....................................    $           $           $
Total(2)..................................... $           $           $

(1) Before deducting expenses payable by the Company estimated at $    .
(2) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 1,500,000 additional shares to cover over-allotments of shares. If the option is
    exercised in full, the total Price to Public will be $    , Underwriting
    Discounts and Commissions will be $       and Proceeds to Company will be
    $    .

  The shares of Common Stock are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected
that the shares of Common Stock will be ready for delivery on or about        ,
1998, against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON
       BEAR, STEARNS & CO. INC.
                 BT ALEX. BROWN
                        GOLDMAN, SACHS & CO.
                                                            SALOMON SMITH BARNEY

                        Prospectus dated        , 1998.

                                  (PICTURES)



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  CERTAIN STATEMENTS CONTAINED HEREIN, INCLUDING, WITHOUT LIMITATION, UNDER "SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "THE CONCURRENT TRANSACTIONS" AND "BUSINESS," AND INCLUDING, WITHOUT LIMITATION, STATEMENTS CONCERNING
(I) BUSINESS STRATEGY, (II) EXPANSION PLANS AND (III) CAPITAL EXPENDITURES, CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS. BECAUSE SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS." THE WORDS "INTEND," "BELIEVE," "EXPECT," "ANTICIPATE" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THEIR DATES. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

  IN ADDITION TO OTHER FACTORS AND MATTERS DISCUSSED ELSEWHERE HEREIN, MANAGEMENT BELIEVES THAT THE FOLLOWING ADDITIONAL FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN FORWARD-LOOKING
STATEMENTS: (I) THE EFFECT OF ECONOMIC CONDITIONS ON A NATIONAL, REGIONAL OR INTERNATIONAL BASIS; (II) THE ABILITY OF LOEWS CINEPLEX TO INTEGRATE THE OPERATIONS OF CINEPLEX ODEON, THE COMPATIBILITY OF THE OPERATING SYSTEMS OF THE COMBINED COMPANIES, THE DEGREE TO WHICH EXISTING ADMINISTRATIVE FUNCTIONS AND COSTS ARE COMPLEMENTARY OR REDUNDANT; (III) COMPETITIVE PRESSURES IN THE MOTION PICTURE EXHIBITION INDUSTRY; (IV) THE FINANCIAL RESOURCES OF, AND FILMS AVAILABLE TO, COMPETITION; (V) CHANGES IN LAWS AND REGULATIONS, INCLUDING CHANGES IN ACCOUNTING STANDARDS; (VI) THE DETERMINATION OF THE NUMBER, JOB CLASSIFICATION AND LOCATION OF EMPLOYEE POSITIONS TO BE ELIMINATED AS A RESULT OF THE COMBINATION OF LOEWS THEATRES AND CINEPLEX ODEON; AND (VII) OPPORTUNITIES THAT MAY BE PRESENTED TO, AND PURSUED BY, THE COMPANY.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. Prospective investors are urged to read this Prospectus in its entirety. Unless otherwise indicated, industry data contained herein is derived from publicly available industry trade journals, government reports and other publicly available sources, which the Company has not independently verified but which the Company believes to be reliable, and where such sources were not available, from Company estimates, which the Company believes to be reasonable, but which cannot be independently verified. As used in this Prospectus, "$" refers to U.S. dollars and "Cdn$" refers to Canadian dollars. Unless otherwise stated or where the context otherwise requires, (i) references herein to the "Company" or "Loews Cineplex" refer to Loews Cineplex Entertainment Corporation and its direct and indirect subsidiaries, (ii) all information herein assumes no exercise of the Underwriters' over-allotment option and (iii) all information herein gives effect to (A) the automatic conversion that will occur upon consummation of this offering (the "Equity Offering") of shares of the Company's Class A Non-Voting Common Stock currently held by Sony Pictures Entertainment Inc. ("SPE") into an equal number of shares of Common Stock and
(B) the issuance of 1,503,219 additional shares of Common Stock to Universal Studios, Inc. ("Universal") for no additional consideration under anti-dilution provisions in the Company's subscription agreement with Universal (the "Subscription Agreement"). Such number of shares assumes a price to the public of the shares offered hereby of $14.25, the closing price of the Common Stock on the NYSE on June 12, 1998, and is subject to change in accordance with the provisions of the Subscription Agreement. See "Certain Relationships and Related Transactions." References herein to "fiscal" years refer to the Company's fiscal years ended February 28 or 29, as the case may be. Information given with respect to "North America" includes the United States and Canada and excludes Mexico.

                                  THE COMPANY

  Loews Cineplex is the world's largest publicly traded theatre exhibition company in terms of revenues and operating cash flow. On May 14, 1998, the Company completed the business combination (the "Combination") of the Loews Theatres exhibition business ("Loews Theatres") of SPE and Cineplex Odeon Corporation ("Cineplex Odeon"), another major motion picture exhibitor with operations in the United States and Canada. On a pro forma basis for the fiscal year ended February 28, 1998, the Company had approximately $1.0 billion in revenues, approximately 71% of which were related to box office receipts and approximately 29% of which were generated by concession sales and other revenues. The Company's pro forma share of total industry box office receipts in North America in 1997 was approximately 10.1%.

  As of May 15, 1998, Loews Cineplex owned and operated or had interests in 2,792 screens at 452 locations, of which 2,781 screens were located in 22 U.S. states, the District of Columbia and 6 Canadian provinces. The Company's North American exhibition screens represent approximately 9.3% of all exhibition screens in North America. The Company's North American theatres are concentrated in densely populated urban and suburban areas, with a strong presence in metropolitan New York, Boston, Chicago, Baltimore, Dallas, Houston, Detroit, Los Angeles, Seattle, Washington, D.C., Toronto, Montreal and Vancouver. Approximately 88% of the Company's U.S. theatres are located in 11 of the 15 largest areas of dominant influence "ADIs" as defined by the A.C. Nielsen Company ("ADIs") in the United States, and approximately 83% of the Company's Canadian theatres are located in the top 10 ADIs in Canada. Since June 10, 1998, the Company has also owned a 50% interest in 108 screens in 13 locations in Spain through a joint venture with Yelmo Films S.A. ("Yelmo Films"), a leading local Spanish exhibitor. The Company has also established an initial presence in both Hungary and Turkey.

  The Company holds a 50% partnership interest in each of Loeks-Star Theatres and Magic Johnson Theatres (collectively, the "U.S. Partnerships"). The U.S. Partnerships held interests in and operated 12 locations with a total of 149 screens as of May 15, 1998. Loeks-Star Theatres' circuit is located in the metropolitan Detroit,

Michigan area. Magic Johnson Theatres' circuit is located in densely populated urban areas with predominantly minority populations. Unless otherwise noted, the screen and location figures presented herein for the Company include the screens and locations of the Company's U.S. Partnerships.

  Loews Cineplex was the first commercial motion picture exhibitor in North America, and perhaps the world, with operations beginning in 1904, when Marcus Loew set up a "nickelodeon" in a rented room above a penny arcade store in Cincinnati, Ohio. Loews Cineplex's theatre circuit has grown over the years through both internal development and acquisitions. Today, Loews Cineplex operates theatres under the Loews, Sony and Cineplex Odeon theatres names, and the Company's partnerships and joint ventures operate theatres under the Star, Magic Johnson and Yelmo Cineplex names.

                            KEY BUSINESS STRATEGIES

  The Company's goals are:

  . to be the leading theatrical exhibitor in densely populated metropolitan centers in North America;

  . to expand into selected international markets through joint ventures, new theatre construction and acquisitions; and

  . to maintain its reputation as a preferred exhibitor for distributors and theatre-going patrons.

The Company has developed a number of successful operating and expansion strategies designed to achieve these goals and place it at the forefront of the industry.

OPERATING STRATEGY

  The Company intends to achieve the same high levels of operating performance and cash flow growth historically achieved by Loews Theatres by applying its proven operating strategy to the recently acquired Cineplex Odeon theatres and to the Company's new ventures. During the last five fiscal years, the Company's Loews Theatres circuit consistently achieved strong operating results, with Total EBITDA per location growing at a compound annual growth rate of 18.3% from fiscal 1994 to fiscal 1998 and its Total EBITDA margin improving from 16.1% to 18.0% during the same period. The Company has achieved these results by actively managing and improving the Loews Theatres portfolio, providing a high level of customer service, actively controlling operating costs, closely monitoring operations on a daily basis, and increasing efficiency through the integration of highly flexible state-of-the-art information systems into the Company's theatre operations. In contrast, Cineplex Odeon experienced virtually no growth in Modified EBITDA (which, in the case of Cineplex Odeon, is substantially comparable to Loews Theatres' Total EBITDA) per theatre from 1993 through 1997, and its Modified EBITDA margin declined from 13.0% in 1993 to 10.8% in 1997. The Company believes that this lack of growth and margin decline was attributable primarily to capital constraints and Cineplex Odeon management's need to focus on long-term strategies. For the definitions of Total EBITDA, Modified EBITDA and EBITDA, see "Summary Historical and Unaudited Pro Forma Financial Information."

  The Company's management believes that there are significant opportunities to improve the performance of the combined circuit by adopting Loews Theatres' policies and practices throughout the combined circuit. Key elements of the Company's operating strategy include:

PURSUE COST SAVINGS AND OPERATING EFFICIENCIES

  The Company believes that it will be able to significantly improve its revenues, operating cash flow and gross margins by improving operating efficiencies and reducing costs following the combination of the Loews Theatres and Cineplex Odeon theatre circuits. The Company believes it can achieve these efficiency improvements and cost reductions by (i) applying Loews Theatres' proven operating practices and revenue enhancement programs throughout the Company's combined chain of theatres and (ii) eliminating redundant overhead and taking advantage of economies of scale. Since the consummation of the Combination, the Company has already begun to reduce overhead costs through headcount reductions, negotiated the extension of significant volume discounts on bulk concession items to the Cineplex Odeon circuit and implemented other efficiencies. The Company estimates that initial steps taken to date will result in annual cost savings and operating efficiencies of approximately $10 million. The Company anticipates that, over the next several years, these cost savings and operating efficiencies will increase to approximately $25 million annually.

  Apply Proven Operating Practices. Over the past five fiscal years, Loews Theatres increased concession revenue per patron by 31.3% from $1.63 to $2.14. This increase was attributable to expanded concession offerings designed to provide more variety to patrons, increased prices, the implementation of employee training and incentive programs which encourage "upselling" and improve customer service, and more efficient design of concession stands in the Company's new theatres. Loews Theatres' concession margins have increased from 80.8% to 84.5% during the same period. This improvement is due to the Company's ability to obtain favorable terms with its vendors, benefit from volume discounts and offer a varied product mix while maintaining attractive margins. In contrast, Cineplex Odeon increased its concession revenue per patron by only 7.6% from $1.57 to $1.69 and its concession margins decreased from 85.9% to 80.6% from 1994 to 1997. The Company expects that Loews Theatres' proven operating practices will improve Cineplex Odeon's overall concession productivity and margins.

  Loews Theatres' theatre operating expenses (including concession costs) as a percentage of revenues decreased from 78.8% to 74.4% between fiscal 1994 and fiscal 1998. Loews Theatres has been successful in reducing these expenses by minimizing rent through favorable real estate practices and implementing more efficient layouts in the Company's newer theatres, as well as by cross-training its staff and adjusting staffing levels based on "real time" information from its theatres in order to increase staffing efficiency. Between 1993 and 1997, Cineplex Odeon's theatre operating expenses (including concession costs) as a percentage of revenues increased from 84.2% to 91.4%. The Company believes that by applying Loews Theatres' proven operating practices Cineplex Odeon's cost structure will improve as the two circuits are integrated.

  Realize Economies of Scale. The Company believes that it can improve operating margins by realizing cost savings through the elimination of overhead redundancies and by spreading the remaining overhead costs over a larger theatre circuit. The Company also anticipates that it will realize additional benefits created by economies of scale such as volume purchase discounts, application of more favorable terms with selected vendors and service suppliers and certain revenue generating contracts on a circuitwide basis. Additional efficiencies are expected to be realized through more efficient film programming and scheduling, enabling the Company to exhibit motion pictures for the maximum play time by matching optimal auditoria size with rapidly changing audience demands.

FOCUS ON CUSTOMER SERVICE

  The Company's goal is to be the industry leader in, and to provide an unprecedented level of, customer service and convenience, positioning Loews Cineplex as the "theatre of choice" for movie-going patrons. Loews Theatres has developed a proven customer service program focused on increasing patronage and generating customer loyalty by improving the overall movie-going experience. This program includes optimizing the scheduling of showtimes to lessen congestion at its theatres, offering more frequent showtimes of popular films for the convenience of its patrons, guaranteeing "next-in-line" service to improve ticket and concession sales, and scripted greetings to promote a friendly atmosphere. The Company also provides intensive employee training to improve service and sales techniques and increase concession sales. By serving customers more quickly, the Company believes that it can increase its concession revenues per patron. To encourage increased patronage, the Company has established new concession programs, providing a wider selection of concession items and enhanced promotions and merchandising activities. The Company has also established a series of box office admission discount programs, including bargain matinees, as incentives for patronage by select groups of customers, including senior citizens and children.

MAINTAIN STATE-OF-THE-ART INFORMATION SYSTEMS

  In the last three years, Loews Theatres has streamlined its point-of-sales system and invested in state-of-the-art computer technology at its theatre box offices and concession stands, enabling it to increase productivity and manage operating costs more efficiently. Touch screen selling stations at its box offices and concession stands provide quicker service, resulting in higher customer turnover and productivity improvements. This system has shortened transaction processing times and provides "real time" information to the home office regarding attendance levels, box office receipts, concession sales and employee productivity at each location, as well as better inventory management and control. Immediate access to attendance levels and concession sales at each theatre allows management to make daily adjustments to staffing levels and inventories in order to maximize staffing efficiencies and concession productivity. This is especially important during critical operating periods such as weekends and holidays. The Company has also made significant investments in technology to streamline and enhance features within its major reporting systems. Over the past three years, the Company has spent approximately $13.0 million on information systems technology. The Company has begun to integrate the Cineplex Odeon theatres into the Company's systems in order to achieve similar benefits in its revenues and operating costs.

EXPAND ANCILLARY REVENUES

  The Company is continually identifying ancillary revenue opportunities in addition to box office and concession revenues. The Company believes that it can be an attractive medium for advertising and joint marketing and promotion efforts because it can provide access to mass audiences throughout North America (approximately 145 million patrons in fiscal 1998) with highly attractive demographics. The Company maintains screen advertising programs circuitwide with local and national advertisers. The Company is currently advertising Calvin Klein Jeans' products on its serving containers for popcorn and beverages and is exploring additional advertising and marketing programs with other world class consumer product companies. The Company has also generated additional revenue through the leasing of its theatres for motion picture premieres and screenings, corporate events and private parties. Certain of the Company's theatres, such as the Sony Lincoln Square Theatre in New York City, have earned reputations as the "preferred" theatres for these events given their locations in key urban markets as well as their upscale settings.

MOTIVATE KEY EMPLOYEES

  The Company adopted the Stock Incentive Plan (as hereinafter defined) in connection with the Combination that is designed to link compensation of management with stockholder return. The Company expects to expand this program by granting additional options to key employees. The Company provides additional incentives to its theatre staff employees through the payment of commissions for concession productivity over certain target levels, and through the offer of benefits such as college tuition assistance programs designed to reduce employee turnover and increase operating efficiencies.

EXPANSION STRATEGY AND PORTFOLIO MANAGEMENT

  A key component of Loews Cineplex's business strategy is to pursue a significant expansion and upgrade of its portfolio of movie theatre properties. The Company plans to spend an aggregate of approximately $1.0 billion in capital expenditures during the next five years to (i) develop or acquire additional theatres in the North American and international markets, (ii) expand the number of screens at certain existing theatres, (iii) significantly upgrade and modernize existing theatres where appropriate, and (iv) dispose of obsolete, unprofitable and non-strategic theatres. During the past four fiscal years, Loews Theatres has achieved a return on investment from new theatre construction of greater than 20% (calculated on the basis of EBITDA to net investment).

UPGRADE AND EXPAND IN NORTH AMERICA

  In the past four years, Loews Theatres has implemented a major theatre reconfiguration and expansion program. This program has increased screens per location from 5.4 at the end of fiscal year 1994 to 7.4 at the end of fiscal year 1998. In conjunction with this expansion program, the Company has adopted a prototype design for new theatre construction which typically has between 12 and 24 screens depending on the location, with oversized screens, stadium seating, rocking chair seats, state-of-the-art digital sound systems and spacious lobbies. The prototype also provides operating efficiency in the design, location and size of concession stands and incorporates state-of-the-art point-of-sale technology. The Company believes larger multiscreen theatres are more efficient to operate and provide for greater operating margins and better asset utilization. The greater number of screens per theatre provides effective leverage of fixed costs and staffing levels over a larger revenue base. Multiscreen facilities also enable Loews Cineplex to present a variety of films with more frequent showtimes to the movie-going public, maximizing attendance levels.

  During the five fiscal years ended February 28, 1998, Loews Theatres constructed and placed into service 25 new multiplex and megaplex theatres with a total of 286 screens. During the same period, Loews Theatres also added 52 new screens at existing theatres. The quality of the Company's theatres and their major metropolitan locations position the Company's theatres among the top grossing theatres in the United States. The Company currently operates the three highest grossing theatres in the United States for the 1998 year-to-date according to A.C. Nielsen/EDI: (i) the 13-screen flagship Sony Theatres Lincoln Square in New York City (home of the first commercial 3-D IMAX(R) theatre in the United States); (ii) the 18-screen Universal City at Citywalk, a retail and entertainment complex in Universal City, California; and (iii) the 20-screen Star Theatres in Southfield, Michigan.

  The Company believes that a significant opportunity exists to improve the Company's competitive position in many of its existing markets as well as to selectively enter new markets in North America that are currently underserved. The Company's goal in this expansion effort is to develop a more modern portfolio of multiplex and megaplex theatre properties which offer customers an exceptional movie-going experience. The Company currently is targeting to open approximately 12 to 15 new theatre locations annually, and to add new screens at existing locations. The Company has enacted a program to upgrade existing theatres with stadium seating, where appropriate. The Company also expects to close or dispose of certain overlapping theatre locations and underperforming theatres, including older obsolete theatres that contribute only marginally to cash flow from operations or that are operating at a loss. The Company has preliminarily targeted approximately 550 screens for disposition or closing over the next five years. While in the aggregate the screens to be disposed of currently generate significant revenues, they are approximately break-even on a cash flow basis. Closure costs related to most of these theatre closings have been provided for as part of the "Excess Purchase Price" in connection with the purchase accounting adjustments resulting from the Combination. See "Unaudited Pro Forma Financial Information." In connection with the Combination, the Company also agreed with the U.S. Department of Justice (the "DOJ") and the attorneys general of New York and Illinois to dispose of 25 additional theatres with 85 screens. See "Business--Properties."

EXPAND INTERNATIONALLY

  According to the Baskerville Communications Corporation, the international (i.e., non-North American) share of total worldwide box office receipts rose from 43% in 1983 to 62% in 1996 and since 1983 international box office receipts have increased at approximately a 9% compounded annual growth rate. The Company believes that the international market offers significant growth opportunities to motion picture exhibitors, particularly through the replication of the multiplexing process underway today in the domestic arena. Much of the world is underscreened and underserved by poor quality theatres. According to Screen Digest, there were approximately 9,000 people per screen in the United States in 1996, compared to an average of approximately 20,000 people per screen in Western Europe and approximately 79,000 people per screen in Latin America. In the United States, the average person visits a theatre approximately five times per year, compared to 1.9 times per year in Western Europe and only 0.6 times per year in Latin America. Marginal increases in attendance rates and increased average ticket prices have had a dramatic impact in expanding box office receipts.

  In June 1998, the Company formed its Loews Cineplex International division to develop, construct and operate theatres outside of North America. The Company is currently considering expansion opportunities in selected areas throughout the world that the Company believes are underscreened and underserved by existing operators and is currently pursuing several opportunities in Western Europe and developed countries in other regions. The Company has targeted selected markets in Western Europe for its international expansion based on the favorable economy, ease of doing business and availability of attractive partners. The Company intends to identify local partners in targeted international markets with whom management can pursue joint venture opportunities that capitalize on the Company's development and operating expertise and access to capital, and that take advantage of the local partners' established presence and significant local expertise. The Company has recently announced the formation of a joint venture with Yelmo Films to operate existing theatres and construct and operate new state-of-the-art multiplex theatres in Spain. See "--Recent Developments." The Company also operates a six-screen theatre in Hungary and a five-screen theatre in Turkey. The Company is currently evaluating several other specific international expansion opportunities in Western Europe, Eastern Europe, Latin America and Asia.

PURSUE ACQUISITIONS AND JOINT VENTURES

  The Company is continually seeking opportunities to acquire theatre circuits with locations that complement the Company's existing locations and that provide the opportunity to improve operating margins through significant cost savings realized through economies of scale. Acquisitions can also provide the critical mass needed to expand into new markets. The Company targets acquisitions that can be consummated at an attractive valuation and where there is a significant strategic fit with the Company's existing theatre circuit.

  The Company also explores joint ventures with partners that offer complementary expertise, enabling Loews Cineplex to increase its success in entering certain niche markets or markets where it currently does not have a presence. The Company's partnership interest in the Loeks-Star Theatre circuit provides the opportunity to capitalize on the local reputation and consumer recognition of a high quality circuit, while offering the resources and expertise of a national exhibitor. The Magic Johnson Theatres partnership leverages the brand name recognition of one of the most well-known and respected athletes in the world and provided Loews Theatres with a unique vehicle through which to make the first successful entry into underserved, minority markets. The Company's joint venture with Yelmo Films in Spain is another example of the Company's strategy of combining its financial resources and operating expertise with a partner's knowledge of a local market in order to expand into a new market with the optimal combination of key elements to facilitate a successful entry.

OPEN IN LOCATION-BASED ENTERTAINMENT CENTERS

  As consumers seek more sophisticated entertainment offerings, the Company and its competitors have begun to construct new theatres in location-based entertainment centers. In addition to theatres, these centers typically have specialty retail stores, themed restaurants and video arcades, all of which have high entertainment content. The Company currently operates the 18-screen Universal City theatre multiplex at Citywalk, and will own and operate a 15-screen theatre and IMAX(R) at Metreon--a Sony entertainment center, a 350,000 square foot complex in San Francisco scheduled to open in mid-1999. The Company will continue to explore these opportunities with Sony and Universal as well as other location-based entertainment center developers.

PRINCIPAL STOCKHOLDERS

  The Company's principal stockholders include SPE, a wholly owned subsidiary of Sony Corporation of America ("SCA"), Universal and the Charles Rosner Bronfman Family Trust and certain related stockholders (the "Claridge Group"), which own 51.1% (49.9% of the Company's voting Common Stock), 26.0% (26.6% of the Company's voting Common Stock) and 9.6% (9.8% of the Company's voting Common Stock) of the Company's capital stock, respectively, before giving effect to the issuance of shares of Common Stock offered hereby. Upon consummation of the Equity Offering, SPE, Universal and the Claridge Group will own 40.8%, 23.3% (23.2% of the Company's voting Common Stock) and 7.6% (7.6% of the Company's voting Common Stock), respectively, of the Company's capital stock and collectively own approximately 71.7% of the Company's capital stock (and 71.5% of its voting Common Stock). SPE, Universal and the Claridge Group are collectively referred to herein as the "Stockholders."

PRINCIPAL EXECUTIVE OFFICES

  The address of Loews Cineplex's principal executive offices is 711 Fifth Avenue, 11th Floor, New York, New York 10022 and its telephone number is (212) 833-6200.

                              RECENT DEVELOPMENTS

  On June 10, 1998, Loews Cineplex Films formed Yelmo Cineplex de Espana, a 50/50 joint venture, to develop, construct and operate movie theatres throughout Spain. Yelmo Films, Spain's second largest film exhibition company, and leading builder of state-of-the-art multiplex theatres, currently owns and operates 108 screens (25 of which were opened in 1997) at 13 theatre locations in high-density population areas in Madrid, Catalunya and Galicia. Under the terms of the agreement, Loews Cineplex and Yelmo formed a 50/50 joint venture into which Yelmo contributed its existing theatre assets and Loews Cineplex will contribute cash equal to the agreed value of these assets net of debt on an "as-needed" basis, primarily to fund the construction of new multiplexes. The newly formed company expects to add approximately 15 new theatre locations and approximately 175 screens to its existing assets in the next several years. There are currently eight theatre locations, representing 70 screens, which are in various stages of development. The Spanish market has experienced strong growth recently with a 34% increase in box office receipts since 1993.

                              THE EQUITY OFFERING

Common Stock offered by the
 Company........................  10,000,000 shares
Common Stock to be outstanding
 after the Equity Offering (1)..  56,753,038 shares
Use of proceeds.................  The Company intends to use the net proceeds from the Equity Offering to reduce
                                  outstanding borrowings under the Bank Credit
                                  Facilities (as hereinafter defined). Amounts
                                  repaid under the Bank Credit Facilities may
                                  be reborrowed and used by the Company for
                                  funding its North American and International
                                  expansion plans and for general corporate
                                  purposes, subject in each case to
                                  satisfaction of certain covenants and
                                  financial ratios. See "Use of Proceeds."
Concurrent Note Offering........  The Company is concurrently offering $200 million aggregate principal amount of the
                                  Company's  % Senior Subordinated Notes due
                                  2008 in transactions exempt from registration
                                  under the Securities Act. The closing of the
                                  Equity Offering is not contingent on the
                                  closing of the Note Offering.
NYSE symbol.....................  LCP
TSE symbol......................  LCX

--------
(1) Excludes (i) 3,438,633 shares of Common Stock that are issuable upon the exercise of outstanding options as of June 12, 1998 (of which options for 1,505,958 shares are currently exercisable) and (ii) an aggregate of 1,932,675 additional shares of Common Stock reserved for issuance under the Company's Stock Incentive Plan.

                          THE CONCURRENT TRANSACTIONS

  The Company is concurrently undertaking the following transactions, none of which is conditioned on any of the others, which are designed to increase stockholders' equity, reduce the Company's debt and interest expense, improve the public float for the Common Stock, increase the Company's access to capital markets and improve the Company's operating and financial flexibility:

  . The Company is offering 10 million shares of Common Stock pursuant to the Equity Offering.

  . The Company is concurrently offering in the Note Offering $200 million aggregate principal amount of its % Senior Subordinated Notes due 2008 (the "New Notes") in transactions exempt from registration under the Securities Act. For a description of the New Notes, see "Description of Certain Indebtedness--The New Notes." The New Notes will be issued pursuant to an indenture to be entered into between the Company and Bankers Trust Company (the "New Note Indenture") and will be general unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined in the New Note Indenture) of the Company, including indebtedness under the Bank Credit Facilities. Proceeds from the Note Offering are expected to be used to fund the purchase of Plitt Notes (as hereinafter defined) tendered pursuant to the Plitt Note Repurchase. See "Risk Factors--Equity Offering Not Conditioned on Note Offering."

  . The Company's wholly owned subsidiary, Plitt Theatres, Inc. ("Plitt"), currently has outstanding $200 million aggregate principal amount of its 10 7/8% Senior Subordinated Notes due 2004 (the "Plitt Notes"), which the Company unconditionally guaranteed on a senior subordinated basis in connection with closing the Combination. As a result of the consummation of the Combination, a "change of control" provision was triggered under the indenture under which the Plitt Notes were issued (the "Plitt Indenture"). Accordingly, on June 15, 1998 Plitt commenced an offer to purchase (the "Change of Control Offer") any or all of the Plitt Notes for cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest to (but excluding) the date of purchase. Also on June 15, 1998, Plitt commenced an at-the-market tender offer (the "At-the-Market Offer" and, together with the Change of Control Offer, the "Plitt Note Repurchase") for all outstanding Plitt Notes. Under the terms of the At-the-Market Offer, Plitt will purchase the outstanding Plitt Notes for cash at a purchase price determined by reference to a fixed spread of 62.5 basis points over the yield to maturity of the United States Treasury 6.25% Bond due May 31, 1999 (the "Reference Security") on the second business day preceding the expiration date of the At-the-Market Offer (the "Rate Date"), plus accrued and unpaid interest to (but excluding) the date of payment. In connection with the At-the-Market Offer, Plitt is also seeking consents to certain proposed amendments (the "Proposed Amendments") to the Plitt Indenture. The purpose of the Proposed Amendments is to eliminate certain restrictive covenants contained in the Plitt Indenture, thereby affording Plitt additional financial and operational flexibility. The At-the-Market Offer is conditioned upon, among other things, the receipt of the requisite consents to adopt the Proposed Amendments. The Change of Control Offer will expire on July 13, 1998, and the At-the-Market Offer will expire at the same time, unless extended. Payment for tendered Plitt Notes is expected to be made on July 14, 1998. Assuming that all of the Plitt Notes are purchased by Plitt pursuant to the At-the-Market Offer and that the yield on the Referenced Security on the Rate Date is equal to such yield on June 12, 1998 (6.07%), the total purchase price for the Plitt Notes (the "Total Plitt Note Consideration") would be $219.4 million plus accrued and unpaid interest.

  The following table sets forth the sources of funds to be used to effect the foregoing transactions and the application of such funds, assuming 10,000,000 shares of Common Stock are sold by the Company in the Equity Offering at an initial offering price of $14.25 per share, which is the closing price per share on June 12, 1998 on the NYSE, consummation of the Note Offering and the repurchase of 100% of the Plitt Notes outstanding. The table below assumes Total Plitt Note Consideration equal to 109.71% of the outstanding principal amount thereof, based on the yield of the Reference Security at June 9, 1998 (dollars in millions):

SOURCES OF FUNDS                        USES OF FUNDS
                             (DOLLARS IN MILLIONS)

Equity Offering (1)..... $143
Note Offering (1)(2)....  200
                         ----
Total................... $343
                         ====

Total Plitt Note Consideration..... $219
Expenses (3).......................   16
Paydown of the Bank Credit Facili-
 ties..............................  108
                                    ----
Total.............................. $343
                                    ====

--------
(1) Before deduction of underwriting discounts and commissions.
(2) If the Note Offering is not consummated, the Company intends to borrow funds under the Bank Credit Facilities in an amount sufficient to pay the Total Plitt Note Consideration, in which case the borrowings under the Bank Credit Facilities would increase from current levels.
(3) Expenses have been estimated and include underwriting discounts and commissions of approximately $10.5 million for the Equity Offering and $5.5 million for the Note Offering.

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

 Loews Cineplex

  The following table sets forth summary historical financial data, based on continuing operations, for the Company for the five fiscal years ended February 28, 1998 and has been derived from the Company's annual consolidated financial statements. The summary historical financial data should be read in conjunction with the separate consolidated financial statements and notes thereto of Loews Cineplex and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Prospectus. SUCH HISTORICAL DATA DOES NOT GIVE EFFECT TO THE COMBINATION OR INCLUDE HISTORICAL INFORMATION FOR CINEPLEX ODEON. However, related historical financial data for Cineplex Odeon is presented separately.

  The unaudited pro forma combined income statement data give effect (i) to the Combination ("Pro Forma") and (ii) to the Combination, the Equity Offering, the Note Offering, the Plitt Note Repurchase and the issuance of 1,503,219 additional shares of Common Stock to Universal (the "Universal Issuance") for no additional consideration pursuant to the anti-dilution provisions of the Subscription Agreement (the "Transactions" and such adjusted pro forma data is referred to as "Pro Forma, As Adjusted"), in each case as if the relevant Transaction had occurred on March 1, 1997, by combining the results of operations of the Company for the year ended February 28, 1998, with the results of operations of Cineplex Odeon for the year ended December 31, 1997. The unaudited pro forma combined balance sheet data present the combined Pro Forma and Pro Forma, As Adjusted financial position of the Company and Cineplex Odeon at February 28, 1998, assuming that the relevant Transactions had been consummated as of that date. The Combination has been accounted for under the purchase method of accounting.

  The unaudited summary pro forma financial information is not necessarily indicative of the Company's combined financial position or results of operations that actually would have occurred if the Transactions had been consummated on the dates indicated. In addition, they are not intended to be a projection of results of operations that may be attained by the Company in the future. This unaudited summary pro forma financial information should be read in conjunction with detailed unaudited pro forma financial information and the historical financial statements and notes thereto of the Company and Cineplex Odeon included elsewhere in this Prospectus.

  Loews Cineplex has arranged to obtain an independent appraisal of significant assets, liabilities and business operations of Cineplex Odeon. Upon completion of the determination of fair value, the "Excess Purchase Price" will be allocated to specific assets and liabilities of Cineplex Odeon. It is anticipated that there will be reductions in the carrying value associated with certain assets, and alternatively the fair value of certain other assets may exceed carrying value. Accordingly, the final valuation could result in materially different amounts and allocations of Excess Purchase Price from the amounts and allocations presented in the following pro forma information, primarily between goodwill and property, equipment and leaseholds, resulting in corresponding changes in depreciation and amortization amounts. For every million dollars of Excess Purchase Price allocated to fixed assets, depreciation and amortization will increase $25,000 annually (assuming an average 20 year service life for fixed assets). Based on preliminary estimates of fair value related to certain assets, additional "Excess Purchase Price" of between $100 million and $150 million could result at the conclusion of the valuation. See "Risk Factors," "Unaudited Pro Forma Financial Information" and "Cautionary Statement Concerning Forward-Looking Statements."

Loews Cineplex

                                                                                             UNAUDITED
                                                                                             PRO FORMA
                                                 ACTUAL                                      YEAR ENDED
                                     YEAR ENDED FEBRUARY 28 OR 29,                     FEBRUARY 28, 1998 (1)
                         ----------------------------------------------------------  -----------------------------
                                                                                                    PRO FORMA, AS
                            1994        1995        1996        1997        1998      PRO FORMA     ADJUSTED(2)(3)
                         ----------  ----------  ----------  ----------  ----------  -----------    --------------
                                   (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND PER SHARE DATA)
OPERATING DATA:
INCOME STATEMENT DATA:
Admissions revenues....  $  244,864  $  255,392  $  264,585  $  273,498  $  296,933  $   688,195     $   688,195
Concessions revenues...      75,355      79,287      84,358      90,643     104,009      248,671         248,671
Other revenues.........       8,800       8,656      10,153      11,204      12,568       38,956          38,956
                         ----------  ----------  ----------  ----------  ----------  -----------     -----------
                            329,019     343,335     359,096     375,345     413,510      975,822         975,822
                         ----------  ----------  ----------  ----------  ----------  -----------     -----------
Theatre operations and
 other expenses
 (including concession
 costs)................     259,173     268,236     277,375     282,480     307,568      771,670         771,670
General and
 administrative........      17,449      18,753      20,282      21,447      28,917       59,230          59,230
Depreciation and
 amortization..........      37,873      38,572      41,273      44,576      52,307      104,801         105,351
Loss on sale/disposals
 of theatres...........       3,491      13,420       7,249       9,951       7,787       13,683          13,683
Interest expense.......       9,865      10,613      15,376      14,776      14,319       50,350          42,450
Income tax
 expense/(benefit).....       4,662      (1,337)        309       2,295       2,751        1,331           1,331
                         ----------  ----------  ----------  ----------  ----------  -----------     -----------
Net income (loss)......  $   (3,494) $   (4,922) $   (2,768) $     (180) $     (139) $   (25,243)    $   (17,893)
                         ==========  ==========  ==========  ==========  ==========  ===========     ===========
Earnings (loss) per
 common share (4):
 basic.................  $    (0.17) $    (0.24) $    (0.14) $    (0.01) $    (0.01) $     (0.56)    $     (0.32)
 diluted...............  $    (0.17) $    (0.24) $    (0.14) $    (0.01) $    (0.01) $     (0.52)    $     (0.30)
Weighted average shares
 and equivalent
 outstanding (4):
 basic.................  20,472,807  20,472,807  20,472,807  20,472,807  20,472,807   45,249,819      56,753,038
 diluted...............  20,472,807  20,472,807  20,472,807  20,472,807  20,924,890   48,965,233      60,468,452
BALANCE SHEET DATA (AT
 PERIOD END):
Property, equipment and
 leaseholds............  $  566,043  $  605,982  $  602,435  $  613,692  $  609,152  $ 1,176,583     $ 1,176,583
Total assets...........  $  675,667  $  723,108  $  715,810  $  721,372  $  728,551  $ 1,579,669     $ 1,585,169
Total long-term
 obligations (including
 debt and capital
 leases)...............  $  297,474  $  347,783  $  333,268  $  339,206  $  336,526  $   724,771     $   617,692
Total liabilities......  $  343,147  $  395,510  $  390,980  $  396,722  $  404,040  $   984,918     $   858,418
Stockholders' equity...  $  332,520  $  327,598  $  324,830  $  324,650  $  324,511  $   594,751     $   726,751
CASH FLOW STATEMENT
 DATA:
 Cash flow provided by
  operating
  activities...........  $   55,150  $   36,188  $   46,326  $   47,976  $   64,185          N/A(5)          N/A(5)

--------
(1) The excess of the purchase price over the historical net book value of the net assets of Cineplex Odeon and the allocation of such excess has not yet been determined.
(2) Pro forma adjustments assume the repurchase of 100% of the outstanding Plitt Notes at a price of 109.71%. The New Notes are assumed to bear interest at a rate of 8.5% per annum. The Equity Offering of 10 million shares assumes a price per share of $14.25.
(3) If the Note Offering is not consummated, depreciation and amortization, interest expense, net income (loss) and total assets would have been $104,801, $40,450, $(15,343) and $1,579,669, respectively. See "Unaudited
    Pro Forma Financial Information."
(4) Restated in all periods presented to reflect impact of a stock dividend declared on February 5, 1998.
(5) Due to the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the unaudited pro forma adjustments, cash flow from operations are not presented in the unaudited pro forma data.

 Cineplex Odeon

  The following table sets forth summary historical financial data, based on continuing operations, for Cineplex Odeon for the five fiscal years ended December 31, 1997 and has been derived from Cineplex Odeon's annual consolidated financial statements and notes related thereto. The summary historical financial data should be read in conjunction with the separate consolidated financial statements and notes thereto of Cineplex Odeon and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cineplex Odeon," which are included elsewhere in this Prospectus. Cineplex Odeon's historical financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") in Canada, which, except as described in footnote 17 to Cineplex Odeon's historical financial statements, conform in all material respects with accounting principles generally accepted in the United States.

                                       ACTUAL YEAR ENDED DECEMBER 31,
                         ---------------------------------------------------------------
                            1993         1994         1995         1996         1997
                         -----------  -----------  -----------  -----------  -----------
                                (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND
                                               PER SHARE DATA)
INCOME STATEMENT DATA:
Admissions revenues..... $   388,944  $   384,558  $   365,220  $   358,973  $   399,171
Concessions revenues....     138,387      133,850      126,319      126,636      147,892
Other revenues..........      18,899       22,704       21,611       24,083       26,714
                         -----------  -----------  -----------  -----------  -----------
                             546,230      541,112      513,150      509,692      573,777
                         -----------  -----------  -----------  -----------  -----------
Theatre operations and
 other expenses
 (including concession
 costs).................     459,759      459,258      440,747      440,685      491,443
General and
 administrative.........      15,494       16,229       17,575       18,192       20,313
Depreciation and
 amortization...........      41,577       40,859       42,621       43,648       45,715
Other expenses
 (income)...............      (1,267)       2,900        2,862        1,377       43,401
Interest on long-term
 debt...................      28,033       33,641       40,983       35,482       33,900
Income taxes............       1,665        2,398        1,269        1,390        1,072
                         -----------  -----------  -----------  -----------  -----------
Net income (loss)....... $       969  $   (14,173) $   (32,907) $   (31,082) $   (62,067)
                         ===========  ===========  ===========  ===========  ===========
Earnings (loss) per
 common share:
 basic.................. $      0.01  $     (0.13) $     (0.29) $     (0.19) $     (0.35)
 diluted................ $      0.01  $     (0.13) $     (0.29) $     (0.19) $     (0.35)
Weighted average shares
 outstanding and
 equivalent outstanding:
 basic.................. 106,730,000  110,175,000  114,764,000  163,473,000  176,795,000
 diluted................ 115,181,000  118,245,000  122,616,000  176,107,000  191,304,000
BALANCE SHEET DATA (AT
 PERIOD END):
Property, equipment and
 leaseholds............. $   619,309  $   614,741  $   583,442  $   579,841  $   567,431
Total assets............ $   697,105  $   688,693  $   649,643  $   644,171  $   635,475
Long-term obligations
 (including debt)....... $   344,967  $   390,752  $   393,556  $   335,447  $   344,634
Total liabilities....... $   496,718  $   492,518  $   483,651  $   425,591  $   484,293
Shareholders' equity.... $   200,387  $   196,175  $   165,992  $   218,580  $   151,182
CASH FLOW STATEMENT
 DATA:
Cash flow provided by
 operating activities... $    38,674  $    31,435  $     3,522  $    12,416  $    30,780

                       HISTORICAL AND UNAUDITED PRO FORMA
                       COMBINED KEY OPERATING STATISTICS

 Loews Cineplex

  The table below sets forth key operating statistics for Loews Cineplex on an actual basis and on a pro forma combined basis giving effect to the Combination. In order to arrive at a more meaningful presentation of financial operating data related to the productivity and performance of Loews Cineplex, and, except as otherwise noted, all amounts below include 100% of the operating results of the U.S. Partnerships, although Loews Cineplex has only a 50% interest in each of the U.S. Partnerships. This information does not include any potential benefit that may be realized from anticipated operating efficiencies and cost savings as a result of the Combination. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No measure is more meaningful than another, and management uses these measures collectively to assess Loews Cineplex's operating performance.

                                                                                        UNAUDITED
                                                                                        PRO FORMA
                                                  ACTUAL                               YEAR ENDED
                                      YEAR ENDED FEBRUARY 28 OR 29,                   FEBRUARY 28,
                          ----------------------------------------------------------  -----------------
                             1994        1995        1996        1997        1998        1998(1)
                          ----------  ----------  ----------  ----------  ----------  -----------------
                             (IN THOUSANDS, EXCEPT SCREEN, LOCATION, PER PATRON AND MARGIN DATA)
OPERATING DATA:
Screens operated at
 period end.............         981       1,030         950         959       1,035         2,667
Locations operated at
 period end.............         182         180         154         143         139           432
Screens per location....         5.4         5.7         6.2         6.7         7.4           6.2
Attendance..............      52,113      52,656      53,544      53,133      58,387       143,266
Total revenues..........  $  360,828  $  377,171  $  400,412  $  421,613  $  480,437   $ 1,042,749
Revenues per screen(2)..  $   367.82  $   366.19  $   421.49  $   439.64  $   464.19   $    390.98
Revenues per
 location(2)............  $ 1,982.57  $ 2,095.39  $ 2,600.08  $ 2,948.34  $ 3,456.38   $  2,413.77
EBITDA(3)...............  $   48,906  $   42,926  $   54,190  $   61,467  $   69,238   $   131,239
Total EBITDA(4).........  $   57,982  $   62,540  $   68,177  $   78,273  $   86,643   $   154,540
Partners' share of Total
 EBITDA.................  $    3,677  $    4,287  $    4,800  $    4,853  $    6,339   $     6,339
Attributable EBITDA(4)
 .......................  $   54,305  $   58,253  $   63,377  $   73,420  $   80,304   $   148,201
Total EBITDA per
 screen(2)..............  $    59.10  $    60.72  $    71.77  $    81.62  $    83.71   $     57.95
Total EBITDA per
 location(2)............  $   318.58  $   347.44  $   442.71  $   547.36  $   623.33   $    357.73
Total EBITDA per
 patron(2)..............  $     1.11  $     1.19  $     1.27  $     1.47  $     1.48   $      1.08
Concessions revenue per
 patron.................  $     1.63  $     1.70  $     1.82  $     1.98  $     2.14   $      1.88
Concessions margin......        80.8%       80.9%       80.9%       82.8%       84.5%         82.4%
Admissions revenue per
 patron.................  $     5.16  $     5.34  $     5.52  $     5.79  $     5.91   $      5.14
CASH FLOW STATEMENT
 DATA(5):
Net cash provided by
 operating activities...  $   55,150  $   36,188  $   46,326  $   47,976  $   64,185           N/A(6)
Net cash used in
 investing activities...  $  (32,098) $  (82,486) $  (34,690) $  (53,254) $  (51,439)          N/A(6)
Net cash (used)/provided
 by financing
 activities.............  $  (23,022) $   46,359  $  (14,005) $    5,048  $   (5,842)          N/A(6)

--------
(1) The information presented is derived from unaudited pro forma information which is presented elsewhere in this Prospectus. See "Unaudited Pro Forma Financial Information."
(2) All per screen, location and patron ratios are calculated based upon screens and locations as of period end and include the U.S. Partnerships.
(3) EBITDA consists of earnings before interest, income taxes, depreciation and amortization including equity earnings from investments in the U.S. Partnerships. EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP), as a measure of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP), as a measure of the Company's liquidity. EBITDA measures the amount of cash that a company has available for investment or other uses and is used by the Company as a measure of its performance. The Company believes that EBITDA is an important measure, in addition to cash flow from operations and Total EBITDA, in viewing its overall liquidity and borrowing capacity.
(4) Total EBITDA consists of EBITDA plus loss on sale/disposals of theatres and 100% of the operating results of the U.S. Partnerships. Total EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP), as a measure of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP), as a measure of the Company's liquidity. Total EBITDA measures the amount of cash that a company has available for investment or other uses and is used by the Company as a measure of its performance. The Company believes that Total EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing its overall liquidity and borrowing capacity. A reconciliation of EBITDA to Total EBITDA and Attributable EBITDA follows (in thousands):

Loews Cineplex

                                          ACTUAL
                                        YEAR ENDED                    UNAUDITED
                                    FEBRUARY 28 OR 29,                PRO FORMA
                          ---------------------------------------    YEAR ENDED
                           1994    1995    1996    1997    1998   FEBRUARY 28, 1998
                          ------- ------- ------- ------- ------- -----------------
EBITDA..................  $48,906 $42,926 $54,190 $61,467 $69,238     $131,239
Add: Loss on
 sale/disposals of
 theatres...............    3,491  13,420   7,249   9,951   7,787       13,683
                          ------- ------- ------- ------- -------     --------
Modified EBITDA,
 including equity
 earnings...............   52,397  56,346  61,439  71,418  77,025      144,922
Less: Equity
 earnings/other, already
 included in EBITDA.....    1,769   2,380   2,862   2,851   3,060        3,060
Add: EBITDA from U.S.
 Partnerships...........    7,354   8,574   9,600   9,706  12,678       12,678
                          ------- ------- ------- ------- -------     --------
Total EBITDA............   57,982  62,540  68,177  78,273  86,643      154,540
Less: Partners' share of
 Total EBITDA...........    3,677   4,287   4,800   4,853   6,339        6,339
                          ------- ------- ------- ------- -------     --------
Attributable EBITDA.....  $54,305 $58,253 $63,377 $73,420 $80,304     $148,201
                          ======= ======= ======= ======= =======     ========

(5) Cash flow statement data include cash flows from long term investments in the U.S. Partnerships to the extent of the Company's equity interest.
(6) Due to the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the unaudited pro forma adjustments, cash flow from operating, investing and financing activities are not presented in the unaudited pro forma data.

 Cineplex Odeon

  The table below sets forth key operating statistics, based on continuing operations, for Cineplex Odeon as of, and for, each of the periods indicated. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No measure is more meaningful than another, and management uses these measures collectively to assess Cineplex Odeon's operating performance.

                                       YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------
                            1993       1994       1995       1996       1997
                          ---------  ---------  ---------  ---------  ---------
                               (IN THOUSANDS, EXCEPT SCREEN, LOCATION,
                                     PER PATRON AND MARGIN DATA)
OPERATING DATA:
Screens operated at
 period end.............      1,622      1,638      1,512      1,549      1,729
Locations operated at
 period end.............        363        360        325        316        315
Screens per location....        4.5        4.6        4.7        4.9        5.5
Attendance..............     88,225     86,082     81,203     78,356     87,321
Total revenues..........  $ 546,230  $ 541,112  $ 513,150  $ 509,692  $ 573,777
Revenues per screen(1)..  $  336.76  $  330.35  $  339.38  $  329.05  $  331.85
Revenues per
 location(1)............  $1,504.77  $1,503.09  $1,578.92  $1,612.95  $1,812.51
EBITDA(2)...............  $  72,244  $  62,725  $  51,966  $  49,438  $  18,620
Modified EBITDA(3)......  $  70,977  $  65,625  $  54,828  $  50,815  $  62,021
Modified EBITDA per
 screen(1)..............  $   43.76  $   40.06  $   36.26  $   32.81  $   35.87
Modified EBITDA per
 location(1)............  $  195.53  $  182.29  $  168.70  $  160.81  $  196.89
Modified EBITDA per
 patron(1)..............  $    0.80  $    0.76  $    0.68  $    0.65  $    0.71
Concessions revenue per
 patron(4)..............  $    1.57  $    1.55  $    1.56  $    1.62  $    1.69
Concessions margin......       85.9%      83.8%      82.6%      82.3%      80.6%
Admissions revenue per
 patron(4)..............  $    4.41  $    4.47  $    4.50  $    4.58  $    4.57
CASH FLOW STATEMENT
 DATA:
Cash provided by (used
 for) operating
 activities.............  $  38,674  $  31,435  $   3,522  $  12,416  $  30,780
Cash used for investment
 activities.............  $  (7,264) $ (41,049) $  (7,714) $ (35,961) $ (58,697)
Cash provided by (used
 for) financing
 activities.............  $ (30,445) $   9,897  $   4,245  $  24,659  $  28,704

--------
(1) All per screen, location and patron ratios are calculated as of period end and include screens and locations in which Cineplex Odeon has a partnership interest. Revenues, EBITDA and Modified EBITDA, however, reflect only Cineplex Odeon's proportionate share of the revenues, EBITDA and Modified EBITDA of such partnerships, equal to the respective percentage ownership interests of Cineplex Odeon in such partnerships.
(2) EBITDA consists of earnings before interest, taxes, depreciation and amortization. EBITDA should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP) , as a measure of Cineplex Odeon's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's liquidity. EBITDA measures the amount of cash that a company has available for investment or other uses and was used by Cineplex Odeon as a measure of its performance. Cineplex Odeon believes that EBITDA is an important measure, in addition to cash flow from operations and Modified EBITDA, in viewing its overall liquidity and borrowing capacity. EBITDA measures the amount of cash that a company has available for investment or other uses and is used by the Cineplex Odeon as a measure of its performance.
(3) Modified EBITDA is EBITDA after eliminating the impact of other expenses (income). Modified EBITDA should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's liquidity. Modified EBITDA measures the amount of cash that a company has available for investment or other uses and was used by Cineplex Odeon as a measure of its performance. Cineplex Odeon believes that Modified EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing its overall liquidity and borrowing capacity. A reconciliation of EBITDA to Modified EBITDA follows:

                                               YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                        1993     1994    1995    1996    1997
                                       -------  ------- ------- ------- -------
                                                   (IN THOUSANDS)
EBITDA ............................... $72,244  $62,725 $51,966 $49,438 $18,620
Other expenses (income)...............  (1,267)   2,900   2,862   1,377  43,401*
                                       -------  ------- ------- ------- -------
Modified EBITDA....................... $70,977  $65,625 $54,828 $50,815 $62,021
                                       =======  ======= ======= ======= =======

 * Includes $37.5 million representing unusual and nonrecurring loss on Cineplex Odeon theatres to be closed as part of the contractual obligations related to the Combination. This charge was recorded in the fourth quarter of 1997.

(4) Admissions and concessions revenue per patron is affected by the fact that, during the periods reflected, a significant portion of Cineplex Odeon's revenues was generated in Canadian dollars and for purposes of financial reporting has been converted to U.S. dollars.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors before purchasing the Common Stock offered hereby. This Prospectus contains forward looking statements. These statements are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. See "Cautionary Statement Concerning Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HISTORICAL NET LOSSES

  Each of the Company and Cineplex Odeon reported net losses during the three fiscal years ended December 31, 1997, in the case of Cineplex Odeon, and February 28, 1998, in the case of the Company, although each company had positive cash flow from operations during such periods. Historically, the respective companies used such cash flow to fund, among other things, investments in theatre facilities and to service outstanding debt. Among the principal assumptions made by Loews Cineplex in analyzing the Combination were that (i) the cash flow of Loews Cineplex would increase compared to the separate results of Cineplex Odeon and Loews Theatres due to certain cost savings and revenue enhancements anticipated to result from the Combination,
(ii) the Company would achieve such cost savings and revenue enhancements through, among other things, the reduction of certain overhead expenses of the two companies and (iii) the Company would benefit from the complementary skills and expertise of the respective managements of Loews Theatres and Cineplex Odeon. There can be no assurance, however, as to the amount of cash flow that will be generated by the Company and available to fund expansion projects and service debt of the Company or that the other assumed benefits of the Combination will be realized. In addition, there can be no assurance that the Company will not continue to have net losses. Moreover, under U.S. GAAP, the accounting for the Combination follows the purchase method of accounting. The valuations and other studies required to determine the amount of goodwill and other intangibles arising from the Combination ("Excess Purchase Price") have not yet been performed. Accordingly, the final valuation could result in a materially different amount of Excess Purchase Price and a materially different allocation of the purchase price among the purchased assets from the amounts and allocations presented in the pro forma financial statements included elsewhere herein. The final valuation, and the allocations and amortization of goodwill resulting therefrom, could materially affect reported results. See "Unaudited Pro Forma Financial Information."

RISKS OF INTEGRATION

  The Combination involves the integration of two theatre circuits that previously operated independently. No assurance can be given that Loews Cineplex will be able to integrate the respective operations of the Loews Theatres and Cineplex Odeon theatre circuits without encountering difficulties or experiencing the loss of key personnel or that the benefits expected from such integration will be realized. The integration of two theatre circuits across geographically dispersed operations can create the risk of interruption of, or loss of momentum in, the activities of Loews Cineplex's operations, which could have an adverse effect on Loews Cineplex's business and financial condition. Furthermore, there can be no certainty that the Combination will not adversely affect the relationships with key suppliers of either Cineplex Odeon or Loews Theatres, which also could have an adverse effect on Loews Cineplex's business and financial condition.

DEPENDENCE UPON MOTION PICTURE PRODUCTION AND PERFORMANCE; SEASONALITY

  The ability of the Company to operate successfully depends upon a number of factors, the most important of which is the availability of suitable motion pictures for exhibition in its theatres and the commercial success of such motion pictures in its markets. Accordingly, the ultimate success of the Company's operations depends on, among other things, the quality, quantity, availability and acceptance by movie-goers of the films available for commercial exhibition. Any disruption in the production or distribution of motion pictures and/or poor performance of motion pictures could have a material adverse effect on the Company's business and financial condition. In addition, theatre admission and concession revenues are subject to seasonal fluctuations that affect all motion picture exhibitors. These fluctuations result principally from the distribution practices of the major motion picture studios which have historically concentrated on the release of a disproportionately large number of motion pictures during the summer and holiday seasons. This practice has in the past resulted, and may in the future be expected to result, in variations in the Company's results from period to period during a fiscal year.

DEBT LEVEL

  At February 28, 1998, on a pro forma basis giving effect only to the Combination, the Company's total long-term debt (including capital leases) would have been approximately $686 million (representing approximately 53.6% of total capitalization) and, after giving effect to the Transactions, would have been approximately $579 million (representing approximately 44.4% of total capitalization). The Company's debt level may have an adverse effect on the operations of the Company including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, expansion, general corporate or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest and principal; (iii) the Company may be more highly leveraged than certain other motion picture exhibitors, which may place it at a competitive disadvantage; and (iv) the Company's degree of leverage may make it more vulnerable to a downturn in its business or the economy. See "Description of Certain Indebtedness."

EQUITY OFFERING NOT CONDITIONED ON NOTE OFFERING

  The Equity Offering is not conditioned on the closing of the Note Offering. Accordingly, the Equity Offering and the Plitt Note Repurchase may be completed without the Note Offering. If the Note Offering is not consummated, the Company will be required to borrow funds under the Bank Credit Facilities to consummate the At-the-Market Offer, which would reduce the Company's ability to borrow for other purposes (including for acquisitions, theatre construction and renovation and funding of the Company's North American and international expansion plans).

COMPETITION

  The entertainment business generally, and the theatrical motion picture exhibition business in particular, are highly competitive. The Company's operations are subject to varying degrees of competition with other theatre circuits with respect to, among other things, licensing films, attracting patrons, obtaining new theatre sites and acquiring theatre circuits. In addition, the Company's theatres face competition from alternative motion picture exhibition delivery systems, including video cassette, laser disk and digital video disk sales and rentals, satellite television, pay-per-view, pay television, other basic cable television services, broadcast network and syndicated television, the world-wide web and the Internet and other media. There can be no assurance that these alternative media and other forms of home entertainment that may become available in the future will not materially adversely affect the business or financial condition of the Company. The Company will also face competition from other forms of entertainment which compete for the public's leisure time and disposable income.

UNCERTAINTIES RELATING TO FUTURE EXPANSION PLANS

  Historically, both Loews Theatres and Cineplex Odeon greatly expanded their operations through existing theatre acquisitions and developing new theatres. The Company intends to continue to pursue a strategy of expansion involving the development of new theatres, including in foreign markets, and acquisitions of existing theatres and theatre circuits. Acquisitions generally would be made to enter into a new area or to expand the Company's presence in an existing area. There is significant competition for potential site locations and existing theatre and theatre circuit acquisition and expansion opportunities. There can be no assurance that the Company will be able to develop and/or acquire suitable theatres in the future or that its expansion strategy will result in improvements to its business, financial condition or profitability. Furthermore, the Company's expansion program may require funds in addition to internally generated funds and funds provided by the Equity Offering, the Note Offering and the Bank Credit Facilities. Although the Company believes that internally generated funds and the funds provided by the net proceeds of the Equity Offering and borrowings under the Bank Credit Facilities would be adequate to pay the Total Plitt Note Consideration and fund the Company's capital and expansion plans for the foreseeable future, even without the proceeds of the Note Offering, there can be no assurances that the Company will not have additional financing requirements in the future or sources of such funds will be available to the Company on acceptable terms.

  Development of new movie theatres from concept through construction to opening is a form of commercial real estate development and is subject to many of the same risks as commercial real estate development. Loews Cineplex selectively screens potential development properties to locate new theatres in areas where attendance levels are expected to be sufficient to provide the Company with a reasonable return on its investment. Unanticipated costs may be incurred throughout the development process due to changes in design and/or increases in building material and construction labor costs. In most areas in which the Company is likely to develop new theatre facilities or expand existing facilities, the development and construction of theatres are subject to state and local planning, zoning and construction regulations, and the Company may have to obtain approvals and/or permits from planning and zoning boards and construction officials. In addition, local residents may oppose the building of a new theatre due to their perception of its impact on the community. If design or construction costs increase beyond anticipated levels, or necessary local approvals or permits are delayed, denied or challenged, the Company might be unable to pursue or complete certain development projects or the development costs may be significantly increased.

RISK OF FOREIGN OPERATIONS

  Foreign operations are generally subject to various risks that are not present, or not present to the same extent, in domestic operations, including without limitation restrictions on repatriation of funds, unexpected changes in tariffs and other trade barriers, difficulties in staffing and managing foreign operations, changes in foreign government regulations, inflation, fluctuations in interest rates and currency exchange rates, price, wage and exchange controls, labor disputes, reduced protection for intellectual property rights in some countries, licensing requirements, seasonal reductions in business activity, potentially adverse tax consequences and civil disturbances and uncertain political and economic environments as well as risks of war and other risks that may limit or disrupt motion picture exhibition and markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's anticipated future operations in foreign markets and, consequently, on the Company's business and results of operations. Loews Cineplex's management has only limited experience in conducting the motion picture exhibition business in international markets and, accordingly, there can be no assurance that the Company's future operations in foreign markets will be successful.

CONTROL BY SIGNIFICANT STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS; POTENTIAL CONFLICTS OF INTEREST

  The Company is controlled by SPE, Universal and the Claridge Group, who own, respectively, 51.1% (49.9% of the voting Common Stock), 26.0% (26.6% of the voting Common Stock) and 9.6% (9.8% of the voting Common Stock) of the capital stock of Loews Cineplex. The Stockholders in the aggregate own approximately 86.7% of the outstanding Loews Cineplex Stock (approximately 71.7% after giving effect to the Equity Offering) and have agreed to vote their respective Common Stock in connection with the election of Loews Cineplex directors and certain other matters in accordance with the terms of the Stockholders Agreement (as defined herein). As a result, the Stockholders will have the effective ability to control the management and operations of the Company. All of the directors of Loews Cineplex have been, and will continue to be, designated by SPE, Universal or the Claridge Group, other than (i) Independent Directors (as hereinafter defined) and (ii) the directors who are the two most senior executives of the Company (the "Management Directors"). Pursuant to the terms of the Amended and Restated Stockholders Agreement dated as of September 30, 1997 by and among the Company, SPE, Universal and the Claridge Group (the "Stockholders Agreement"), certain actions by the Company will require the prior consent of SPE and Universal including, without limitation, the payment of cash dividends on the Common Stock in excess of certain amounts and mergers and other business combinations involving the Company and third parties. See "The Stockholders Agreement."

  Pursuant to the terms of the Subscription Agreement, Universal has the right to receive additional shares of Common Stock in respect of the shares of Common Stock it purchased pursuant to the Subscription Agreement for no additional consideration if the Company issues additional shares of Common Stock under certain circumstances for less than $19.0891 per share, subject to adjustment as set forth therein. These anti-dilution rights only apply to the first $100 million of additional issuances. If the shares offered hereby in the Equity Offering were sold by the Company for $14.25 per share (the closing price of the Common Stock on the NYSE on June 12, 1998), the Company would be obligated to issue an additional 1,503,219 shares of Common Stock to Universal for no additional consideration. After giving effect to such issuance, and to the consummation of the Equity Offering, Universal would own 23.3% and 95.2% of the outstanding Common Stock and the non-voting shares of Common Stock, respectively. See "Certain Relationships and Related Transactions." Such issuance of Common Stock to Universal for no additional consideration will be dilutive to shareholders of the Company. See "Dilution." In addition, SPE and Universal are entitled, under certain circumstances, to purchase additional shares of Common Stock to maintain their relative ownership interests in the Company upon the issuance by the Company of additional shares of capital stock. These rights do not apply with respect to the Equity Offering. See "The Stockholders Agreement--Equity Purchase Rights."

  In addition, certain executives or affiliates of the Company have interests that may be in conflict with the interests of the Company's stockholders. See "Certain Relationships and Related Transactions."

  The Company's Amended and Restated Certificate of Incorporation (the Company's "Charter") provides, among other things, that a merger or consolidation in which the Company is a constituent corporation, and any sale or other disposition of all or substantially all of the assets of the Company, generally will require the affirmative vote of the holders of at least 80% of the outstanding Common Stock if SPE or Universal then beneficially owns a minimum amount of the Company's equity securities (which percentage shall be reduced to 66 2/3% if such transaction is approved by at least 14 members of the Company's Board of Directors). As a result, so long as any stockholder or combination of stockholders owns more than 20% of the outstanding Common Stock, it or they may prevent efforts to obtain control of the Company and therefore deprive the other stockholders of the Company of opportunities to sell Common Stock at prices higher than those prevailing in the market. The Company's Charter also contains other provisions that may have an anti-takeover effect, including provisions relating to the ability of holders of Loews Cineplex capital stock to call meetings of stockholders or to remove members of the Company's Board of Directors, to take action by written consent or to adopt, repeal or amend the Company's By-laws or any provisions of the Company's Charter. See "The Stockholders Agreement" and "Description of Capital Stock."

  SPE and certain of its affiliates, and Universal and certain of its affiliates, currently produce and distribute motion pictures and license them to, among others, Loews Cineplex. While the management of Loews Cineplex anticipates that it will conduct business with SPE and Universal on terms no less favorable to Loews Cineplex than if such relationships were at arm's-length, SPE and Universal are major stockholders of the Company, and the interests of SPE and its affiliates and Universal and its affiliates may conflict from time to time with the interest of the Company. An affiliate of Universal operates a theatre circuit that competes with the Company's international operations. In addition, businesses conducted by SPE or Universal, or by their affiliates, may compete with the business of the Company in the future.

  In addition, certain executives or affiliates of the Company have interests that may be in conflict with the interests of the Company's stockholders. See "Certain Relationships and Related Transactions."

GOVERNMENTAL REGULATION

  In the United States, the distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The most significant of these cases is U.S. v. Paramount Pictures Inc., et al., which was affirmed by the U.S. Supreme Court in 1950. The consent decrees resulting from the Paramount case bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors on a film-by-film and theatre-by-theatre basis. Consequently, the Company is unable to assure itself of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for its licenses on a film-by-film and theatre-by-theatre basis. See "Business--Legal Proceedings."

  The Americans with Disabilities Act (the "ADA") and certain state statutes and local ordinances, among other things, require that places of public accommodation, including theatres (both existing and newly constructed), be accessible to, and that assistive listening devices be available for use by, patrons with disabilities. The ADA may require that certain modifications be made to existing theatres in order to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed to permit persons with disabilities full use of a theatre and its facilities and reasonable access to work stations. Loews Cineplex has established a program to review and evaluate its U.S. theatres and to make changes that may be required by law. Although Loews Cineplex believes that the cost of complying with the ADA will not have a material adverse effect on its financial condition, the Company is unable to predict the extent to which the ADA or any future laws or regulations regarding the needs of the disabled will impact the Company. See "Business--Legal Proceedings."

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

  On June 12, 1998, the Company had outstanding 44,099,098 shares of Common Stock and 1,286,486 shares of non-voting capital stock that are convertible into Common Stock under certain circumstances. Of these, approximately 6,146,607 shares of Common Stock are freely transferable by persons other than affiliates of Loews Cineplex without restriction or further registration under the Securities Act. Upon consummation of the Equity Offering, the Stockholders will own 40,655,582 shares of Common Stock and all of the outstanding Loews Cineplex non-voting capital stock and will generally be eligible for sale without registration under the U.S. Securities Act in accordance with Rule 144 promulgated thereunder and in private offerings, subject to certain limitations and restrictions set forth in the Stockholders Agreement. In addition, pursuant to the Stockholders Agreement, the Stockholders have certain rights to "demand" Loews Cineplex to register their securities for sale under the Securities Act and/or file a prospectus under Canadian provincial securities laws and, in the event that the Company proposes to register any Common Stock under the U.S. Securities Act and/or file a prospectus under Canadian provincial securities laws, to include their securities in such registrations and/or prospectus, subject to certain limitations and exceptions. See "The Stockholders Agreement." Sales of Common Stock by the Stockholders, or the perception that such sales could occur, could adversely affect prevailing market prices for Common Stock and the ability of Loews Cineplex to raise capital by issuing its equity securities. See "Shares Eligible for Future Sale."

  Pursuant to the terms of the Stockholders Agreement, SPE and Universal have the right, under certain circumstances, to purchase additional shares of Common Stock to maintain their relative ownership interests in the Company upon the issuance by the Company of additional shares of capital stock. See "The Stockholders Agreement." In addition, pursuant to the terms of the Subscription Agreement, Universal has the right to receive additional shares of Common Stock in respect of the Common Stock it has purchased pursuant to the Subscription Agreement for no additional consideration, if the Company issues additional shares of Common Stock to any person other than Universal and its affiliates following the closing of the Combination under certain circumstances for less than $19.0891 per share, subject to adjustment as set forth therein. The effect of SPE's and Universal's equity purchase rights and of Universal's anti-dilution protection described above may be to dilute the ownership interests of the stockholders of Loews Cineplex. See "Dilution" and "Certain Relationships and Related Transactions."

POTENTIAL VOLATILITY OF STOCK PRICE

  Prior to the closing of the Combination on May 14, 1998, there was no public market for the Common Stock. Average daily trading volume for the Common Stock as reported on the NYSE for the first quarter of 1998 was 69,650 shares. Despite the increase in the number of shares of Common Stock to be publicly held as a result of the Equity Offering, there is no assurance a more active trading market will develop. In addition, the market price of Common Stock could be subject to wide fluctuations in response to variations in Loews Cineplex's quarterly results (see "--Dependence upon Motion Picture Production and Performance; Seasonality" above), announcements of technological innovations or the development of new products with respect to motion picture exhibition delivery systems by Loews Cineplex and its competitors, changes in film licensing prices or other terms by the major motion picture studios and distributors, general changes in the economies of the United States or Canada, changes in earnings estimates by securities analysts, or other events or factors. In addition, the U.S. and Canadian stock markets have experienced extreme price and volume fluctuations that have affected the market prices of companies that have often been unrelated to the operating performance of such companies. These specific factors relating to Loews Cineplex and such broad market fluctuations may materially adversely affect the market price of the Common Stock.

RESTRICTIONS IMPOSED BY BANK CREDIT FACILITIES; VARIABLE INTEREST RATES

  The Bank Credit Facilities and the Plitt Indenture (if consent to certain Proposed Amendments is not obtained) impose, and the New Note Indenture will, if the New Notes are issued, impose certain financial and other covenants on Loews Cineplex, including the maintenance of certain financial tests, all as described under the heading "Description of Certain Indebtedness." These covenants could limit the operating flexibility of Loews Cineplex. In addition, the Bank Credit Facilities prohibit the Company from declaring, paying or making any dividend or distribution on the Common Stock other than dividends or distributions payable in shares of the Company's capital stock, and the Plitt Indenture (if the requisite consents to the Proposed Amendments are not obtained) and the New Note Indenture restrict the declaration or payment of dividends unless certain financial tests are satisfied. A failure to make any required payment under the financing arrangements or to comply with any of the financial or operating covenants included in the financing arrangements would generally result in an event of default thereunder, permitting the lenders to accelerate the maturity of the indebtedness under certain agreements, including, without limitation, the Bank Credit Facilities and to foreclose upon the collateral securing such indebtedness. Under any such circumstances, there can be no assurance that Loews Cineplex would have sufficient assets to satisfy all of such obligations.

  Interest rates payable by Loews Cineplex under the Bank Credit Facilities are variable based on changes in certain market interest rates and the maintenance of certain financial performance ratios. If such interest rates were to rise substantially, the increased interest payments payable by the Company could have an adverse effect on its financial condition.

                          THE CONCURRENT TRANSACTIONS

  The Company is concurrently undertaking the following transactions, none of which is conditioned on any of the others, which are designed to increase stockholders' equity, reduce the Company's debt and interest expense, improve the public float for the Common Stock, increase the Company's access to capital markets and improve the Company's operating and financial flexibility.

  The Equity Offering. Pursuant to the Equity Offering, the Company is offering 10,000,000 shares of its Common Stock.

  The Note Offering. The Company is concurrently offering in the Note Offering $200 million aggregate principal amount of the New Notes in transactions exempt from registration under the Securities Act. The New Notes will be general unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined in the New Note Indenture) of the Company, including indebtedness under the Bank Credit Facilities. Proceeds from the Note Offering are expected to be used to fund the purchase of the Plitt Notes tendered pursuant to the Plitt Note Repurchase. See "Risk Factors--Equity Offering Not Conditioned on Note Offering."

  The Plitt Note Repurchase. As a result of the consummation of the Combination, a "change of control" provision was triggered under the Plitt Indenture. Accordingly, on June 15, 1998 Plitt commenced the Change of Control Offer to purchase any or all of the Plitt Notes for cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest to (but excluding) the date of purchase. Also on June 15, 1998, Plitt commenced the At-the-Market Offer for all outstanding Plitt Notes. Under the terms of the At-the-Market Offer, Plitt will purchase the outstanding Plitt Notes for cash at a purchase price determined by reference to a fixed spread of 62.5 basis points over the yield to maturity of the Reference Security on the Rate Date, plus accrued and unpaid interest to (but excluding) the date of payment. In connection with the At-the-Market Offer, Plitt is also seeking consents to the Proposed Amendments. The purpose of the Proposed Amendments is to eliminate certain restrictive covenants contained in the Plitt Indenture, thereby affording Plitt additional financial and operational flexibility. The At-the-Market Offer is conditioned upon, among other things, the receipt of the requisite consents to adopt the Proposed Amendments. The Change of Control Offer will expire on July 13, 1998, and the At-the-Market Offer will expire at the same time, unless extended. Payment for tendered Plitt Notes is expected to be made on July 14, 1998. Assuming that all of the Plitt Notes are purchased by Plitt pursuant to the At-the-Market Offer and that the yield of the Reference Security on the Rate Date is equal to such yield on June 12, 1998 (6.07%), the Total Plitt Note Consideration would be $219,378,000, plus accrued and unpaid interest.

  The following table sets forth the sources of funds to be used to effect the foregoing transactions and the application of such funds, assuming 10,000,000 shares of Common Stock are sold by the Company in the Equity Offering at an initial offering price of $14.25 per share, which is the closing price per share on June 12, 1998 on the NYSE, consummation of the Note Offering and the repurchase of 100% of the Plitt Notes outstanding. The table below assumes Total Plitt Note Consideration equal to 109.71% of the outstanding principal amount thereof, based on the yield of the Reference Security at June 9, 1998 (dollars in millions):

SOURCES OF FUNDS                          USES OF FUNDS
                             (DOLLARS IN MILLIONS)

Equity Offering (1)..... $143
Note Offering (1)(2)....  200
                         ----
Total................... $343
                         ====

Total Plitt Note Consideration..... $219
Expenses (3).......................   16
Paydown of the Bank Credit Facili-
 ties..............................  108
                                    ----
Total.............................. $343
                                    ====

--------
(1) Before deduction of underwriting discounts and commissions.
(2) If the Note Offering is not consummated, the Company intends to borrow funds under the Bank Credit Facilities in an amount sufficient to pay the Total Plitt Note Consideration, in which case the borrowings under the Bank Credit Facilities would increase from current levels.
(3) Expenses have been estimated and include underwriting discounts and commissions of approximately $10.5 million for the Equity Offering and $5.5 million for the Note Offering.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the 10,000,000 shares of Common Stock in the Equity Offering after deducting the underwriting discounts and estimated expenses of the Equity Offering are estimated to be approximately $132 million ($153 million if the Underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $14.25 per share, which was the closing price on the NYSE on June 12, 1998. The Company intends to use the estimated net proceeds to reduce the outstanding balance on the Bank Credit Facilities, which was $501 million as of June 10, 1998. Amounts repaid under the Bank Credit Facilities may be reborrowed and are available to the Company for the funding of its North American and international expansion plans and for general corporate purposes, subject to satisfaction of certain covenants and financial ratios. Previous borrowings under the Bank Credit Facilities were used (i) to repay $153.9 million of outstanding indebtedness of Cineplex Odeon upon consummation of the Combination, (ii) to fund payments to SPE totaling $394.8 million (comprising repayment of $299.5 million in outstanding indebtedness, a dividend of $80.1 million and $15.2 million in consideration for transferred assets) upon consummation of the Combination, (iii) to pay $1 million in expenses related to the Combination and (iv) to pay approximately $6 million in fees related to the Bank Credit Facilities. Under the Amended and Restated Master Agreement relating to the Combination, payments owed by the Company to SPE are only subject to specified post-closing audit procedures, which have not been completed. The Company estimates that upon completion of the procedures it may be required to pay up to an additional $15 million. Borrowings under the Bank Credit Facilities currently bear interest at the rate of 8.5% per annum based on the administrative agent's base rate. See "Description of Certain Indebtedness--Credit Agreement."

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock has been listed on the NYSE under the symbol "LCP" and on the TSE under the symbol "LCX" since May 15, 1998 (the day following the closing of the Combination). The prices set forth below reflect the high and low sales prices of the Common Stock during the periods indicated, as reported in the consolidated transaction reporting system of the
NYSE:

                      FISCAL YEAR ENDED FEBRUARY 28, 1999

                                                              HIGH      LOW
                                                              ----      ----
First Quarter (from May 15, 1998)............................ $20       $15 3/8
Second Quarter (through June 12, 1998).......................  15 15/16  13 1/4

  On June 12, 1998, the last reported per share sale price of Common Stock as reported by the NYSE was $14.25 per share. There were approximately 1,632 holders of record of the Common Stock as of June 12, 1998.

                                DIVIDEND POLICY

  Since the consummation of the Combination on May 14, 1998, the Company has not paid any dividends on its Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Bank Credit Facilities prohibit the Company from declaring, paying or making any dividend or distribution on the Common Stock other than dividends or distributions payable in shares of the Company's capital stock, and the Plitt Indenture (if the requisite consents to the Proposed Amendments are not obtained) and the New Notes Indenture restrict the declaration or payment of dividends other than dividends on distributions payable in shares of the Company's capital stock unless certain financial tests are satisfied. Whether the Company will pay dividends in the future and the amount thereof will be determined by the Company's Board of Directors and will depend on its future earnings, capital requirements, financial condition and other relevant factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources (after the Consummation of the Combination)" and "Description of Certain Indebtedness." It is expected that all of the earnings, if any, of the Company will be retained to support current operations and to fund acquisitions and development of new theatres in North America and internationally or be used to reduce indebtedness under the Bank Credit Facilities.

                                   DILUTION

  The pro forma net tangible book value (deficit) of the Company as of February 28, 1998, giving effect to the Combination, was approximately $285.9 million, or $6.32 per share of Common Stock. Pro forma net tangible book value (deficit) per share represents an amount equal to the Company's total assets (excluding intangible assets) less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the Equity Offering at an assumed initial public offering price of $14.25 per share (the closing price of the Common Stock on the NYSE on June 12, 1998) and the application by the Company of the estimated net proceeds therefrom, the pro forma net tangible book value (deficit) of the Company at February 28, 1998 would have been approximately $417.9 million, or $7.36 per share of Common Stock. See "Unaudited Pro Forma Financial Information" and "Use of Proceeds." This represents an immediate increase in net tangible book value of $1.04 per share to the existing stockholders and an immediate net tangible book value dilution of $6.89 per share to new investors purchasing shares in the Equity Offering. The following table illustrates this dilution:

   Assumed initial public offering price per share..............        $14.25
     Pro forma net tangible book value (deficit) per share at
      February 28, 1998(1)...................................... $ 6.32
     Increase in net tangible book value per share attributable
      to new investors..........................................   1.04
                                                                 ------
   Pro forma net tangible book value (deficit) per share after
    the Equity Offering.........................................          7.36
                                                                        ------
   Dilution per share to new investors..........................        $ 6.89
                                                                        ======

--------
(1) Gives effect to (i) the issuance of an additional 1,503,219 shares of Common Stock pursuant to the anti-dilution provisions of the Subscription Agreement if the shares offered hereby are sold at the assumed public offering price per share of $14.25 per share and (ii) the issuance of 1,202,486 shares of Common Stock upon automatic conversion of the Company's class A non-voting common stock held by SPE upon consummation of the Equity Offering. See "Certain Relationships and Related Transactions" and "Description of Capital Stock--Common Stock."

  The foregoing computations assume no exercise of stock options after June 9, 1998 or the Underwriters' over-allotment option. As of June 1, 1998, there were outstanding stock options to purchase an aggregate of 3,438,633 shares of Common Stock at an average exercise price of approximately $13.05 per share. If all of the foregoing options had been exercised at June 1, 1998, the pro forma net tangible book value (deficit) per share of Common Stock at such date would have been $6.79 and the pro forma net tangible book value per share after giving effect to the Equity Offering would have been $7.69, representing an immediate dilution to new investors of $6.56 per share and an immediate increase in net tangible book value of $.90 per share attributable to the Equity Offering.

  If the Underwriters' over-allotment option is exercised in full, the increase in net tangible book value per share to existing stockholders will be $1.20 per share and the dilution per share to new stockholders will be $6.73.

  The valuations and other studies, required to determine the fair value of the assets acquired and liabilities assumed in connection with the Combination, have not been performed, and, accordingly, the adjustments reflected in the unaudited pro forma financial information are preliminary and subject to further revisions and adjustments. For purposes of the unaudited pro forma information, the carrying value of the Cineplex Odeon net assets acquired was assumed to approximate fair value. Therefore, the excess of purchase price over the historical net book value of the net assets of Cineplex Odeon has been classified on the pro forma balance sheet as "Excess Purchase Price" and has been excluded from the pro forma net tangible book value in the table above. Every million dollars of Excess Purchase Price allocated to tangible assets will increase tangible net worth per share and decrease dilution per share by $0.02.

                                CAPITALIZATION

  The following table sets forth (i) the consolidated historical capitalization of the Company as of February 28, 1998, (ii) such capitalization as adjusted to give effect to the Combination as if it had been consummated on such date and (iii) such capitalization as adjusted to give effect to the Transactions as if they had been consummated as of that date. The information contained in this table should be read in conjunction with the historical and unaudited pro forma financial information of the Company, together with the related notes thereto, included elsewhere herein.

                                                     FEBRUARY 28, 1998
                                             ----------------------------------
                                                                   PRO FORMA,
                                              ACTUAL  PRO FORMA  AS ADJUSTED(1)
                                             -------- ---------- --------------
                                                   (DOLLARS IN THOUSANDS)
Total Debt
  Affiliate Debt (including current
   portion)................................. $296,333 $      --    $      --
  Bank Credit Facilities....................      --     469,137      362,058
  Plitt Notes (guaranteed by Loews
   Cineplex)................................      --     200,000          --
   % Senior Subordinated Notes due 2008 of
   the Company..............................      --         --       200,000
  Capital lease obligations.................   11,283     17,304       17,304
                                             -------- ----------   ----------
  Total debt................................  307,616    686,441      579,362
                                             -------- ----------   ----------
Stockholders' equity
  Common Stock, $.01 par value, 300,000,000
   shares authorized; 43,963,333 shares
   issued and outstanding Pro Forma and
   56,669,038 shares Pro Forma, As
   Adjusted.................................      193        439          566
  Class A Non-Voting Common Stock, $.01 par
   value,     10,000,000 shares authorized;
   1,202,486 shares issued and outstanding
   Pro Forma and none Pro Forma, As
   Adjusted.................................       12         12          --
  Class B Non-Voting Common Stock, $.01 par
   value, 10,000,000 shares authorized;
   84,000 issued and outstanding for Pro
   Forma and Pro Forma, As Adjusted ........      --           1            1
  Additional paid-in capital................  299,277    594,299      726,184
  Retained earnings.........................   25,029        --           --
                                             -------- ----------   ----------
  Total stockholders' equity................  324,511    594,751      726,751
                                             -------- ----------   ----------
Total capitalization........................ $632,127 $1,281,192   $1,306,113
                                             ======== ==========   ==========

--------
(1) Gives effect to the issuance of 1,503,219 shares of Common Stock upon automatic conversion of the Company's Class A Non-Voting Common Stock held by SPE upon consummation of the Equity Offering. See "Certain
    Relationships and Related Transactions" and "Description of Capital Stock--Common Stock."

       SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL DATA

 Loews Cineplex

  The following table sets forth selected historical financial data, based on continuing operations, for the Company for the five fiscal years ended February 28, 1998 and has been derived from the Company's annual combined consolidated financial statements. The selected historical financial data should be read in conjunction with the separate consolidated financial statements and notes thereto of Loews Cineplex and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Prospectus. SUCH HISTORICAL DATA DO NOT GIVE EFFECT TO THE COMBINATION OR INCLUDE HISTORICAL INFORMATION FOR CINEPLEX ODEON. However, selected historical financial data for Cineplex Odeon are presented following such data.

                                          YEAR ENDED FEBRUARY 28 OR 29,
                         --------------------------------------------------------------------
                             1994          1995          1996          1997          1998
                         ------------  ------------  ------------  ------------  ------------
                           (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND PER SHARE DATA)
OPERATING DATA:
INCOME STATEMENT DATA:
Admissions revenues..... $    244,864  $    255,392  $    264,585  $    273,498  $    296,933
Concessions revenues....       75,355        79,287        84,358        90,643       104,009
Other revenues..........        8,800         8,656        10,153        11,204        12,568
                         ------------  ------------  ------------  ------------  ------------
                              329,019       343,335       359,096       375,345       413,510
                         ------------  ------------  ------------  ------------  ------------
Theatre operations and
 other expenses
 (including concession
 costs).................      259,173       268,236       277,375       282,480       307,568
General and
 administrative.........       17,449        18,753        20,282        21,447        28,917
Depreciation and
 amortization...........       37,873        38,572        41,273        44,576        52,307
Loss on sale/disposals
 of theatres............        3,491        13,420         7,249         9,951         7,787
Interest expense........        9,865        10,613        15,376        14,776        14,319
Income tax
 expense/(benefit)......        4,662        (1,337)          309         2,295         2,751
                         ------------  ------------  ------------  ------------  ------------
Net income (loss)....... $     (3,494) $     (4,922) $     (2,768) $       (180) $       (139)
                         ============  ============  ============  ============  ============
Earnings (loss) per
 common share:
 basic.................. $      (0.17) $      (0.24) $      (0.14) $      (0.01) $      (0.01)
 diluted................ $      (0.17) $      (0.24) $      (0.14) $      (0.01) $      (0.01)
Weighted average shares
 and equivalent
 outstanding (1):
 basic..................   20,472,807    20,472,807    20,472,807    20,472,807    20,472,807
 diluted................   20,472,807    20,472,807    20,472,807    20,472,807    20,924,890
BALANCE SHEET DATA (AT
 PERIOD END):
 Property, equipment and
  leaseholds............ $    566,043  $    605,982  $    602,435  $    613,692  $    609,152
 Total assets........... $    675,667  $    723,108  $    715,810  $    721,372  $    728,551
 Total long-term
  obligations (including
  debt and capital
  leases)............... $    297,474  $    347,783  $    333,268  $    339,206  $    336,526
 Total liabilities...... $    343,147  $    395,510  $    390,980  $    396,722  $    404,040
 Stockholders' equity... $    332,520  $    327,598  $    324,830  $    324,650  $    324,511
CASH FLOW STATEMENT
 DATA:
 Cash flow provided by
  operating activities.. $     55,150  $     36,188  $     46,326  $     47,976  $     64,185

--------
(1) Restated in all periods presented to reflect impact of a stock dividend declared on February 5, 1998.

 Cineplex Odeon

  The following table sets forth selected historical financial data, based on continuing operations, for Cineplex Odeon for the five fiscal years ended December 31, 1997 and has been derived from Cineplex Odeon's annual consolidated financial statements and notes related thereto. The selected historical financial data should be read in conjunction with the separate consolidated financial statements and notes thereto of Cineplex Odeon and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cineplex Odeon," which are included elsewhere in this Prospectus. Cineplex Odeon's historical financial statements are prepared in accordance with GAAP in Canada, which, except as described in footnote 17 to Cineplex Odeon's historical financial statements, conform in all material respects with accounting principles generally accepted in the United States.

                                           YEAR ENDED DECEMBER 31,
                         ---------------------------------------------------------------
                            1993         1994         1995         1996         1997
                         -----------  -----------  -----------  -----------  -----------
                                (IN THOUSANDS, EXCEPT SHARES OUTSTANDING AND
                                               PER SHARE DATA)
INCOME STATEMENT DATA:
Admissions revenues..... $   388,944  $   384,558  $   365,220  $   358,973  $   399,171
Concessions revenues....     138,387      133,850      126,319      126,636      147,892
Other revenues..........      18,899       22,704       21,611       24,083       26,714
                         -----------  -----------  -----------  -----------  -----------
                             546,230      541,112      513,150      509,692      573,777
                         -----------  -----------  -----------  -----------  -----------
Theatre operations and
 other expenses
 (including concession
 costs).................     459,759      459,258      440,747      440,685      491,443
General and
 administrative.........      15,494       16,229       17,575       18,192       20,313
Depreciation and
 amortization...........      41,577       40,859       42,621       43,648       45,715
Other expenses
 (income)...............      (1,267)       2,900        2,862        1,377       43,401
Interest on long-term
 debt...................      28,033       33,641       40,983       35,482       33,900
Income taxes............       1,665        2,398        1,269        1,390        1,072
                         -----------  -----------  -----------  -----------  -----------
Net income (loss)....... $       969  $   (14,173) $   (32,907) $   (31,082) $   (62,067)
                         ===========  ===========  ===========  ===========  ===========
Earnings (loss) per
 common share:
 basic.................. $      0.01  $     (0.13) $     (0.29) $     (0.19) $     (0.35)
 diluted................ $      0.01  $     (0.13) $     (0.29) $     (0.19) $     (0.35)
Weighted average shares
 outstanding and
 equivalent outstanding:
 basic.................. 106,730,000  110,175,000  114,764,000  163,473,000  176,795,000
 diluted................ 115,181,000  118,245,000  122,616,000  176,107,000  191,304,000
BALANCE SHEET DATA (AT
 PERIOD END):
Property, equipment and
 leaseholds............. $   619,309  $   614,741  $   583,442  $   579,841  $   567,431
Total assets............ $   697,105  $   688,693  $   649,643  $   644,171  $   635,475
Long-term obligations
 (including debt)....... $   344,967  $   390,752  $   393,556  $   335,447  $   344,634
Total liabilities....... $   496,718  $   492,518  $   483,651  $   425,591  $   484,293
Shareholders' equity.... $   200,387  $   196,175  $   165,992  $   218,580  $   151,182
CASH FLOW STATEMENT
 DATA:
Cash flow provided by
 operating activities... $    38,674  $    31,435  $     3,522  $    12,416  $    30,780

HISTORICAL AND UNAUDITED PRO FORMA COMBINED KEY OPERATING STATISTICS

 Loews Cineplex

  The table below sets forth key operating statistics for Loews Cineplex on an actual basis and on a pro forma combined basis giving effect to the Combination. In order to arrive at a more meaningful presentation of financial operating data related to the productivity and performance of Loews Cineplex, and, except as otherwise noted, all amounts below include 100% of the operating results of the U.S. Partnerships, although Loews Cineplex has only a 50% interest in each of the U.S. Partnerships. This information does not include any potential benefit that may be realized from anticipated operating efficiencies and cost savings as a result of the Combination. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No measure is more meaningful than another, and management uses these measures collectively to assess Loews Cineplex's operating performance.

                                                                                             UNAUDITED
                                                    ACTUAL                                   PRO FORMA
                                         YEAR ENDED FEBRUARY 28 OR 29,                       YEAR ENDED
                          ---------------------------------------------------------------   FEBRUARY 28,
                             1994         1995         1996         1997         1998         1998(1)
                          -----------  -----------  -----------  -----------  -----------  ------------------
                            (IN THOUSANDS, EXCEPT SCREENS, LOCATIONS, PER PATRON AND MARGIN DATA)
OPERATING DATA:
Screens operated at
 period end.............          981        1,030          950          959        1,035          2,667
Locations operated at
 period end.............          182          180          154          143          139            432
Screens per location....          5.4          5.7          6.2          6.7          7.4            6.2
Attendance..............       52,113       52,656       53,544       53,133       58,387        143,266
Total revenues..........  $   360,828  $   377,171  $   400,412  $   421,613  $   480,437   $  1,042,749
Revenues per screen(2)..  $    367.82  $    366.19  $    421.49  $    439.64  $    464.19   $     390.98
Revenues per
 location(2)............  $  1,982.57  $  2,095.39  $  2,600.08  $  2,948.34  $  3,456.38   $   2,413.77
EBITDA(3)...............  $    48,906  $    42,926  $    54,190  $    61,467  $    69,238   $    131,239
Total EBITDA(4).........  $    57,982  $    62,540  $    68,177  $    78,273  $    86,643   $    154,540
Partners' share of Total
 EBITDA.................  $     3,677  $     4,287  $     4,800  $     4,853  $     6,339   $      6,339
Attributable EBITDA(4)..  $    54,305  $    58,253  $    63,377  $    73,420  $    80,304   $    148,201
Total EBITDA per
 screen(2)..............  $     59.10  $     60.72  $     71.77  $     81.62  $     83.71   $      57.95
Total EBITDA per
 location(2)............  $    318.58  $    347.44  $    442.71  $    547.36  $    623.33   $     357.73
Total EBITDA per
 patron(2)..............  $      1.11  $      1.19  $      1.27  $      1.47  $      1.48   $       1.08
Concessions revenue per
 patron.................  $      1.63  $      1.70  $      1.82  $      1.98  $      2.14   $       1.88
Concessions margin......         80.8%        80.9%        80.9%        82.8%        84.5%          82.4%
Admissions revenue per
 patron.................  $      5.16  $      5.34  $      5.52  $      5.79  $      5.91   $       5.14
CASH FLOW STATEMENT
 DATA(5):
Net cash provided by
 operating activities...  $    55,150  $    36,188  $    46,326  $    47,976  $    64,185            N/A(6)
Net cash used in
 investing activities...  $   (32,098) $   (82,486) $   (34,690) $   (53,254) $   (51,439)           N/A(6)
Net cash (used)/provided
 by financing
 activities.............  $   (23,022) $    46,359  $   (14,005) $     5,048  $    (5,842)           N/A(6)

--------
(1) The information presented is derived from unaudited pro forma information which is presented elsewhere in this Prospectus. See "Unaudited Pro Forma Financial Information."
(2) All per screen, location and patron ratios are calculated based upon screens and locations as of period end and include the U.S. Partnerships.
(3) EBITDA consists of earnings before interest, income taxes, depreciation and amortization including equity earnings from investments in the U.S. Partnerships. EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP), as a measure of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP), as a measure of the Company's liquidity. EBITDA measures the amount of cash that a company has available for investment or other uses and is used by the Company as a measure of its performance. The Company believes that EBITDA is an important measure, in addition to cash flow from operations and Total EBITDA, in viewing its overall liquidity and borrowing capacity.
(4) Total EBITDA consists of EBITDA plus loss on sale/disposals of theatres and 100% of the operating results of the U.S. Partnerships. Total EBITDA should not be construed as an alternative to operating income (as determined in accordance with U.S. GAAP), as a measure of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with U.S. GAAP), as a measure of the Company's liquidity. Total EBITDA measures the amount of cash that a company has available for investment or other uses and is used by the Company as a measure of its performance. The Company believes that Total EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing its overall liquidity and borrowing capacity. A reconciliation of EBITDA to Total EBITDA and Attributable EBITDA follows (in thousands):

                                             ACTUAL
                                           YEAR ENDED                    UNAUDITED
                                       FEBRUARY 28 OR 29,                PRO FORMA
                             ---------------------------------------    YEAR ENDED
                              1994    1995    1996    1997    1998   FEBRUARY 28, 1998
                             ------- ------- ------- ------- ------- -----------------
   EBITDA..................  $48,906 $42,926 $54,190 $61,467 $69,238     $131,239
   Add: Loss on
    sale/disposals of
    theatres...............    3,491  13,420   7,249   9,951   7,787       13,683
                             ------- ------- ------- ------- -------     --------
   Modified EBITDA,
    including equity
    earnings...............   52,397  56,346  61,439  71,418  77,025      144,922
   Less: Equity
    earnings/other,
    already included in
    EBITDA.................    1,769   2,380   2,862   2,851   3,060        3,060
   Add: EBITDA from U.S.
    Partnerships...........    7,354   8,574   9,600   9,706  12,678       12,678
                             ------- ------- ------- ------- -------     --------
   Total EBITDA............   57,982  62,540  68,177  78,273  86,643      154,540
   Less: Partners' share of
    Total EBITDA...........    3,677   4,287   4,800   4,853   6,339        6,339
                             ------- ------- ------- ------- -------     --------
   Attributable EBITDA.....  $54,305 $58,253 $63,377 $73,420 $80,304     $148,201
                             ======= ======= ======= ======= =======     ========

(5) Cash flow statement data include cash flow from long term investments in the U.S. Partnerships to the extent of the Company's equity interest.
(6) Due to the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the unaudited pro forma adjustments, cash flows from operating, investing and financing activities are not presented in the unaudited pro forma data.

 Cineplex Odeon

  The table below sets forth key operating statistics, based on continuing operations, for Cineplex Odeon as of, and for, each of the periods indicated. Management views these statistics as key financial measures and believes that certain investors find them useful in analyzing companies in the motion picture exhibition industry. No measure is more meaningful than another, and management uses these measures collectively to assess Cineplex Odeon's operating performance.

                                               ACTUAL
                                       YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------
                            1993       1994       1995       1996       1997
                          ---------  ---------  ---------  ---------  ---------
                               (IN THOUSANDS, EXCEPT SCREEN, LOCATION,
                                     PER PATRON AND MARGIN DATA)
OPERATING DATA:
Screens operated at
 period end.............      1,622      1,638      1,512      1,549      1,729
Locations operated at
 period end.............        363        360        325        316        315
Screens per location....        4.5        4.6        4.7        4.9        5.5
Attendance..............     88,225     86,082     81,203     78,356     87,321
Total revenues..........  $ 546,230  $ 541,112  $ 513,150  $ 509,692  $ 573,777
Revenues per screen(1)..  $  336.76  $  330.35  $  339.38  $  329.05  $  331.85
Revenues per
 location(1)............  $1,504.77  $1,503.09  $1,578.92  $1,612.95  $1,812.51
EBITDA(2)...............  $  72,244  $  62,725  $  51,966  $  49,438  $  18,620
Modified EBITDA(3)......  $  70,977  $  65,625  $  54,828  $  50,815  $  62,021
Modified EBITDA per
 screen(1)..............  $   43.76  $   40.06  $   36.26  $   32.81  $   35.87
Modified EBITDA per
 location(1)............  $  195.53  $  182.29  $  168.70  $  160.81  $  196.89
Modified EBITDA per
 patron(1)..............  $    0.80  $    0.76  $    0.68  $    0.65  $    0.71
Concessions revenue per
 patron(4)..............  $    1.57  $    1.55  $    1.56  $    1.62  $    1.69
Concessions margin......       85.9%      83.8%      82.6%      82.3%      80.6%
Admissions revenue per
 patron(4)..............  $    4.41  $    4.47  $    4.50  $    4.58  $    4.57
CASH FLOW STATEMENT
 DATA:
Cash provided by (used
 for) operating
 activities.............  $  38,674  $  31,435  $   3,522  $  12,416  $  30,780
Cash used for investment
 activities.............  $  (7,264) $ (41,049) $  (7,714) $ (35,961) $ (58,697)
Cash provided by (used
 for) financing
 activities.............  $ (30,445) $   9,897  $   4,245  $  24,659  $  28,704

--------
(1) All per screen, location and patron ratios are calculated as of period end and include screens and locations in which Cineplex Odeon has a partnership interest. Revenues, EBITDA and Modified EBITDA, however, reflect only Cineplex Odeon's proportionate share of the revenues, EBITDA and Modified EBITDA of such partnerships, equal to the respective percentage ownership interests of Cineplex Odeon in such partnerships.
(2) EBITDA consists of earnings before interest, taxes, depreciation and amortization. EBITDA should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's liquidity. EBITDA measures the amount of cash that a company has available for investment or other uses and was used by Cineplex Odeon as a measure of its performance. Cineplex Odeon believes that EBITDA is an important measure, in addition to cash flow from operations and Modified EBITDA, in viewing its overall liquidity and borrowing capacity. EBITDA measures the amount of cash that a company has available for investment or other uses and is used by Cineplex Odeon as a measure of its performance.
(3) Modified EBITDA is EBITDA after eliminating the impact of other expenses (income). Modified EBITDA should not be construed as an alternative to operating income (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's operating performance, or as an alternative to cash flow from operating activities (as determined in accordance with Canadian GAAP), as a measure of Cineplex Odeon's liquidity. Modified EBITDA measures the amount of cash that a company has available for investment or other uses and was used by Cineplex Odeon as a measure of its performance. Cineplex Odeon believes that Modified EBITDA is an important measure, in addition to cash flow from operations and EBITDA, in viewing its overall liquidity and borrowing capacity. A reconciliation of EBITDA to Modified EBITDA follows:

                                           ACTUAL YEAR ENDED DECEMBER 31,
                                      -----------------------------------------
                                       1993     1994    1995    1996     1997
                                      -------  ------- ------- ------- --------
                                                   (IN THOUSANDS)
   EBITDA............................ $72,244  $62,725 $51,966 $49,438 $ 18,620
   Other expenses (income)...........  (1,267)   2,900   2,862   1,377   43,401*
                                      -------  ------- ------- ------- --------
   Modified EBITDA................... $70,977  $65,625 $54,828 $50,815 $ 62,021
                                      =======  ======= ======= ======= ========

* Includes $37.5 million representing unusual and nonrecurring loss on Cineplex Odeon theatres to be closed as part of the contractual obligations related to the Combination. This charge was recorded in the fourth quarter of 1997.
(4) Admissions and concessions revenue per patron is affected by the fact that, during the periods reflected, a significant portion of Cineplex Odeon's revenues was generated in Canadian dollars and for purposes of financial reporting has been converted to U.S. dollars.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma combined income statement data give effect
(i) to the Combination ("Pro Forma"), (ii) to the Combination, the Equity Offering, the Plitt Note Repurchase and the Universal Issuance ("Pro Forma, As Adjusted--Excluding Note Offering") and (iii) to the Combination, the Equity Offering, the Note Offering, the Plitt Note Repurchase and the Universal Issuance (the "Transactions," and such pro forma data as adjusted for the Note Offering is referred to as "Pro Forma, As Adjusted") in each case as if the relevant Transactions had occurred on March 1, 1997, by combining the results of operations of the Company for the year ended February 28, 1998, with the results of operations of Cineplex Odeon for the year ended December 31, 1997. The unaudited pro forma combined balance sheet data present the combined Pro Forma, Pro Forma, As Adjusted--Excluding Note Offering and Pro Forma, As Adjusted financial position of the Company and Cineplex Odeon at February 28, 1998, assuming that the relevant Transactions had been consummated as of that date.

  Under U.S. GAAP, the accounting for the Combination follows the purchase method of accounting, where the net assets of the acquired company are "purchased" by the acquiring company. Accordingly, the cost to acquire Cineplex Odeon will be allocated to the assets acquired and liabilities assumed of Cineplex Odeon based on their respective fair values, with the excess to be allocated to goodwill. The valuations and other studies, required to determine the fair value of the assets acquired and liabilities assumed, have not been performed, and, accordingly, the adjustments reflected in the unaudited pro forma combined financial information are preliminary and subject to further revisions and adjustments. For purposes of this presentation, the carrying value of the Cineplex Odeon net assets acquired was assumed to approximate fair value. Therefore, the excess of purchase price over the historical net book value of the net assets of Cineplex Odeon has been classified on the pro forma balance sheet as "Excess Purchase Price."

  Loews Cineplex has arranged to obtain an independent appraisal of significant assets, liabilities and business operations of Cineplex Odeon. Upon completion of the determination of fair value, the "Excess Purchase Price" will be allocated to specific assets and liabilities of Cineplex Odeon. It is anticipated that there will be reductions in the carrying value associated with certain assets, and alternatively the fair value of certain other assets may exceed carrying value. Accordingly, the final valuation could result in materially different amounts and allocations of Excess Purchase Price from the amounts and allocations presented in the following unaudited pro forma information, primarily between goodwill and property, equipment and leaseholds, resulting in corresponding changes in depreciation and amortization amounts. For every million dollars of Excess Purchase Price allocated to fixed assets, depreciation and amortization will increase $25,000 annually (assuming an average 20 year service life for fixed assets). Based on preliminary estimates of fair value related to certain assets, additional "Excess Purchase Price" of between $100 million and $150 million could result at the conclusion of the valuation.

  The unaudited pro forma financial information is not necessarily indicative of the Company's combined financial position or results of operations that actually would have occurred had the Transactions been consummated at the beginning of the periods presented and should not be construed as being representative of future operations. In addition, no effect has been given to the disposition of 25 theatres comprising 85 screens in New York and Chicago that the Company is obligated to sell under an agreement reached with the DOJ and the attorneys general of New York and Illinois in connection with the approval of the Combination. The theatres held for disposition represented approximately 3% of total screens and generated approximately $43 million of box office revenue and approximately $9 million of cash flow on an annual basis. THE UNAUDITED PRO FORMA ADJUSTMENTS ALSO DO NOT INCLUDE ANY POTENTIAL BENEFIT TO BE REALIZED FROM ANTICIPATED OPERATING EFFICIENCIES AND COST SAVINGS AS A RESULT OF THE COMBINATION. IN ADDITION, THE PRO FORMA AS ADJUSTED DEBT LEVEL OF APPROXIMATELY $579 MILLION INCLUDES APPROXIMATELY $37.2 MILLION OF CAPITAL SPENDING ON THEATRE PROJECTS IN VARIOUS STAGES OF DEVELOPMENT AS OF THE RESPECTIVE BALANCE SHEET DATES. THE UNAUDITED PRO FORMA ADJUSTMENTS DO NOT INCLUDE THE FUTURE REVENUE STREAMS ASSOCIATED WITH THESE THEATRE LOCATIONS.

  This unaudited pro forma financial information should be read in conjunction with the historical financial statements and notes thereto of the Company and Cineplex Odeon included elsewhere in this Prospectus. See "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

                 COMBINED LTM HOLDINGS, INC AND CINEPLEX ODEON

   UNAUDITED PRO FORMA INCOME STATEMENT--FISCAL YEAR ENDED FEBRUARY 28, 1998
                   (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                        LTM      CINEPLEX                                   PLITT     EQUITY         PRO FORMA,
                      HOLDINGS    ODEON    PRO FORMA                        TENDER   OFFERING       AS ADJUSTED -    DEBT
                     YEAR ENDED YEAR ENDED  ADJUST-                        ADJUST-   ADJUST-          EXCLUDING    OFFERING
                     28-FEB-98  31-DEC-97    MENTS           PRO FORMA     MENTS(8)   MENTS         NOTE OFFERING ADJUSTMENTS
                     ---------- ---------- ---------         ----------    -------- ----------      ------------- -----------
REVENUES
 Admissions......     $296,933   $399,171  $ (7,909)(1)      $  688,195                              $  688,195
 Concessions.....      104,009    147,892    (3,230)(1)         248,671                                 248,671
 Other (A).......       12,568     26,714      (326)(1)          38,956                                  38,956
                      --------   --------  --------          ----------      ---    ----------       ----------     -------
                       413,510    573,777   (11,465)            975,822        0             0          975,822           0
                      --------   --------  --------          ----------      ---    ----------       ----------     -------
EXPENSES
 Theatre
 operations and
 other expenses..      291,421    462,738   (26,695)(1)(1a)     727,464                                 727,464
 Cost of
 concessions.....       16,147     28,705      (646)(1)          44,206                                  44,206
 General and
 administrative..       28,917     20,313    10,000(1a)          59,230                                  59,230
 Depreciation and
 amortization....       52,307     45,715     6,779 (2)         104,801                                 104,801         550(10)
 Loss on
 sale/disposal of
 theatres and
 other...........        7,787          0     5,896 (3)          13,683                                  13,683
                      --------   --------  --------          ----------      ---    ----------       ----------     -------
                       396,579    557,471    (4,666)            949,384        0             0          949,384         550
                      --------   --------  --------          ----------      ---    ----------       ----------     -------
OPERATING
INCOME...........       16,931     16,306    (6,799)             26,438        0             0           26,438        (550)
OTHER EXPENSES
 Interest
 Expense/(Income)..     14,319     33,900     2,131 (4)          50,350                 (9,900)(11)      40,450       2,000(12)
 Other Expenses
 (Merger
 Related)........                  37,505   (37,505)(5)               0
 Other Expenses..                   5,896    (5,896)(3)               0
                      --------   --------  --------          ----------      ---    ----------       ----------     -------
INCOME/(LOSS)
BEFORE INCOME
TAXES............        2,612    (60,995)   34,471             (23,912)       0         9,900          (14,012)     (2,550)
INCOME TAX
EXPENSE/(BENEFIT)..      2,751      1,072    (2,492)(6)           1,331                                   1,331
                      --------   --------  --------          ----------      ---    ----------       ----------     -------
NET LOSS.........     $   (139)  $(62,067) $ 36,963          $  (25,243)     $ 0    $    9,900       $  (15,343)    $(2,550)
                      ========   ========  ========          ==========      ===    ==========       ==========     =======
Shares
Outstanding:
 Basic...........                                            45,249,819(9)          11,503,219(9)    56,753,038
 Fully Diluted...                                            48,965,233(9)          11,503,219(9)    60,468,452
Loss Per Share:
 Basic...........                                                $(0.56)                                 $(0.27)
 Fully Diluted...                                                $(0.52)                                 $(0.25)
                     PRO FORMA,
                         AS
                      ADJUSTED
                     -------------
REVENUES
 Admissions......    $  688,195
 Concessions.....       248,671
 Other (A).......        38,956
                     -------------
                        975,822
                     -------------
EXPENSES
 Theatre
 operations and
 other expenses..       727,464
 Cost of
 concessions.....        44,206
 General and
 administrative..        59,230
 Depreciation and
 amortization....       105,351
 Loss on
 sale/disposal of
 theatres and
 other...........        13,683
                     -------------
                        949,934
                     -------------
OPERATING
INCOME...........        25,888
OTHER EXPENSES
 Interest
 Expense/(Income)..      42,450
 Other Expenses
 (Merger
 Related)........
 Other Expenses..
                     -------------
INCOME/(LOSS)
BEFORE INCOME
TAXES............       (16,562)
INCOME TAX
EXPENSE/(BENEFIT)..       1,331
                     -------------
NET LOSS.........    $  (17,893)
                     =============
Shares
Outstanding:
 Basic...........    56,753,038(9)
 Fully Diluted...    60,468,452(9)
Loss Per Share:
 Basic...........        $(0.32)
 Fully Diluted...        $(0.30)

-----
(A) Includes the Company's equity earnings from U.S. Partnerships.

   The accompanying notes are an integral part of these pro forma financial statements.

                 COMBINED LTM HOLDINGS, INC AND CINEPLEX ODEON

                       UNAUDITED PRO FORMA BALANCE SHEET
                          (U.S. DOLLARS IN THOUSANDS)

                                                                                                     PRO FORMA,
                                                                                                         AS
                                                                                                     ADJUSTED -
                                  CINEPLEX                                              EQUITY       EXCLUDING
                   LTM HOLDINGS  ODEON AS OF  PRO FORMA                PLITT TENDER    OFFERING         NOTE    DEBT OFFERING
                   AS OF 2/28/98  12/31/97   ADJUSTMENTS    PRO FORMA  ADJUSTMENTS    ADJUSTMENTS     OFFERING   ADJUSTMENTS
                   ------------- ----------- -----------    ---------- ------------   -----------    ---------- -------------
ASSETS
CURRENT ASSETS
 Cash and cash
 equivalents.....    $  9,064     $  3,505                  $   12,569                               $   12,569
 Accounts
 receivable......       5,479       13,222                      18,701                                   18,701
 Prepaid and
 other current
 assets..........       3,666        9,315                      12,981                                   12,981
                     --------     --------    --------      ----------   --------      --------      ----------   --------
 TOTAL CURRENT
 ASSETS..........      18,209       26,042           0          44,251          0             0          44,251          0
PROPERTY,
EQUIPMENT AND
LEASEHOLDS.......     609,152      567,431                   1,176,583                                1,176,583
OTHER ASSETS
 Long-term
 Investments and
 Advances to
 Partnerships....      31,763        2,206                      33,969                                   33,969
 Goodwill
 (Historical)....      53,143       31,687                      84,830                                   84,830
 Excess Purchase
 Price...........                              218,000 (2)     218,000                                  218,000
 Other Intangible
 Assets..........       6,005                                    6,005                                    6,005
 Deferred charges
 and other
 assets..........      10,279        8,109       6,643 (4)      16,031                                   16,031      5,500 (10)
                                                (9,000)(2)
                     --------     --------    --------      ----------   --------      --------      ----------   --------
TOTAL ASSETS.....    $728,551     $635,475    $215,643      $1,579,669   $      0      $      0      $1,579,669   $  5,500
                     ========     ========    ========      ==========   ========      ========      ==========   ========
LIABILITIES AND
SHAREHOLDERS'
EQUITY
CURRENT
LIABILITIES
 Accounts payable
 and accrued
 expenses........    $ 62,934     $ 91,849    $ 85,000 (2)  $  239,783   $(19,421)(8)                $  220,362
 Interest payable
 to Sony
 affiliate.......       3,810                   (3,810)(4)
 Other Current
 liabilities.....                   20,364                      20,364                                   20,364
 Current portion
 of long-term
 debt and other
 obligations.....         770       27,446     (28,216)(4)
                     --------     --------    --------      ----------   --------      --------      ----------   --------
 TOTAL CURRENT
 LIABILITIES.....      67,514      139,659      52,974         260,147    (19,421)            0         240,726          0
DEFERRED INCOME
TAXES............      18,299                                   18,299                                   18,299
LONG-TERM DEBT
(including
capital lease
obligations).....      10,513      139,794     336,134 (4)     486,441    219,421 (8)  (132,000)(9)     573,862   (194,500)(10)
PLITT DEBT.......                  200,000                     200,000   (200,000)(8)
8.5% SUBORDINATED
DEBT.............                                                                                                  200,000 (10)
DEBT DUE TO SONY
AFFILIATES.......     292,523                 (292,523)(4)
OTHER
LIABILITIES......      15,191        4,840                      20,031                                   20,031
                     --------     --------    --------      ----------   --------      --------      ----------   --------
 TOTAL
 LIABILITIES.....     404,040      484,293      96,585         984,918          0      (132,000)        852,918      5,500
                     --------     --------    --------      ----------   --------      --------      ----------   --------
COMMITMENTS AND
CONTINGENCIES
SHAREHOLDERS'
EQUITY
 Common stock....         205      555,400    (555,153)(7)         452                      115 (9)         567
 Translation
 Adjustment......                      939        (939)(7)
 Additional paid-
 in capital......     299,277                  295,022 (7)     594,299                  131,885 (9)     726,184
 Retained
 earnings........      25,029     (405,157)    380,128 (7)
                     --------     --------    --------      ----------   --------      --------      ----------   --------
TOTAL
SHAREHOLDERS'
EQUITY...........     324,511      151,182     119,058 (7)     594,751          0       132,000         726,751          0
                     --------     --------    --------      ----------   --------      --------      ----------   --------
TOTAL LIABILITIES
AND SHAREHOLDERS'
EQUITY...........    $728,551     $635,475    $215,643      $1,579,669   $      0      $      0      $1,579,669   $  5,500
                     ========     ========    ========      ==========   ========      ========      ==========   ========
                   PRO FORMA,
                       AS
                    ADJUSTED
                   ----------
ASSETS
CURRENT ASSETS
 Cash and cash
 equivalents.....  $   12,569
 Accounts
 receivable......      18,701
 Prepaid and
 other current
 assets..........      12,981
                   ----------
 TOTAL CURRENT
 ASSETS..........      44,251
PROPERTY,
EQUIPMENT AND
LEASEHOLDS.......   1,176,583
OTHER ASSETS
 Long-term
 Investments and
 Advances to
 Partnerships....      33,969
 Goodwill
 (Historical)....      84,830
 Excess Purchase
 Price...........     218,000
 Other Intangible
 Assets..........       6,005
 Deferred charges
 and other
 assets..........      21,531

                   ----------
TOTAL ASSETS.....  $1,585,169
                   ==========
LIABILITIES AND
SHAREHOLDERS'
EQUITY
CURRENT
LIABILITIES
 Accounts payable
 and accrued
 expenses........  $  220,362
 Interest payable
 to Sony
 affiliate.......
 Other Current
 liabilities.....      20,364
 Current portion
 of long-term
 debt and other
 obligations.....
                   ----------
 TOTAL CURRENT
 LIABILITIES.....     240,726
DEFERRED INCOME
TAXES............      18,299
LONG-TERM DEBT
(including
capital lease
obligations).....     379,362
PLITT DEBT.......
8.5% SUBORDINATED
DEBT.............     200,000
DEBT DUE TO SONY
AFFILIATES.......
OTHER
LIABILITIES......      20,031
                   ----------
 TOTAL
 LIABILITIES.....     858,418
                   ----------
COMMITMENTS AND
CONTINGENCIES
SHAREHOLDERS'
EQUITY
 Common stock....         567
 Translation
 Adjustment......
 Additional paid-
 in capital......     726,184
 Retained
 earnings........
                   ----------
TOTAL
SHAREHOLDERS'
EQUITY...........     726,751
                   ----------
TOTAL LIABILITIES
AND SHAREHOLDERS'
EQUITY...........  $1,585,169
                   ==========

   The accompanying notes are an integral part of these pro forma financial statements

--------
(1) Elimination of the operating results for certain Cineplex Odeon theatres to be closed as a result of the Combination.

(1a) Reclassification of Cineplex Odeon district office expenses from theatre operations and other expenses to general and administrative expenses of $10 million to conform with Loews Theatres' presentation.

(2) Additional amortization expense for the excess of purchase price over historical book value of Cineplex Odeon's net assets acquired and transaction related costs (herein referred to as "Excess Purchase Price"). Excess Purchase Price is currently estimated at $218 million which consists of (i) the excess of fair value over the historical book value of net assets for Cineplex Odeon, (ii) transaction related costs and (iii) the establishment of certain liabilities as a result of the Transactions. The excess of fair value over the historical book value of net assets for Cineplex Odeon was determined based upon the sales price per Cineplex Odeon Common Share outstanding and the estimated net book value of Cineplex Odeon at the closing date of the Combination. The pro forma Excess Purchase Price of approximately $218 million has been amortized based upon a useful life of 40 years. For each five-year reduction in the useful life assigned to Excess Purchase Price there would be an increase of $780,000 to amortization expense on an annual basis. Depreciation and amortization have also been adjusted to reflect the impact of theatre dispositions and deferred financing costs as follows:

   Amortization of Excess Purchase Price ($218 million) over 40 years..  $5,450
   Plus: Amortization of deferred Financing Charges ($6,643) over 5
    years..............................................................   1,329
                                                                         ------
   TOTAL...............................................................  $6,779
                                                                         ======

  The excess purchase price of $218 million was calculated as follows:

   a) Excess of purchase price over Cineplex Odeon
    net book value*..................................             $124 million
   b) Additional liabilities for merger related
    costs:
    Buyout of contractual obligations................ $44 million
    Adjustments relating to debt to be refinanced
     (including Plitt Market Premium)................  20 million
    Transaction costs, severance and other...........  30 million
    Amounts paid through February 28, 1998........... (9) million   85 million
                                                      -----------
   c) Reclassification of estimated merger related
    costs paid prior to February 28, 1998............                9 million
                                                                  ------------
                                                                  $218 million
                                                                  ============

* 176,799,000 Cineplex Odeon shares at $1.50 per share = $265.2 million less $151.2 million Cineplex Odeon net book value at December 31, 1997 plus the estimated reduction in Cineplex Odeon's net assets through the closing date of the Combination.

  The pro forma financial information includes estimated transaction and direct costs of acquisition, consisting primarily of legal, accounting and other fees associated with the merger, as well as accruals for additional liabilities assumed and to be incurred including amounts related to debt to be refinanced, unfunded pension costs, and satisfaction of contractual obligations principally associated with lease buyouts.

  The final determination of Excess Purchase Price will be based upon the completion of a formal valuation of the Cineplex Odeon net assets as of the closing date of the Combination. Based upon preliminary estimates of fair value related to certain assets additional Excess Purchase Price of between $100 million and $150 million could result at the conclusion of the valuation.

(3) Reclassification of certain costs relating to loss on theatre dispositions/impairments and other restructuring charges to conform to U.S. GAAP financial statement presentation.

(4) Adjustment necessary to reflect interest expense based upon the pro forma long-term debt balance of approximately $686 million at an interest rate of 7.5%. Amounts reflected are net of capitalized interest on projects under development. Each .125 percentage point change in the interest rate charged on long-term borrowings would result in a change in interest expense of approximately $860,000 based on the pro forma debt level of $686 million.

  The pro forma long-term debt balance of $686 million reflects the fair market value of the combined pro forma debt as of the closing date of the Combination. The new Bank Credit Facilities was used to finance certain transaction costs and to refinance certain amounts of existing debt. The fees and other costs related to the new Bank Credit Facilities were $6.6 million.

  The amount of debt included in the combined pro forma balance sheet at closing of $686 million is comprised of $486 million in long-term debt and $200 million of Plitt Notes determined as follows:

   Payment to Sony affiliates:
     Repayment of Sony intercompany debt at February 28, 1998.... $296 million
     Sony intercompany debt activity through May 14, 1998........   19 million
     Sony dividend (per below)...................................   80 million
                                                                  ------------
                                                                   395 million
   Existing debt--As of the balance sheet dates..................  378 million
   Other debt activity through May 14, 1998......................   (8 million)
   Bank fees.....................................................    6 million
     less: proceeds from Universal...............................  (85 million)
                                                                  ------------
                                                                  $686 million
                                                                  ============

  The determination of the cash payment to Sony affiliates as if the closing had taken place on February 28, 1998, was calculated as follows:

     Cash payment to Sony affiliates based upon the preliminary balances at closing*...................................... $ 395 million less: existing intercompany debt with Sony (including
        purchase of transferred assets).........................  (315 million)
                                                                 -------------
     Value of Sony Dividend at May 14, 1998..................... $  80 million
                                                                 =============

* Subject to adjustment based upon final balances at Closing. The Company does not believe this adjustment will exceed $15 million.

(5) Elimination of impact of unusual and nonrecurring loss on Cineplex Odeon theatres pursuant to contractual obligations related to the Combination. This charge was recorded in the financial statements of Cineplex Odeon in the fourth quarter of 1997. These theatres are not related to theatres to be disposed of in connection with the DOJ settlement.

(6) Income taxes have been calculated at applicable statutory rates, adjusted for nondeductible items and state and local minimum taxes.

(7) Represents the elimination of the shareholders' equity accounts of Cineplex Odeon, the related issuance of 45.2 million Loews Cineplex Shares at par value $.01 per share, proceeds related to the issuance of Loews Cineplex shares in excess of par and the Sony Dividend.

  Total Shareholders' Equity adjustment of $119 million consists of:

   Excess of purchase price over Cineplex Odeon net
    book value.....................................  $124 million  (see Note 2)
   Universal proceeds..............................    85 million
   Anticipated reduction in Cineplex Odeon net
    assets through Closing.........................   (10 million)
   Sony Dividend...................................   (80 million) (see Note 4)
                                                     ------------
                                                     $119 million
                                                     ============

(8) Represents payment of the estimated premium required as part of the Plitt Note Repurchase (assuming a Tender Price of $109.71). Since the Pro Forma adjustments recognize refinancing of the Plitt Notes, interest expense savings were previously considered. Further, the reclassification of $19.4 million from accounts payable to Long Term Debt reflects the funding of the premium for the Plitt Note Repurchase through Long- Term Debt rather than working capital as previously considered.

(9) Equity Offering Adjustments as follows:

   Issuance of 10 million shares at $14.25 per share.................  $    100
   Issuance of 1,503,219 shares issued to Universal pursuant to the
    Subscription Agreement (transferred from additional-paid-in-capi-
    tal).............................................................        15
   Additional paid-in capital........................................   142,385
                                                                       --------
   Gross proceeds from Equity Offering...............................   142,500
   Expenses related to Equity Offering (estimated)...................   (10,500)
                                                                       --------
                                                                       $132,000
                                                                       ========

  The assumed net proceeds of $132 million from the Equity Offering have been reflected in this pro forma financial information as a reduction of Long-Term Debt.

  Note: The Equity Offering may include an over-allotment of 15% for additional shares. Based upon the assumed share price of $14.25, if this provision were exercised, the Company would receive $21 million of additional proceeds from the Equity Offering.

                                                       RECONCILIATION OF BASIC
                                                           TO DILUTED EPS
                                                       -----------------------
   Basic Shares Outstanding Before Equity Offering....       45,249,819
   Shares Issued in Equity Offering*..................       11,503,219
                                                             ----------
   Basic Shares Outstanding After Equity Offering.....       56,753,038
                                                             ==========
   Basic Shares Outstanding Before Equity Offering....       45,249,819
   Weighted Average Dilution Under Stock Option
    Plans.............................................        3,715,414
                                                             ----------
   Weighted Average Diluted Shares Outstanding Before
    Equity Offering...................................       48,965,233
                                                             ==========
   Basic Shares Outstanding After Equity Offering.....       56,753,038
   Weighted Average Dilution Under Stock Option
    Plans.............................................        3,715,414
                                                             ----------
   Weighted Average Diluted Shares Outstanding After
    Equity Offering...................................       60,468,452
                                                             ==========

 * Shares issued in conjunction with Equity Offering comprised of 10 million shares at $14.25 per share sold in public offering and 1,503,219 shares issued to Universal pursuant to the Subscription Agreement.

(10) Represents the issuance of $200 million senior subordinated notes and the estimated costs ($5.5 million) associated with the new debt offering. These costs will be amortized over the life of the debt (assuming 10 years).

(11) Interest Expense Adjustment Related to the Equity Offering:

   Annual Interest Expense as reflected in the unaudited pro forma combined Income Statement prior to the Equity Offering and the Note
    Offering ..........................................................  $50,350
   Less: annual interest savings assuming paydown of long-term debt
    utilizing proceeds from Equity Offering............................    9,900
                                                                         -------
   Adjusted Interest Expense...........................................  $40,450
                                                                         =======

 * $132 million at 7.5% interest rate.

(12) Debt Offering Adjustments as follows:

   Incremental interest related to issuance of $200 million New
    Notes............................................................ $ 2,000
                                                                      =======

 * Represents difference anticipated in rate on new borrowing of 8.5% compared to blended rate under the Credit Facility of 7.5%.

NOTE:

 . The combined pro forma financial information does not reflect the impact of the settlement reached with the Department of Justice under which the Company will divest itself of certain theatres in New York and Chicago.
   This treatment is not deemed significant for separate pro forma presentation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LOEWS CINEPLEX

GENERAL

  The following discussion of the Company's financial condition and operating results should be read in conjunction with the selected historical financial data and the audited consolidated financial statements of the Company for the fiscal years ended February 28, 1998, February 28, 1997 and February 29, 1996. The information presented below does not include information with respect to Cineplex Odeon, which became a subsidiary of the Company on May 14, 1998.

  This discussion incorporates operating results of partnerships in which the Company has interests to the extent of its equity share as required by the equity method of accounting.

RESULTS OF OPERATIONS

 FISCAL YEAR ENDED FEBRUARY 28, 1998 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 1997

  Operating Revenues of approximately $413.5 million for the fiscal year ended February 28, 1998 were $38.2 million, or 10.2%, higher than the comparable period of the prior year. Operating revenues are generated primarily from admission revenues and concession sales. Admission revenues for the fiscal year ended February 28, 1998 of approximately $296.9 million were $23.4 million, or 8.6%, higher and concession revenues of approximately $104.0 million were $13.4 million, or 14.8%, higher in comparison to the fiscal year ended February 28, 1997. Other income for the year ended February 28, 1998 of approximately $12.6 million was $1.4 million higher than the same period in fiscal 1997. These increases in revenues were due primarily to the effect of additional revenue from new theatre openings/expansion of existing theatres of $33.8 million, higher admissions and concession revenue per patron resulting in an increase of $6.4 million and $5.2 million, respectively, partially offset by other reductions in operating revenues, including the effect of theatre dispositions, which reduced operating revenues by approximately $7.2 million.

  Operating Costs of approximately $307.6 million for the year ended February 28, 1998 were $25.1 million, or 8.9%, higher than the fiscal year ended February 28, 1997 due primarily to increased costs of $22.7 million related to the aforementioned increase in operating revenues and higher occupancy costs attributable to new theatre openings of $5.4 million offset by lower costs, including the effect of theatre dispositions, of $3.0 million.

  General and Administrative Costs of approximately $28.9 million for the year ended February 28, 1998 were $7.5 million higher than the fiscal year ended February 28, 1997 due primarily to higher salaries and fringe benefits as a result of normal merit increases and higher staffing levels required as a result of increased business activity, certain contractual buyouts and other costs related to the Combination and the start-up of the Company's international operations.

  Depreciation and Amortization Costs of approximately $52.3 million for the year ended February 28, 1998 were $7.7 million higher than for the fiscal year ended February 28, 1997 due primarily to the effect of new theatre openings, provisions for asset impairment under SFAS No. 121 and incremental depreciation on refurbishment and information systems expenditures.

  Loss on Sale/Disposal of Theatres of approximately $7.8 million for the year ended February 28, 1998 was $2.2 million lower than for the fiscal year ended February 28, 1997 due primarily to the timing, nature and characteristics of theatre dispositions. During fiscal 1998, Loews Cineplex disposed of 10 theatres comprising 28 screens.

  Interest Expense of approximately $14.3 million for the year ended February 28, 1998 was $500,000 lower than for the fiscal year ended February 28, 1997 due primarily to the impact of lower interest rates partially offset by the impact of new borrowings.

  Modified EBITDA for the year ended February 28, 1998 of $77.0 million increased $5.6 million in comparison to the year ended February 28, 1997 primarily due to the increase in admission and concession revenues per patron and the impact of newly opened theatres which were previously discussed. Modified EBITDA (earnings before interest, taxes, depreciation and amortization, and gains/losses on asset disposal or sales) is a measure of financial performance that management uses in measuring the Company's financial performance. Modified EBITDA measures the amount of cash that a company has available for investment or other uses and is used by Loews Cineplex as a measure of performance. Modified EBITDA is primarily a management tool and only one measure of financial performance to be considered by the investment community. Modified EBITDA is not an alternative to measuring operating results or cash flow under U.S. GAAP.

 FISCAL YEAR ENDED FEBRUARY 28, 1997 COMPARED TO FISCAL YEAR ENDED FEBRUARY 29, 1996

  Operating Revenues of approximately $375.3 million for the fiscal year ended February 28, 1997 were $16.2 million, or 5%, higher than the comparable period of the prior year. Operating revenues are generated primarily from admission revenues and concession sales. Admission revenues for the fiscal year ended February 28, 1997 of approximately $273.5 million were $8.9 million, or 3%, higher and concession revenues of approximately $90.6 million were $6.3 million, or 7%, higher in comparison to the fiscal year ended February 29, 1996. These increases in both admissions and concessions revenues were due primarily to the effect of additional revenue from new theatre openings/expansion of existing theatres of approximately $19.2 million, higher admissions and concessions revenue per patron resulting in an increase of $11.2 million and $6.5 million, respectively, partially offset by other reductions in operating revenues, including the effect of theatre dispositions, which reduced operating revenues by approximately $20.7 million.

  Operating Costs of approximately $282.5 million for the year ended February 28, 1997 were $5.1 million, or 2%, higher than the fiscal year ended February 29, 1996 due primarily to costs of $16 million directly related to the aforementioned increase in operating revenues and higher occupancy costs attributable to new theatre openings of $2.8 million offset by lower costs, including the effect of theatre dispositions, of $13.7 million.

  General and Administrative Costs of approximately $21.4 million for the year ended February 28, 1997 were $1.2 million higher than the fiscal year ended February 29, 1996 due primarily to higher salaries and fringe benefits as a result of normal merit increases.

  Depreciation and Amortization Costs of approximately $44.6 million for the year ended February 28, 1997 were $3.3 million higher than for the fiscal year ended February 29, 1996 due primarily to the effect of new theatre openings.

  Loss on Sale/Disposal of Theatres of approximately $10.0 million for the year ended February 28, 1997 was $2.7 million higher than for the fiscal year ended February 29, 1996 due primarily to the timing, nature and characteristics of theatre dispositions. During fiscal 1997, Loews Cineplex disposed of an aggregate 15 theatres comprising 57 screens.

  Interest Expense of approximately $14.8 million for the year ended February 28, 1997 was $600,000 lower than for the fiscal year ended February 29, 1996 due primarily to the impact of lower interest rates partially offset by the impact of new borrowings.

  Modified EBITDA for the year ended February 28, 1997 of $71.4 million increased $10.0 million in comparison to the year ended February 29, 1996, due primarily to the increase in admission and concession revenues per patron and the impact of newly opened theatres which were previously discussed.

LIQUIDITY AND CAPITAL RESOURCES (PRIOR TO CONSUMMATION OF THE COMBINATION)

  Cash flow from operations for the year ended February 28, 1998 was approximately $64.2 million, which was approximately $16.2 million higher than for the year ended February 28, 1997. Loews Cineplex derives substantially all of its revenues from cash collected at the box office and through concession sales. Generally, this provides Loews Cineplex with a working capital operating float since cash revenues are generally collected in advance of the payment of related expenses. Prior to the closing of the Combination, Loews Theatres determined the amount of cash required to fund operational needs and all cash in excess of the daily operational needs was "swept" by Sony Capital Corporation, an affiliate, and applied to Loews Theatres' intercompany payable account with its affiliates. Since Loews Theatres does not carry any significant amounts of inventory or accounts receivable and any excess cash historically was "swept" by an affiliate of Loews Theatres' corporate parent, it has historically operated with negative working capital. However, there are times during the year when, based on seasonal changes in the pattern of cash collections and the timing of cost and expense payments, additional working capital may be required. During such times, Loews Theatres had an arrangement whereby SCA and/or its affiliates would make additional funds available to Loews Theatres through a short-term credit facility at interest rates, commensurate with market, established at the time of the loan. Historically, Loews Theatres funded its capital requirements for its new theatre acquisition, construction and reconfiguration programs with internally generated funds and borrowings under its intercorporate credit facility with SCA (the "Sony Facility").

  At February 28, 1998, Loews Theatres' outstanding balance under the Sony Facility was approximately $296.3 million and net borrowings for the year then ended were approximately $1.8 million. At February 28, 1997, Loews Theatres' outstanding balance against the Sony Facility was approximately $294.6 million and net borrowings during the fiscal year ended February 28, 1997 were approximately $8.2 million.

  For periods prior to the closing of the Combination, Loews Cineplex is included in the consolidated federal income tax returns of SCA. For financial reporting purposes, Loews Cineplex reports its federal income tax expense and related liability as if it filed a separate income tax return. The resultant liability (or benefit) is treated as an intercompany payable (or receivable).

  Loews Cineplex has made significant investments in its theatres over the last five years (including new builds, reconfigurations of existing theatres and closing unprofitable or uncompetitive theatres). For the five-year period ending February 28, 1998, Loews Cineplex has added 338 screens (including 52 screen expansions at existing locations) at 25 locations. At May 15, 1998, Loews Cineplex had commitments for the future development and construction of 14 theatre properties comprising 258 screens aggregating approximately $177.8 million for the Loews Theatres theatre circuit. Additionally, at May 15, 1998, the Company had capital spending commitments for the future development and construction of 210 screens costing approximately $71.0 million for the Cineplex Odeon theatre circuit. See "Selected Historical and Unaudited Pro Forma Financial Information."

LIQUIDITY AND CAPITAL RESOURCES (AFTER CONSUMMATION OF THE COMBINATION)

  Subsequent to consummation of the Combination, the Company has performed all cash management functions on a "stand-alone" basis.

  In connection with the Combination, Loews Cineplex entered into the Bank Credit Facilities. The Bank Credit Facilities, together with funds in the amount of $84.5 million paid by Universal under the Subscription Agreement, replaced Cineplex Odeon's existing credit facility and the Sony Facility, funded cash paid to SPE and/or its affiliates in connection with the Combination and, together with the net proceeds of the Equity Offering and the Note Offering will provide ongoing financing to Loews Cineplex to fund further expansion in North America and internationally. The Company initially borrowed $500 million under the Bank Credit Facilities at the time the Combination was consummated. The Bank Credit Facilities are comprised of a $750 million senior secured revolving credit facility, secured by substantially all of the assets of Loews Cineplex and its U.S. subsidiaries, and a $250 million uncommitted facility. The Bank Credit Facilities bear interest at a rate of either the current prime rate as offered by Bankers Trust Company and Adjusted Eurodollar (as defined the credit agreement governing the Bank Credit Facilities) rate plus an applicable margin based on the Leverage Ratio (as defined the credit agreement governing the Bank Credit Facilities). The Bank Credit Facilities include various financial covenants, including a leverage test and interest coverage test, as well as customary restrictive covenants, including: (i) limitations on indebtedness, (ii) limitations on dividends and other payment restrictions,

(iii) limitations on asset sales, (iv) limitations on transactions with affiliates, (v) limitations on the issuance and sale of capital stock of subsidiaries, (vi) limitations on lines of business, (vii) limitations on merger, consolidation or sale of assets and (viii) certain reporting requirements. Future cash needs in excess of amounts provided by operations will be funded by the Bank Credit Facilities and proceeds of the Equity Offering and the Note Offering that are not used to repurchase Plitt Notes pursuant to the Plitt Note Repurchase.

  In June 1998, the Company entered into interest rate exchange agreements effectively setting a fixed rate of 5.5065% per annum (plus a margin) on a notional amount of $150 million of indebtedness under the Bank Credit Facilities.

  As a result of the consummation of the Combination, Loews Cineplex is obligated to make the Change of Control Offer. In order to satisfy this requirement and retire the Plitt Notes, on June 15, 1998, Plitt commenced the At-the-Market Offer, which is scheduled to expire on July 13, 1998. Based on the yield of the Reference Security at June 9, 1998, if all of the Plitt Notes are tendered and all of the holders thereof are entitled to receive consent payments, the Total Plitt Note Consideration would be approximately $219.4 million or 109.71% of the outstanding principal amount of the Plitt Notes, plus accrued and unpaid interest. The Company anticipates utilizing a portion of the proceeds of the Equity Offering and the Note Offering, to pay the Total Plitt Note Consideration. To the extent that such offerings have not been completed prior to the consummation of the Plitt Note Repurchase, the Company will pay the Total Note Consideration by drawing on its current availability under the Bank Credit Facilities. In connection with closing the Combination, the Company guaranteed the Plitt Notes on a senior subordinated basis, and Cineplex Odeon was released from its guarantee of the Plitt Notes. See "The Concurrent Transactions."

  Concurrently with the Equity Offering, the Company is offering $200 million
aggregate principal amount of its   % Senior Subordinated Notes due 2008. The
New Notes will be general unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt (as defined in the New Note Indenture) of the Company, including indebtedness under the Bank Credit Facilities. For a description of the New Notes, see "Description of Certain Indebtedness--The New Notes." Proceeds from the Note Offering are expected to be used, along with proceeds from the Equity Offering and, to the extent required, additional borrowings under the Bank Credit Facilities, to fund the purchase of Plitt Notes tendered pursuant to the Plitt Note Repurchase and/or the Change of Control Offer. Consummation of the Equity Offering is not conditioned upon consummation of the Note Offering, and consummation of the Note Offering is not conditioned upon consummation of the Equity Offering. See "Risk Factors--Equity Offering Not Conditioned on Note Offering."

  On February 5, 1998, in connection with the Combination, the Company declared and paid a stock dividend of 19,269,348.25 shares of Common Stock and 1,202,486 shares of Class A Non-Voting Common Stock to the Company's sole stockholder of record at the time. In connection with the stock dividend, $205,000 was transferred from retained earnings to additional paid-in capital and Common Stock.

EFFECT OF INFLATION

  Inflation has not had a material effect on Loews Cineplex's operations.

YEAR 2000 ISSUE

  The Year 2000 issue affects virtually all companies and organizations. Loews Cineplex has implemented programs designed to ensure that all software used in connection with providing services to its customers and its internal operations will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality. Loews Cineplex does not anticipate incurring significant additional costs to address the Year 2000 issue, although the effectiveness of Loews Cineplex's present efforts to address the Year 2000 issue cannot be assured. In addition, it is currently unknown whether vendors and other third parties with whom Loews Cineplex conducts business will successfully address the Year 2000 issue with respect to their own computer software. If Loews Cineplex's present efforts to address the Year 2000 issue are not successful, or if vendors and other third parties with which Loews Cineplex conducts business do not successfully address the Year 2000 issue, Loews Cineplex's business and financial condition could be adversely affected.

NEW ACCOUNTING PRONOUNCEMENTS

  Loews Cineplex has determined that two new pronouncements that have been issued but are not yet effective are applicable to Loews Cineplex, and may have an impact on its financial statements:

  Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information," which is effective for Loews Cineplex's fiscal year ending February 28, 1999, requires Loews Cineplex to disclose financial information about business segments, including certain information about products and services, activities in different geographic areas and other information.

  Additionally, SFAS No. 132, "Employer's Disclosure about Pensions and Other Post-Retirement Benefits," is effective for the Company's fiscal year ending February 28, 1999. SFAS No. 132 standardizes the disclosure requirements for pension and other post-retirement plans; the standard does not change the measurement or recognition of such plans.

  Loews Cineplex expects to adopt these standards when required and does not believe they will have a material impact on its financial statements.

CINEPLEX ODEON

INTRODUCTION

  Management's discussion and analysis of results of operations and financial condition focuses on liquidity, capital resources and the results of Cineplex Odeon's operations. This section should be read in conjunction with the consolidated financial statements, the notes thereto and other information presented elsewhere herein.

RESULTS OF OPERATIONS--YEARS ENDED DECEMBER 31, 1997 AND 1996

  Cineplex Odeon recorded a net loss for the year ended December 31, 1997 of $62,067,000 compared to a net loss for the year ended December 31, 1996 of $31,082,000 and a net loss for the year ended December 31, 1995 of $32,907,000. Included in the 1997 net loss are other expenses of $43,401,000 (1996--$1,377,000 and 1995--$2,862,000). Other expenses in 1997 includes a charge of $46,239,000 representing the costs associated with terminating certain leases and disposing of certain properties and the write-off of the net book value attributable to the related properties.

  Industry admission revenue and attendance increased in 1997 by 7.7% and 3.9% respectively compared to 1996 figures.

  Cineplex Odeon reported its results in United States dollars. In order to eliminate the impact of exchange rate fluctuations on the yearly comparison of both admission and concession revenue, the results for the Canadian operations discussed below are stated in Canadian dollars. In 1996 Cineplex Odeon sold five theatres located in Texas. The impact of this sale is not considered significant to Cineplex Odeon's United States results.

  Cineplex Odeon's United States theatre circuit box office revenue increased for both the year and the quarter ended December 31, 1997 by 3.3% and 10.0% respectively when compared to the corresponding period in the prior year. This increase in box office revenue for the year ended December 31, 1997 was the result of an increase in attendance of 1.7% and an increase in box office revenue per patron of 1.6%. The increase in box office revenue in the fourth quarter of 1997 was the result of an attendance increase of 8.2% and an increase in box office revenue per patron of 1.8%. The increase in attendance in the fourth quarter reflects a strong slate of pictures released in that period, including Titanic, and the impact of new theatres opened by Cineplex Odeon in the United States.

  Cineplex Odeon's Canadian theatres reported an increase in box office revenue of 28.4% in 1997 compared to 1996 (when measured in Canadian dollars). This increase was the result of an increase in attendance of 24.1% and an increase in box office revenue per patron of 4.3%. In the fourth quarter of 1997 Cineplex Odeon's

Canadian theatres reported an increase in box office revenue of 43.5% compared to the fourth quarter of 1996 (when measured in Canadian dollars). This increase was the result of an increase in attendance of 39.5% and an increase in box office revenue per patron of 4.0%. The increase in attendance experienced by Cineplex Odeon's Canadian theatre circuit in both the quarter and year ended December 31, 1997 compared to 1996 was a result of Cineplex Odeon's relationships with certain film distributors who enjoyed comparatively more successful film product in 1997 compared to 1996 and the impact of new theatres opened by Cineplex Odeon in Canada.

  Cineplex Odeon's United States concession revenue increased by 8.8% in 1997 compared to 1996. This increase was the result of an increase in attendance of 1.7% and an increase in concession revenue per patron of 7.1%. In the fourth quarter of 1997, Cineplex Odeon's United States concession revenue increased by 16.9% when compared to the fourth quarter of 1996. For the fourth quarter the increase was the result of an increase in attendance of 8.2% and an 8.7% increase in concession revenue per patron.

  Cineplex Odeon's Canadian concession revenue increased in 1997 by 31.5% (when measured in Canadian dollars) compared to 1996, reflecting an increase in concession revenue per patron of 7.4% and an increase in attendance of 24.1%. For the fourth quarter of 1997, Cineplex Odeon's Canadian concession revenue increased by 49.4% comprising an increase in attendance of 39.5% and an increase in concession revenue per patron of 9.9%.

  The increase in concession revenue per patron in both the United States and Canada for the year reflects the impact of Cineplex Odeon's focus in this area and the augmented design of concession stands in Cineplex Odeon's newer theatres.

 GROSS MARGIN AND OTHER COSTS

  The gross margin from theatre operations (being revenue from theatre operations less film cost, cost of concessions, advertising, theatre payroll, occupancy and supplies and services), when expressed as a percentage of theatre operating revenue, increased in 1997 to 16.2% compared to 15.4% in 1996. For the fourth quarter of 1997 compared to the fourth quarter of 1996 the gross margin from theatre operations, when expressed as a percentage of theatre operating revenue, increased to 17.7% from 14.0%. The increase in gross margin for both the year and the fourth quarter was primarily the result of the increase in revenue.

  Interest on long-term debt decreased by 4.5% in 1997 compared to the prior year. The decrease in interest on long-term debt was primarily a result of the decision to denominate certain of Cineplex Odeon's long-term debt in Canadian dollars during 1997 which, for the period was subject to a lower interest rate.

  In 1997 other expenses were $43,401,000 compared to $1,377,000 in 1996 and $2,862,000 in 1995. The primary component of this charge is an expense of $46,239,000 relating to the costs associated with terminating certain theatre leases and disposing of certain other theatre properties and the corresponding write-off of the net book value associated with the properties. It is anticipated that the disposal of these properties will be substantially complete by the end of 1998 and will result in an annual operating cash flow improvement of $7,000,000.

  During 1997 the value of the Canadian dollar weakened relative to the United States dollar. While currency movements affect the reporting of revenues and expenses of Cineplex Odeon's Canadian operations, the financial impact is limited as the costs of operating the Canadian theatres are supported by the revenues of such theatres.

RESULTS OF OPERATIONS--1996 AND 1995

  Industry admission revenue and attendance increased in 1996 by 7.6% and 6.0% respectively compared to 1995 figures.

  Cineplex Odeon's United States results were impacted by the sale of 28 theatres, located in Florida and Georgia, to Carmike Cinemas, Inc. in the second quarter of 1995. In 1996 Cineplex Odeon sold five theatres located in Texas, the impact of which is not considered significant to Cineplex Odeon's United States results.

  Cineplex Odeon's United States theatre circuit box office revenue decreased for both the year and the quarter ended December 31, 1996 by 4.0% and 8.6% respectively when compared to the corresponding period in the prior year. Adjusting for the impact of the sale of the Florida and Georgia theatres, Cineplex Odeon's United States theatre circuit box office revenue decreased by 1.9% for the year ended December 31, 1996 compared to the year ended December 31, 1995. This decrease in box office revenue for the year ended December 31, 1996 was the result of a decrease in attendance of 4.3% offset by an increase in box office revenue per patron of 2.4%. The decrease in attendance in 1996 compared to 1995 is a direct result of increasing competition from other film exhibitors who have been aggressively building new theatres. The decrease in box office revenue in the fourth quarter of 1996 was the result of an attendance decrease of 10.3% offset by an increase in box office revenue per patron of 1.7%. The decrease in attendance in the fourth quarter reflects the fact that the film product in the fourth quarter of 1996 was not as strong as the prior year and the aforementioned increasing competition.

  Cineplex Odeon's Canadian theatres reported an increase in box office revenue of 2.8% in 1996 compared to 1995 (when measured in Canadian dollars). This increase was the result of an increase in attendance of 3.5% offset by a decrease in box office revenue per patron of 0.7%. In the fourth quarter of 1996 Cineplex Odeon's Canadian theatres reported an increase in box office revenue of 5.0% compared to the fourth quarter of 1995 (when measured in Canadian Dollars). This increase was the result of an increase in attendance of 4.1% and an increase in box office revenue per patron of 0.9%. The increase in attendance experienced by Cineplex Odeon's Canadian theatre circuit in 1996 compared to 1995 was a result of Cineplex Odeon's relationships with certain film distributors who enjoyed comparatively more successful film product in 1996 compared to 1995.

  Cineplex Odeon's United States concession revenue decreased by 3.0% in 1996 compared to 1995. In the fourth quarter of 1996, Cineplex Odeon's United States concession revenue decreased by 5.1% when compared to the fourth quarter of 1995. Adjusting for the impact of the sale of the Florida and Georgia theatres, Cineplex Odeon's United States concession revenue for the year ended December 31, 1996 was equivalent to that of the year ended December 31, 1995. This was achieved due to an increase in concession revenue per patron of 4.3% which offset the decrease in attendance. For the fourth quarter the decrease was the result of a decrease in attendance of 10.3% offset by a 5.2% increase in concession revenue per patron.

  Cineplex Odeon's Canadian concession revenue increased in 1996 by 6.0% (when measured in Canadian dollars) compared to 1995, reflecting an increase in concession revenue per patron of 2.5% and an increase in attendance of 3.5%. For the fourth quarter of 1996, Cineplex Odeon's Canadian concession revenue increased by 3.7% comprising an increase in attendance of 4.1% and a decrease in concession revenue per patron of 0.4%. The increase in concession revenue per patron for the year reflects the impact of Cineplex Odeon's focus in this area and the augmented design of concession stands in Cineplex Odeon's newer theatres.

 GROSS MARGIN AND OTHER COSTS

  The gross margin from theatre operations (being revenue from theatre operations less film cost, cost of concessions, advertising, theatre payroll, occupancy and supplies and services), when expressed as a percentage of theatre operating revenue, decreased in 1996 to 15.4% compared to 15.7% in 1995. The slight decline in gross margin for the year was primarily the result of a general increase in certain direct costs associated with theatre operations.

  The gross margin from theatre operations, when expressed as a percentage of theatre operating revenue, decreased in the fourth quarter of 1996 compared to the fourth quarter of 1995 to 14.0% from 16.4%. The decline in gross margin for the fourth quarter of 1996 was due to (1) a general increase in certain direct costs associated with theatre operations; and (2) the fixed component of theatre operating costs (primarily occupancy costs).

  Interest on long-term debt decreased by 13.4% in 1996 compared to the prior year. The decrease in interest on long-term debt was primarily attributable to the initial application of equity proceeds from the public offering in the first quarter of 1996 against Cineplex Odeon's long-term debt.

  During 1996 the value of the Canadian dollar strengthened relative to the United States dollar. While currency movements affect the reporting of revenues and expenses of Cineplex Odeon's Canadian operations, the financial impact is limited as the costs of operating the Canadian theatres are supported by the revenues of such theatres.

LIQUIDITY AND CAPITAL RESOURCES

 CASH FLOW FROM CONTINUING OPERATIONS

  Cash flow from operations in 1997 amounted to a net inflow of $30,780,000 compared to a net inflow of $12,416,000 in 1996. The increase in cash flow from operations is a function of the increase in revenue experienced in 1997 (See "Results of Operations"). Excluding the impact of the net change in non-cash working capital, Cineplex Odeon's cash flow from operations for the year ended December 31, 1997 amounted to a net inflow of $1,622,000 compared to a net inflow of $10,468,000 for the year ended December 31, 1996. This decline is attributable to the cash costs associated with the aforementioned disposition of certain properties which amounted to $21,648,000.

 LONG-TERM DEBT

  Long-term debt increased from $326,058,000 at December 31, 1996 to $333,523,000 at December 31, 1997. This increase is the result of the capital expenditures associated with Cineplex Odeon's expansion program. In connection with the Combination, Cineplex Odeon repaid $153.9 million of outstanding debt under its credit facility with funds provided by Loews Cineplex from borrowings under the Bank Credit Facilities, and the Cineplex Odeon facility was terminated.

  At December 31, 1997 Cineplex Odeon had two interest rate swap agreements outstanding. The aggregate notional principal associated with the two swap agreements is $35,000,000 and such agreements require Cineplex Odeon to pay a fixed interest rate and receive a floating rate. The weighted average fixed interest rates associated with the swap agreements are 5.73%. These agreements were terminated in connection with the Combination. Of Cineplex Odeon's long-term debt at December 31, 1997, approximately 79% was subject to fixed rates of interest.

 FUTURE COMMITMENTS

  In 1997 Cineplex Odeon opened seven new theatres and refurbished two theatres in the United States adding a total of 87 new screens. In Canada in 1997 Cineplex Odeon opened ten new theatres and refurbished four theatres adding a total of 127 new screens. The total cost associated with the construction of these theatres was approximately $50,000,000.

CANADIAN ISSUER

  Cineplex Odeon is an Ontario corporation which conducts approximately one-third of its operations in Canada. Cineplex Odeon is subject to certain Canadian economic, fiscal, monetary and political policies and factors.

  Reference is made to Note 17 of the Notes to the Consolidated Financial Statements of Cineplex Odeon for a reconciliation of Cineplex Odeon's financial statements to United States Generally Accepted Accounting Principles.

INFLATION

  For the three years ended December 31, 1997, inflation did not have a pronounced effect on Cineplex Odeon's results of operations.

                    THE MOTION PICTURE EXHIBITION INDUSTRY

GENERAL

  The motion picture exhibition industry in North America comprises over 400 exhibitors, 250 of which operate four or more screens. Based on the listing of exhibitors in the National Association of Theatre Operators ("NATO") 1997-98 Encyclopedia of Exhibition, as of May 1, 1997, the ten largest exhibitors (in terms of number of screens in the United States) operated approximately 51% of the total screens, with no one exhibitor operating more than 10% of the total of 29,731 screens.

  The following table presents the ten largest exhibition companies in North America by box office revenue, screens and theatres according to the most recent publicly available information:

                                                 BOX
                                                OFFICE
   COMPANY                                     REVENUES   SCREENS   THEATRES(3)
   -------                                     --------   -------   -----------
   Loews Cineplex.............................  $688.2(1)  2,900(2)     465
   AMC Entertainment..........................   530.7     2,475        231
   United Artists Theatres....................   465.6     2,154        332
   Regal Cinemas(/3/).........................   344.0     2,306        256
   Carmike Cinemas............................   322.6     2,720        520
   GC Companies...............................   298.3     1,222        182
   Cinemark Cinemas...........................   288.1     2,310        233
   Act III Theatres(/3/)......................   166.4       673        122
   Hoyts Cinemas Corp.........................     N/A       817        125
   National Amusements........................     N/A     1,141

--------
(1) Includes Loeks-Star Theatres and Magic Johnson Theatres. Amounts for Loews Cineplex represent the sum of data reported for Loews Theatres as of February 28, 1998 and Cineplex Odeon as of December 31, 1997. This data is not intended to represent total screens, locations or box office revenue of the Company on a pro forma basis at any time.
(2) Amount for Loews Cineplex include screens and theatres of Loeks-Star Theatres, Magic Johnson Theatres and Yelmo Cineplex de Espana.
(3) Data for Regal Cinemas is prior to its merger with Act III. Act III screen and theatre information is as of December 31, 1996.

  In 1997, U.S. motion picture attendance was approximately 1.4 billion, the highest attendance level recorded by NATO during the past thirty-eight years, and in the same year, box office revenues exceeded $6.4 billion, an 8% increase over 1996. The average ticket price for 1997 was $4.59, an increase of 4% over 1996.

  Exhibitors' chief sources of revenue are derived from box office sales of theatre tickets and sale of concession products at theatres. Box office revenues are directly related to attendance which is driven by the quality of the movie-going experience including the comfort, cleanliness and convenience of the location of theatres, the content and quality of film product distributed by major motion picture and independent film studios, the ticket price, the quality of projection and sound presentation and the level of customer service. Concessions (generally food and beverage items) are sold at stands located within theatres. Concession revenues are largely dependent on attendance levels and the effectiveness of theatre staffing, training and the type and quality of products offered.

  Exhibitors' primary operating costs include film costs for licensing rights paid to motion picture distributors, the cost of concession products, labor, theatre rents, real estate taxes and advertising. In recent years, film costs to the exhibition industry have increased. There are a variety of reasons for this, including a trend toward shorter film exhibition runs. In addition, exhibitors must spend significant amounts of capital on investments in developing and constructing theatre facilities.

RELATIONSHIP BETWEEN MOTION PICTURE PRODUCTION AND DISTRIBUTION AND MOTION PICTURE EXHIBITION

  There is an integral relationship between the motion picture exhibition and the motion picture production and distribution industries. Motion picture theatres are the primary initial distribution channel for new motion picture releases, and theatrical success of a motion picture is often the most important factor in establishing its value in the cable television, pay-per-view, videocassette and other ancillary markets. At the same time, the ultimate success of an exhibitor's box office is dependent on, among other things, the quality, quantity, availability and acceptance by movie going patrons of the motion picture product produced by the motion picture production companies and licensed for exhibition to the motion picture exhibitors by distribution companies.

  The motion picture production and distribution industry in North America is led by a few major movie studios and their distribution operations. The major studios and distributors are Columbia and TriStar (which are both owned by Sony), Universal (approximately 84% of which is owned by Seagram), The Walt Disney Corporation, Warner Bros. (which is owned by Time-Warner Inc.), Paramount Pictures (which is owned by Viacom Inc.), Twentieth Century-Fox (which is owned by NewsCorp.) and Metro-Goldwyn-Mayer Inc. These studios account for approximately 90% of the motion picture product exhibited in the U.S., based on box office receipts.

FILM LICENSING

  In order to secure adequate product, theatrical exhibitors, such as the Company, must engage in continuous negotiations with film distributors for licensing rights of first run feature motion pictures. Such negotiations are conducted on a film-by-film and theatre-by-theatre basis and consider, among other things, the projected success of the movie, the movie's subject content and appeal to segments of the population and the exhibitor's presence in metropolitan areas, theatre locations and size. Film exhibition licenses typically specify rental fees based upon a gross receipts formula or a theatre admissions revenue-sharing formula. Under a gross receipts formula, the distributor receives a specified percentage of box office receipts, with the percentage generally declining over the term of the run. Under a theatre admissions revenue-sharing formula, the distributor receives a specified percentage of the excess of box office receipts over a negotiated house expense.

  If there are multiple exhibitors in a film zone, a distributor may require the exhibitors in a zone to bid for a film or may allocate its films among the exhibitors in the zone. When films are licensed under the allocation process, a distributor will choose which exhibitor is offered a movie and then that exhibitor will negotiate film rental terms directly with the distributor for the film. Over the past several years, distributors have generally used the allocation rather than the bidding process to license their films. The Company does not currently bid for film licenses in any of the markets in which it operates.

SEASONALITY

  The release of motion pictures is often seasonal, with the release of a disproportionate number of major motion pictures taking place during the summer and holiday seasons. This industry-wide practice is expected to continue and may cause significant swings in attendance levels, theatre staffing levels and reported results for the Company from quarter to quarter. However, recently there has been an industry trend towards movie releases in the "off" season to attempt to mitigate the effect described above and annual attendance levels and admissions revenues have tended to increase moderately in the recent past.

GOVERNMENT REGULATION

  In the United States, the distribution of motion pictures is in large part regulated by federal and state Antitrust Laws and has been the subject of numerous antitrust cases. The most significant of these cases is U.S. v. Paramount Pictures Inc., et al., which was affirmed by the U.S. Supreme Court in 1950. The consent decrees resulting from the Paramount case bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors on a film-by-film and theatre-by-theatre basis. Consequently, Loews Cineplex will not be able to assure itself of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete and negotiate for its licenses on a film-by-film and theatre-by-theatre basis.

  The ADA and certain state statutes and local ordinances, among other things, require that places of public accommodation, including theatres (both existing and newly constructed), be accessible to, and that assistive listening devices be available for use by, patrons with disabilities. The ADA may require that certain modifications be made to existing theatres in order to make such theatres accessible to certain theatre patrons and employees who are disabled. The ADA requires that theatres be constructed to permit persons with disabilities full use of theatre and its facilities and reasonable access to work stations. Loews Cineplex has established a program to review and evaluate its U.S. theatres and to make changes that may be required by law. See "Business--Legal Proceedings" for information concerning claims alleging that certain theatres in the Cineplex Odeon circuit are not in compliance with the ADA.

  Motion picture theatres are also subject to certain U.S. and Canadian federal, state, provincial and local laws governing such matters as construction, renovation and operation of its theatres, employee wages and working conditions, health and sanitation regulations. Loews Cineplex believes all of its theatres are in material compliance with such requirements.

                                   BUSINESS

  Loews Cineplex is the world's largest publicly traded theatre exhibition company in terms of revenues and operating cash flow. On May 14, 1998, the Company completed the business combination of the Loews Theatres exhibition business of SPE and Cineplex Odeon, another major motion picture exhibitor with operations in the United States and Canada. On a pro forma basis for the fiscal year ended February 28, 1998, the Company had approximately $1.0 billion in revenues, approximately 71% of which were related to box office receipts and approximately 29% of which were generated by concession sales and other revenues. The Company's pro forma share of total industry box office receipts in North America in 1997 was approximately 10.1%.

  As of May 15, 1998, Loews Cineplex owned and operated or had interests in 2,792 screens at 452 locations, of which 2,781 screens were located in 22 U.S. states, the District of Columbia and 6 Canadian provinces. The Company's North American exhibition screens represent approximately 9.3% of all exhibition screens in North America. The Company's North American theatres are concentrated in densely populated urban and suburban areas, with a strong presence in metropolitan New York, Boston, Chicago, Baltimore, Dallas, Houston, Detroit, Los Angeles, Seattle, Washington, D.C., Toronto, Montreal and Vancouver. Approximately 83% of the Company's U.S. theatres are located in 11 of the 15 largest ADIs in the United States, and approximately 83% of the Company's Canadian theatres are located in the top 10 ADIs in Canada. As of June 10, 1998, the Company also owned a 50% interest in 108 screens in 13 locations in Spain through a joint venture with Yelmo Films, a leading local Spanish exhibitor. The Company has also established an initial presence in both Hungary and Turkey.

  The Company holds a 50% partnership interest in each of the U.S. Partnerships. The U.S. Partnerships held interests in and operated 12 locations with a total of 149 screens as of May 15, 1998. Loeks-Star Theatres' circuit is located in the metropolitan Detroit, Michigan area. Magic Johnson Theatres' circuit is located in densely populated urban areas with predominantly minority populations. Unless otherwise noted, the screen and location figures presented herein for the Company include the screens and locations of the Company's U.S. Partnerships.

  Loews Cineplex was the first commercial motion picture exhibitor in North America, and perhaps the world, with operations beginning in 1904, when Marcus Loew set up a "nickelodeon" in a rented room above a penny arcade store in Cincinnati, Ohio. Loews Cineplex's theatre circuit has grown over the years through both internal development and acquisitions. Today, Loews Cineplex operates theatres under the Loews, Sony and Cineplex Odeon theatres names, and the Company's partnerships and joint ventures operate theatres under the Star, Magic Johnson and Yelmo Cineplex names.

  The Company's principal stockholders include SPE, a wholly owned subsidiary of SCA, Universal and the Claridge Group, which own 51.1% (49.9% of the Company's voting Common Stock), 26.0% (26.6% of the Company's voting Common Stock) and 9.6% (9.8% of the Company's voting Common Stock) of the Company's capital stock, respectively, before giving effect to the issuance of shares of Common Stock offered hereby. Upon consummation of the Equity Offering, SPE, Universal and the Claridge Group will own 40.8%, 23.3% (23.2% of the Company's voting Common Stock) and 7.6% (7.6% of the Company's voting Common Stock), respectively, of the Company's capital stock and collectively own approximately 71.7% of the Company's capital stock (and 71.5% of its voting Common Stock). SPE, Universal and the Claridge Group are collectively referred to herein as the "Stockholders."

  The Company is incorporated under the laws of the State of Delaware with its principal offices located at 711 Fifth Avenue, New York, New York 10022, and its telephone number is (212) 833-6200.

                            KEY BUSINESS STRATEGIES

  The Company's goals are:

  . to be the leading theatrical exhibitor in densely populated metropolitan centers in North America;
  . to expand into selected international markets through joint ventures, new theatre construction and acquisitions; and
  . to maintain its reputation as a preferred exhibitor for distributors and theatre-going patrons.

The Company has developed a number of successful operating and expansion strategies designed to achieve these goals and place it at the forefront of the industry.

OPERATING STRATEGY

  The Company intends to achieve the same high levels of operating performance and cash flow growth historically achieved by Loews Theatres by applying its proven operating strategy to the recently acquired Cineplex Odeon theatres and to the Company's new ventures. During the last five fiscal years, the Company's Loews Theatres circuit consistently achieved strong operating results, with Total EBITDA per location growing at a compound annual growth rate of 18.3% from fiscal 1994 to fiscal 1998 and its Total EBITDA margin improving from 16.1% to 18.0% during the same period . The Company has achieved these results by actively managing and improving the Loews Theatres portfolio, providing a high level of customer service, actively controlling operating costs, closely monitoring operations on a daily basis, and increasing efficiency through the integration of highly flexible state-of-the-art information systems into the Company's theatre operations. In contrast, Cineplex Odeon experienced virtually no growth in Modified EBITDA (which, in the case of Cineplex Odeon, is substantially comparable to Loews Theatres' Total EBITDA) per theatre from 1993 through 1997, and its Modified EBITDA margin declined from 13.0% in 1993 to 10.8% in 1997. The Company believes that this lack of growth and margin decline was attributable primarily to capital constraints and Cineplex Odeon management's need to focus on long-term strategies. For the definitions of Total EBITDA, Modified EBITDA and EBITDA, see "Selected Historical and Unaudited Pro Forma Financial Information."

  The Company's management believes that there are significant opportunities to improve the performance of the combined circuit by adopting Loews Theatres' policies and practices throughout the combined circuit. Key elements of the Company's operating strategy include:

PURSUE COST SAVINGS AND OPERATING EFFICIENCIES

  The Company believes that it will be able to significantly improve its revenues, operating cash flow and gross margins by improving operating efficiencies and reducing costs following the combination of the Loews Theatres and Cineplex Odeon theatre circuits. The Company believes it can achieve these efficiency improvements and cost reductions by (i) applying Loews Theatres' proven operating practices and revenue enhancement programs throughout the Company's combined chain of theatres and (ii) eliminating redundant overhead and taking advantage of economies of scale. Since the consummation of the Combination, the Company has already begun to reduce overhead costs through headcount reductions, negotiated the extension of significant volume discounts on bulk concession items to the Cineplex Odeon circuit and implemented other efficiencies. The Company estimates that initial steps taken to date will result in annual cost savings and operating efficiencies of approximately $10 million. The Company anticipates that, over the next several years, these cost savings and operating efficiencies will increase to approximately $25 million annually.

  Apply Proven Operating Practices. Over the past five fiscal years, Loews Theatres increased concessions revenue per patron by 31.3% from $1.63 to $2.14. This increase was attributable to expanded concession offerings designed to provide more variety to patrons, increased prices, the implementation of employee training and incentive programs which encourage "upselling" and improve customer service, and more efficient design of concession stands in the Company's new theatres. Loews Theatres' concession margins have increased from 80.8% to 84.5% during the same period. This improvement is due to the Company's ability to obtain favorable terms with its vendors, benefit from volume discounts and offer a varied product mix while maintaining attractive margins. In contrast, Cineplex Odeon increased its concession revenue per patron by only 7.6% from $1.57 to $1.69 and its concession margins decreased from 85.9% to 80.6% from 1994 to 1997. The Company expects that Loews Theatres' proven operating practices will improve Cineplex Odeon's overall concession productivity and margins.

  Loews Theatres' theatre operating expenses (including concession costs) as a percentage of revenues decreased from 78.8% to 74.4% between fiscal 1994 and fiscal 1998. Loews Theatres has been successful in reducing these expenses by minimizing rent through favorable real estate practices and implementing more efficient layouts in the Company's newer theatres, as well as by cross-training its staff and adjusting staffing levels based on "real time" information from its theatres in order to increase staffing efficiency. Between 1993 and 1997, Cineplex Odeon's theatre operating expenses (including concession costs) as a percentage of revenues increased from 84.2% to 91.4%. The Company believes that by applying Loews Theatres' proven operating practices Cineplex Odeon's cost structure will improve as the two circuits are integrated.

  Realize Economies of Scale. The Company believes that it can improve operating margins by realizing cost savings through the elimination of overhead redundancies and by spreading the remaining overhead costs over a larger theatre circuit. The Company also anticipates that it will realize additional benefits created by economies of scale such as volume purchase discounts, application of more favorable terms with selected vendors and service suppliers and certain revenue generating contracts on a circuitwide basis. Additional efficiencies are expected to be realized through more efficient film programming and scheduling, enabling the Company to exhibit motion pictures for the maximum play time by matching optimal auditoria size with rapidly changing audience demands.

FOCUS ON CUSTOMER SERVICE

  The Company's goal is to be the industry leader in, and to provide an unprecedented level of, customer service and convenience, positioning Loews Cineplex as the "theatre of choice" for moviegoing patrons. Loews Theatres has developed a proven customer service program focused on increasing patronage and generating customer loyalty by improving the overall moviegoing experience. This program includes optimizing the scheduling of showtimes to lessen congestion at its theatres, offering more frequent showtimes of popular films for the convenience of its patrons, guaranteeing "next-in-line" service to improve ticket and concession sales, and scripted greetings to promote a friendly atmosphere. The Company also provides intensive employee training to improve service and sales techniques and increase concession sales. By serving customers more quickly, the Company believes that it can increase its concession revenues per patron. To encourage increased patronage, the Company has established new concession programs, providing a wider selection of concession items and enhanced promotions and merchandising activities. The Company has also established a series of box office admission discount programs, including bargain matinees, as incentives for patronage by select groups of customers, including senior citizens and children.

MAINTAIN STATE-OF-THE-ART INFORMATION SYSTEMS

  In the last three years, Loews Theatres has streamlined its point-of-sales system and invested in state-of-the-art computer technology at its theatre box offices and concession stands, enabling it to increase productivity and manage operating costs more efficiently. Touch screen selling stations at its box offices and concession stands provide quicker service, resulting in higher customer turnover and productivity improvements. This system has shortened transaction processing times and provides "real time" information to the home office regarding attendance levels, box office receipts, concession sales and employee productivity at each location, as well as better inventory management and control. Immediate access to attendance levels and concession sales at each theatre allows management to make daily adjustments to staffing levels and inventories in order to maximize staffing efficiencies and concession productivity. This is especially important during critical operating periods such as weekends and holidays. The Company has also made significant investments in technology to streamline and enhance features within its major reporting systems. Over the past three years, the Company has spent approximately $13.0 million on information systems technology. The Company has begun to integrate the Cineplex Odeon theatres into the Company's systems in order to achieve similar benefits in its revenues and operating costs.

EXPAND ANCILLARY REVENUES

  The Company is continually identifying ancillary revenue opportunities in addition to box office and concession revenues. The Company believes that it can be an attractive medium for advertising and joint marketing and promotion efforts because it can provide access to mass audiences throughout North America (approximately 145 million patrons in fiscal 1998) with highly attractive demographics. The Company maintains screen advertising programs circuitwide with local and national advertisers. The Company is currently advertising Calvin Klein Jeans' products on its serving containers for popcorn and beverages and is exploring additional advertising and marketing programs with other world class consumer product companies. The Company has also generated additional revenue through the leasing of its theatres for motion picture premieres and screenings, corporate events and private parties. Certain of the Company's theatres, such as the Sony Lincoln Square Theatre in New York City, have earned reputations as the "preferred" theatres for these events given their locations in key urban markets as well as their upscale settings.

MOTIVATE KEY EMPLOYEES

  The Company adopted the Stock Incentive Plan in connection with the Combination that is designed to link compensation of management with stockholder return. The Company expects to expand this program by granting additional options to key employees. The Company provides additional incentives to its theatre staff employees through the payment of commissions for concession productivity over certain target levels, and through the offer of benefits such as college tuition assistance programs designed to reduce employee turnover and increase operating efficiencies.

EXPANSION STRATEGY AND PORTFOLIO MANAGEMENT

  A key component of Loews Cineplex's business strategy is to pursue a significant expansion and upgrade of its portfolio of movie theatre properties. The Company plans to spend an aggregate of approximately $1.0 billion in capital expenditures during the next five years to (i) develop or acquire additional theatres in the North American and international markets,
(ii) expand the number of screens at certain existing theatres, (iii) significantly upgrade and modernize existing theatres where appropriate, and
(iv) dispose of obsolete, unprofitable and non-strategic theatres. During the past four fiscal years, Loews Theatres has achieved a return on investment from new theatre construction of greater than 20% (calculated on the basis of EBITDA to net investment).

UPGRADE AND EXPAND IN NORTH AMERICA

  In the past four years, Loews Theatres has implemented a major theatre reconfiguration and expansion program. This program has increased screens per location from 5.4 at the end of fiscal year 1994 to 7.4 at the end of fiscal year 1998. In conjunction with this expansion program, the Company has adopted a prototype design for new theatre construction which typically has between 12 and 24 screens depending on the location, with oversized screens, stadium seating, rocking chair seats, state-of-the-art digital sound systems and spacious lobbies. The prototype also provides operating efficiency in the design, location and size of concession stands and incorporates state-of-the-art point-of-sale technology. The Company believes larger multiscreen theatres are more efficient to operate and provide for greater operating margins and better asset utilization. The greater number of screens per theatre provides effective leverage of fixed costs and staffing levels over a larger revenue base. Multiscreen facilities also enable Loews Cineplex to present a variety of films with more frequent showtimes to the moviegoing public, maximizing attendance levels.

  During the five fiscal years ended February 28, 1998, Loews Theatres constructed and placed into service 25 new multiplex and megaplex theatres with a total of 286 screens. During the same period, Loews Theatres also added 52 new screens at existing theatres. The quality of the Company's theatres and their major metropolitan locations position the Company's theatres among the top grossing theatres in the United States. The Company currently operates the three highest grossing theatres in the United States for the 1998 year-to-date according to A.C. Nielsen/EDI: (i) the 13-screen flagship Sony Theatres Lincoln Square in New York City (home of the first commercial 3-D IMAX(R) theatre in the United States); (ii) the 18-screen Universal City at Citywalk, a retail and entertainment complex in Universal City, California; and (iii) the 20-screen Star Theatres in Southfield, Michigan.

  The following table indicates the number of theatre locations, screens and changes to the Loews Theatres circuit configuration as a result of theatre reconfiguration program (including screens and locations relating to Loeks-Star Theatres and Magic Johnson Theatres but excluding screens and locations relating to Cineplex Odeon's theatres and Yelmo Cineplex de Espana's theatres) during the fiscal years ending in 1994 through 1998:

                                             FEBRUARY 28 OR 29,           FIVE
                                         -------------------------------  YEAR
                                         1994  1995   1996   1997  1998   TOTAL
                                         ----  -----  -----  ----  -----  -----
SCREENS
Beginning of year....................... 944     981  1,030  950     959    944
  New construction......................  60      54     36   44      92    286
  Expansions............................ --       15      3   22      12     52
  Dispositions.......................... (23)    (20)  (119) (57)    (28)  (247)
                                         ---   -----  -----  ---   -----  -----
Year end................................ 981   1,030    950  959   1,035  1,035
LOCATIONS
Beginning of year....................... 188     182    180  154     143    188
  New construction......................   7       5      3    4       6     25
  Dispositions.......................... (13)     (7)   (29) (15)    (10)   (74)
                                         ---   -----  -----  ---   -----  -----
Year end................................ 182     180    154  143     139    139
Average screens per location............ 5.4     5.7    6.2  6.7     7.4

  With the addition of the Cineplex Odeon theatre circuit as a result of the Combination, at May 15, 1998, the Company operated theatres at 452 locations with 2,792 screens or an average of 6.2 screens per location. These include 25 theatres comprising 85 screens in New York City and Chicago that the Company is obligated to sell under an agreement reached with the DOJ and the attorneys general of New York and Illinois in connection with the approval of the Combination. The theatres held for disposition represented approximately 3% of total screens and generated approximately $43 million of box office revenue and approximately $9 million of cash flow on an annual basis. The Company also expects to close or dispose of certain overlapping theatre locations and underperforming theatres, including older obsolete theatres. In the aggregate, these theatres contribute only marginally to cash flow from operations or that are operating at a loss. The Company has preliminarily targeted a significant number of these theatres for closing.

  The Company believes that a significant opportunity exists to improve the Company's competitive position in many of its existing markets as well as to selectively enter new markets in North America that are currently underserved. The Company's goal in this expansion effort is to develop a more modern portfolio of multiplex and megaplex theatre properties which offer customers an exceptional movie-going experience. The Company currently is targeting to open approximately 12 to 15 new theatre locations annually, and to add new screens at existing locations. The Company has enacted a program to upgrade existing theatres with stadium seating, where appropriate. The Company also expects to close or dispose of certain overlapping theatre locations and underperforming theatres, including older obsolete theatres that contribute only marginally to cash flow from operations or that are operating at a loss. The Company has preliminarily targeted approximately 550 screens for disposition or closing over the next five years. While in the aggregate the screens to be disposed of currently generate significant revenues, they are approximately break-even on a cash flow basis. Closure costs related to most of these theatre closings have been provided for as part of "Excess Purchase Price" in connection with the purchase accounting and adjustments resulting from the Combination. In connection with the Combination, the Company also agreed with the DOJ and the attorneys general of New York and Illinois to dispose of 25 additional theatres with 85 screens.

EXPAND INTERNATIONALLY

  According to the Baskerville Communications Corporation, the international (i.e., non-North American) share of total worldwide box office receipts rose from 43% in 1983 to 62% in 1996 and since 1983 international box office receipts have increased at approximately a 9% compounded annual growth rate. The Company believes that the international market offers significant growth opportunities to motion picture exhibitors, particularly through the replication of the multiplexing process underway today in the domestic arena. Much of the world is underscreened and underserved by poor quality theatres. According to Screen Digest, there were approximately 9,000 people per screen in the United States in 1996, compared to an average of approximately

20,000 people per screen in Western Europe and approximately 79,000 people per screen in Latin America. In the United States, the average person visits a theatre approximately five times per year, compared to 1.9 times per year in Western Europe and only 0.6 times per year in Latin America. Marginal increases in attendance rates and increased average ticket prices have a dramatic impact in expanding box office receipts.

  In June 1998, the Company formed its Loews Cineplex International division to develop, construct and operate theatres outside of North America. The Company is currently considering expansion opportunities in selected areas throughout the world that the Company believes are underscreened and underserved by existing operators and is currently pursuing several opportunities in Western Europe and developed countries in other regions. The Company has targeted selected markets in Western Europe for its international expansion based on the favorable economy, ease of doing business and availability of attractive partners. The Company intends to identify local partners in targeted international markets with whom management can pursue joint venture opportunities which capitalize on the Company's development and operating expertise and access to capital, and which take advantage of the local partners' established presence and significant local expertise. The Company has recently announced the formation of a joint venture with Yelmo Films to operate existing theatres and construct and operate new state-of-the-art multiplex theatres in Spain. The Company also operates a six-screen theatre in Hungary and a five-screen theatre in Turkey. The Company is currently evaluating several other specific international expansion opportunities in Western Europe, Eastern Europe, Latin America and Asia.

PURSUE ACQUISITIONS AND JOINT VENTURES

  The Company is continually seeking opportunities to acquire theatre circuits with locations that complement the Company's existing locations and that provide the opportunity to improve operating margins through significant cost savings realized through economies of scale. Acquisitions can also provide the critical mass needed to expand into new markets. The Company targets acquisitions that can be consummated at an attractive valuation and where there is a significant strategic fit with the Company's existing theatre circuit.

  The Company also explores joint ventures with partners that offer complementary expertise, enabling Loews Cineplex to increase its success in entering certain niche markets or markets where it currently does not have a presence. The Company's partnership interest in the Loeks-Star Theatre circuit provides the opportunity to capitalize on the local reputation and consumer recognition of a high quality circuit, while offering the resources and expertise of a national exhibitor. The Magic Johnson Theatres partnership leverages the brand name recognition of one of the most well-known and respected athletes in the world and provided Loews Theatres with a unique vehicle through which to make the first successful entry into underserved, minority markets. The Company's joint venture with Yelmo Films in Spain is another example of the Company's strategy of combining its financial resources and operating expertise with a partner's knowledge of a local market in order to expand into a new market with the optimal combination of key elements to facilitate a successful entry.

  Although the Company regularly evaluates acquisition opportunities, the Company has not entered into any commitment with respect to any future material acquisition.

OPEN IN LOCATION-BASED ENTERTAINMENT CENTERS

  As consumers seek more sophisticated entertainment offerings, the Company and its competitors have begun to construct new theatres in location-based entertainment centers. In addition to theatres, these centers typically have specialty retail stores, themed restaurants and video arcades, all of which have high entertainment content. The Company currently operates the 18-screen Universal City theatre multiplex at Citywalk, and will own and operate a 15-screen theatre and IMAX(R) at Metreon--a Sony entertainment center, a 350,000 square foot complex in San Francisco scheduled to open in mid-1999. The Company will continue to explore these opportunities with Sony and Universal as well as other location-based entertainment center developers.

THEATRE OPERATIONS

  Nearly all of the Company's screens are located in multiscreen theatres. The Company's average screens per theatre is 6.2 as of May 15, 1998), and the Company intends to increase this ratio through the construction of larger multiplex or megaplex theatres as well as expansion of certain existing theatres and closing of smaller obsolete theatres. Multiplex theatres enable the Company to present a variety of films appealing to several segments of the movie-going public while serving patrons from common support facilities, box office, concession areas, restrooms and lobby. This strategy enhances attendance, utilization of theatre capacity and operating efficiencies thereby enhancing revenues and profitability. Staggered scheduling of starting times minimizes staffing requirements for crowd control, box office and concession services while reducing congestion at the box office and in the concession areas.

  The Company relies upon advertising and movie schedules printed in newspapers to inform its patrons of film selections and show times. The Company also exhibits in its theatres previews of coming attractions and films presently playing on the Company's other screens in the same market area.

PROPERTIES
  At May 15, 1998, the Company, including Loeks-Star Theatres and Magic Johnson Theatres, operated or had interests in 2,792 screens in 452 theatres, of which 47 theatres were owned by the Company, 399 theatres were leased and 6 theatres were subject to management arrangements. The Company's leases are generally entered into on a long-term basis with terms (including options to renew) generally ranging from 20 to 40 years. Theatre leases generally provide for the payment of a fixed annual rent and, in some cases, a percentage of box office receipts or total theatre revenue. The table below sets forth the locations of the Company's screens at May 15, 1998 (except in the case of Spain which is as of June 10, 1998).

                     UNITED STATES                               CANADA
                     -------------                               -------
STATE                   SCREENS    LOCATIONS* PROVINCE           SCREENS LOCATIONS*
-----                ------------- ---------- --------           ------- ----------
Arizona.............        33          4     Alberta...........     116         19
California..........        69         10     British Columbia..      53         11
Connecticut.........        32          8     Manitoba..........       9          3
District of
 Columbia...........        38         12     Ontario...........     373         62
Florida.............         7          1     Quebec............     224         36
Georgia.............        12          1     Saskatchewan......      27          4
                                                                     ---        ---
Idaho...............        21          5       Total...........     802        135
                                                                     ===        ===
Illinois**..........       366         64
Indiana.............        54          6
Kentucky............         9          2
Maryland............       169         27                 INTERNATIONAL
                                                          -------------
Massachusetts.......        82         12
Michigan............       108          9     COUNTRY            SCREENS LOCATIONS*
                                              -------            ------- ----------
Minnesota...........        25          5     Spain.............     108         13
New Hampshire.......        12          2     Hungary...........       6          1
New Jersey..........       196         23     Turkey............       5          1
                                                                     ---        ---
New York**..........       299         59       Total...........     119         15
                                                                     ===         ==
Ohio................        26          4
Pennsylvania........         7          1
Texas...............       180         20
Utah................        65         12
Virginia............        57          9
Washington..........       112         19
                         -----        ---
  Total...........       1,979        315
                         =====        ===

--------
 * Includes theatres owned, leased or managed by the Company, as well as partnerships in which the Company has interests.
** The above properties include theatres scheduled to be divested as a result of the DOJ settlement. See "--Legal Proceedings."

  Pursuant to the agreements governing the Loeks-Star Theatres partnership, the Company is responsible for film booking arrangements and the facilities are managed by Loeks Michigan Theatres, Inc. under an operating agreement. Those agreements also include certain provisions governing the transfer of partnership interest between the partners and to unaffiliated third parties.

COMPETITION

  The North American motion picture exhibition industry is generally fragmented, with ten large companies owning or operating a majority of screens. In most of its respective markets, the Company is in direct competition for film exhibition licensing rights and theatre locations with both large and small exhibition companies. See "Risk Factors--Competition" and "The Motion Picture Exhibition Industry."

ENVIRONMENTAL MATTERS

  The Company owns, manages and/or operates theatres and other properties that are subject to certain U.S. and Canadian federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing the investigation and remediation of contamination resulting from past or present releases of hazardous substances. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of such contamination, regardless of fault or the legality of the original disposal. These persons include the present or former owner or operator of a contaminated property, and companies that generated, disposed of or arranged for the disposal of hazardous substances found at the property.

  One of the Company's drive-in motion picture theatres located in the State of Illinois is currently the subject of investigation by the Illinois Environmental Protection Agency in connection with the past disposal of auto shredder residue and other debris which appear to contain hazardous materials. The Company does not believe that its liabilities, if any, in connection with this site will be material, although there can be no assurance to that effect.

LEGAL PROCEEDINGS

  From time to time, the Company is involved in routine litigation and legal proceeding in the ordinary course of its business, such as personal injury claims, employment matters and contractual disputes. Except for those instances noted below, the Company does not have any litigation or proceedings that management believes will have a material adverse effect, either individually or in the aggregate, upon the Company.

  Chicago Litigation. On or about October 14, 1997, a purported class action was commenced in the U.S. District Court for the Northern District of Illinois against Cineplex Odeon, SCA and Sony Retail Entertainment ("SRE") by Jerrold
I. Rosenthal, on his own behalf and on the behalf of persons allegedly similarly situated. On November 21, 1997, the complaint was amended to change the defendants to Cineplex Odeon, Loews Theatres and SPE. The complaint alleges that if the Combination is consummated, Loews Cineplex will own 60% or more of all movie theatres in the metropolitan Chicago area, and, as a consequence (i) the Combination would violate the federal and Illinois antitrust statutes because the consummation of the Combination would allegedly tend to substantially lessen competition among and/or tend to create a monopoly over movie theatres in the metropolitan Chicago area and other, unspecified geographical areas and (ii) consummation of the Combination would allegedly injure Rosenthal and the members of the purported class by resulting in higher prices for movie tickets and limitations on the variety of movies exhibited. Rosenthal is seeking injunctive relief regarding the Combination under federal and Illinois antitrust statutes preventing consummation of the Combination or, if the Combination is consummated, requiring divestiture, and also seeks attorney fees and costs. Rosenthal has not claimed monetary damages. Rosenthal is seeking to represent a purported class of "all patrons of movie theatres in Chicago, Illinois and outlying areas" and other, unspecified "similar" geographical areas elsewhere where the Company will own 60% or more of all movie theatres upon consummation of the Combination. SPE and Loews Theatres filed an answer to the amended complaint on December 24, 1997. Cineplex Odeon filed an answer to the amended complaint on January 15, 1998. Rosenthal filed a motion seeking leave to file a second amended complaint and a motion for class certification on April 16, 1998. No decision on either the motion for leave to amend or the motion for class certification has been rendered by the court as of the date of this Offering Circular. The Company believes that Rosenthal's claims are without merit, and is opposing Rosenthal's claims vigorously.

  DOJ Proceedings. On April 16, 1998, a Complaint was filed in the Southern District of New York by the United States of America, the State of New York, by and through its Attorney General, Dennis C. Vacco, and the State of Illinois, by and through its Attorney General, Jim Ryan vs. SCA, LTM Holdings, Inc. d/b/a/ Loews Theatres, Cineplex Odeon Corporation and Seagram Co. Ltd., alleging federal antitrust violations in New York and Illinois stemming from the Combination. That same day the parties entered into, and the Southern District of New York so ordered, a Stipulation & Order setting forth a proposed Final Judgment resolving the matter. Under the terms of the agreement, which is subject to court approval following the public comment period, the Company is required to divest itself of certain theatres in New York and Chicago. The theatres held for disposition represented approximately 3% of total screens and generated approximately $43 million of box office revenue and approximately $9 million of cash flow on an annual basis.

  Six West Retail Acquisition, Inc. On July 24, 1997, Six West Retail Acquisition, Inc., a real estate development company ("SWRA"), initiated a lawsuit against the Company and certain of its affiliates in the U.S. District Court for the Southern District of New York, seeking injunctive relief and unspecified monetary damages and alleging, among other things, the Company has violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City. SWRA owns or leases the Paris and New York Twin theatres in Manhattan. The Paris Theatre was managed by an operating subsidiary of the Company under an oral management agreement that has been terminated. The New York Twin Theatre is managed by an operating subsidiary of the Company under a written management agreement. SWRA is also alleging that the Company violated its contractual and fiduciary responsibilities in managing the two theatres. On December 3, 1997, an amended complaint was filed asserting similar claims with respect to the Festival Theatre which was operated by a subsidiary of the Company until it was closed in 1994. All of the defendants moved to dismiss the amended complaint by motion dated January 8, 1998. No decision on the motion to dismiss has been rendered by the court as of the date of this Offering Circular. The parties have commenced document production and discovery proceedings. The Company believes that SWRA's claims are without merit, and the Company intends to oppose SWRA's claims vigorously.

  ADA Litigation. On or about December 17, 1997, the Disability Rights Council of Greater Washington and others commenced a lawsuit in the U.S. District Court for the District of Columbia against Cineplex Odeon and Plitt. The complaint alleges that certain Cineplex Odeon theatres in the Washington, DC metropolitan area (including Maryland and Virginia) deny persons with physical disabilities full and equal enjoyment of such theatres as a result of architectural and structural barriers. The complaint alleges that, as a consequence, Cineplex Odeon and Plitt are discriminating against such persons in violation of the ADA and, where applicable, the District of Columbia Human Rights Act. The plaintiffs are seeking a judgment with injunctive relief ordering Cineplex Odeon and Plitt to cease violating, and to bring their facilities into compliance with, such statutes. The plaintiffs are also seeking compensatory and punitive or exemplary damages in an unknown amount, as well as costs and attorneys' fees. The Company intends to defend this claim vigorously.

  The DOJ, in coordination with the New York City Commission on Human Rights, is currently investigating Cineplex Odeon theatres in New York City for compliance with the ADA and the New York City Human Rights Law, including the 13 theatres in Manhattan that the Company intends to sell in order to comply with the agreement with the DOJ and the Attorney General of New York. On May 8, 1998, the DOJ informed Cineplex Odeon that it intended to accelerate the schedule of site visits in light of the impending sale of these theatres. In addition, the DOJ has alleged that its investigation to date has identified numerous violations of the ADA. The Company has and will continue to vigorously oppose the allegations and claims of the DOJ with respect to the compliance of these theatres under the ADA. Nevertheless, the pending investigation and related allegations may adversely affect the price received by the Company in connection with the sale of these theatres.

EMPLOYEES

  As of May 15, 1998, the Company employed approximately 12,442 employees, including 2,772 full-time and 9,670 part-time employees. The Company's employment levels are generally directly related to seasonal changes in business activity. The Company is a party to collective bargaining agreements with 33 unions, of which approximately 1,220 employees are members. The Company believes that its employee relations are generally good.

  Certain of the Company's labor contracts with the I.A.T.S.E. for projectionists in Chicago expired in February of 1998. On April 27, 1998 the projectionists were locked-out by the Company, but the theatres continue to operate despite the lockout. The Company believes that it is premature to assess the outcome of these negotiations at this time.

  I.A.T.S.E. Local 523 has been locked out of a Company theatre in Quebec City since April 16, 1997, as a result of a dispute over the hours to be worked by, and wages for, projectionists, but the theatre continues to operate despite the lockout.

  The Company is currently in negotiations with a union in Seattle, Washington, where there is a possibility of a labor dispute. However, management is confident that the Company's theatres will continue to operate there in the event of a strike or lockout.

  Additionally, the Company is in negotiations with two unions in the greater New York area. It is premature to assess the outcome of such negotiations. However, the Company does not expect any disruption in operations during such negotiations.

  The Company is not currently in discussions with union members in Utah and Idaho. The current contract has expired, and the local has been decertified in Utah. Negotiations are likely to begin in the next several months in Idaho and will resume in Utah if the local is recertified.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following persons are the current directors and executive officers of the Company. Certain information relating to the directors and executive officers, which has been furnished to the Company by the individuals named, is set forth below.

               NAME                AGE                  POSITION
               ----                ---                  --------
Lawrence J. Ruisi.................  50 President, Chief Executive Officer and
                                       Director
Allen Karp........................  57 Chairman, Chief Executive Officer of
                                       Cineplex Odeon Canada and Director
Travis Reid.......................  43 President, Loews Cineplex United States
J. Edward Shugrue.................  48 President, Loews Cineplex International
John J. Walker....................  45 Senior Vice President, Chief Financial
                                       Officer and Treasurer
John C. McBride, Jr. .............  42 Senior Vice President and General Counsel
Seymour Smith.....................  78 Senior Vice President and Deputy General
                                       Counsel
Mindy Tucker......................  38 Corporate Vice President of Strategic
                                       Planning and Secretary
Joseph Sparacio...................  38 Vice President and Controller
George A. Cohon...................  61 Director
Marinus N. Henny..................  46 Director
Ernest Leo Kolber.................  69 Director
Ken Lemberger.....................  51 Director
Ron Meyer.........................  53 Director
Brian C. Mulligan.................  38 Director
Yuki Nozoe........................  47 Director
Karen Randall.....................  45 Director
Stanley Steinberg.................  64 Director
Howard Stringer...................  55 Director
Robert Wynne......................  55 Director
Mortimer Zuckerman................  60 Director

  Lawrence J. Ruisi--Since May 1998, Mr. Ruisi has served as President and Chief Executive Officer of Loews Cineplex and a director of Loews Cineplex. From September 1994 until May 1998, Mr. Ruisi was President of SRE, and from 1990 through May 1998, Mr. Ruisi served as Executive Vice President of SPE. In such capacities, Mr. Ruisi was responsible for oversight of SPE's theatrical exhibition group, including the Loews Theatres, Star Theatres of Michigan and Magic Johnson Theatres circuits.

  Allen Karp--Mr. Karp has been Chairman and Chief Executive Officer of Cineplex Odeon Canada and a director of Loews Cineplex since May 1998. From December 1989 until May 1998, Mr. Karp served as President and Chief Executive Officer of Cineplex Odeon.

  Travis Reid--Since May 1998, Mr. Reid has served as President, U.S. Operations of Loews Cineplex. From October 1996 to May 1998, Mr. Reid had served as President of Loews Theatres and, for the preceding year, served as Executive Vice President-Film Buying of Loews Theatres. As Executive Vice President of Loews Theatres, Mr. Reid was involved in all aspects of the circuit's strategic planning, corporate development and expansion. For the three years prior to 1995, Mr. Reid served as Senior Vice President of Film. Prior to joining Loews Theatres in 1991, Mr. Reid served as Vice President of Film for General Cinema's Midwestern, Southwestern and Western regions.

  J. Edward Shugrue--Since June 1998, Mr. Shugrue has served as President, Loews Cineplex International. From 1996 until 1998, Mr. Shugrue served as a senior corporate executive of SPE's Corporate Development Group, where he was responsible for identifying and developing growth opportunities for SPE in international markets. From 1987 to 1996, Mr. Shugrue served as president of Columbia TriStar Film Distributors International, the international theatrical arm of SPE.

  John J. Walker--Since 1998, Mr. Walker has served as Senior Vice President, Chief Financial Officer and Treasurer of Loews Cineplex. From 1990 until 1998, Mr. Walker served as Executive Vice President and Chief Financial Officer of Loews Theatres. From 1988 to 1990, Mr. Walker has served as Vice President-Controller of Loews Theatres. Mr. Walker is responsible for overseeing all aspects of financial reporting, budgeting, internal auditing, management information systems, treasury and risk management and insurance. Mr. Walker is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

  John C. McBride, Jr.--Since May 1998, Mr. McBride has served as Senior Vice President and General Counsel of Loews Cineplex. From 1996 to 1998, Mr. McBride served as Senior Vice President, Legal Affairs of SPE. From 1992 to 1996, Mr. McBride served as Vice President, Legal Affairs of SPE. From 1990 to 1992, Mr. McBride served as Assistant General Counsel of SPE.

  Seymour Smith--Effective May 1998, Mr. Smith became Senior Vice President and Deputy General Counsel of the Company. From 1993 to May 1998, Mr. Smith served as Executive Vice President and General Counsel of Loews Theatres. Until 1997, Mr. Smith served as a director of Loews Theatres.

  Mindy Tucker--Since May 1998, Ms. Tucker has served as Corporate Vice President of Strategic Planning and Secretary of Loews Cineplex. From 1996 to 1998, Ms. Tucker served as Senior Vice President of Development and Planning for SRE. From 1994 to 1996, Ms. Tucker served as Vice President of Business Development for SRE. From 1992 to 1994, Ms. Tucker served as Vice President of Corporate Strategy and Planning of SPE.

  Joseph Sparacio--Since May 1998, Mr. Sparacio has served as Vice President and Controller of Loews Cineplex. From 1990 to May 1998, Mr. Sparacio served as Vice President of Finance and Controller of Loews Theatres. Prior to joining Loews Theatres, Mr. Sparacio spent eight years with the New York City office of the independent accounting firm of Ernst & Young where he was a Senior Manager of Audit. Mr. Sparacio is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. From 1990 to 1998, Mr. Sparacio served as Vice President and Controller of Loews Theatres.

  George A. Cohon--Since 1992, Mr. Cohon has served as Senior Chairman of the Executive Committee of McDonald's Restaurants of Canada Limited and Senior Chairman of McDonald's in Russia.

  Marinus N. Henny--Since April 1997, Mr. Henny has been Executive Vice President and Chief Financial Officer of SCA. From December 1993 to April 1997, Mr. Henny was Executive Vice President of SCA.

  The Honorable Ernest Leo Kolber--Senator Kolber was appointed Chairman of the Board of Cineplex Odeon in December 1989. He has been a Member of the Senate of Canada since December 1983. From October 1987 to September 1993, Senator Kolber was Chairman of Claridge Inc. Senator Kolber is a director of The Seagram Company Ltd. and The Toronto-Dominion Bank, Senator Kolber has been a director of Loews Cineplex since May 1998.

  Ken Lemberger--Since January 1997, Mr. Lemberger has been President of Columbia TriStar Motion Picture Group. From 1994 to January 1997, Mr. Lemberger was Corporate Executive Vice President of SPE.

  Ron Meyer--Mr. Meyer has been President and Chief Operating Officer of Universal since August 1, 1995. Prior to August 1995, Mr. Meyer served as President of Creative Artists Agency, Inc., a talent agency that he co-founded in 1975.

  Brian C. Mulligan--Mr. Mulligan has been Senior Vice President, Corporate Development and Strategic Planning, of Universal since January 1997. From late 1995 to January 1997, Mr. Mulligan served as Vice President of Corporate Development of Universal and earlier in 1995 he served as Vice President and Controller of Universal from 1991 to 1995.

  Yuki Nozoe--Since October 1996, Mr. Nozoe has been Executive Vice President of SPE and, since February 1996, Executive Vice President of SCA. From 1993 to February 1996, Mr. Nozoe was Senior Vice President of Marketing for Sony Electronics, Inc.

  Karen Randall--Since February 1996, Ms. Randall has been Senior Vice President and General Counsel of Universal Studios, Inc. From 1991 to February 1996, Ms. Randall was Managing Partner of the Los Angeles office of Katten Muchin & Zavis.

  Stanley "Mickey" Steinberg--Since May 1998, Mr. Steinberg has been a consultant to Sony Development. From August 1994 to May 1998, Mr. Steinberg served as Chairman of SRE and, in that capacity, has had overall responsibility for developing and operating retail concepts, food venues and large retail entertainment centers in the United States and abroad, as well as Loews Cineplex locations, Sony Plaza and Sony Wonder interactive museum. Prior to joining SRE, Mr. Steinberg was Executive Vice President and Chief Operating Officer of Walt Disney Imagineering since 1989.

  Howard Stringer--Since May 1998, Mr. Stringer has served as Chairman of SPE. From May 1997 to May 1998, Mr. Stringer served as President of SCA and has served as a member of the Boards of Directors of SCA, SPE, Sony Electronics, Inc. and Sony Music Entertainment, Inc. From February 1995 to April 1997, Mr. Stringer was Chairman and CEO of TELE-TV, a company formed by Bell Atlantic, Nynex and Pacific Telesis. Prior to that time, Mr. Stringer was President of the CBS Broadcast Group since 1988.

  Robert J. Wynne--Since May 1998, Mr. Wynne has served as President and Chief Operating Officer of SPE. From November 1997 to May 1998, Mr. Wynne has been Co-President and Chief Operating Officer of SPE, and, since January 1997, Senior Executive Vice President. He joined SPE in November 1995 as Corporate Executive Vice President. Prior to that, Mr. Wynne was a founding partner of the law firm Hill, Wynne, Troop and Meisinger, where he served as primary outside counsel to SPE on major corporate, financing and strategic transactions since the late 1970's.

  Mortimer B. Zuckerman--For more than the past five years, Mr. Zuckerman has served as Chairman of Boston Properties, Inc. Mr. Zuckerman is also Chairman and Editor-in-Chief of U.S. News and World Report, Chairman of The Atlantic Monthly, Chairman and Co-Publisher of the New York Daily News, Chairman of Fast Company and Chairman of Applied Graphics Technologies.

  Subject to the provisions of the Stockholders Agreement described elsewhere in this Prospectus, all directors hold office until the annual meeting of stockholders following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion thereof, subject to certain provisions of the Stockholders Agreement concerning the appointment of executive officers. See "The Stockholders Agreement."

EXECUTIVE COMPENSATION

  The table set forth below contains information concerning compensation for services in all capacities to Loews Cineplex of those persons who (i) served as the chief executive officer of Loews Cineplex and (ii) were the other four most highly compensated executive officers of Loews Cineplex (determined as of the end of the last fiscal year and hereafter referred to as the "Named Executive Officers") for the two fiscal years ended February 28, 1998 and February 28, 1997, respectively.

                          SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                      ANNUAL COMPENSATION                  COMPENSATION
                                 ------------------------------------      ------------
                                                                            SECURITIES
                          FISCAL                         OTHER ANNUAL       UNDERLYING   ALL OTHER
NAME AND POSITION          YEAR   SALARY      BONUS      COMPENSATION        OPTIONS    COMPENSATION
-----------------         ------ --------    --------    ------------      ------------ ------------
Lawrence J. Ruisi.......   1998  $728,875(a) $500,000(a)  $1,796,933(a)(b)   900,000      $ 56,313(f)
Chief Executive Officer    1997  $683,974(a) $608,802(a)  $  655,200(a)(c)                  16,183(g)
Barrie Lawson-Loeks(d)..   1998  $534,070    $250,000     $   69,360(e)                   $761,291(f)
Co-Chairman                1997  $522,492    $275,000     $   50,000(e)                     17,074(g)
Jim Loeks(d)............   1998  $534,070    $250,000     $   62,160(e)                   $761,152(f)
Co-Chairman                1997  $522,492    $275,000     $   50,000(e)                     16,506(g)
Travis E. Reid..........   1998  $393,026    $225,000                        250,000      $ 12,062(f)
President                  1997  $363,903    $175,000                                       10,266(g)
Seymour Smith...........   1998  $382,040    $ 60,000                         50,000      $  9,834(f)
Senior Vice President,     1997  $382,061    $ 60,000                                        7,732(g)
Deputy General Counsel
and Assistant Secretary

--------
(a) Represents amounts paid to Mr. Ruisi as President of SRE. In this capacity, Mr. Ruisi had other responsibilities in addition to the oversight and direction of the Sony theatrical exhibition group.
(b) Represents amounts paid to Mr. Ruisi in connection with the termination of his employment agreement with SRE in satisfaction of certain outstanding incentive award obligations under the agreement.
(c) Represents amounts paid to Mr. Ruisi by SRE pursuant to its long-term incentive plan.
(d) Ceased to be employees of the Company effective April 1, 1998 upon termination of their existing employment agreements.
(e) Includes (i) for fiscal 1998, $50,000 for each of Ms. Lawson-Loeks and Mr. Loeks attributable to forgiveness by an affiliate of SPE of a portion of relocation indebtedness owed to such affiliate of SPE incurred in 1992, and $19,360 and $12,160 paid to Ms. Lawson-Loeks and Mr. Loeks, respectively, as car allowances; and (ii) for fiscal 1997, $50,000 for each of Ms. Lawson-Loeks and Mr. Loeks attributable to forgiveness by an affiliate of SPE of a portion of relocation indebtedness owed to such affiliate of SPE incurred in 1992.
(f) Represents $10,400, $56,313, $10,400, $11,546 and $9,834 contributed by the Company to the Company's savings plan for Ms. Lawson-Loeks and Messrs. Ruisi, Loeks, Reid and Smith, respectively; premiums paid by the Company for term-life insurance in the amounts of $891, $752 and $516 for Ms. Lawson-Loeks and Messrs. Loeks and Reid, respectively; and $750,000 paid to each of Ms. Lawson-Loeks and Mr. Loeks as separation payments.
(g) Represents $16,183, $16,183, $15,754, $9,750 and $7,732 contributed by the
    Company to the Company's savings plan for Ms. Lawson-Loeks, Messrs. Ruisi, Loeks, Reid and Smith, respectively, premiums paid by the Company for term life insurance in the amounts of $891, $752 and $516 for Ms. Lawson-Loeks and Messrs. Loeks and Reid.

  Stock Options. The table below sets forth information with respect to grants of options to purchase Common Stock during the year ended February 28, 1998 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                    GRANT DATE VALUE
                          ------------------------------------------------------ -----------------
                           NUMBER OF    % OF TOTAL
                          SECURITIES      OPTIONS
                          UNDERLYING    GRANTED TO
                            OPTIONS    EMPLOYEES IN    EXERCISE/BASE  EXPIRATION    GRANT DATE
 NAME                     GRANTED (a) FISCAL YEAR (b) PRICE ($/SHARE)    DATE    PRESENT VALUE (c)
 ----                     ----------- --------------- --------------- ---------- -----------------
Lawrence J. Ruisi.......    900,000        41.9%          $13.125      12/16/07     $3,924,000
Barrie Lawson-Loeks(d)..        --          --                --            --             --
Jim Loeks(d) ...........        --          --                --            --             --
Travis Reid.............    250,000        11.7%          $13.125      12/16/07     $1,090,000
Seymour Smith...........     50,000         2.3%          $13.125      12/16/07     $  218,000

--------
(a) All options, other than those held by Mr. Ruisi, become exercisable with respect to twenty percent of the aggregate number of shares of Common Stock covered by such options on each of the first, second, third, fourth and fifth anniversaries of the closing of the Combination, but in any event will be fully vested and exercisable as of the fifth anniversary of the date of grant. With respect to the options held by Mr. Ruisi, options to purchase 500,000 shares of Common Stock became exercisable upon grant and the remaining options will become exercisable in respect of 100,000 shares covered thereby on the first through fourth anniversaries of the closing of the Combination. Upon a change of control of the Company, all options outstanding on the date of such change of control will become immediately and fully exercisable.
(b) Percentages shown are based on a total of 2,145,000 options granted to employees of the Company during the fiscal year ended February 28, 1998.
(c) These estimates of value were developed solely for the purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to predict future prices of the Company's common stock. The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations assume a risk-free rate of return of 5.77%, which represents the ten-year yield of United States Treasury Notes on the date of grant and an expected volatility of 23.46%; however, there can be no assurance as to the actual volatility of the Company's common stock in the future. The calculations also assume no dividend payout and a five year expected life.
(d) Ceased to be employees of the Company effective April 1, 1998 upon termination of their existing employment agreements.

  Aggregated Exercises and Year-End Holdings. The following table sets forth as of February 28, 1998, for each of the Named Executive Officers (i) the total number of options for Common Stock (exercisable and unexercisable) held and (ii) the value of such options that were in-the-money at February 28, 1998.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                            SHARES                       OPTIONS                  IN-THE-MONEY OPTIONS
                          ACQUIRED ON  VALUE   AT FEBRUARY 28, 1998 (#)(1)      AT FEBRUARY 28, 1998 ($)
                           EXERCISE   REALIZED ------------------------------   -------------------------
 NAME                         (#)       ($)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
 ----                     ----------- -------- -------------   --------------   ----------- -------------
Lawrence J. Ruisi.......      --        --             500,000          400,000  1,562,500    1,250,000
Barrie Lawson-Loeks(2)..      --        --                 --               --         --           --
Jim Loeks(2)............      --        --                 --               --         --           --
Travis Reid.............      --        --                 --           250,000        --       781,200
Seymour Smith...........      --        --                 --            50,000        --       156,250

--------
(1) The number of securities underlying the options give effect to the Combination.
(2) Ceased to be employees of the Company effective April 1, 1998 upon termination of their existing employment agreements.

EMPLOYMENT AGREEMENTS

  Loews Cineplex and Mr. Ruisi entered into an employment agreement (the "Agreement") that became effective as of the consummation of the Combination and provides for an employment term of five years (the "Employment Period"). During the Employment Period Mr. Ruisi will serve as President and Chief Executive Officer of Loews Cineplex and be a member of Loews Cineplex's Board of Directors and of its principal Canadian subsidiary's Board of Directors and of any Executive or similar committee. During the Employment Period Mr. Ruisi will be paid a base salary of $750,000 each year and will be eligible to participate in all then-operative employee benefit plans of Loews Cineplex which are applicable generally to Loews Cineplex's senior executives. In addition, Mr. Ruisi will be eligible to receive an annual bonus (the "Annual Bonus") which shall be targeted at $500,000 plus a specified cost of living adjustment and in any event will be not less than $250,000 plus the specified cost of living adjustment (the "Minimum Annual Bonus"). In addition to the initial grant of options to purchase 900,000 shares of Loews Cineplex common stock pursuant to the Loews Cineplex stock option plan at an exercise price of $13.125 (the "Initial Options"), Mr. Ruisi will be granted not less than an additional 100,000 options on each day immediately preceding the second, third and fourth anniversaries of the date of the consummation of the Combination (the "Additional Options").

  If Mr. Ruisi's employment terminates upon the expiration of his agreement, or sooner by reason of death or disability, for "cause" (as defined in Mr. Ruisi's agreement) by Loews Cineplex or by Mr. Ruisi other than by reason of Loews Cineplex's material breach of the Agreement, Loews Cineplex is obligated to pay him all accrued but unpaid salary and benefits and a pro rata portion of the Minimum Annual Bonus for the year of termination. If Loews Cineplex terminates Mr. Ruisi's employment without cause prior to the expiration of the Agreement, which it will be deemed to do if it materially reduces Mr. Ruisi's duties or responsibilities or otherwise materially breaches the Agreement, it is obligated to provide, in addition to the amounts described in the preceding sentence, his base salary, employee benefits (excluding car allowance or leasing benefits) and the Minimum Annual Bonus that would have been payable during the balance of the Employment Period (or with respect to certain benefits which are not quantifiable such as health benefits, to continue such benefits for the balance of the Employment Period), and Mr. Ruisi would have no obligation to mitigate the amount payable by the Company by seeking subsequent employment or otherwise. In addition, in the event of such a termination, the Initial Options and Additional Options awarded prior to the date of such termination shall vest immediately and continue to be exercisable in accordance with Loews Cineplex stock option plan for a period of not longer than twelve months from the date of such termination. Except in the event Mr. Ruisi's employment is terminated by Loews Cineplex for cause, for a period of three months following termination, Mr. Ruisi will be entitled, without cost, to the exclusive use of an office, as well as access to secretarial, receptionist and telephone services.

  Effective as of the consummation of the Combination, Allen Karp became a director of the Company and Chairman and Chief Executive Officer of Cineplex Odeon Canada. Allen Karp entered into an employment agreement with Cineplex Odeon dated July 4, 1996, which was amended on November 28, 1997 in anticipation of the Combination and which was assumed by the Company as part of the Combination. The agreement, as amended, provides for (i) an annual employment term ending on the third anniversary of the Combination, (ii) a minimum annual base salary of $550,000, (iii) certain employee benefits, (iv) a guaranteed minimum annual bonus of $155,000 (the "Minimum Bonus"), (v) a special one-time cash bonus of $1,000,000 (half of which has been paid and the other half to be paid within 90 days after the Combination, and (vi) an option to purchase 100,000 shares of the Company's common stock. Mr. Karp's employment agreement provides that Cineplex Odeon may provide written notice of non-renewal at any time during the first six months of the last year of the agreement. If Cineplex Odeon provides such notice, Mr. Karp is entitled to a termination payment upon the expiration of the agreement in an amount equal to two times the average of the sum of his annual base salary paid in respect of the three preceding calendar years less the base salary paid to him from the date of such notice to the expiration of the agreement, together with any compensation previously deferred and not yet paid.

  Mr. Karp's employment agreement also provides that Cineplex Odeon may provide written notice of non-renewal on a date which is on or before one year prior to the expiration of the agreement. In such event, Cineplex Odeon may also elect to terminate Mr. Karp's employment as of the date which is one year prior to the expiration of the agreement. If Cineplex Odeon gives such notice of non-renewal but does not terminate Mr. Karp's employment immediately, he is entitled to a termination payment upon the expiration of the agreement in an amount equal to his then annual base salary plus the Minimum Bonus, together with any compensation previously deferred and not yet paid by Cineplex Odeon. If Cineplex Odeon provides such notice and elects to terminate his employment as of the date which is one year prior to the expiration of the agreement, Mr. Karp is entitled to a termination payment in an amount equal to the sum of his annual base salary and annual bonus paid in respect of the three preceding calendar years, together with any compensation previously deferred and not yet paid.

  If Mr. Karp's employment agreement is terminated as a result of a material breach by Cineplex Odeon, he is entitled to a payment equal to the greater of
(i) his most recent annual bonus and the base salary then being paid which would have otherwise been paid from the date of termination of employment to the expiration date of the agreement, and (ii) two times the annual base salary then being paid plus his most recent annual bonus paid. In addition, Mr. Karp will be entitled to any compensation previously deferred and not yet paid by Cineplex Odeon. If, however, the Aggregate Compensation (as hereinafter defined) which would have been paid to him from the date of termination of employment to the expiration date of the agreement plus an amount equal to one times the Aggregate Compensation is greater than the aforesaid amount, then that is the termination payment to which he is entitled.

  Mr. Karp has the right to terminate his employment at any time until the first anniversary of the Combination in which event he will be entitled to a termination payment equal to the greater of (i) the amount described in the preceding paragraph, or (ii) an amount equal to the greater of (A) the Minimum Bonus and base salary that would have otherwise been paid from the date of termination of employment to the expiration date of the agreement, plus any previously deferred but unpaid amounts, or (B) an amount equal to two times his base salary and bonus paid in the one year period prior to the Combination (the "Pre-Combination Compensation"), plus, to the extent not theretofore paid, the Pre-Combination Compensation for a period of six months or, if greater, the period from the consummation of the Combination to the date of termination of employment, plus any previously deferred but unpaid amounts.

  In addition, Cineplex Odeon may terminate Mr. Karp's employment on not less than six months' notice at any time during the term of the agreement. If Cineplex Odeon provides such notice, Mr. Karp is entitled to a

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

termination payment in an amount equal to the average of his annual base salary and any bonus paid or payable in respect of the three preceding calendar years (the "Aggregate Compensation") which would have otherwise been paid to him from the date of termination of his employment to the expiration date of the agreement plus an amount equal to one times the Aggregate Compensation, as well as any compensation previously deferred and not yet paid by Cineplex Odeon. If, however, Mr. Karp terminates his employment on not less than six months notice within the year following the Combination, the termination payment he would be entitled to would not be less than the payment described in the preceding paragraph.

  Subject to any required regulatory approvals, if Cineplex Odeon terminates the employment of Mr. Karp for any reason, or if Mr. Karp terminates his employment due to a material breach by Cineplex Odeon or within one year following the Combination, all stock options previously granted to him, other than his performance-based options, shall immediately vest and he shall remain entitled to exercise any vested and unexercised stock options, including his performance-based options, previously granted to him at any time until the expiration of the full term of the exercise period of each such options.

  Travis Reid entered into an amendment to his employment contract with Loews Cineplex, effective May 1, 1998, which has a term of three years with a two year option of the Company to renew. Mr. Reid's employment agreement provides for an annual base salary, which is currently $400,000, and an annual bonus in an amount determined by Loews Cineplex. Mr. Reid is guaranteed a minimum aggregate bonus of $400,000 over the four year term of his employment agreement. Mr. Reid was also granted a non-qualified stock option with respect to 250,000 shares of Common Stock.

  J. Edward Shugrue entered into an employment agreement with Loews Cineplex dated as of December 15, 1997 to serve as President-International Operations for a term of four years commencing August 1, 1998 and an option by Loews Cineplex to extend the term for an additional year. The terms of Mr. Shugrue's agreement provide for an annual base salary of $450,000, with annual cost of living increases at the end of years one, two and four and a $50,000 increase at the end of year three. The agreement also provides for a signing bonus of $75,000, an annual bonus with a target of $200,000 which is subject each year to the attainment of goals to be established by the Board of Directors of Loews Cineplex, reimbursement of relocation and related transportation expenses and an automobile allowance of $1,200 per month. Pursuant to the agreement, Mr. Shugrue was granted a non-qualified stock option with respect to 225,000 shares of Common Stock. If Mr. Shugrue's employment is terminated by Loews Cineplex for cause, he will be entitled to accrued salary through the date of termination and any accrued but unpaid bonus. If Loews Cineplex terminates Mr. Shugrue's employment without cause, he will be entitled to his base salary and bonus through the end of the contract term, reduced by any compensation paid or payable to Mr. Shugrue in respect of subsequent employment for the same period.

  John Walker entered into an amendment to his employment agreement with Loews Cineplex, effective on May 1, 1998, which has a term of three years with an option of the Company to renew for an additional two years. Mr. Walker's employment agreement provides for an annual base salary of $275,000, which will be adjusted each year to reflect the increase (if any) in the cost of living during the previous year, an annual bonus targeted at $125,000 and a $50,000 increase in the event the Company exercises its renewal option. Receipt of the annual bonus is subject to the attainment of performance goals established each year by the Board of Directors of Loews Cineplex. Mr. Walker was also granted a non-qualified stock option with respect to 150,000 shares of Common Stock.

  John C. McBride, Jr. began his employment with Loews Cineplex on January 19, 1998 under terms of employment set forth in a letter agreement between Loews Cineplex and Mr. McBride dated November 17, 1997 (the "McBride Agreement"). The McBride Agreement provides for a term of employment expiring January 18, 2003. Pursuant to the McBride Agreement, Mr. McBride shall receive an annual base salary of $325,000, which will be adjusted each year to reflect the increase (if any) in the cost of living during the previous year, and an annual bonus targeted at between $75,000 and $125,000. Receipt of the annual bonus is subject to the attainment of performance goals established each year by the Board of Directors of Loews Cineplex. Pursuant to the

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

McBride Agreement, Mr. McBride received a signing bonus of $25,000 and is entitled to reimbursement of relocation expenses. If Loews Cineplex terminates Mr. McBride without cause prior to January 18, 2003, it is obligated to pay his base salary and his target bonus through such date, reduced by any compensation paid or payable to Mr. McBride in respect of subsequent employment (including self-employment) for the same period. Pursuant to the McBride Agreement, Mr. McBride was granted a non-qualified stock option with respect to 150,000 shares of Common Stock.

  Seymour Smith entered into an employment agreement with Loews Cineplex on May 1, 1990, which has been subsequently amended and expired on April 30, 1998. Mr. Smith's employment agreement provided for an annual base salary (currently $362,098), which was adjusted each year to reflect the increase (if any) in the cost of living during the previous year, and an annual bonus in an amount determined by Loews Cineplex. Mr. Smith was also granted a non-qualified stock option with respect to 50,000 shares of Common Stock.

  Mindy Tucker entered into an employment agreement with the Company on December 15, 1997 to serve as Corporate Vice President for Strategic Planning and Secretary for a term of three years, with an option by the Company for an additional two years. Ms. Tucker's employment agreement provides for an annual base salary of $200,000, with annual cost of living increases and a $25,000 increase in the event the Company exercises its option. Her employment agreement also provides for an annual bonus that will range from $50,000 to $100,000, subject in each case to the attainment of goals to be established each year by the Board of Directors of the Company. In addition, Ms. Tucker was granted a non-qualified stock option with respect to 75,000 shares of Common Stock. If Ms. Tucker's employment is terminated by the Company for cause, she will be entitled to accrued salary through the date of termination and any accrued but unpaid bonus. If the Company terminates her employment without cause, she will be entitled to receive her base salary and bonus through the balance of the contract term, reduced by any compensation paid or payable in respect of subsequent employment (including self-employment) for the same period.

  Joseph Sparacio entered into an amendment to his employment agreement with Loews Cineplex effective May 1, 1998, which has a term of three years with a two year option by the Company to renew. Mr. Sparacio's employment agreement provides for an annual base salary of $200,000, with annual cost of living increases and a $25,000 increase in the event that the Company exercises the option. Mr. Sparacio's agreement also provides for an annual bonus targeted at $75,000, subject in each case to the attainment of goals to be established each year by the Board of Directors of the Company. Mr. Sparacio was also granted a non-qualified stock option with respect to 75,000 shares of Common Stock.

  During the terms of their employment agreements, Messrs. Reid, Smith, Walker and Sparacio are also entitled to participate in all employee benefit plans of SPE or its affiliates that are applicable generally to Loews Cineplex's executives of comparable rank and to receive either a car allowance in the case of Mr. Reid or reimbursement for a leased car for each of Messrs. Smith, Walker and Sparacio. Pursuant to their respective employment agreements, if the employment of Messrs. Reid, Smith, Walker or Sparacio terminates upon the expiration of the agreements (each an "Expiration Date"), or sooner by reason of death or disability, for cause by Loews Cineplex or by Messrs. Reid, Smith, Sparacio or Walker, Loews Cineplex is obligated to pay all accrued but unpaid salary, car allowance, vacation and expenses and other benefits as provided under applicable employee benefit plans.

  If Loews Cineplex terminates the employment of Messrs. Reid, Smith, Walker or Sparacio without cause prior to the applicable Expiration Date, it is obligated to pay such employee's base salary and to continue providing all employee benefits (excluding any car allowance or leasing program) until such employee's Expiration Date. However, if any of Messrs. Reid, Smith, Sparacio or Walker obtains other employment, any amounts payable under his employment agreement shall be offset by compensation received with respect to such other employment prior to the applicable Expiration Date.

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

1997 STOCK INCENTIVE PLAN

  On December 16, 1997, the Company's Board of Directors Board of Directors unanimously adopted, and the stockholders of the Company approved, the LTM Holdings, Inc. 1997 Stock Incentive Plan (the "Stock Incentive Plan"). The Company's Board of Directors believes that, in order to attract, retain and reward valuable personnel, it is important for Loews Cineplex to adopt a flexible, long-term incentive plan. The principal provisions of the Stock Incentive Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Stock Incentive Plan, a copy of which was filed on February 13, 1998 as an exhibit to the LTM Holdings, Inc.'s Registration Statement on Form S4 (No. 33346313). Terms not defined herein shall have the meanings set forth in the Stock Incentive Plan.

  The purpose of the Stock Incentive Plan is to strengthen Loews Cineplex by providing an incentive to its employees, officers, directors, consultants and advisors through the granting or awarding of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock, performance units, and performance shares to employees (including individuals who have received a formal, written offer of employment), officers, directors, consultants and advisors of Loews Cineplex or an affiliate (collectively or individually, "Awards"), thereby encouraging them to devote their abilities and energies to the success of Loews Cineplex.

  The Stock Incentive Plan is to be administered by a committee consisting of at least two directors of Loews Cineplex (the "Plan Committee"), and it may be administered by the entire Board of Directors. If the Plan Committee consists of less than the entire Board of Directors, each member will be a "nonemployee director" within the meaning of Rule 16b3 promulgated under the Exchange Act. To the extent necessary for any Award to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), each member of the Plan Committee will be an "outside director" within the meaning of Section 162(m) of the Code.

  Each Award under the Stock Incentive Plan will be evidenced by an agreement that sets forth the terms of the grant. Under the Stock Incentive Plan, the Plan Committee has the authority to, among other things: (i) select the individuals to whom Awards will be granted, (ii) determine the type, size and the terms and conditions of Awards and (iii) establish the terms for treatment of Awards upon a termination of employment.

  Under the Stock Incentive Plan, 4,520,000 shares of authorized and unissued Common Stock (less the number of shares of Common Stock subject to options held by Cineplex Odeon employees that were to be converted into options to acquire Loews Cineplex Common Stock pursuant to the plan of arrangement governing the Combination) will be available for the grant of Awards to Eligible Individuals, provided that the maximum number of shares with respect to which Awards may be granted to any individual during any calendar year is 900,000. In the event of any Change in Capitalization, however, the Plan Committee may adjust the maximum number and class of shares with respect to which Awards may be granted, the number and class of shares which are subject to outstanding Awards and the purchase price thereof. Of the total number of shares allotted under the Stock Incentive Plan, not more than one-third of the number of allotted shares may be used for grants of restricted stock. The maximum dollar amount that an individual may receive during the term of the Plan in respect of cash-denominated performance units may not exceed $2 million.

  Stock Options. The Plan Committee will determine whether any option is a nonqualified or incentive stock option at the time of grant. The per share exercise price of an option granted under the Stock Incentive Plan will be determined by the Plan Committee at the time of grant and set forth in the option agreement, provided that the purchase price per share under each incentive stock option must not be less than 100% of the fair market value of Common Stock subject to the option at the date of grant (110% in the case of an incentive stock option granted to a Ten Percent Stockholder), each option will be exercisable at such dates and in such installments as determined by the Plan Committee. All outstanding options will become fully exercisable upon a Change in Control. In addition, the Plan Committee reserves the authority to accelerate the exercisability of any option at any time. Each option terminates at the time determined by the Plan Committee provided that the term of each option may not exceed ten years (five years in the case of any incentive stock option granted to a Ten Percent Stockholder). The Plan Committee may accept the surrender of outstanding options and may grant new options in substitution for them.

  Options are not transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order. Notwithstanding the foregoing, the Plan Committee may set forth in the option agreement, at the time of grant or at any time thereafter, that the option may be transferred to members of the optionee's immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners. Options may be exercised during the optionee's lifetime only by the grantee or his guardian or legal representative. In the discretion of the Plan Committee, the purchase price for shares may be paid (i) in cash, (ii) by transferring shares of Common Stock to Loews Cineplex (provided such shares have been held by the optionee for at least six (6) months prior to the exercise of the option), or (iii) by a combination of the foregoing. In addition, options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Plan Committee.

  The Plan Committee will determine, at the time the option is granted or thereafter, and will set forth in the option agreement, the terms and conditions applicable to such option upon a termination or change in the status of the employment or service of the optionee by Loews Cineplex, a subsidiary or a division (including a termination or change by reason of the sale of a subsidiary or a division).

  Stock Appreciation Rights ("SARs"). The Stock Incentive Plan permits the granting of SARs either in connection with the grant of an option or as a freestanding right. A SAR permits a grantee to receive upon exercise of the SAR, cash and/or shares, at the discretion of the Plan Committee, in an amount equal in value to the excess, if any, of the then per share fair market value over the per share fair market value on the date the SAR was granted (or option exercise price in the case of a SAR granted in connection with an option). When a SAR is granted, however, the Plan Committee may establish a limit on the maximum amount a grantee may receive on exercise. The Plan Committee will decide at the time the SAR is granted the date or dates at which it will become vested and exercisable; however, in the event of a Change in Control, all SARs become immediately and fully exercisable. The Plan Committee may accept the surrender of outstanding SARs and may grant new Awards in substitution for them.

  Dividend Equivalent Rights ("DERs"). DERs may be granted in tandem with any Award under the Stock Incentive Plan and may be payable currently or deferred until the lapsing of the restrictions on the DERs or until the vesting, exercise, payment, settlement or other lapse of restrictions on the related Award. DERs may be settled in cash or Common Stock or a combination thereof, in a single or multiple installments.

  Restricted Stock. The Plan Committee will determine the terms of each restricted stock Award at the time of grant, including the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. In addition, at the time of grant, the Plan Committee, in their discretion, may decide: (i) whether any deferred dividends will be held for the account of the grantee or deferred until the restrictions thereon lapse, (ii) whether any deferred dividends will be reinvested in additional Common Stock or held in cash, (iii) whether interest will be accrued on any dividends not reinvested in additional shares of restricted stock and (iv) whether any stock dividends paid will be subject to the restrictions applicable to the restricted stock Award. Unless otherwise provided at the time of grant, the restrictions on the restricted stock will lapse upon a Change in Control. Shares of restricted stock are non-transferable until such time as all restrictions upon such shares lapse. The Plan Committee may accept the surrender of outstanding shares of restricted stock and may grant new Awards in substitution for them.

  Performance Units and Performance Shares. Performance units and performance shares will be awarded as the Plan Committee may determine, and the vesting of performance units and performance shares will be based upon the Company's attainment within an established period of specified performance objectives to be determined by the Plan Committee among the following: earnings per share, share price, pre-tax profits, net

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

earnings, return on equity or assets (including return on specified assets), revenues, EBITDA, market share or market penetration, free cash flow or any combination of the foregoing. In the event of a Change in Control, all or a portion of the performance units will vest and the restrictions on all or a portion of the performance shares will lapse, in either case, as determined by the Plan Committee at the time of grant and as set forth in the agreement evidencing the Award of performance shares or performance units. The Plan Committee may accept the surrender of outstanding performance Awards and may grant new Awards in substitution for them.

  Amendments and Termination. The Stock Incentive Plan will terminate on the day preceding the tenth anniversary of the date of its adoption by the Board. The Board may at any time and from time to time amend or terminate the Stock Incentive Plan; provided, however, that, to the extent necessary under applicable law, no such change will be effective without the requisite approval of Loews Cineplex's stockholders. In addition, no such change may alter or adversely impair any rights or obligations under any Awards previously granted, except with the written consent of the grantee.

  Awards Granted Under the Stock Incentive Plan. On December 16, 1997, the Plan Committee granted nonqualified stock options under the Stock Incentive Plan in respect of 900,000, 250,000, 225,000, 150,000, 150,000, 75,000, 75,000 and
50,000 shares of Common Stock to Lawrence J. Ruisi, Travis Reid, J. Edward Shugrue, John C. McBride, Jr., John J. Walker, Joseph Sparacio, Mindy Tucker and Seymour Smith, respectively. Each option was granted at an exercise price of $13.125 per share, the fair market value for such shares on the date of grant. The terms and conditions of each grant were set forth in a form option agreement (the "Option Agreement"), which is identical for each of the individuals listed above (other than as described below with respect to certain options granted to Mr. Ruisi). The Option Agreement incorporates by reference the terms and conditions of the Stock Incentive Plan.

  Under the Option Agreement, (other than options granted to Mr. Ruisi to purchase 900,000 shares of Common Stock, 500,000 of which were vested upon grant and the remainder of which will become exercisable in respect of 100,000 shares covered thereby on the first through fourth anniversaries of the Combination) each option becomes vested and exercisable with respect to twenty percent of the aggregate number of Loews Cineplex Common Shares covered by such option on each of the first, second, third, fourth and fifth anniversaries of the closing of the Combination, but in any event will be fully vested and exercisable as of the fifth anniversary of the date of grant. Under the Option Agreement, if an optionee's employment is terminated by Loews Cineplex without Cause, or as a result of the optionee's death or Disability, the option becomes immediately and fully vested and is exercisable at any time within one year after the date of such termination of employment. If an optionee's employment is terminated as a result of his Retirement, the option shall, to the extent vested on the date of Retirement, remain exercisable for three years thereafter. If the optionee's employment is terminated for any other reason (including the optionee ceasing to be employed by a subsidiary or division of Loews Cineplex as a result of the sale of such subsidiary or division), the option shall, to the extent vested on the date of such termination, remain exercisable for ninety days thereafter, except for options held by Mr. Ruisi, which shall remain exercisable for a period of one year following any such termination. In the event that an optionee's employment is terminated following a Change in Control, the option shall remain exercisable for one year following such termination. In no event, however, is the option exercisable beyond its stated term of ten years.

COMPENSATION OF DIRECTORS

  The Company currently pays each director an annual stipend of $30,000 plus $1,000 for each meeting of the Board or Committees of the Board attended by the director. The Company may in the future adopt a stock compensation program for directors.

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

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  SPE and Universal are major film studios and distributors. Loews Cineplex has exhibited films distributed by SPE and Universal in the past and expects to continue to do so in the future. Payments are made based on negotiated and/or contracted rates established on terms that management believes are equivalent to an arm's-length basis. At February 28, 1998 and February 28, 1997, respectively, Loews Cineplex owed SPE and its affiliates approximately $2.5 million and approximately $6.4 million under film licensing agreements. Loews Cineplex has recognized approximately $30.4 million in film rental expenses relating to the exhibition of films distributed by SPE for the year ended February 28, 1998. For its fiscal year ended December 31, 1997, Cineplex Odeon paid an aggregate of $27.5 million in film licensing fees to Universal or subsidiaries thereof in the ordinary course of business. A Canadian division of Cineplex Odeon has provided certain video distribution services to Universal for which Universal paid Cineplex Odeon approximately $1.0 million during its fiscal year ended December 31, 1997.

  Loews Cineplex and SCA (or its affiliates) have entered into (a) a trademark agreement governing the ongoing and future use of the "Sony" trademark in connection with the operation of certain Loews Cineplex theatres (the "Trademark Agreement"), (b) a tax sharing and indemnity agreement regarding certain tax, ERISA and other matters (the "Tax Sharing and Indemnity Agreement") and (c) a transition services agreement (the "Transition Services Agreement"). Pursuant to the Trademark Agreement, SCA has granted the Company the right to use the trademark "Sony" and all goodwill associated therewith
(i) in respect of the Sony Lincoln Square Theatre, until May 14, 2003, (ii) in respect of the Yerba Buena facility (as defined below), for a period expiring five years from the latest to occur of (a) May 14, 2003 and (b) the date which is five years from the date on which theatre operations begin at the Yerba Buena facility; and (iii) in respect of certain other theatres operated by the Company, until November 14, 1998. Pursuant to the Tax Sharing and Indemnity
Agreement: (i) SCA will be responsible for and will indemnify the Company and its U.S. subsidiaries against certain consolidated, combined and unitary federal, state, local and foreign income, franchise and capital taxes for all taxable years ending on or prior to the closing date of the Combination, except for such taxes incurred after the closing date of the Combination by the Company and its U.S. subsidiaries arising by reason of an audit or court proceeding; (ii) procedures are set forth for (a) the preparation and filing of certain consolidated combined and unitary federal and state income, franchise and capital tax returns with respect to taxable years ending on or prior to the closing date of the Combination and (b) the conduct and settlement of certain tax audits and proceedings with respect to such taxable years; and (iii) the Company has agreed to indemnify and hold harmless SCA and SPE, and their respective successors and assigns, with respect to certain liabilities that may arise in connection with certain other agreements. Pursuant to the Transition Services Agreement, SCA and SPE will provide Loews Cineplex with certain administrative services currently performed by SPE or its affiliates on behalf of Loews Cineplex to the extent such services are required by Loews Cineplex to conduct its operations in the ordinary course of business following the Combination. Such services will be provided at such prices and rates, and subject to termination, as may be agreed upon by SPE and Loews Cineplex but pursuant to terms no less favorable to Loews Cineplex than would be obtainable from unaffiliated third parties.

  An affiliate of SCA is developing an entertainment/retail complex in San Francisco, California ("Yerba Buena"). Loews Cineplex has entered into a lease on terms that management believes are equivalent to arm's-length terms with SCA's affiliate with respect to the operation of a 3D IMAX(R) theatre and a state-of-the-art 15 screen multiplex theatre to be located at Yerba Buena.

  Jim Loeks and Barrie Lawson-Loeks, who were co-chairmen of Loews Cineplex until April 1998, are also 50% partners in Loeks-Star Theatres through their ownership interest in Loeks Michigan Theatres, Inc.

  In connection with Cineplex Odeon's sale of its remaining 51% interest in the Film House Partnership to The Rank Organization PLC ("Rank") in March 1990, Cineplex Odeon agreed to provide, without cost, on-screen advertisements of Universal Studios, Florida and Universal Studios, California until March 2000. Universal Studios, Florida, a motion picture and television theme amusement park, is a joint venture between Universal and Rank. Universal Studios, California, a motion picture and television theme amusement park, is owned by Universal.

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

  Cineplex Odeon has, since 1984, participated in a joint venture with a group of investors which developed a theatre complex at the southwest corner of Yonge and Eglinton Streets in Toronto. The investor group, in which Senator Kolber, a director of Loews Cineplex, and/or associates of Senator Kolber, have a minority interest, contributed Cdn$3.3 million of the total financing required to complete the project and is entitled to repayment thereof, together with interest thereon, and to ongoing participation in the revenue derived from the project.

  In September 1990, Cineplex Odeon sold its interest in the Universal City Cinema to Universal. Cineplex Odeon has been retained to manage the theatre on a long-term basis for a fee based on 3% of gross revenue plus 3% of net cash flow from the multiplex. In addition, Universal has the right to "put" such theatre to the Company on the terms described below.

  The number of shares of Common Stock issued to Universal pursuant to the Subscription Agreement at the closing of the Combination is subject to adjustment pursuant to anti-dilution provisions contained in the Subscription Agreement. In accordance with these provisions, Loews Cineplex will be required to issue, subject to applicable stock exchange requirements, additional shares of Common Stock to Universal for no additional consideration if Loews Cineplex issues or sells any Common Stock (other than in connection with the Combination, employee stock options or the conversion of Loews Cineplex non-voting capital stock) in certain types of transactions to any person other than Universal or any of its affiliates (a "Sale"), including issuances upon conversion, exchange or exercise of voting share equivalents, whether in one or a series of Combination, for consideration (the "Subsequent Sale Price") of less than $19.0891 per share, subject to adjustment. If the shares offered in the Equity Offering were sold by the Company for $14.25 per share (the closing price of the Common Stock on the NYSE on June 12, 1998), the Company would be obligated to issue an additional 1,503,219 shares of Common Stock to Universal for no additional consideration.

  Upon the closing of the first Sale having a Subsequent Sale Price of less than $19.0891 per share, the number of additional shares to be issued to Universal would be equal (a) the quotient of $84.5 million divided by the Subsequent Sale Price, minus (b) 4,426,606 shares of Common Stock. Upon the completion of each subsequent Sale, the number of additional shares would equal (w) the quotient of $84.5 million divided by the weighted average Subsequent Sale Price (determined in accordance with the Subscription Agreement) of all Sales, minus (x) the number of additional shares of Common Stock previously issued to Universal pursuant to the adjustment provisions of the Subscription Agreement, minus (y) the 4,426,606 Loews Cineplex Common Shares issued to Universal on May 14, 1998 in connection with the Combination, plus (z) any shares of Common Stock that Universal may be required to deliver as a result of any prior anti-dilution adjustments. These adjustment provisions only apply to the first $100 million of additional issuances. The anti-dilution provisions terminate once the aggregate proceeds of all Sales equal or exceed $100 million. Accordingly, it is expected that these provisions will cease to apply following consummation of the Equity Offering.

  From and after the later of (i) the second anniversary of the closing date of the Combination and (ii) the fifteenth day of the month following the first month end as of which the outstanding debt of Loews Cineplex is less than 4.75 times the consolidated EBITDA of Loews Cineplex for the 12-month period then ended (the "Start Date"), Universal will have the right (the "Put Right") to cause Loews Cineplex to lease the Universal City Cinema motion picture theatre facility located at the University City, California retail and entertainment complex (the "Universal City Cinema") pursuant to a 20-year lease (the "Lease"). If Universal exercises the Put Right, on the date the Lease is signed (the "Lease Signing Date") Loews Cineplex will pay to Universal cash consideration for entering into the Lease and the conveyance of the related personal property equal to (i) ten times the cash flow of the Universal City Cinema for the 12-month period ended on the last day of the month preceding Universal's giving notice (the "Put Notice") of its exercise of the put minus
(ii) (if applicable) the cost of eliminating any deficiencies from the operating requirements and standards set forth in the Lease specifically listed on a certificate executed by an officer of Universal, which cost shall be estimated by an engineering firm or other expert selected by Universal and reasonably acceptable to Loews Cineplex. The Put Right terminates on the third anniversary of the Start Date if the Put Notice has not been delivered prior to such date. Loews Cineplex must provide to Universal not less than five days prior written notice of the Start Date, and, if it fails to provide such notice, the Start Date is tolled until the fifth day following delivery of such notice.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's voting securities immediately prior to the Equity Offering and as adjusted to reflect the sale of the shares of Common Stock pursuant to the Equity Offering, by (a) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's voting securities, (b) each director of the Company, (c) each of the Named Executive Officers and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of the Company's voting securities owned by them, except to the extent such power may be shared with a spouse.

                                      SHARES BENEFICIALLY              SHARES BENEFICIALLY
                                         OWNED PRIOR TO                    OWNED AFTER
                                      THE EQUITY OFFERING             THE EQUITY OFFERING(a)
                                      ----------------------------------------------------------------
 NAME AND ADDRESS OF BENEFICIAL OWNER   NUMBER              PERCENT      NUMBER             PERCENT
 ------------------------------------ ------------          ------------------------       -----------
COMMON STOCK, PAR VALUE
 $.01 PER SHARE
 5% STOCKHOLDERS:
 Sony Pictures
  Entertainment Inc.....                21,934,625(b)(c)       49.9%      23,137,111(b)(d)      40.8%
 550 Madison Avenue
 New York, New York
  10022
 Universal Studios, Inc.
  ......................                11,691,249(b)(c)       26.6%      13,194,468(b)         23.3%
 100 Universal City
  Plaza
 Universal City, CA
  91608
 The Claridge Group.....                 4,324,003(b)(c)(e)     9.8%       4,324,003(b)          7.6%
 c/o Claridge Inc.
 1170 Peel Street, 8th
  Floor
 Montreal, Quebec H3B
  4P2
 DIRECTORS:
 George Cohon...........                       --                 *              --                *
 Marinus N. Henny.......                       (f)                *              --                *
 Hon. E. Leo Kolber.....                   350,309(g)             *          350,309               *
 Ken Lemberger..........                       (f)                *              --                *
 Ron Meyer..............                       (h)                *              --                *
 Brian C. Mulligan......                       (h)                *              --                *
 Yuki Nozoe.............                       (f)                *              --                *
 Karen Randall..........                       (h)                *              --                *
 Stanley Steinberg......                       (f)                *              --                *
 Howard Stringer........                       (f)                *              --                *
 Robert Wynne...........                       (f)                *              --                *
 Mortimer Zuckerman.....                       --                 *              --                *
 EXECUTIVE OFFICERS:
 Lawrence J. Ruisi......                   500,100(i)           1.1%         500,100               *
 Allen Karp.............                   500,114(j)           1.1%         500,114               *
 Barrie Lawson-Loeks....                       --                 *              --                *
 Jim Loeks..............                       --                 *              --                *
 Travis Reid............                       --                 *              --                *
 Seymour Smith..........                       --                 *              --                *
 All Directors and
  Executive Officers as
  a Group (23 persons)..                 1,358,723              3.0%       1,358,723             2.4%

                                      SHARES BENEFICIALLY         SHARES BENEFICIALLY
                                        OWNED PRIOR TO                OWNED AFTER
                                      THE EQUITY OFFERING        THE EQUITY OFFERING(a)
                                      -------------------------- ------------------------
 NAME AND ADDRESS OF BENEFICIAL OWNER   NUMBER        PERCENT      NUMBER       PERCENT
 ------------------------------------ ------------    ---------- ------------ -----------
CLASS A NON-VOTING COMMON
 STOCK, PAR VALUE $.01 PER
 SHARE
 Sony Pictures
  Entertainment Inc. .....               1,202,486(a)      100%           --            *
 550 Madison Avenue
 New York, New York 10022
CLASS B NON-VOTING COMMON
 STOCK, PAR VALUE $.01 PER
 SHARE
 Universal Studios, Inc...                  80,000(a)     95.2%        80,000        95.2%
 100 Universal City Plaza
 Universal City, CA 91608

--------
 * Indicates beneficial ownership or control of less than 1.0% of the outstanding shares of Loews Cineplex Common Stock.
(a) Adjusted to reflect the Combination, the Equity Offering and the Plitt Note Repurchase.
(b) All of such shares are subject to the terms of the Stockholders Agreement described below.
(c) Excludes shares of Common Stock issuable upon conversion of the Non-Voting Stock (as hereinafter defined).
(d) Includes shares of Common Stock issuable upon conversion of the Class A Non-Voting Common Stock. See "Capitalization" and "Description of Capital Stock--Common Stock."
(e) Members of the Claridge Group and their shareholdings are as follows: (i) The Charles Rosner Bronfman Discretionary Trust--1,918,907 shares; (ii) The Charles Bronfman Trust--1,000,000 shares; (iii) The Charles R. Bronfman Trust--1,000,000 shares; (iv) The Phyllis Lambert Foundation-- 31,410 shares; (v) Bojil Equities Inc.--350,309 shares; (vi) Louis Ludwick--23,377 shares; and (vii) Senator Kolber, who has voting control of the shares held by Bojil Equities Inc., as to which he disclaims any pecuniary interests. Charles Rosner Bronfman may be deemed to share beneficial ownership of the shares held by the three trusts listed above. The number of shares does not include 9,926 shares and 7,500 shares owned by the wives of Mr. Bronfman and Senator Kolber, respectively, as to which beneficial ownership has been disclaimed.
(f) Does not include 21,934,625 shares of Loews Cineplex Common Stock and 1,202,486 shares of Class A Non-Voting Common Stock owned by SPE. Messrs. Henny, Lemberger, Nozoe, Steinberg, Stringer and Wynne, officers of SPE or its affiliates, disclaim beneficial ownership of all Loews Cineplex shares owned by SPE.
(g) Includes 350,309 shares of Loews Cineplex Common Stock over which Senator Kolber has voting control but which are owned directly by Bojil Equities Inc. and as to which Senator Kolber disclaims beneficial ownership. Also excludes 7,500 shares of Loews Cineplex Common Stock beneficially owned by Senator Kolber's wife, as to which he disclaims beneficial ownership.
(h) Does not include 11,691,246 shares of Common Stock and 80,000 shares of Class B Non-Voting Common Stock owned by Universal. Messrs. Meyer and Mulligan and Ms. Randall, officers of Universal or its affiliates, disclaim beneficial ownership of all Loews Cineplex shares owned by Universal.
(i) This number relates solely to options exercisable within 60 days of June 9, 1998.
(j) Includes 1,714 shares of Loews Cineplex Common Stock which are beneficially owned by the Allen and Sharon Karp Trust, as to which Mr. Karp disclaims beneficial ownership, and 498,400 shares of Loews Cineplex Common Stock which relate to options exercisable within 60 days of June 9, 1998.

  Universal (in which The Seagram Company Ltd. ("Seagram") owns an approximately 84% indirect interest) beneficially owns the Loews Cineplex shares set forth on the table above (the "Seagram Shares"). Based on the most recent publicly available information related to Seagram: (i) descendants of the late Samuel Bronfman and trusts established for their benefit (the "Bronfman Trusts") beneficially owned, directly or indirectly, an aggregate of 119,923,229 of then outstanding Seagram Shares, constituting approximately 34.6% of then outstanding Seagram Shares, which amount includes the approximately 14.9% of then outstanding

Seagram Shares owned by trusts established for the benefit of Charles R. Bronfman and his descendants, including, without limitation, the Charles Rosner Bronfman Discretionary Trust and (ii) pursuant to two voting trust agreements, Charles R. Bronfman served as the voting trustee for approximately 33.5% of the outstanding Seagram Shares and a voting trustee for approximately 0.7% of then outstanding Seagram Shares, which shares are beneficially owned by the Bronfman Trusts and certain other entities.

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Loews Cineplex's directors and executive officers, and persons who beneficially own more than 10% of a registered class of Loews Cineplex's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Loews Cineplex Common Stock and other equity securities of Loews Cineplex. To Loews Cineplex's knowledge, based solely on review of the copies of such reports furnished to Loews Cineplex (and written representations that no other reports were required), all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been complied with.

                          THE STOCKHOLDERS AGREEMENT

  The following is a brief summary of certain provisions of the Stockholders Agreement. A copy of the Stockholders Agreement is incorporated as an exhibit to the Registration Statement of which the Prospectus is part from the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998. The following description does not purport to be complete and is subject in all respects to the detailed provisions of the Stockholders Agreement. Capitalized terms used in this section without definition elsewhere in this Prospectus shall have the meanings specified in the Stockholders Agreement, as the context requires.

  The Stockholders Agreement provides for certain board, voting, consent, standstill, purchase, transfer and other rights and obligations for the parties thereto.

  The Board of Directors. Pursuant to the Stockholders Agreement, the Company's Board of Directors is to comprise 16 members, consisting initially of six designees of SPE (the "SPE Directors"), three designees of Universal (the "Universal Directors"), one designee of the Claridge Group (the "Claridge Director"), two Management Directors and four Independent Directors. The designees of SPE, Universal and the Claridge Group were designated by such parties prior to the closing of the Combination. Two of the Independent Directors were designated by mutual agreement of the Company, SPE, Universal and a majority of the members of the Independent Committee prior to the closing of the Combination. The other two Independent Directors have not yet been designated, and the Company, SPE and Universal have each agreed to use their best efforts to cause such additional Independent Directors to be elected as soon as possible. Pursuant to the Stockholders Agreement, the Management Directors will be the two most senior executive officers of Loews Cineplex; provided that Allen Karp shall be one of the Management Directors as long as he is an executive officer of the Company or an affiliate. The initial Management Directors are Lawrence J. Ruisi, who is the President and Chief Executive Officer of Loews Cineplex, and Allen Karp, who is Chairman and Chief Executive Officer of Cineplex Odeon. For purposes of this Prospectus, an "Independent Director" is any director who (a) is free from any relationship that, in the opinion of the nominating committee of the Company's Board of Directors, would interfere with the exercise of independent judgment as a director, (b) is not an affiliate of Loews Cineplex, SPE, Universal or the Claridge Group or a current or former officer of the Company or any of its subsidiaries or a current or former officer or director of SPE or Universal or any of their respective subsidiaries, (c) does not, in addition to such individual's role as a member of the Company's Board of Directors, also act on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to management of the Company or SPE, Universal or the Claridge Group or any of their respective subsidiaries; and (d) does not represent, and is not a member of the immediate family of, a person who does not satisfy the requirements of foregoing clauses
(a), (b) or (c) ("Independent Directors").

  The Stockholders Agreement provides that SPE, Universal and the Claridge Group, subject to the exceptions and limitations described below, are entitled to designate for nomination for election to the Company's Board of Directors, the number of directors of Loews Cineplex that generally corresponds to such Stockholder's "Applicable Percentage" set forth on the following chart (the "Directors Chart"):

                                                                       NUMBER OF
     APPLICABLE PERCENTAGE                                             DIRECTORS
     ---------------------                                             ---------
     Greater than 6.25% and less than 9.375%..........................      1
     Greater than 9.375% and less than 15.625%........................      2
     Greater than 15.625% and less than 21.875%.......................      3
     Greater than 21.875% and less than 28.125%.......................      4
     Greater than 28.125% and less than 34.375%.......................      5
     Greater than 34.375% and less than 40.625%.......................      6
     Greater than 40.625% and less than 46.875%.......................      7
     Greater than 46.875% and less than 53.125%.......................      8
     Greater than 53.125% and less than 59.375%.......................      9
     Greater than 59.375% and less than 65.625%.......................     10
     Greater than 65.625% and less than 71.875%.......................     11
     Greater than 71.875% and less than 78.125%.......................     12
     Greater than 78.125% and less than 84.375%.......................     13
     84.375% and greater..............................................     14

provided, however, that

    (i) (x) until May 14, 2003, the Claridge Group shall be entitled to designate one Loews Cineplex director if its Applicable Percentage exceeds 3.5%, and, thereafter, if its Applicable Percentage exceeds 5%, and (y) the Claridge Group's entitlement to designate two or more Loews Cineplex directors shall be determined in accordance with the Stockholders Agreement on the same basis as the entitlement of the other Stockholders;

    (ii) if, pursuant to the Directors Chart, the Stockholders would in the aggregate be entitled to designate more than 14 Loews Cineplex directors, each reference to a percentage in the Directors Chart under the "Applicable Percentage" column will be increased by the least number of percentage points that would result in the Stockholders in the aggregate being entitled to designate 14 Loews Cineplex directors (after giving effect to the provisions of clause (i)(x) above); and

    (iii) prior to the four-year anniversary of the Closing, no Stockholder will be entitled to designate more than eight Loews Cineplex directors; provided, however, that if any Stockholder would be entitled to designate more than eight Loews Cineplex directors pursuant to the Directors Chart based on such Stockholder's adjusted Applicable Percentage (rather than such Stockholder's Applicable Percentage), (x) such Stockholder will be entitled to designate the number of Loews Cineplex directors set forth in the Directors Chart based on such Stockholder's Applicable Percentage and
  (y) the limitation contained in this clause (iii) regarding a Stockholder's entitlement to designate Loews Cineplex directors will thereupon terminate.

  Each of SPE and Universal have agreed with the other and each member of the Claridge Group has agreed with each of SPE and Universal that, notwithstanding the foregoing:

    (i) no Stockholder shall be entitled to designate more than six Loews Cineplex directors; provided, however, that if any Stockholder would be entitled to designate more than eight Loews Cineplex directors pursuant to the Directors Chart based on such Stockholder's Adjusted Applicable Percentage (rather than such Stockholder's Applicable Percentage), such Stockholder shall be entitled to designate such greater number of Loews Cineplex directors and the limitation contained in this clause (i) regarding a Stockholder's entitlement to designate Loews Cineplex directors will thereupon terminate; provided, further, that, if at any time commencing on the three-year anniversary of the Closing, any Stockholder's Applicable Percentage exceeds 45%, the limitation contained in this clause (i) regarding a Stockholder's entitlement to designate Loews Cineplex directors will be increased from six Loews Cineplex directors to seven Loews Cineplex directors;

    (ii) at any time that SPE's Applicable Percentage equals or exceeds 40.625%, but the number of SPE Directors is limited to six by the immediately preceding clause (i) of this paragraph, Universal has agreed with SPE that one of the individuals designated by Universal to serve as a Loews Cineplex director shall be an Independent Director so long as Universal's Applicable Percentage equals or exceeds 21.875%; and

    (iii) at any time that Universal's Applicable Percentage equals or exceeds 40.625%, but the number of Universal Directors is limited to six by clause (i) of this paragraph, SPE has agreed with Universal that one of the individuals designated by SPE to serve as a Loews Cineplex director shall be an Independent Director so long as SPE's Applicable Percentage exceeds 21.875%.

  If the Stockholders collectively have the right to designate at least 13 of the members of the Company's Board of Directors pursuant to the provisions described above, SPE and Universal have agreed that at least one of the individuals designated by each such Stockholder to serve as a Loews Cineplex director shall be an Independent Director; provided that if one of such Stockholders shall be entitled to designate only one Director, such Stockholder shall not be required to designate an Independent Director and the other such Stockholder shall be required to designate two Independent Directors.

  The parties to the Stockholders Agreement have agreed that, except for the designees of the Stockholders and for the Management Directors, individuals to be nominated for election as Loews Cineplex directors shall all be Independent Directors (unless the Independent Directors shall otherwise agree), and there shall be at least two Independent Directors and two Management Directors nominated in each such election. Each Stockholder has agreed to vote (and to cause its affiliates to vote) any Voting Shares beneficially owned by it to cause the designees of SPE, Universal and the Claridge Group and each of the Independent Directors and Management Directors designated by the Nominating Committee (as described below) to be elected to the Company's Board of Directors, and Loews Cineplex has agreed to use its best efforts to cause the election of each such designee, including nominating such individuals to be elected as members of the Company's Board of Directors, as provided in the Stockholders Agreement.

  In connection with each election of members of the Company's Board of Directors, the Management Directors and the Independent Directors will be designated by a nominating committee of the Company's Board of Directors (the "Nominating Committee"), which will be established to determine whether prospective nominees as Management Directors and Independent Directors meet the criteria for such positions. The Nominating Committee will be comprised of four directors, consisting of (x) two Independent Directors designated by a majority of the Independent Directors and (y) one SPE Director and one Universal Director; provided that if at any time there shall cease to be at least one SPE Director or Universal Director, then the Nominating Committee will include two SPE Directors or two Universal Directors, as the case may be, to the extent that SPE or Universal, as applicable, then has two designees serving as Loews Cineplex directors.

  The Stockholders Agreement provides that all other committees of the Company's Board of Directors will include, subject to any applicable stock exchange or Exchange Act requirements, a number of SPE Directors and Universal Directors equivalent to the proportion of such directors then serving on the whole Company's Board of Directors multiplied by the total number of members comprising such committee. The Stockholders Agreement contains other provisions relating to committees of the Company's Board of Directors and various provisions relating to the procedures, including meetings and agendas, and the powers of the Company's Board of Directors.

  Each Stockholder has agreed that it will not without the prior written consent of each of SPE and Universal (i) seek the election or removal of any Loews Cineplex director, except in accordance with the terms of the Stockholders Agreement; (ii) deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement with respect to the voting of such shares (other than a voting trust or arrangement solely among members of the Claridge Group); (iii) subject to certain exceptions, engage in any "solicitation" (within the meaning of Rule 14a-11 under the Exchange Act) of proxies or consents or become a "participant" in any "election contest" (within the meaning of Rule 14a-11 under the Exchange Act) with respect to Loews Cineplex, or (iv) form a Group with respect to any shares of Common Stock, other than a Group consisting exclusively of Stockholders, any of their affiliates or permitted transferees.

  Consent Rights. The Stockholders Agreement provides SPE and Universal with specified consent rights in respect of specified actions by Loews Cineplex and its Subsidiaries, so long as their respective Applicable Percentages equal or exceed the Minimum Percentage. These events include: (a) voluntary bankruptcy filings by Loews Cineplex or any "significant subsidiary;" (b) acquisitions and dispositions meeting specified tests of materiality; (c) entering into or engaging in any business other than the exhibition of films with certain limited exceptions; (d) any transaction or series of related transactions with SPE or Universal or any of their respective affiliates involving more than $1,000,000 per calendar year (excluding arm's-length transactions in the ordinary course of business, including film booking arrangements); (e) changing the number of directors comprising the entire Company's Board of Directors; (f) with certain exceptions, issuing or selling any Voting Shares or Voting Share Equivalents exceeding specified thresholds; (g) paying cash dividends on, or making any other cash distributions on or redeeming or otherwise acquiring for cash, any shares of capital stock of Loews Cineplex, or any warrants, options, rights or securities convertible into, exchangeable or exercisable for, capital stock of Loews Cineplex exceeding specified thresholds; (h) incurring any debt in excess of specified amounts with certain specified exceptions; (i) hiring, or renewing the employment contract (including option renewals) of, either of the two most senior executive officers of Loews Cineplex; (j) entering into any arrangement (other than the Stockholders Agreement or pursuant thereto) with any holder of Voting Shares in such holder's capacity as a holder of Voting Shares which subjects actions taken by Loews Cineplex or any Subsidiary to the prior approval of any Person;
(k) entering into certain discriminatory shareholder arrangements including any stockholders rights plan; and (l) amending the Company's By-Laws by action of the Company's Board of Directors.

  Under the Stockholders Agreement, SPE and Universal are entitled to certain additional consent rights if Loews Cineplex fails to meet certain budgeted financial targets and their respective Applicable Percentages then equal or exceed the Minimum Percentage. These rights include the right to approve a new five-year strategic business plan for Loews Cineplex and the following actions by Loews Cineplex or any Subsidiary thereof: (a) making capital expenditures exceeding specified thresholds; (b) incurring any debt in excess of specified amounts with certain specified exceptions; (c) incurring liens to secure unsecured debt; and (d) with certain exceptions, issuing or selling any capital stock of Loews Cineplex.

  If Loews Cineplex and either SPE or Universal, as the case may be, disagree in good faith as to whether the consent rights of such Stockholder described above are triggered in connection with an action proposed to be taken by Loews Cineplex, the parties have agreed to submit such a dispute to arbitration by an independent arbitrator. Pending resolution of such dispute (which generally must be resolved within ten business days of the submission of the dispute), Loews Cineplex may not take the action which is the subject of the dispute and its operations may be interrupted or delayed during such time period as a result.

  In addition to the foregoing consent rights, in connection with any vote or action by written consent of the Company's Board of Directors related to any
(a) merger, (b) voluntary liquidation, dissolution or winding up of Loews Cineplex (a "Dissolution"), (c) amendment or restatement of the Company's Charter or (d) amendment or repeal of any provision of, or addition of any provision to, the Company's By-laws (a "By-law Amendment"), each Stockholder has agreed to use its best efforts to cause the Loews Cineplex directors designated by such Stockholder to vote against such action at the request of SPE or Universal if its Applicable Percentage exceeds the Minimum Percentage. The Stockholders have also agreed to vote (and not to consent to) the Voting Shares beneficially owned by them against any of the foregoing items in connection with any vote or action by written consent of the stockholders of Loews Cineplex related thereto at the request of SPE or Universal if its Applicable Percentage exceeds the Minimum Percentage.

  So long as the Applicable Percentage of SPE or Universal equals or exceeds the Minimum Percentage, (i) the Company's Charter provides that effecting a Merger or Dissolution or adopting an amendment or restatement of the Company's Charter or adopting a By-law Amendment by action of the stockholders of Loews Cineplex shall require the affirmative vote or written consent of the holders of at least 80% of the outstanding shares of Common Stock; provided that in the case of any of the foregoing matters (other than adopting a By-law Amendment by action of the stockholders) such 80% stockholder approval requirement shall not be applicable if 14 members of the Company's Board of Directors shall have approved such matter; provided, further, that in the case of any Merger that is approved by 14 members of the Company's Board of Directors, such Merger shall require the affirmative vote or written consent of the holders of at least 66 2/3% of the outstanding shares of Common Stock and (ii) no Stockholder shall vote in favor of, consent in writing to, or take any other action to effect an amendment or repeal of such provisions of the Company's Charter.

  Approval of Certain Combinations by Disinterested Directors. The Stockholders Agreement provides that so long as the Applicable Percentage of SPE or Universal equals or exceeds the Minimum Percentage, neither SPE nor any of its affiliates, nor Universal nor any of its affiliates, as the case may be, shall enter into any contract with Loews Cineplex or any Subsidiary thereof, nor shall Loews Cineplex otherwise engage in or become obligated to engage in any transaction or series of related transactions with SPE and/or its affiliates, or Universal and/or its affiliates, as the case may be, in any case involving more than $1,000,000 per calendar year, unless such contract or transaction shall have been approved by a majority of the disinterested directors following disclosure of the material facts of the contract or transaction to the disinterested directors. The approval requirement does not apply to contracts or transactions in the ordinary course of Loews Cineplex's business, including film booking arrangements.

  Restrictions on transfers of Loews Cineplex Stock by the Stockholders. The Stockholders Agreement includes the following restrictions on transfers by SPE and Universal:

    Restrictions on transfer by SPE and Universal through November 14, 1998. Without the consent of a majority of the Independent Directors, each of SPE and Universal has agreed not to transfer in privately negotiated transactions more than 20% of its initial equity interest in the Company prior to November 14, 1998. This restriction does not apply to transfers
  (i) to a permitted transferee, (ii) to another Stockholder or its permitted transferees, (iii) pursuant to a merger or consolidation in which Loews Cineplex is a constituent corporation or (iv) pursuant to a bona fide third party tender offer or exchange offer which was not induced directly or indirectly by such Stockholder or any of its affiliates.

    Tag-Along Rights for All Loews Cineplex Stockholders Including Public Stockholders. Neither SPE nor Universal nor any of their respective affiliates may transfer, individually or collectively, an aggregate of more than 50% of the outstanding Loews Cineplex Stock in one or a series of related transactions to a third party transferee (or to one or more third party transferees constituting a Group) unless each stockholder of Loews Cineplex has the right to participate in such transfer on the same basis as the proposed transferor(s), subject to the prior right of first refusal of SPE and Universal described below to purchase the shares so being transferred if such party is not the transferring stockholder.

    Tag-Along Rights of Universal and the Claridge Group. Neither SPE nor any of its affiliates may transfer an aggregate of more than 50% of SPE's Initial Interest to any Person (including any Group), other than an SPE permitted transferee, in one or a series of related transactions, unless Universal and the Claridge Group each has the right to participate in such transfer on the same basis as SPE and its affiliates.

    Right of First Refusal of SPE and Universal. The following transfers of Voting Shares by SPE or Universal or their respective affiliates (the proposed transferor, the "Transferring Party") will be subject to the right of first refusal in favor of the other: (a) any transfer in one or a series of related privately negotiated transactions or a public offering if (i) 5% or more of the then outstanding Voting Shares are subject to the transfer,
  (ii) any transferee, or any Group of which a transferee is a member, would, following such transfer, beneficially own 5% or more of the outstanding Voting Shares (except, in the case of any public offering, the limitation set forth in this clause (ii) shall not be applicable if the Transferring Party has taken all

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

  reasonable steps to assure that such limitation shall have been satisfied) or (iii) in the case of any transfer by SPE or any of its affiliates, SPE's Applicable Percentage exceeds 25%; (b) any transfer pursuant to a bona fide third party tender offer or exchange offer; (c) any transfer to Loews Cineplex or to a subsidiary of Loews Cineplex pursuant to a self-tender offer or otherwise; and (d) any transfer in a Market Sale. No right of first refusal applies to any transfer between SPE or Universal and any of their respective permitted transferees.

  Standstill Agreements. Each of SPE and Universal and each member of the Claridge Group has agreed with Loews Cineplex and with each of SPE and Universal not to, and to cause its affiliates not to, acquire, directly or indirectly, the beneficial ownership of any additional Voting Shares, except for: (a) acquisitions of up to an aggregate of 5% of the outstanding Voting Shares during any twelve-month period, subject to certain price restrictions; and (b) acquisitions in privately negotiated transactions from five or fewer Persons pursuant to offers not made generally to holders of Voting Shares and pursuant to which the value of any consideration paid for any Voting Shares, including brokerage fees or commissions, does not exceed 115% of the "Market Price" (as determined in accordance with the regulations under the Securities Act (Ontario)). The exceptions described in clauses (a) and (b) above are not available to a Stockholder whose Applicable Percentage would equal or exceed 25% after the acquisition if, as a result of such acquisition, the Public Stockholders would beneficially own less than 20% of the outstanding Voting Shares.

  There are additional exceptions for acquisitions, (i) from a Stockholder,
(ii) pursuant to the exercise of equity purchase rights (see "--Equity Purchase Rights" below), (iii) on terms and conditions approved by the Independent Directors, (iv) pursuant to a tender or exchange offer made in accordance with applicable law, (v) to restore a Stockholder's percentage interest following a dilutive issuance of Voting Shares or (vi) acquisitions of Shares of Common Stock upon the conversion of Non-Voting Stock.

  The Stockholders have agreed that, in the case of any acquisition permitted pursuant to the foregoing provisions that would constitute a "Rule 13e-3 transaction" (as defined in Rule 13e-3 under the Exchange Act), prior to the consummation of any such transaction (x) a nationally recognized investment bank shall have delivered an opinion to the Company's Board of Directors that such transaction is fair from a financial point of view to the stockholders of Loews Cineplex, other than the applicable Stockholder, (y) a majority of the Independent Directors shall have approved the transaction and (z) if the public stockholders of Loews Cineplex beneficially own more than 20% of the Voting Shares and if approval of stockholders of Loews Cineplex is required by the DGCL or the Company's Charter, a majority of the shares of Common Stock held by such public stockholders shall have been voted in favor of the transaction.

  The restrictions described in the preceding three paragraphs terminate on the earlier of (x) May 14, 2004 and (y) any time after May 14, 2002 upon the Claridge Group ceasing to have the right to designate a Loews Cineplex director pursuant to the Stockholders Agreement, or upon the occurrence of:

    (i) a bona fide tender or exchange offer to acquire more than 20% of the Voting Shares having been made by any Person (except that such restrictions shall not terminate as to any Stockholder if such tender or exchange offer is made by such Stockholder or any of its affiliates or by any Person acting in concert with such Stockholder or any of its affiliates or is induced by such Stockholder or any of its affiliates); provided that if such offer is withdrawn or expires without being consummated, such restrictions shall be reinstated (but no such reinstatement shall prohibit any Stockholder from thereafter purchasing Voting Shares pursuant to a contract entered into prior to the withdrawal or expiration of such tender offer or exchange offer or pursuant to a tender offer or exchange offer commenced by a Stockholder prior to such time);

    (ii) the Applicable Percentage of SPE, Universal or the Claridge Group equaling or exceeding 80%; provided that, in the case of Universal, such percentage shall be 33 1/3% at any time Universal and its affiliates beneficially own more Voting Shares than any other holder of shares of Common Stock;


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

    (iii) with respect to any Stockholder, such Stockholder's Applicable Percentage being less than 15% (provided that such restrictions shall be reinstated if such Stockholder's Applicable Percentage equals or exceeds 15% within one year thereafter);

    (iv) any person (other than a Stockholder or a permitted transferee) beneficially owning more than 20% of the Voting Shares, excluding from the Voting Shares beneficially owned by such person and Voting Shares acquired from a Stockholder, a permitted transferee or Loews Cineplex; or

    (v) the public stockholders beneficially owning more than 66 2/3% of the Voting Shares.

  Each of SPE and Universal has agreed with the other and each member of the Claridge Group has agreed with each of SPE and Universal that neither such Stockholder nor any of its affiliates will acquire, directly or indirectly, the beneficial ownership of any Voting Shares if immediately prior to such acquisition such Stockholder's Applicable Percentage exceeds 50%, excluding Voting Shares acquired from another Stockholder or its permitted transferees, or if, as a result of such acquisition, (i) such Stockholder and its affiliates would beneficially own an aggregate of more than 50% of the Voting Shares, excluding Voting Shares acquired from another Stockholder or its permitted transferees, or (ii) the Public Stockholders would beneficially own less than 20% of the outstanding Voting Shares. The restrictions described in clause (ii) does not apply to a Stockholder and its affiliates, if, upon consummation of such acquisition, such Stockholder's Applicable Percentage would be less than 25%. This restriction does not prohibit the acquisition of shares of Common Stock upon the conversion of Non-Voting Stock.

  The restrictions described in the preceding paragraph will terminate if: (a) the Applicable Percentage of either SPE or Universal is less than 10% (provided that such restrictions shall be reinstated if such Stockholder's Applicable Percentage equals or exceeds 10% within one year thereafter); (b) a bona fide tender or exchange offer to acquire more than 15% of the outstanding Voting Shares is made by any person (except that such restrictions shall not terminate as to any Stockholder if such tender or exchange offer is made by such Stockholder or any of its affiliates or by any person acting in concert with such Stockholder or any of its affiliates or is induced by such Stockholder or any of its affiliates); provided that if such offer is withdrawn or expires without being consummated, such restrictions shall be reinstated (but no such reinstatement shall prohibit any Stockholder from thereafter purchasing Voting Shares pursuant to a contract entered into prior to the withdrawal or expiration of such tender offer or exchange offer or pursuant to a tender offer or exchange offer commenced by a Stockholder prior to such time); or (c) any person (other than a Stockholder or a permitted transferee) beneficially owns more than 15% of the Voting Shares, excluding Voting Shares acquired from a Stockholder or a permitted transferee, but only if the sum of the Applicable Percentages of SPE and Universal is less than 45%.

  Registration Rights. The Stockholders Agreement grants to the Stockholders certain demand and piggyback registration rights with respect to the registration under the Securities Act of shares of Common Stock (including any shares of Common Stock issuable upon conversion of Non-Voting Stock) owned by them. At any time after May 14, 1999, the Stockholders will be able to make demands for registration ("Demand Registration") under the Securities Act of shares of Common Stock owned by them, subject to certain limitations. In no event shall the Company be required to effect, in the case of each of SPE and Universal, more than four Demand Registrations, in the case of the Claridge Group, more than one Demand Registration, and in the aggregate, nine Demand Registrations. In addition, at any time following the completion of the sale for cash by the Company in one or more underwritten public offerings of Common Stock for an aggregate offering price of $200 million (before deducting underwriting discounts and commissions), the Stockholders will have piggyback rights to include shares of Common Stock owned by them in any registration statement filed by the Company with respect to its Common Stock, subject to certain exceptions.

  Equity Purchase Rights. The Stockholders Agreement provides that if Loews Cineplex proposes to issue or sell any Voting Shares pursuant to a transaction in respect of which SPE or Universal shall have the right to consent under the Stockholders Agreement, each such Stockholder will have the right, exercisable in whole or in part and subject to the applicable rules of any stock exchange on which shares of Common Stock shall then be listed, to acquire from Loews Cineplex a portion of the Voting Shares proposed to be issued or sold to Persons other than such Stockholder and its affiliates (the "Issuance Shares") up to an amount equal to the number of Issuance Shares multiplied by such Stockholder's then Applicable Percentage, prior to giving effect to the consummation of the proposed issuance or sale and any acquisition by a Stockholder pursuant to the exercise of such rights.

  Assignments of Rights and Obligations to transferees. Permitted transferees of a Stockholder will be subject to the terms and conditions of the Stockholders Agreement as if such permitted transferees were SPE (in the case SPE or a permitted transferee of SPE is the transferor), Universal (in the case Universal or a permitted transferee of Universal is the transferor) or a member of the Claridge Group (in the case a member of the Claridge Group or a permitted transferee thereof is the transferor). Third party transferees of a Stockholder will be subject to certain terms and conditions in the Stockholders Agreement. In certain circumstances, third party transferees will have the right to designate directors and may also be entitled to registration rights. Third party transferees will not receive the tag-along rights, rights of first refusal or equity purchase rights described above. In addition, the rights of SPE and Universal to consent to certain significant corporate events described under "--Consent Rights" above may not be assigned to third parties.

  Certain Remedies. In the event that SPE or Universal has a good faith belief that Loews Cineplex or any other Stockholder is likely to breach, or has breached, in any material respect, certain of its obligations under the Stockholders Agreement (including those described under "--The Board of Directors" (other than the penultimate paragraph thereof), "--Consent Rights" and "--Standstill Agreements" above) such Stockholder may deliver notice of such belief to Loews Cineplex and/or such other Stockholder, as the case may be. Upon receipt of such notice and until the dispute is resolved (by a court of competent jurisdiction, an independent arbitrator or otherwise), neither Loews Cineplex nor any other Stockholder may take any action that would facilitate such a breach and shall take reasonable actions to prevent such breach, if it has not yet occurred, or to minimize any adverse consequences to the aggrieved Stockholder of any such breach. The operations of Loews Cineplex may be interrupted or delayed pending such resolution. In addition, in the event that SPE or Loews Cineplex breaches in any material respect any of their obligations to Universal under the Stockholders Agreement, SPE and Loews Cineplex shall, at the request of Universal, use their best efforts to amend the Company's Charter to authorize a new class of common stock to be issued by Loews Cineplex to Universal and its permitted transferees in exchange for the Common Stock held by them. Such new class would be identical in all respect to the Common Stock, except that such class would entitle the holders thereof to proportionate representation on the Company's Board of Directors on the same basis that Universal is entitled to representation thereon pursuant to the Stockholders Agreement, and that the rights described under "--Consent Rights" above would be incorporated in such class, and SPE and Universal will cease to have any consent rights under the Stockholders Agreement. Such new class of common stock, if issued, would be convertible into shares of Common Stock on a one-for-one basis at any time at the discretion of the holder.

  Termination. Except as otherwise described in the Stockholders Agreement, the rights and obligations of a Stockholder and its permitted transferees under the Stockholders Agreement shall terminate upon such Stockholder's Applicable Percentage equaling less than 6.25% (or, in the case of the Claridge Group, 3.5% until May 14, 2003 and 5% thereafter), subject to an exception in circumstances where a Stockholder's Applicable Percentage is reduced as a result of the issuance of additional Voting Shares by Loews Cineplex.

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

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following statements are brief summaries of certain provisions with respect to the Bank Credit Facilities and the Plitt Notes. Copies of the credit agreement (the "Credit Agreement") relating to the Bank Credit Facilities and the Plitt Indenture are incorporated as exhibits to the Registration Statement of which this Prospectus is a part from the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998. Copies of the Proposed Amendments to the Plitt Indenture are filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following description does not purport to be complete and is subject in all respects to the detailed provisions of the Credit Agreement and the Plitt Indenture and the Proposed Amendments. Capitalized terms used in this section without definition shall have the meanings specified in the Credit Agreement, the Plitt Indenture or the Proposed Amendments, as the context requires.

CREDIT AGREEMENT

  Facilities. The Bank Credit Facilities consist of two tranches: (i) Tranche A Revolving Credit Loans in an aggregate principal amount of up to $750,000,000 for purposes of financing the Combination, future acquisitions, capital expenditures, permitted investments, working capital and other general corporate purposes and for the issuance of letters of credit; and (ii) Tranche B Revolving Credit Loans in an aggregate principal amount of up to $250,000,000 for purposes of financing all or a portion of the purchase of the Plitt Notes tendered pursuant to the Change-of-Control Offer, all on the terms and conditions set forth in the Credit Agreement. Other than the permitted uses thereof, the terms and conditions applicable to the Tranche A Revolving Loans and the Tranche B Revolving Loans (collectively, the "Loans") are the same in all material respects. The credit facilities extended to Loews Cineplex pursuant to the Credit Agreement constitute the "Bank Credit Facilities" for purposes of the Indenture and are senior to the Plitt Notes. See "Risk Factors--Debt Level."

  Interest Rates. The Bank Credit Facilities provide for two pricing options:
(i) Loans on which interest is payable quarterly at a Base Rate equal to the higher of (x) the rate of interest per annum publicly announced from time to time by the Bankers Trust Company at its prime commercial lending rate in effect at its principal office in New York City, or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate; and (ii) Loans on which interest accrues for one, two, three, six or if, generally available, nine or twelve month interest periods (but is payable not less frequently than every three months) at a rate of interest per annum equal to (x) the Adjusted Eurodollar Rate, plus (z) an Applicable Margin initially equal to 1.75% per annum and subject to adjustment downward based on improvements in the Leverage Ratio and Senior Debt Rating of Loews Cineplex.

  Commitment Fees. Commitment Fees initially equal to 0.25% per annum (the "Commitment Fee Percentage") will be payable quarterly in arrears with respect to the average daily unused portion of the Tranche A Revolving Loan Commitments and the Tranche B Revolving Loan Commitments. The Commitment Fee Percentage is subject to adjustment downward based on improvements in the Leverage Ratio and the Senior Debt Rating of Loews Cineplex.

  Facility Fees. Certain other facility fees may be payable to the Administrative Agent, the Co-Syndication Agents and the Lenders and from time to time, in the amounts and at the times, separately agreed upon between Loews Cineplex and the Administrative Agent, Co-Syndication Agents and the Lenders.

  Security. The obligations of Loews Cineplex under the Credit Agreement and the other Loan Documents are secured by a first priority Lien on substantially all of the personal property of Loews Cineplex, including without limitation, a pledge of 100% of the equity interests of Loews Cineplex in each of its Domestic Subsidiaries and 100% of the equity interests of Loews Cineplex in each of its Foreign Subsidiaries, up to a maximum of 65% of the total equity interests of each such Foreign Subsidiary.

  Guaranty. The obligations of Loews Cineplex under the Credit Agreement and the other Loan Documents are jointly and severally guaranteed by each Domestic Subsidiary of Loews Cineplex, including Plitt, and each guarantor, including Plitt and each of Plitt's subsidiaries, has secured its obligations under the guaranty by a first priority Lien on substantially all of its personal property, including without limitation, a pledge of 100% of the equity interests of such Domestic Subsidiary in each of its Domestic Subsidiaries and 100% of the equity interests of such Domestic Subsidiary in each of its Foreign Subsidiaries, up to a maximum of 65% of the total equity interests of each such Foreign Subsidiary.

  Negative Covenants. The Credit Agreement contains covenants and provisions that restrict, among other things, the ability of Loews Cineplex and its Subsidiaries to: (i) incur Indebtedness; (ii) create, incur or suffer to exist Liens on any of its property or assets; (iii) enter into guaranties or become liable with respect to other Contingent Obligations; (iv) make Investments or enter into joint venture arrangements; (v) make restricted junior payments (including dividends); (vi) engage in mergers, consolidations and sales of all or substantially all their assets; (vii) enter into agreements restricting dividends and advances by their Subsidiaries; and (viii) engage in transactions with Affiliates.

  Financial Covenants. The Credit Agreement requires Loews Cineplex and its Subsidiaries on a consolidated basis to satisfy certain financial performance criteria. Specifically, Loews Cineplex will not (i) permit at the end of any Fiscal Quarter (x) the ratio of Wholly-Owned Total Debt to Annualized Pro Forma Wholly Owned EBITDA, or (y) the ratio of Consolidated Debt to Annualized Pro Forma EBITDA, to exceed the maximum amounts set forth in the Credit Agreement for such Fiscal Quarters or (ii) permit at the end of the fiscal periods specified in the Credit Agreement, the ratio of (z) Annualized Pro Forma Wholly Owned EBITDA to (y) the sum of (A) Wholly-Owned Total Debt Interest Expense for such period plus (B) Wholly-Owned Rent Expense for such period to be less than the minimum amounts set forth in the Credit Agreement for such fiscal period.

  Prepayments. The Credit Agreement provides that the Loans may be prepaid and the Tranche A Revolving Loan Commitments and the Tranche B Revolving Loan Commitments may be permanently reduced without penalty, in whole or in part, at any time; provided that the Tranche B Revolving Loan Commitments cannot be permanently reduced prior to the earlier of (i) July 13, 1998 and (ii) the expiration of the Change-of-Control Offer; and provided further that Eurodollar Rate Loans may be prepaid only on the expiration of the applicable Interest Period unless certain breakage costs are reimbursed to the Lenders. In addition, the Loans are subject to mandatory prepayment and, under certain circumstances, reduction in the commitments out of (i) certain Net Asset Sales Proceeds, (ii) Net Insurance/Condemnation Proceeds, (iii) Net Debt Securities Proceeds, and (iv) commencing with the fiscal year beginning March 1, 1999, 50% of the Excess Cash Flow of Loews Cineplex and its Subsidiaries. The Loans are also subject to mandatory prepayment, without a corresponding reduction in the commitments, to the extent that Available Cash on any date exceeds $20,000,000.

THE PLITT NOTES

  Plitt currently has outstanding $200,000,000 in aggregate principal amount of the Plitt Notes. The Plitt Notes are guaranteed unconditionally by Loews Cineplex (which guaranty is subordinated to the Bank Credit Facilities) under the Indenture. The Indenture contains covenants and provisions that restrict, among other things, the ability of Loews Cineplex and its Subsidiaries to: (i) incur indebtedness, including senior subordinated indebtedness; (ii) create, incur or suffer to exist liens on any of its property or assets; (iii) make certain restricted payments, including dividends; (iv) enter into guaranties;
(v) make investments or enter into joint venture arrangements; (vi) make restricted junior payments; (vii) engage in mergers, consolidations and sales of all or substantially all their assets; and (viii) engage in transactions with affiliates. Plitt may, at its option, on or after June 15, 1999, redeem all or any portion of the outstanding Plitt Notes in exchange for a redemption price equal to (i) 105.438%, plus accrued interest, for Plitt Notes redeemed prior to June 15, 2000, (ii) 102.719%, plus accrued interest, for Plitt Notes redeemed on or after June 15, 2000 but prior to June 15, 2001, and (iii) 100%, plus accrued interest, for Plitt Notes redeemed on or after June 15, 2001 but before the stated maturity date of the Plitt Notes. In connection with closing the Combination, the Company guaranteed the Plitt Notes on a senior subordinated basis, and Cineplex Odeon was released from its guarantee of the Plitt Notes.

  As a result of the consummation of the Combination, Loews Cineplex is obligated to initiate the Change of Control Offer to purchase all of the issued and outstanding Plitt Notes at a price equal to 101% of the outstanding principal amount thereof plus accrued interest to the date of repurchase. In order to satisfy this requirement and retire the Plitt Notes, on June 15, 1998, Plitt commenced the At-the-Market Offer, which is scheduled to expire on July 13, 1998. In connection with the At-the-Market Offer, the Company is soliciting consents from the holders of the Plitt Notes to, among other things, the Proposed Amendments to the Plitt Indenture. If the consents are obtained, the Proposed Amendments will be effected and the restrictions on Loews Cineplex and its Subsidiaries described in the foregoing paragraph will be terminated. Based on the yield of the Reference Security at June 9, 1998, if all such Plitt Notes are tendered and all of the holders thereof are entitled to receive consent payments, the Total Plitt Note Consideration would be approximately $219.4 million or 109.71% of the outstanding principal amount of the Plitt Notes.

THE NEW NOTES

  Concurrently with the Equity Offering, the Company is offering the New Notes in transactions exempt from registration under the Securities Act. Proceeds from the Note Offering are expected to be used to fund the purchase of Plitt Notes tendered pursuant to the Plitt Note Repurchase. Consummation of the Equity Offering is not conditioned upon consummation of the Note Offering and consummation of the Note Offering is not conditioned upon consummation of the Equity Offering. See "Risk Factors--Equity Offering Not Conditioned on Note Offering."

  The New Notes will be governed by the New Note Indenture. The New Notes will be subordinated to the Bank Credit Facilities and other Senior Debt of the Company under the New Note Indenture. The New Note Indenture is expected to contain covenants and provisions that restrict, among other things, the ability of Loews Cineplex and its subsidiaries to: (i) incur indebtedness unless certain financial tests are satisfied; (ii) make certain restricted payments, including dividends and investments; (iii) enter into guaranties;
(iv) engage in mergers, consolidations and sales of all or substantially all their assets; and (v) engage in transactions with affiliates. The New Note
Indenture is expected to permit the Company, at its option, on or after    ,
2003, to redeem all or any portion of the outstanding New Notes in exchange for a redemption price equal to (i) %, plus accrued interest, for New Notes
redeemed prior to    , 2004, (ii)  %, plus accrued interest, for New Notes
redeemed on or after    , 2004 but prior to    , 2006, and (iii) 100%, plus
accrued interest, for New Notes redeemed on or after    , 2006 but before the
stated maturity date of the New Notes.

                         DESCRIPTION OF CAPITAL STOCK

  The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in the Company's Charter and By-laws, copies of which are incorporated by reference as exhibits to the Registration Statement. The following description does not purport to be complete and is subject in all respects to applicable Delaware law and to the provision of the Company's Charter and By-laws.

  The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, par value $.01 per share, 10,000,000 shares of class A non-voting common stock, par value $0.01 per share ("Class A Non-Voting Common Stock"), 10,000,000 shares of class B non-voting common stock, par value $0.01 per share ("Class B Non-Voting Common Stock" and, together with Class A Non-Voting Common Stock, the "Non-Voting Stock"), and 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). Immediately following the consummation of the Equity Offering, assuming a price to the public of $14.25, there will be 56,753,038 shares of Common Stock outstanding, no shares of Class A Non-Voting Common Stock outstanding, 84,000 shares of Class B Non-Voting Common Stock outstanding, 2,045,414 shares of Common Stock issuable upon exercise of outstanding options, and no shares of Preferred Stock outstanding.

COMMON STOCK

  The rights of holders of Common Stock and Non-Voting Stock (together, "Loews Cineplex Stock") are identical except with respect to voting and conversion rights. Subject to the provisions of the DGCL and the terms of any series of Preferred Stock, the holders of Loews Cineplex Stock are entitled to receive dividends as and when declared by the Company's Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Loews Cineplex Stock will be entitled to share ratably the net assets of the Company remaining after payment or provision for payment of all debts and other liabilities of the Company and subject to the rights of any holders of any outstanding Preferred Stock. The Loews Cineplex Stock has no preemptive or similar rights or conversion rights (except as described under the captions "The Stockholders Agreement--Equity Purchase Rights" and "Certain Relationships and Related Transactions," and except as described below), and are not subject to further calls or assessments by the Company. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. The holders of Non-Voting Stock are not entitled to vote such shares, except as required by law. The holders of Common Stock do not have the right to vote cumulatively in the election of the Company's directors. Class A Non-Voting Common Stock shall convert into Common Stock, on a one-for-one basis (i) upon their transfer to any party other than SPE and its affiliates, (ii) if, as a result of an issuance of Common Stock by the Company, SPE and its affiliates aggregate ownership would be diluted below 49.9% of the outstanding Common Stock, in an amount that would result in SPE and its affiliates beneficially owning not more than 49.9% of the outstanding Common Stock and (iii) at May 14, 2001. As a result of the Equity Offering, it is expected that all of the Class A Non-Voting Common Stock will convert into voting Common Stock. Class B Non-Voting Common Stock shall convert into Common Stock on a one-for-one basis, upon the later of (i) a transfer to any person, other than the person to whom such shares were issued pursuant to the Combination or an affiliate thereof, and (ii) May 14, 2003.

PREFERRED STOCK

  The Company's Charter provides that the Company's Board of Directors is authorized, without further action by the stockholders, to issue, from time to time, Preferred Stock in one or more series and to fix for each such series the number of shares comprising such series and such voting powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated or expressed in the resolution or resolutions adopted by the Company's Board of Directors providing for the issuance of such series and to the fullest extent as may be permitted by the DGCL. The issuance of Loews Cineplex Preferred Stock may adversely affect the voting rights and other rights of the holders of Loews Cineplex Stock. As of the date of this Prospectus, no shares of Preferred Stock are outstanding.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  As of the date of this Prospectus, there are approximately 254,750,181 shares of Common Stock, 8,797,514 shares of Class A Non-Voting Common Stock, 9,916,000 shares of Class B Non-Voting Common Stock and 10,000,000 shares of Preferred Stock available for future issuance without stockholder approval other than as provided in the Stockholders Agreement or as required by the rules of the NYSE or the TSE. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

  Loews Cineplex currently does not have any plans to issue additional Loews Cineplex Stock (including Preferred Stock) other than Common Stock that may be issued pursuant to the Equity Offering and Common Stock that may be issued upon the exercise of options that have been granted or that may be granted in the future to Loews Cineplex's employees or upon the conversion of Non-Voting Stock in accordance with the Company's Charter.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BY-LAWS AND DELAWARE LAW

  The Company's Charter and By-laws and Delaware law contain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. Such provisions could have the effect of discouraging open market purchases of the Common Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director.

  Section 203 of Delaware Law. The Company is a Delaware corporation and is subject to Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined as a person who, together with affiliates and associates, beneficially owns or is an affiliate or associate of the corporation and did beneficially own within the last three years 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such persons became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the "interested stockholder." A "business combination" generally includes mergers, stock or asset sales involving 10% or more of the market value of the corporation's assets or stock, certain stock transactions and certain other transactions resulting in a financial benefit to the interested stockholders or an increase in their proportionate share of any class or series of a corporation. The existence of Section 203 of the DGCL could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition.

  Limitation on Directors' Liabilities and Indemnification. The Company's Charter provides that to the fullest extent permitted by the DGCL as it currently exists, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the current DGCL, liability of a director may not be limited
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision of the Company's Charter is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. In addition, the Company's By-laws provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL.

  Insofar as limitations of, or indemnification for, liabilities arising under the Securities Act may be permitted for directors and executive officers pursuant to the foregoing provisions, the Company understands that, in the opinion of the Commission, such limitation of, and indemnification for, liabilities is against public policy as expressed in the Securities Act and is therefore unenforceable.

  Supermajority and Other Provisions. Pursuant to Article V of the Company's Charter and subject to the exceptions described below, at any time when SPE or Universal has an Article III Consent Right (as defined in the Stockholders Agreement), the consummation by the Company of a "Significant Event" will require the affirmative vote or written consent of the holders of at least 80% of the outstanding Common Stock in addition to any affirmative vote required by the DGCL or by the terms of any series of Preferred Stock. Each of the following is a "Significant Event:" (a) any merger or consolidation in which the Company is a constituent corporation (other than a merger of the Company into another corporation that owns at least 90% of the outstanding stock of each class and series of the stock of the Company pursuant to Section 253 of the DGCL) or any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company and its subsidiaries taken as a whole; provided that a merger that satisfies all of the following criteria is not a Significant Event and is not subject to Article V of the Company's Charter: (i) the Company is the surviving corporation; (ii) all Common Stock outstanding immediately prior to the consummation thereof remain outstanding immediately after the consummation thereof and the only change in the capital stock of the Company resulting from the merger is the issuance of shares of capital stock pursuant thereto; and (iii) no consent of the stockholders of the Company would be required in connection therewith under the DGCL and (b) the adoption of any plan or proposal for the liquidation, dissolution or winding-up of the Company. Notwithstanding the foregoing, the affirmative vote or written consent of the holders of at least 80% of the outstanding Common Stock will not be required in connection with any particular Significant Event if such Significant Event shall be approved by at least 14 members of the Company's Board of Directors and, in such circumstances (i) in the case of any Significant Event described in (a) above, such Significant Event shall require the affirmative vote or written consent of holders of at least 66 2/3% of the outstanding Common Stock in addition to any requirements of the DGCL or the terms of any series of Preferred Stock then outstanding and (ii) in the case of any Significant Event described in (b) above, such Significant Event shall require only such affirmative vote or written consent as is required by the DGCL or by the terms of any series of Preferred Stock then outstanding. See "The Stockholders Agreement."

  The Stockholders Agreement contains certain restrictions on Transfers by SPE and Universal (and their respective affiliates). See "The Stockholders Agreement."

  The Company's Charter also provides that: (i) at any time when SPE and its wholly owned subsidiaries, Universal and its wholly owned subsidiaries and the members of the Claridge Group do not beneficially own in the aggregate more than 50% of the outstanding Common Stock, (a) any action required or permitted to be taken by the stockholders of Loews Cineplex may only be taken at a duly called annual or special meeting of the stockholders of the Company and may not be taken by written consent of stockholders and (b) directors of the Company may be removed without "cause" (as defined in the Company's Charter) only by the affirmative vote or written consent of the holders of at least 80% of the outstanding Common Stock (if SPE and its wholly owned subsidiaries, Universal and its wholly owned subsidiaries and the members of the Claridge Group beneficially own more than 50% of the Common Stock, directors of the Company may be removed without cause by the affirmative vote or written consent of the holders of at least 50% of the outstanding Common Stock); (ii) except as otherwise provided by the DGCL and subject to the rights of holders of Preferred Stock then outstanding, special meetings of the stockholders of the Company may be called only by the Company's Board, pursuant to a resolution approved by at least 14 of the members thereof; (iii) at any time when the Applicable Percentage of

SPE or Universal equals or exceeds the Minimum Percentage (as defined below), the affirmative vote or written consent of the holders of at least 80% of the outstanding Loews Cineplex Shares will be required in order for the stockholders to adopt, repeal or amend the By-laws of the Company and; (iv) the affirmative vote of the holders of at least 80% of the outstanding Loews Cineplex Shares will be required to adopt, repeal or amend any provision of the Company's Charter (provided that such 80% approval requirement shall not be applicable (a) if at any time, the Applicable Percentage of SPE or Universal equals or exceeds the Minimum Percentage, such adoption, repeal or amendment is approved by at least 14 members of the Company's Board and (b) if, at any time the Applicable Percentage of SPE and Universal is less than the Minimum Percentage, such adoption, repeal or amendment is approved by a majority of the members of the Company's Board of Directors).

REGISTRATION RIGHTS

  The Stockholders Agreement grants to the Stockholders certain demand and piggyback registration rights with respect to the registration under the Securities Act of shares of Common Stock (including any shares of Common Stock issuable upon conversion of Non-Voting Stock) owned by them. At any time after May 14, 1999, the Stockholders will be able to make demands for registration ("Demand Registration") under the Securities Act of shares of Common Stock owned by them, subject to certain limitations. In no event shall the Company be required to effect, in the case of each of SPE and Universal, more than four Demand Registrations, in the case of the Claridge Group, more than one Demand Registration, and in the aggregate, nine Demand Registrations. In addition, at any time following the completion of the sale for cash by the Company in one or more underwritten public offerings of Common Stock for an aggregate offering price of $200 million (before deducting underwriting discounts and commissions), the Stockholders will have piggyback rights to include shares of Common Stock owned by them in any registration statement filed by the Company with respect to its Common Stock, subject to certain exceptions.

TRANSFER AGENT AND REGISTRAR

  ChaseMellon Shareholder Services LLC at its offices in New York is the Company's principal transfer agent and principal registrar, and Montreal Trust Company of Canada at its offices in Toronto is the Company's branch transfer agent and branch registrar.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of the Equity Offering the Company expects to have 56,753,038 shares of Common Stock outstanding (assuming that the Underwriters do not exercise their over-allotment option). The 10,000,000 shares of Common Stock sold in the Equity Offering, and 23,667,692 shares of Common Stock that are outstanding on the date hereof or will be issued to Universal under the anti-dilution provision of the Subscription Agreement, will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company as that term is defined in the Securities Act (which shares will be subject to the resale limitations of Rule
144). All of the remaining shares will be "restricted securities" under the Securities Act and may not be sold unless they are registered or unless an exemption from registration, such as the exemptions provided by Rule 144, Rule 701, or Rule 144A under the Securities Act, is available. Upon the consummation of the Equity Offering, 23,137,111 restricted shares of Common Stock held by SPE will be eligible for sale pursuant to Rule 144 and Rule 701, subject to the limitations described below and the lockup arrangements described under "Underwriting."

  In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a proposed transaction and who has beneficially owned "restricted securities" for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements (other than the one-year holding requirement).

  Rule 701 sets forth special resale provisions relating to sales of Common Stock issued pursuant to a written compensation plan or contract. In general, employees of the Company who purchased their shares pursuant to such written compensation plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the current public information, holding period, volume limitation or notice provision of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions.

  Rule 144A provides a nonexclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer," which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on NASDAQ. The shares of Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities.

  The Company has an effective registration statement on Form S-8 under the Securities Act in respect of approximately 4,520,000 shares of Common Stock issuable under the Stock Incentive Plan. The Form S-8 includes, in some cases, shares for which an exemption under Rule 144 or Rule 701 would also be available, thus permitting the resale of shares issued under the stock option plan by non-affiliates in the public market without restriction under the Securities Act. Shares registered thereunder are eligible for sale in the public market, subject to vesting and, in certain cases, subject to the lock-up agreements described under "Underwriting." At the date of this Prospectus, options to purchase 2,045,414 shares of Common Stock are outstanding under the Stock Incentive Plan.

                       CERTAIN UNITED STATES FEDERAL TAX
                 CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

  The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders of such Common Stock. A "Non-U.S. Holder" is a beneficial owner of Common Stock that is not, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state (other than any partnership treated as foreign under U.S. Treasury regulations), (iii) an estate whose income is includable in gross income for United States federal income tax purposes regardless of source or (iv) a trust subject to the primary supervision of a court within the United States and the control of one or more United States persons.

  An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were U.S. citizens.

  This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position (including the fact that in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of Common Stock may be affected by certain determinations made at the partner level) and does not consider U.S. state and local or non-U.S. tax consequences. This discussion also does not consider the tax consequences for any person who is a shareholder, partner or beneficiary of a holder of the Common Stock. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal tax laws (including but not limited to banks and insurance companies, dealers in securities, U.S. expatriates and holders of securities held as part of a "straddle," "hedge," or "conversion transaction"). The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date hereof, all of which are subject to change or differing interpretation, possibly with retroactive effect. The following summary is included herein for general information. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, LOCAL OR OTHER U.S. OR NON-U.S. TAXING JURISDICTION.

DIVIDENDS

  The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy." In the event, however, that the Company does pay dividends on the Common Stock, such dividends paid to a Non-U.S. Holder of Common Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty in effect between the United States and the Non-U.S. Holder's jurisdiction of residence. Non U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

  Dividends that are (i) effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, (ii) if an income tax treaty applies, attributable to a permanent establishment, or, in the case of an individual, a "fixed base," in the United States ("U.S. trade or business income"), are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service ("IRS") form with the payor (which form, under U.S. Treasury regulations generally effective for payments made after December 31, 1999 (the "Final Regulations"), in certain circumstances may require the Non-U.S. Holder to provide a U.S. taxpayer identification number). Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Under currently applicable U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of an income tax treaty rate. Under the Final Regulations, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements. In addition, the Final Regulations contain special rules regarding the availability of treaty benefits for payments made to (a) foreign intermediaries, (b) U.S. or foreign wholly-owned entities that are disregarded for U.S. federal income tax purposes and (c) partnerships and other entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. Prospective Non-U.S. Holders should consult their own tax advisors as to the effect, if any, of the Final Regulations on an investment in the Common Stock.

  A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

DISPOSITION OF COMMON STOCK

  A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Common Stock unless: (i) the gain is U.S. trade or business income (in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder); (ii) the Non-U.S. Holder is an individual who holds the Common Stock as capital asset within the meaning of Section 1221 of the Code, is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements; or (iii) the Company is or has been a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the Common Stock was held by the Non-U.S. Holder. In general, a U.S. corporation will be a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the total fair market value of its U.S. and non-U.S. real property interests and its assets used or held for use in a trade or business. Although the determination of whether the Company is a USRPHC at any given time will depend on its particular facts and circumstances, the Company believes it is likely that it currently is a USRPHC and will remain a USRPHC for the foreseeable future. However, even if the Company is a USRPHC, a Non-U.S. Holder which did not beneficially own, directly or indirectly, more than 5% of the total fair market value of the Common Stock at any time during the shorter of the five-year period ending on the date of disposition and the period that the Common Stock was held by the Non-U.S. Holder (a "Non-5% Holder") and which is not otherwise subject to tax under clauses (i) or (ii) above will not be subject to U.S. federal income tax on any gain realized on the disposition of Common Stock if, at any time during the calendar year of the disposition, the Common Stock was regularly traded on an established securities market within the meaning of the applicable regulations. The Common Stock is listed on the NYSE. Although not free from doubt, the Common Stock should be considered to be regularly traded on the NYSE for any calendar quarter during which it is regularly quoted by brokers or dealers which hold themselves out to buy or sell the Common Stock at the quoted price. If the Common Stock were not considered to be regularly traded on the NYSE at any time during the applicable calendar year, then a Non-5% Holder would be subject to U.S. federal income tax on any gain realized on the disposition of its Common Stock on a net income basis as if the gain were effectively connected with the conduct of a United States trade or business by the Non-5% Holder during the taxable year and, in such case the person acquiring Common Stock from a Non-5% Holder generally would be required to withhold 10% of the amount of the proceeds of the disposition. Such withholding may be reduced or eliminated pursuant to a withholding certificate issued by the IRS in accordance with applicable regulations. All Non-U.S. Holders should consult their own tax advisors regarding application of the foregoing rules to them.

FEDERAL ESTATE TAXES

  Common Stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the gross estate for U.S. federal estate tax purposes.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  Generally, the Company must report annually to the I.R.S. and to each Non-U.S. Holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends. The information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non U.S.-Holder is a resident under the provisions of an applicable income tax treaty or agreement.

  Under certain circumstances, the IRS requires "information reporting" and "backup withholding" at a rate of 31% with respect to certain payments on Common Stock. Non-U.S. Holders of Common Stock generally would be exempt from IRS information reporting requirements and U.S. backup withholding with respect to dividends paid on Common Stock at an address outside the United States. However, information reporting and backup withholding will apply to dividends paid on the Common Stock to beneficial owners with addresses in the United States that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

  The payment of the proceeds of the disposition of Common Stock by a holder to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. In general, the payment of the proceeds of the disposition by a Non-U.S. Holder of Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting. However, in the case of the payment of proceeds from the disposition of Common Stock effected by a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," existing regulations require information reporting (but, currently, not backup withholding) on the payment unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files as to the Non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

  Under the Final Regulations, which generally are effective for payments made after December 31, 1999, the payment of dividends, and the payment of proceeds from the disposition of Common Stock through brokers having certain connections with the United States may be subject to information reporting and backup withholding at a rate of 31% unless certain IRS certification requirements are satisfied or an exemption is otherwise established. Prospective Non-U.S. Holders should consult with their own tax advisors regarding the application of the Final Regulations to their particular circumstances.

  Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded (or credited against the holder's U.S. federal income tax liability, if any) provided that the required information is furnished to the IRS.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting
Agreement, dated      , 1998 (the "Underwriting Agreement"), the underwriters
named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated, Goldman, Sachs & Co. and Smith Barney Inc. are acting as the representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                                                        NUMBER
                              UNDERWRITER                             OF SHARES
                              -----------                             ----------
   Credit Suisse First Boston Corporation............................
   Bear, Stearns & Co. Inc...........................................
   BT Alex. Brown Incorporated.......................................
   Goldman, Sachs & Co...............................................
   Smith Barney Inc..................................................
                                                                      ----------
     Total........................................................... 10,000,000
                                                                      ==========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 1,500,000 additional shares at the public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments, if any, in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a
concession of $    per share, and the Underwriters and such dealers may allow
a discount of $    per share on sales to certain other dealers. After the
initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  The Company, SPE, Universal, the members of the Claridge Group and all of the Company's directors and executive officers have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file, or cause to be filed, with the Securities and Exchange Commission a registration statement under the Securities Act, relating to any shares of Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock, or publicly disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of Credit Suisse First Boston Corporation, for a period of 90 days after the date of this Prospectus, excepting, in the case of the Company, grants of employee stock options pursuant to an option plan in effect on the date of this Prospectus and issuances of Common Stock pursuant to the exercise of options under any such plan.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

  Certain of the Underwriters and their affiliates have provided from time to time, and expect to provide in the future, various investment banking and commercial banking services to the Company, for which such Underwriters have received and will receive fees and commissions. Credit Suisse First Boston Corporation acted as financial advisor to SCA and SPE in connection with the Combination. Goldman, Sachs & Co. is acting as dealer manager for the Plitt Note Repurchase. Certain of the Underwriters or their affiliates may act as financial intermediaries in connection with the offering of the New Notes. In addition, Credit Suisse First Boston, New York branch (an affiliate of Credit Suisse First Boston Corporation), and Bankers Trust Company (an affiliate of BT Alex. Brown Incorporated) acted as Co-Syndication Agents and are Lenders and, in the case of Bankers Trust Company, Administrative Agent, under the Bank Credit Facilities and will, in the aggregate, receive in excess of 10% of the net proceeds from the Equity Offering upon repayment by the Company of outstanding indebtedness under the Bank Credit Facilities with net proceeds of the Equity Offering. Accordingly, the Equity Offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10% of the net proceeds from the sale of Common Stock, not including underwriting compensation, is paid to the Underwriters of such securities or their affiliates, the price at which the Common Stock is to be distributed to the public may not be lower than that recommended by a
"qualified independent underwriter" meeting certain standards.           is
assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The price of the Common Stock, when sold to the public at the public offering price set forth on the cover page of this Prospectus, is no lower than that recommended
by         .

  The Company is currently in compliance in all material respects with the terms of the Bank Credit Facilities. The decision of the Underwriters to distribute the Common Stock was made independent of the Company's lenders to which they are affiliated, which lenders had no involvement in determining whether or when to distribute the Common Stock under this offering or the terms of the offering. The Underwriters will not receive any benefit from this offering other than their respective portions of the underwriting discounts or commissions as set forth on the cover page of this Prospectus.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of the Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "--Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. Certain legal matters relating to the Equity Offering will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Loews Cineplex and subsidiaries as of February 28, 1998 and 1997 and for each of the three fiscal years in the period ended February 28, 1998 and the financial statements of Loeks-Star Partners at February 26, 1998 and February 27, 1997 and for each of the three fiscal years in the period ended February 26, 1998, included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm experts in auditing and accounting.

  The consolidated financial statements of Cineplex Odeon as of December 31, 1997 and December 31, 1996 and for each of the years in the three year period ended December 31, 1997 have been included in this Prospectus in reliance upon the report of KPMG, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act (together with all amendments, exhibits and schedules thereto, the "Registration Statement") with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. Such materials can also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005 or on the Commission's web site on the Internet (http://www.sec.gov).

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
LOEWS CINEPLEX ENTERTAINMENT CORPORATION
Three years ended February 28, 1998, February 28, 1997 and February 29,
 1996
 Report of Independent Accountants.......................................  F- 2
 Consolidated Balance Sheet..............................................  F- 3
 Consolidated Statement of Operations....................................  F- 4
 Consolidated Statement of Changes in Stockholders Equity................  F- 5
 Consolidated Statement of Cash Flow.....................................  F- 6
 Notes to Consolidated Financial Statements..............................  F- 7
LOEKS-STAR PARTNERS
Three year periods ending February 26, 1998, February 27, 1997 and Febru-
 ary 29, 1996
 Report of Independent Accountants.......................................  F-20
 Balance Sheet...........................................................  F-21
 Statements of Income....................................................  F-22
 Statements of Partners' Capital.........................................  F-23
 Statement of Cash Flows.................................................  F-24
 Notes to Financial Statements...........................................  F-25
CINEPLEX ODEON CORPORATION
Three years ended December 31, 1997, 1996 and 1995
 Independent Auditors' Report............................................  F-29
 Consolidated Balance Sheet..............................................  F-30
 Consolidated Income Statement...........................................  F-31
 Consolidated Statement of Changes in Cash Resources.....................  F-32
 Consolidated Statement of Changes in Shareholders' Equity...............  F-33
 Notes to Consolidated Financial Statements..............................  F-34
Three month periods ended March 31, 1998 and 1997 (unaudited)
 Consolidated Balance Sheet..............................................  F-49
 Consolidated Income Statement...........................................  F-50
 Consolidated Statement of Changes in Cash Resources.....................  F-51
 Notes to Consolidated Financial Statements..............................  F-52

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Loews Cineplex Entertainment Corporation

  In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Loews Cineplex Entertainment Corporation and its subsidiaries at February 28, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

New York, New York
May 21, 1998

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

                           CONSOLIDATED BALANCE SHEET
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                                FEBRUARY 28,
                                                              -----------------
                                                                1998     1997
                                                              -------- --------
                           ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................. $  9,064 $  2,160
  Accounts receivable........................................    5,479    4,437
  Inventories................................................    1,146    1,455
  Prepaid expenses and other current assets..................    2,520    2,235
                                                              -------- --------
    TOTAL CURRENT ASSETS.....................................   18,209   10,287
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET......................  609,152  613,692
OTHER ASSETS
  Long-term investments and advances to partnerships.........   31,763   23,642
  Goodwill (less accumulated amortization of $17,989 in 1998
   and $16,200 in 1997)......................................   53,143   54,932
  Other intangible assets (less accumulated amortization of
   $3,165 in 1998 and $3,088 in 1997)........................    6,005    6,340
  Deferred charges and other assets..........................   10,279   12,479
                                                              -------- --------
    TOTAL ASSETS............................................. $728,551 $721,372
                                                              ======== ========
            LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses...................... $ 62,934 $ 55,685
  Due to SCA affiliates......................................    3,810    1,323
  Current maturities of long-term debt and other
   obligations...............................................      770      508
                                                              -------- --------
    TOTAL CURRENT LIABILITIES................................   67,514   57,516
DEFERRED INCOME TAXES........................................   18,299   22,111
LONG-TERM DEBT AND OTHER OBLIGATIONS.........................   10,513   11,284
DEBT DUE TO SCA AFFILIATES...................................  292,523  293,227
ACCRUED POST RETIREMENT BENEFITS.............................    3,791    3,483
OTHER LIABILITIES............................................   11,400    9,101
                                                              -------- --------
    TOTAL LIABILITIES........................................  404,040  396,722
                                                              -------- --------
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDER'S EQUITY
  Common stock ($.01 par value, 25,000,000 shares authorized;
   19,270,321 shares issued and outstanding in 1998 and $200
   par value 1,000 shares authorized; 972.75 issued and
   outstanding in 1997)......................................      193      195
  Common stock--Class A non-voting ($.01 par value,
   10,000,000 shares authorized, 1,202,486 shares issued and
   outstanding in 1998; no shares authorized in 1997)........       12      --
  Additional paid-in capital.................................  299,277  299,082
  Retained earnings..........................................   25,029   25,373
                                                              -------- --------
    TOTAL STOCKHOLDER'S EQUITY...............................  324,511  324,650
                                                              -------- --------
    TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY............... $728,551 $721,372
                                                              ======== ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

                      CONSOLIDATED STATEMENT OF OPERATIONS
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                  FOR THE YEARS ENDED
                                         --------------------------------------
                                         FEBRUARY 28, FEBRUARY 28, FEBRUARY 29,
                                             1998         1997         1996
                                         ------------ ------------ ------------
REVENUES
  Admissions............................  $  296,933   $  273,498   $  264,585
  Concessions...........................     104,009       90,643       84,358
  Other.................................      12,568       11,204       10,153
                                          ----------   ----------   ----------
                                             413,510      375,345      359,096
                                          ----------   ----------   ----------
EXPENSES
  Theatre operations and other ex-
   penses...............................     291,421      266,846      261,286
  Cost of concessions...................      16,147       15,634       16,089
  General and administrative............      28,917       21,447       20,282
  Depreciation and amortization.........      52,307       44,576       41,273
  Loss on sale/disposals of theatres....       7,787        9,951        7,249
                                          ----------   ----------   ----------
                                             396,579      358,454      346,179
                                          ----------   ----------   ----------
INCOME FROM OPERATIONS..................      16,931       16,891       12,917
INTEREST EXPENSE........................      14,319       14,776       15,376
                                          ----------   ----------   ----------
INCOME/(LOSS) BEFORE INCOME TAXES.......       2,612        2,115       (2,459)
INCOME TAX EXPENSE......................       2,751        2,295          309
                                          ----------   ----------   ----------
NET LOSS................................  $     (139)  $     (180)  $   (2,768)
                                          ==========   ==========   ==========
  Weighted Average Shares Outstanding--
   basic (A)............................  20,472,807   20,472,807   20,472,807
                                          ==========   ==========   ==========
  Weighted Average Shares Outstanding--
   diluted (A)..........................  20,924,890   20,472,807   20,472,807
                                          ==========   ==========   ==========
  Loss per Share--basic.................  $     (.01)  $     (.01)  $     (.14)
                                          ==========   ==========   ==========
  Loss Per Share--diluted...............  $     (.01)  $     (.01)  $     (.14)
                                          ==========   ==========   ==========

(A) Fiscal years ended February 28, 1997 and February 29, 1996 have been restated to reflect a stock dividend declared on February 5, 1998.

  The accompanying notes are an integral part of these consolidated financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                               COMMON STOCK
                         ---------------------------------------------------------
                                               CLASS A
                                                NON-           ADDITIONAL
                            VOTING             VOTING           PAID-IN   RETAINED
                            SHARES     AMOUNT  SHARES   AMOUNT  CAPITAL   EARNINGS
                         ------------- ------ --------- ------ ---------- --------
BALANCES, MARCH 1,
 1995...................        972.75  $195        --   $--    $299,082  $28,321
YEAR ENDED FEBRUARY 29,
 1996:
  Net loss..............           --    --         --   --          --    (2,768)
                         -------------  ----  ---------  ---    --------  -------
BALANCES, FEBRUARY 29,
 1996...................        972.75   195        --   --      299,082   25,553
YEAR ENDED FEBRUARY 28,
 1997:
  Net loss..............           --    --         --   --          --      (180)
                         -------------  ----  ---------  ---    --------  -------
BALANCES, FEBRUARY 28,
 1997...................        972.75   195        --   --      299,082   25,373
YEAR ENDED FEBRUARY 28,
 1998:
  Stock dividend........ 19,269,348.25    (2) 1,202,486   12         195     (205)
  Net loss..............           --    --         --   --          --      (139)
                         -------------  ----  ---------  ---    --------  -------
BALANCES, FEBRUARY 28,
 1998...................    19,270,321  $193  1,202,486  $12    $299,277  $25,029
                         =============  ====  =========  ===    ========  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                  FOR THE YEARS ENDED
                                         --------------------------------------
                                         FEBRUARY 28, FEBRUARY 28, FEBRUARY 29,
                                             1998         1997         1996
                                         ------------ ------------ ------------
OPERATING ACTIVITIES
  Net loss..............................   $   (139)    $   (180)    $ (2,768)
  Adjustments to reconcile net loss to
   net cash provided by operating activ-
   ities:
    Depreciation and amortization.......     52,307       44,576       41,273
    Loss on sale/disposals of theatres..      7,787        9,951        7,249
    Equity earnings from long-term in-
     vestments, net of distributions re-
     ceived.............................        887         (553)      (1,974)
  Changes in operating assets and lia-
   bilities:
    Increase/(Decrease) in due to SCA
     affiliates.........................      2,487       (1,154)      (1,840)
    Decrease in deferred income taxes...     (3,812)      (2,806)      (1,998)
    Increase in accounts receivable.....     (1,042)        (846)      (1,992)
    Increase in accounts payable and ac-
     crued expenses.....................      7,249          977       11,850
    Increase in other operating assets
     and liabilities, net...............     (1,539)      (1,989)      (3,474)
                                           --------     --------     --------
NET CASH PROVIDED BY OPERATING ACTIVI-
 TIES...................................     64,185       47,976       46,326
                                           --------     --------     --------
INVESTING ACTIVITIES
  Proceeds from sale of assets..........        --         1,043       17,707
  (Advances to)/Repayments from partner-
   ships................................     (9,008)       6,623        1,090
  Capital contributions to partner-
   ships................................        --           --        (1,500)
  Capital expenditures..................    (42,431)     (60,920)     (51,987)
                                           --------     --------     --------
NET CASH USED IN INVESTING ACTIVITIES...    (51,439)     (53,254)     (34,690)
                                           --------     --------     --------
FINANCING ACTIVITIES
  (Repayment)/Borrowing of debt due to
   SCA affiliate........................     (5,333)       5,575      (13,421)
  Repayments of long-term debt..........       (509)        (527)        (584)
                                           --------     --------     --------
NET CASH (USED)/PROVIDED BY FINANCING
 ACTIVITIES.............................     (5,842)       5,048      (14,005)
                                           --------     --------     --------
INCREASE/(DECREASE) IN CASH AND CASH
 EQUIVALENTS............................      6,904         (230)      (2,369)
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF YEAR................................      2,160        2,390        4,759
                                           --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF
 YEAR...................................   $  9,064     $  2,160     $  2,390
                                           ========     ========     ========
  Supplemental Cash Flow Information:
    Income taxes paid, net of refunds
     received...........................   $  1,934     $  1,414     $    385
                                           ========     ========     ========
    Interest paid (including $14,638,
     $15,394 and $15,194 paid to SCA af-
     filiates)..........................   $ 15,823     $ 16,488     $ 16,393
                                           ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT AS OTHERWISE NOTED)

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General

  Loews Cineplex Entertainment Corporation ("LCP", "Loews Cineplex" or the "Company"), formerly LTM Holdings, Inc., is one of the major motion picture exhibitors in the United States and conducts business under the Loews, Sony, Star, and Magic Johnson Theatres marquees. At February 28, 1998, LCP was an indirect wholly owned subsidiary of Sony Pictures Entertainment Inc. ("SPE"), which itself is an indirect wholly owned subsidiary of Sony Corporation of America ("SCA"). LCP owns, or has interests in, and operates 1,035 screens at 139 theatres in 16 states as of February 28, 1998. The Company's principal markets include New York, Boston, Chicago, Dallas, Houston, Baltimore and Detroit.

 Business Combination

  On May 14, 1998, pursuant to the Amended and Restated Master Agreement (the "Master Agreement") dated September 30, 1997, LTM Holdings, Inc. and Cineplex Odeon Corporation ("Cineplex" or "Cineplex Odeon"), another major motion picture exhibitor with operations in the U.S. and Canada, combined (the "Combination"). As called for in the Master Agreement, the outstanding common shares of Cineplex Odeon were exchanged for LCP shares on a ten for one basis. Universal Studios, Inc., a major shareholder of Cineplex Odeon, contributed cash of $84.5 million to the Company in exchange for additional shares of stock in the Company. SPE and its affiliates have received a cash payment of approximately $395 million (subject to certain final closing adjustments) representing (i) a cash payment to satisfy all intercompany indebtedness to affiliates of SCA as of the closing date, (ii) a cash payment equal to the fair value of certain transferred assets, and (iii) the payment of a dividend of approximately $80 million to a subsidiary of SPE. The combination will be accounted for by LCP under the purchase method of accounting and any excess of purchase price over the fair value of the net assets of Cineplex Odeon will be recorded as goodwill.

  At the closing of the Combination, the Company issued 11,691,249 shares of Common Stock and 80,000 shares of Class B Non-Voting Common Stock to Universal Studios, Inc., 4,324,003 shares of Common Stock and 4,000 shares of Class B Non-Voting Common Stock to the Claridge Group and 6,013,456 shares of common stock to the other shareholders of record of Cineplex Odeon Corporation in exchange for the outstanding shares of Cineplex Odeon Corporation and its wholly-owned subsidiary, Plitt Theatres, Inc. on that day. In addition, the Company issued 2,664,304 shares of common stock in connection with the transfer of SPE's interest in Star Theatres of Michigan, Inc. ("Star") and S&J Theatres, Inc. ("S&J") to the Company.

  As a result of the Combination, SPE, Universal Studios, Inc., the Claridge Group and others own 51.1% (49.9% voting common stock), 26.0% (26.6% voting common stock), 9.6% and 13.3%, respectively, of LCP common stock.

 Credit Facility

  On May 14, 1998, LCP entered into a $1 billion senior credit facility with Bankers Trust Company, as administrative agent. This new credit facility replaces all existing credit facilities and/or credit arrangements of Cineplex Odeon and LTM (see Note 6 for additional information).

  At the closing, the Company guaranteed on a senior subordinated basis $200 million outstanding principal amount of the 10 7/8% Senior Subordinated Notes due 2004 of Plitt Theatres, Inc.

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Department of Justice Settlement

  On April 16, 1998, Loews Theatres and Cineplex Odeon reached an agreement with the Department of Justice allowing the Combination to proceed. This agreement has also been approved by the Attorneys General of New York and Illinois, who had opposed the proposed merger under the antitrust laws. Under the terms of the agreement, which is subject to court approval following a public comment period, LCP will divest itself of certain theatres in New York and Illinois.

  Basis of Presentation and Consolidation: The consolidated financial statements include the accounts of Loews Cineplex Entertainment Corporation and its wholly-owned subsidiaries. As part of the Combination with Cineplex Odeon, SPE and its affiliates have transferred their interests in S&J, which owns a 50% interest in the Magic Johnson Theatre Partnership ("MJT"), and Star, which indirectly owns a 50% interest in the Loeks-Star Theatre Partnership ("LST"), and certain other exhibition assets to subsidiaries of LCP. As these transfers were among parties under common control, LCP has included the assets, liabilities and results of operations of S&J and Star in these financial statements for all periods included herein on an as if pooled basis. Majority owned companies are consolidated and 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

  Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenues and Expenses: Substantially all revenues are recognized when admission and concession sales are received at the theatres. Other revenues include the Company's equity earnings from long-term investments. Film rental costs are accrued based on a percentage of box office receipts under the terms of the film license arrangements.

  Cash and Cash Equivalents: The Company considers all operating funds held in financial institutions, cash held by the theatres and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

  Fair Value of Financial Instruments: Cash, accounts receivable, accounts payable, accrued liabilities and notes payable are reflected in the financial statements at carrying value which approximates fair value. Long-term debt principally consists of obligations which carry floating interest rates that approximate current market rates.

  Inventories: Inventories of concession products are stated at the lower of cost (determined on the first-in, first-out method) or market.

  Long-term Investments and Advances to Partnerships: Investments in partnerships are recorded under the equity method of accounting whereby the cost of the investment is adjusted to reflect the Company's proportionate share of the partnerships' operating results. Advances to partners represent advances to respective partnerships, in which LCP has interests, for working capital and other capital requirements.

  Deferred Charges and Other Assets: Deferred charges consist principally of prepaid costs associated with recently opened theatres which are generally amortized over three years, construction advances subject to repayment and certain merger related costs.

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Property, Equipment and Leaseholds: Property, equipment and leaseholds are stated at historical cost less accumulated depreciation and amortization. The Company has acquired the rights to use certain theatre facilities under previously existing operating leases from other motion picture exhibitors. Purchase values assigned to these theatre lease rights acquired are capitalized and amortized over future periods.

  Depreciation and amortization are provided on the straight-line basis over the following useful lives:

                                             YEARS
                                             -----
   Buildings................................ 30-40
   Equipment................................  5-10
   Leasehold Improvements................... Life of lease but not in excess of useful lives or 40 years
   Theatre Lease Rights..................... Life of lease but not in excess of useful lives or 40 years

  Interest costs during the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset. Interest capitalized was $741, $586 and $139, respectively, during the fiscal years ended February 28, 1998, February 28, 1997 and February 29, 1996.

  Goodwill and other intangible assets: Goodwill, which represents the excess of the purchase price over the fair values of net assets acquired, is amortized using the straight-line method over 40 years. Other intangible assets are amortized over their estimated useful lives which range from 5 to 40 years. Management continuously assesses the recoverability of the net unamortized goodwill and other intangibles by determining whether the amortization of these balances over the remaining life can be recovered through projected future undiscounted income from operations.

  Long-Lived Assets: Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" requires the recoverability of the carrying value of long-lived assets to be evaluated when changes occur in historical operating results, future projections and economic and competitive factors, among others. The Company continuously assesses the recoverability of its long-lived assets in accordance with SFAS No. 121, by determining whether the carrying value of these balances over the remaining life can be recovered through projected future cash flows. Based upon these measures, management has determined that the carrying value of its long-lived assets is recoverable and fairly stated.

  Stock Based Compensation: As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company elected to account for its stock based compensation plans under the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has complied with the disclosure requirements of SFAS No. 123 (see Note 12 to these Consolidated Financial Statements).

  Earnings Per Share: In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

where appropriate, restated to conform with the requirements of SFAS No. 128. A reconciliation of the number of shares used in the computations for basic and diluted net loss per share is as follows:

                                                               NUMBER OF SHARES
                                                               FEBRUARY 28, 1998
                                                               -----------------
   Basic loss per share.......................................    20,472,807
   Weighted average dilution under stock plans................       452,083
                                                                  ----------
   Weighted average diluted loss per share....................    20,924,890
                                                                  ==========

  Net loss used in the computation of basic and diluted net loss per share is not affected by the assumed issuance of stock under the Company's stock plans and is therefore the same for both calculations.

  Seasonality: The Company's business is seasonal with a substantial portion of its revenues being derived during the summer months and holiday season.

  Income Taxes: For periods prior to the closing of the Combination, the Company filed a consolidated tax return with SCA for federal income tax purposes and combined tax returns with SCA in certain state and local jurisdictions. However, for financial reporting purposes the Company calculates federal, state and local income taxes as if it filed its tax returns on a stand-alone basis. Any federal, state or local income tax liability, resulting from the consolidated or combined filings with SCA, is recorded as a payable to a SCA affiliate. Any state or local income tax liability resulting from a separately filed tax return by the Company is recorded as state or local income taxes payable. The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes," following the liability method whereby deferred income tax assets and liabilities are established annually based on the temporary differences between the financial statement and tax recorded basis of assets and liabilities, including assets and liabilities acquired in business combinations, at currently enacted tax rates.

  New Accounting Pronouncements: The following new pronouncements have been issued but are not yet effective:

  SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," is effective for the Company's fiscal year ending February 28, 1999. The standard requires the Company to disclose financial information about business segments including certain information about products and services, activities in different geographic areas and other information.

  SFAS No. 132, "Employer's Disclosure about Pensions and Other Post-Retirement Benefits," is effective for the Company's fiscal year ending February 28, 1999. SFAS No. 132 standardizes the disclosure requirements for pension and other post-retirement plans; the standard does not change the measurement or recognition of such plans.

  The Company expects to adopt the above standards when required and does not believe they will have a significant impact.

NOTE 2--ACCOUNTS RECEIVABLE

  As of February 28, 1998, accounts receivable consisted of trade receivables of $1,885 and other receivables of $3,594. As of February 28, 1997, accounts receivable consisted of trade receivables of $2,455 and other receivables of $1,982.

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 3--PROPERTY, EQUIPMENT AND LEASEHOLDS

  Property, equipment and leaseholds consists of:

                                                      FEBRUARY 28, FEBRUARY 28,
                                                          1998         1997
                                                      ------------ ------------
   Land..............................................   $ 42,173     $ 42,173
   Buildings.........................................    227,782      218,420
   Equipment.........................................    149,468      132,236
   Leasehold Improvements............................    101,440      100,954
   Theatre Lease Rights..............................    346,176      351,747
   Construction in Progress..........................     30,859       18,758
                                                        --------     --------
     TOTAL PROPERTY, EQUIPMENT AND LEASEHOLDS........    897,898      864,288
   Less: Accumulated Depreciation and Amortization...    288,746      250,596
                                                        --------     --------
                                                        $609,152     $613,692
                                                        ========     ========

  The cost of property and equipment under capital leases amounted to $12,971 and $13,330 with accumulated depreciation of $4,584 and $4,191 as of February 28, 1998 and February 28, 1997, respectively. Depreciation expense of property and equipment under capital leases is included in depreciation and amortization expense.

  During fiscal 1998, the Company continued to review the assets and related intangibles of its motion picture theatres for impairment in accordance with the provisions of SFAS No. 121. As a result of this process, the Company has recognized a provision for asset impairment of $4,409 which is included in depreciation and amortization in the Consolidated Statement of Operations.

NOTE 4--LONG-TERM INVESTMENTS AND ADVANCES TO PARTNERSHIPS

  As discussed in Note 1, effective May 14, 1998, SPE has contributed its interests in S&J and Star, whose principal assets are investments in LST and MJT. The historical carrying values for investments in S&J and Star totaled $22,100 and $18,100 at February 28, 1998 and February 28, 1997, respectively.

  The Company's long-term investments consist of a 50% interest in LST which operated 9 theatres with 108 screens and a 50% interest in MJT which operated 3 theatres with 36 screens at February 28, 1998. The Company accounts for these investments following the equity method of accounting.

  The Company's carrying value of its investment in LST was approximately $11,102 and $11,100 as of February 28, 1998 and February 28, 1997,
respectively. The Company's carrying value in its investment in MJT was approximately $370 and $1,300 at February 28, 1998 and February 28, 1997, respectively.

  The Company's equity share of earnings in LST and MJT for the fiscal years ended February 28, 1998, February 28, 1997 and February 29, 1996 was approximately $2,905, $2,900 and $2,800, respectively.

  As of February 28, 1998 and February 28, 1997, the Company had a receivable from LST of $10,955 and $5,421, respectively. This receivable was in the form of both notes and working fund advances. As of February 28, 1998 and February 28, 1997, the Company had a receivable from MJT of $9,336 and $5,862, respectively.

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The following table presents condensed financial information for the LST and MJT partnerships on a combined basis:

                                          YEAR ENDED   YEAR ENDED   YEAR ENDED
                                         FEBRUARY 28, FEBRUARY 28, FEBRUARY 29,
                                             1998         1997         1996
                                         ------------ ------------ ------------
Admissions Revenue.....................    $48,036      $34,248      $30,980
Concession and Other Revenues..........     22,461       15,378       13,514
                                           -------      -------      -------
Total Revenues.........................     70,497       49,626       44,494
Theatre Operating Costs (including cost
 of concessions).......................     55,769       38,281       33,467
General and Administrative Costs.......      2,051        1,516        1,429
                                           -------      -------      -------
                                            12,677        9,829        9,598
Depreciation and Amortization..........      5,459        3,157        2,870
                                           -------      -------      -------
Income from Operations.................    $ 7,218      $ 6,672      $ 6,728
                                           =======      =======      =======
Net Income.............................    $ 5,810      $ 5,786      $ 5,639
                                           =======      =======      =======
Current Assets.........................    $ 2,949      $ 2,109
                                           =======      =======
Noncurrent Assets......................    $50,697      $42,946
                                           =======      =======
Current Liabilities....................    $16,963      $10,708
                                           =======      =======
Noncurrent Liabilities.................    $14,112      $ 9,629
                                           =======      =======

  On April 27, 1998, LST refinanced the debt then outstanding with the Company. The new facility is a line of credit with a third-party financial institution which matures on April 30, 2003. The proceeds of this line of credit were used to repay the outstanding affiliate debt due to the Company.

NOTE 5--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consist of:

                                                       FEBRUARY 28, FEBRUARY 28,
                                                           1998         1997
                                                       ------------ ------------
   Accounts payable--trade............................   $36,924      $31,957
   Accrued expenses and other.........................    26,010       23,728
                                                         -------      -------
                                                         $62,934      $55,685
                                                         =======      =======

NOTE 6--LONG-TERM DEBT AND OTHER OBLIGATIONS

  Long-term debt and other obligations consist of:

                                                      FEBRUARY 28, FEBRUARY 28,
                                                          1998         1997
                                                      ------------ ------------
   Mortgages payable--Non-recourse, payable through
    1999. Interest rates from 8.5% to 9%.............   $   250      $   254
   Capitalized lease obligations related to theatre
    leases, payable in various amounts through 2011.
    Interest rates range from 8% to 16%..............    11,033       11,538
                                                        -------      -------
                                                         11,283       11,792
   Less: Current Maturities..........................       770          508
                                                        -------      -------
                                                        $10,513      $11,284
                                                        =======      =======

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Annual maturities of obligations under capital leases and long-term debt for the next five fiscal years and thereafter are set forth as follows:

   YEAR ENDING FEBRUARY                              CAPITAL LEASES DEBT  TOTAL
   --------------------                              -------------- ---- -------
   1999.............................................    $   520     $250 $   770
   2000.............................................        568      --      568
   2001.............................................        620      --      620
   2002.............................................        675      --      675
   2003.............................................        701      --      701
   Thereafter.......................................      7,949      --    7,949
                                                        -------     ---- -------
                                                        $11,033     $250 $11,283
                                                        =======     ==== =======

  On May 14, 1998, in connection with the Combination, the Company entered into a $1 billion senior credit facility with Bankers Trust Company, as administrative agent. The new credit facility has been used to repay all intercompany amounts due to SCA and affiliates and has replaced Cineplex Odeon's existing credit facility. This credit facility is comprised of a $750 million senior secured revolving credit facility, secured by substantially all of the assets of LCP and its U.S. subsidiaries, and a $250 million uncommitted facility. The credit facility bears interest, at a rate of either the current prime rate as offered by Bankers Trust Company or an Adjusted Eurodollar rate plus an applicable margin based on the Company's Leverage Ratio (as defined). The senior credit facility includes various financial covenants, including a leverage test and interest coverage test, as well as customary restrictive covenants, including: (i) limitations on indebtedness, (ii) limitations on dividends and other payment restrictions, (iii) limitations on asset sales,
(iv) limitations on transactions with affiliates, (v) limitations on the issuance and sale of capital stock of subsidiaries, (vi) limitations on lines of business, (vii) limitations on merger, consolidation or sale of assets and
(viii) certain reporting requirements. The Company's initial borrowing under the new credit facility to fund the aforementioned transactions at the time of closing was $500 million.

NOTE 7--LEASES

  The Company conducts a significant part of its operations in leased premises. Leases generally provide for minimum rentals plus percentage rentals based upon sales volume and also require the tenant to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 20 to 40 years and contain various renewal options, generally in intervals of 5 to 10 years.

  Future minimum rental commitments at February 28, 1998 under the above mentioned operating and capital leases, having an initial or remaining noncancelable lease term of one or more years are set forth as follows:

                                                              OPERATING CAPITAL
   YEAR ENDING FEBRUARY                                        LEASES   LEASES
   --------------------                                       --------- -------
   1999...................................................... $ 35,860  $ 1,416
   2000......................................................   35,419    1,415
   2001......................................................   34,719    1,416
   2002......................................................   34,168    1,415
   2003......................................................   33,164    1,368
   Thereafter................................................  337,106   10,892
                                                              --------  -------
   Total Minimum Rentals..................................... $510,436   17,922
                                                              ========
   Less Amount Representing Interest.........................             6,889
                                                                        -------
   Present Value of Net Minimum Rentals......................           $11,033
                                                                        =======

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Minimum rental expense aggregated $31,368, $30,200 and $29,900 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively, related to operating leases. Percentage rental expense for those same periods aggregated $3,449, $2,918 and $2,571, respectively.

NOTE 8--EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS

  The Company accrues amounts ranging from 20% to 23% of gross salaries for fringe benefits (i.e. Medical, Dental, FICA and Savings Plan Contributions), which approximates actual costs incurred and SPE billings on behalf of the Company.

  Profit Sharing and Savings Plan: The Company has a defined contribution Profit Sharing and Savings Plan ("Savings Plan") for substantially all eligible salaried employees under which the Company contributes by matching 50% of the employee contribution up to a maximum of 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit), however this amount is not eligible for matching contributions by the Company. The Savings Plan also provides for special profit sharing contributions, the annual amount of which is determined at the discretion of the Company. The expense recorded by the Company related to contributions to the Savings Plan aggregated $1,670, $1,204 and $1,037 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively.

  Employee Health and Welfare and Other Post-retirement Benefits: Employee health and welfare benefits and post-retirement benefits are administered and provided for by SPE. Costs related to post-retirement benefits are allocated to the Company based on actuarially determined amounts. The Company has accrued post-retirement benefits of $3,791 and $3,483 at February 28, 1998 and February 28, 1997, respectively, and recognized an annual cost of $339, $262 and $137 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively.

  Other Plans: Various employees are covered by union sponsored pension plans. The contributions are determined in accordance with provisions of negotiated labor contracts. Under these agreements, pension expense aggregated $1,204, $1,471 and $1,429 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively.

NOTE 9--RELATED PARTY TRANSACTIONS

  The Company has exhibited films distributed by SPE in the past, and expects to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on terms that management believes are equivalent to an arm's-length basis. At February 28, 1998 and February 28, 1997, the Company owed SPE and affiliates $2,521 and $6,352, respectively, under film licensing agreements. The Company has recognized film rental expenses relating to the exhibition of films distributed by SPE in the amount of $30,399, $16,189 and $16,668 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively.

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The debt due to (from) SCA affiliates at February 28, 1998 and February 28, 1997, consists of the following:

                                                 FEBRUARY 28,   FEBRUARY 28,
                                                     1998           1997
                                                 ------------   ------------
Short Term:
  Due from affiliates...........................   $    --        $ (2,683)(C)
  Accrued interest payable......................      3,810 (A)      4,006 (A)
                                                   --------       --------
    TOTAL SHORT-TERM............................      3,810          1,323
                                                   --------       --------
Long Term:
  Promissory Notes due to affiliates............    182,170 (A)    184,420 (A)
  Debt due to SCA affiliate.....................     66,135 (B)     69,218 (B)
                                                   --------       --------
                                                    248,305        253,638
Payable due to SCA Affiliate in lieu of income
 taxes (Note 10)................................     44,218         39,589
                                                   --------       --------
    TOTAL LONG-TERM.............................    292,523        293,227
                                                   --------       --------
    TOTAL.......................................   $296,333       $294,550
                                                   ========       ========

  Interest expense incurred on the "Debt due to SCA Affiliates" was $14,638, $14,934 and $15,218 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively.

    (A) Represents promissory notes payable to an affiliate of SCA. The notes bear interest at an intercorporate rate determined by SCA which is in effect thirty days prior to the commencement date of each quarter (the "SCA Intercorporate Rate"). Interest is payable on November 1 and May 1, of each fiscal year. Interest rates were 5.9%, 6.1% and 6.2% as of February 28, 1998, February 28, 1997 and February 29, 1996, respectively. The notes mature in the form of a balloon payment due October 31, 1998 and are subordinate to all other existing and future liabilities of the Company. As described in Note 6 the Company has negotiated a new credit facility which has replaced the SCA credit facilities. The new credit facility is a long-term facility and since its proceeds have, in part, been used to pay off the existing intercompany debt, all intercompany debt is being reported by the Company as long-term.

    (B) Prior to the closing of the Combination, the Company periodically transferred excess cash to a SCA affiliate for cash management purposes and in turn receives cash advances from the SCA affiliate to fund the Company's short-term working capital requirements. The balance "Debt due to SCA Affiliate" represents the amount of cash provided by a SCA affiliate to fund the Company's working capital needs and capital expenditure requirements in excess of cash repatriated. This working fund bore interest at the SCA Intercorporate Rate. As described in Note 6, the Company has negotiated a new credit facility which has replaced the SCA credit facilities. The new credit facility is a long-term facility and since its proceeds have, in part, been used to pay off the existing intercompany debt, all intercompany debt is being reported by the Company as long-term.

    (C) Represents the amount due from a SCA affiliate for equipment purchases.

  In addition to the above related party transactions, SCA affiliates provide certain services relating to the following activities: Insurance and risk management services including excess liability, workman's compensation and officers and directors coverage among others, benefits administration and payroll processing, and tax processing services. LCP provides certain services to SCA affiliates relating to the following activities: Finance, Administrative and MIS support. The net amount charged to the Company for these services amounted to $570, $1,207 and $1,325 for the years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively. For the years ended February 28, 1998, February 28, 1997 and February 29, 1996, the Company

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

was also charged by a SCA affiliate for certain administrative related services in the amounts of $1,835, $1,667, and $1,716, respectively. The Company believes the costs of the above mentioned services are commensurate with that which would be charged by third parties for similar services.

NOTE 10--INCOME TAXES

  For periods prior to the closing of the Combination, the Company filed a consolidated tax return with SCA for federal income tax purposes and combined tax returns with SCA in certain state and local jurisdictions. However, for financial reporting purposes, the Company calculates federal, state and local income taxes as if it filed its returns on a stand-alone basis. Any federal, state or local income tax liability resulting from the consolidated or combined filing with SCA is included in the balance sheet under the caption "Debt due to SCA affiliate" (see Note 9). Any state or local income tax liability resulting from a separately filed tax return by the Company is recorded as state and local income taxes payable.

  The provision for income taxes consists of the following:

                                          FEBRUARY 28, FEBRUARY 28, FEBRUARY 29,
                                              1998         1997         1996
                                          ------------ ------------ ------------
   Current tax expense
     U.S. Federal........................   $ 4,013      $ 3,269      $ 1,263
     State and Local.....................     2,551        1,832        1,044
                                            -------      -------      -------
       Total Current.....................     6,564        5,101        2,307
   Deferred tax expense/(benefit)
     U.S. Federal........................    (2,744)      (2,019)      (1,438)
     State and Local.....................    (1,069)        (787)        (560)
                                            -------      -------      -------
       Total tax provision...............   $ 2,751      $ 2,295      $   309
                                            =======      =======      =======

  Reconciliation of the provision for income taxes to the statutory federal income tax rate follows:

                              FEB. 28,        FEB. 28,        FEB. 29,
                                1998     %      1997     %      1996     %
                              -------- -----  -------- -----  -------- ------
   Provision/(benefit) on
    pre-tax income/(loss) at
    statutory federal income
    tax rate................   $  914   35.0%  $  741   35.0%  $(861)    35.0%
   Provision for state and
    local taxes (net of
    federal income tax
    benefit)................      963   36.9      679   32.1     315    (12.8)
   Other non-deductible
    expenses (primarily
    amortization of goodwill
    and other intangible
    assets).................      874   33.5      875   41.4     855    (34.8)
                               ------  -----   ------  -----   -----   ------
                               $2,751  105.4%  $2,295  108.5%  $ 309   (12.6)%
                               ======  =====   ======  =====   =====   ======

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Net deferred tax assets and liabilities are comprised of the following:

                                                     FEBRUARY 28, FEBRUARY 28,
                                                         1998         1997
                                                     ------------ ------------
   Net deferred tax assets
     Loss on sale/disposals of theatres.............   $ 6,683      $ 3,540
     Accrued post retirement benefits...............     1,623        1,491
     Other..........................................       189        1,242
                                                       -------      -------
       Total Net Deferred Tax Assets................     8,495        6,273
                                                       -------      -------
   Net deferred tax liabilities
     Depreciation--Property, equipment and
      leaseholds....................................    23,733       24,974
     Amortization--Other intangible assets..........     3,061        3,410
                                                       -------      -------
       Total Net Deferred Tax Liabilities...........    26,794       28,384
                                                       -------      -------
       Net Deferred Tax Liability...................   $18,299      $22,111
                                                       =======      =======

NOTE 11--LOSS ON SALE/DISPOSALS OF THEATRES

  Aggregate losses on sale/disposals of theatres were $7,787, $9,951 and $7,249 during the fiscal years ended February 28, 1998, February 28, 1997 and February 29, 1996, respectively, and were recorded primarily in connection with management's decision to dispose of several theatres during those fiscal years.

NOTE 12--STOCK OPTION PLAN

  The Company has adopted the 1997 Stock Incentive Plan (the "Plan") providing for the granting of options to employees, officers, directors, consultants and advisors of the Company or an affiliate. The Plan is administered by a committee of the Board of Directors (the "Committee"). The Plan provides for the grants or awards of incentive and non-qualified stock options, stock appreciation and dividend equivalent rights, restricted stock, performance units and performance shares. During December 1997, the Company granted non-qualified stock options to certain key employees. Except in the case of 500,000 options granted, which vest immediately, the options granted generally vest and become exercisable ratably over a five year period commencing on the first anniversary of the closing date of the Combination, but in any event, will be fully vested and exercisable as of the fifth anniversary of the date of grant. The options generally expire ten years after grant.

  The following table summarizes information about stock options outstanding at February 28, 1998:

                                                              WEIGHTED AVERAGE
                                                     SHARES    EXERCISE PRICE
                                                    --------- ----------------
   Shares under option:
   Outstanding at beginning of year................       --      $   --
     Granted....................................... 2,170,000     $13.125
     Exercised.....................................       --          --
     Forfeited.....................................       --          --
     Outstanding at end of year.................... 2,170,000     $13.125
   Options exercisable at year-end.................   500,000     $13.125
   Weighted average fair value of options granted
    during 1998....................................               $  4.36

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The fair value of each stock option granted during fiscal 1998 is estimated on the date of grant utilizing the Black-Scholes options pricing model based on the following assumptions:

   Expected life (years).................................................   5.0
   Expected volatility................................................... 23.46%
   Expected dividend yield...............................................   --
   Risk free interest rate...............................................  5.77%

  The Company applies APB No. 25 and related interpretations in accounting for the Plan. Accordingly, as the exercise price at the date of grant equaled the estimated fair value of a common share, no compensation cost has been recognized in connection with the issuance of options under the Plan. Had compensation cost for the Plan been determined based upon the fair value at the date of grant, consistent with the methodology under SFAS No. 123, the Company's net loss and loss per share for the year ended February 28, 1998 would have been increased to the pro forma amounts indicated below:

                                                                      FOR THE
                                                                     YEAR ENDED
                                                                    FEBRUARY 28,
                                                                        1998
                                                                    ------------
   Net loss............................................ As reported   $  (139)
                                                                      =======
                                                          Pro forma   $(1,555)
                                                                      =======
   Loss per share--basic............................... As reported   $ (0.01)
                                                                      =======
                                                          Pro forma   $ (0.08)
                                                                      =======
   Loss per share--diluted............................. As reported   $ (0.01)
                                                                      =======
                                                          Pro forma   $ (0.07)
                                                                      =======

  The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. The Company anticipates granting additional awards in future years.

NOTE 13--COMMITMENTS AND CONTINGENCIES

  The Company has entered into commitments for the future development and construction of theatre properties aggregating approximately $177,777 (including letters of credit in the amount of $17,242). The Company has also guaranteed an additional $45,860 related to obligations under lease agreements entered into by MJT. The Company is of the opinion that MJT will be able to perform under its respective obligations and that no payment will be required and no losses will be incurred under these guarantees.

  The Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on its financial condition.

  Additionally, as a result of the consummation of the Combination, the Company is obligated to offer to purchase all of the outstanding 10 7/8% Senior Subordinated Notes due June 15, 2004 of Plitt Theatres, Inc. ("Plitt Notes") at a price equal to 101% of the outstanding principal amount thereof plus accrued interest. If all such notes are tendered, the amount required to be paid could be approximately $202 million. The Company anticipates utilizing a portion of the Credit Facility should any bondholders accept the tender offer. In connection with the Combination, the Company guaranteed the obligations of Plitt Theatres under the Plitt Notes on a senior subordinated basis, and Cineplex Odeon was released from its guarantee of such notes.

                   LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 14--STOCKHOLDER'S EQUITY

  On December 16, 1997, the Company's Board of Directors passed a resolution increasing the number of common shares authorized from 1,000 shares to 2,000 shares. Subsequently, on February 5, 1998, the Company's Board of Directors passed an additional resolution further increasing the number of common shares authorized from 2,000 to 25,000,000, as well as authorizing the issuance of up to 10,000,000 shares of Class A Non-Voting $.01 par value Common Stock.

  Additionally, on February 5, 1998, the Board of Directors declared, and the Company paid, a stock dividend of 19,269,348.25 shares of common stock and 1,202,486 shares of Class A Non-Voting Common Stock. As a result of the stock dividend, approximately $205,000 was transferred from retained earnings to additional paid-in-capital and common stock.

  On May 7, 1998, the Company's Board of Directors passed a resolution increasing the number of common shares authorized from 25,000,000 to 300,000,000. Additionally, the resolution included the authorization to issue up to 10,000,000 shares of Class B Non-Voting $.01 par value Common Stock and 10,000,000 shares of $.01 par value preferred stock. This action was taken in conjunction with the anticipated closing of the Combination on May 14, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Loeks-Star Partners

  In our opinion, the accompanying balance sheet and the related statements of income, of partners' capital and of cash flows present fairly, in all material respects, the financial position of Loeks-Star Partners at February 26, 1998 and February 27, 1997 and the results of its operations and its cash flows for the fifty-two weeks ended February 26, 1998, the fifty-two weeks ended February 27, 1997 and the fifty-three weeks ended February 29, 1996, respectively, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ Price Waterhouse LLP

Battle Creek, Michigan
April 15, 1998

                              LOEKS-STAR PARTNERS

                                 BALANCE SHEET
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                     FEBRUARY 26, FEBRUARY 27,
                                                         1998         1997
                                                     ------------ ------------
ASSETS
Current assets:
  Cash..............................................   $   730      $   156
  Accounts receivable...............................       596          206
  Inventories.......................................       164          109
  Prepaid expenses and other........................     1,042          715
                                                       -------      -------
    TOTAL CURRENT ASSETS............................     2,532        1,186
Property and equipment, net.........................    27,393       23,767
Investment in Star Southfield Center, L.L.C.........     6,485        5,450
Goodwill, less accumulated amortization ($1,690 in
 1998 and $1,509 in 1997)...........................     4,461        4,642
                                                       -------      -------
    TOTAL ASSETS....................................   $40,871      $35,045
                                                       =======      =======
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Notes payable to partner--current portion.........   $ 1,000      $ 2,000
  Accounts payable..................................     2,704        2,413
  Accrued film rental...............................     6,143        3,885
  Other.............................................     1,582          809
                                                       -------      -------
    TOTAL CURRENT LIABILITIES.......................    11,429        9,107
Deferred state taxes................................       610          580
Notes payable to partner............................     7,000        3,200
Partners' capital...................................    21,832       22,158
                                                       -------      -------
    TOTAL LIABILITIES AND PARTNERS' CAPITAL.........   $40,871      $35,045
                                                       =======      =======


   The accompanying notes are an integral part of these financial statements.

                              LOEKS-STAR PARTNERS

                              STATEMENTS OF INCOME
                         (IN THOUSANDS OF U.S. DOLLARS)

                                         FIFTY-TWO    FIFTY-TWO   FIFTY-THREE
                                        WEEKS ENDED  WEEKS ENDED  WEEKS ENDED
                                        FEBRUARY 26, FEBRUARY 27, FEBRUARY 29,
                                            1998         1997         1996
                                        ------------ ------------ ------------
REVENUES:
  Box office receipts..................   $39,005      $27,992      $27,344
  Concessions..........................    18,327       12,887       12,208
  Other................................       902          611          509
                                          -------      -------      -------
    TOTAL REVENUES.....................    58,234       41,490       40,061
                                          -------      -------      -------
EXPENSES:
  Operating expenses...................    44,170       30,460       28,958
  General and administrative...........     2,253        1,678        1,397
  Depreciation and amortization........     2,490        2,371        2,323
  Amortization of pre-opening ex-
   penses..............................     1,237          --           --
                                          -------      -------      -------
    TOTAL EXPENSES.....................    50,150       34,509       32,678
                                          -------      -------      -------
    OPERATING INCOME...................     8,084        6,981        7,383
                                          -------      -------      -------
OTHER INCOME (EXPENSE):
  Interest income......................        74           63          342
  Interest expense.....................      (640)        (644)      (1,460)
                                          -------      -------      -------
                                             (566)        (581)      (1,118)
                                          -------      -------      -------
Income before equity in net loss of
 Star Southfield Center, L.L.C.........     7,518        6,400        6,265
Equity in net loss of Star Southfield
 Center, L.L.C.........................      (265)         --           --
                                          -------      -------      -------
    NET INCOME.........................   $ 7,253      $ 6,400      $ 6,265
                                          =======      =======      =======


   The accompanying notes are an integral part of these financial statements.

                              LOEKS-STAR PARTNERS

                        STATEMENTS OF PARTNERS' CAPITAL
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                  LOEKS      STAR
                                                 PARTNER    PARTNER     TOTAL
                                                ---------  ---------  ---------
Partners' capital--February 23, 1995........... $ 7,934.1  $ 7,934.1  $15,868.2
Net income allocated...........................   3,132.3    3,132.3    6,264.6
Distributions to partners......................    (888.5)    (888.5)  (1,777.0)
                                                ---------  ---------  ---------
Partners' capital--February 29, 1996...........  10,177.9   10,177.9   20,355.8
Net income allocated...........................   3,199.9    3,199.9    6,399.8
Distributions to partners......................  (2,298.8)  (2,298.8)  (4,597.6)
                                                ---------  ---------  ---------
Partners' capital--February 27, 1997...........  11,079.0   11,079.0   22,158.0
Net income allocated...........................   3,626.4    3,626.4    7,252.8
Distributions to partners......................  (3,789.4)  (3,789.4)  (7,578.8)
                                                ---------  ---------  ---------
PARTNERS' CAPITAL--FEBRUARY 26, 1998........... $10,916.0  $10,916.0  $21,832.0
                                                =========  =========  =========



   The accompanying notes are an integral part of these financial statements.

                              LOEKS-STAR PARTNERS

                            STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS OF U.S. DOLLARS)

                                          FIFTY-TWO    FIFTY-TWO   FIFTY-THREE
                                         WEEKS ENDED  WEEKS ENDED  WEEKS ENDED
                                         FEBRUARY 26, FEBRUARY 27, FEBRUARY 29,
                                             1998         1997         1996
                                         ------------ ------------ ------------
OPERATING ACTIVITIES:
  Net income............................   $ 7,253      $  6,400     $ 6,265
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation........................     2,309         2,190       2,142
    Amortization........................       181           181         181
    Equity in net loss of Star
     Southfield Center, L.L.C...........       265           --          --
    Deferred state taxes................        30           --          (45)
    Changes in operating assets and
     liabilities:
      (Increase) decrease in accounts
       receivable.......................      (390)           15         166
      (Increase) decrease in
       inventories......................       (55)            3          (7)
      (Increase) decrease in prepaid
       expenses and other...............      (327)          (99)         89
      Increase (decrease) in accounts
       payable..........................       291           541        (168)
      Increase in accrued film rental...     2,258           783         251
      Increase (decrease) in other
       current liabilities..............       774          (332)        (22)
                                           -------      --------     -------
        NET CASH PROVIDED BY OPERATING
         ACTIVITIES.....................    12,589         9,682       8,852
                                           -------      --------     -------
INVESTING ACTIVITIES:
  Acquisition of property and
   equipment............................    (5,936)         (873)       (382)
  Construction advances--Star Southfield
   Center, L.L.C........................       --            (55)     (1,086)
  Cash contribution to Star Southfield
   Center, L.L.C........................    (1,300)       (4,309)        --
                                           -------      --------     -------
        NET CASH USED IN INVESTING
         ACTIVITIES.....................    (7,236)       (5,237)     (1,468)
                                           -------      --------     -------
FINANCING ACTIVITIES:
  Net borrowings under the revolving
   credit line..........................     1,000           --          --
  Principal payments on note payable to
   partner..............................    (2,000)      (17,663)     (1,971)
  Proceeds from borrowings on note
   payable to partner...................     3,800         6,500         --
  Distributions to partners.............    (7,579)       (4,598)     (1,777)
                                           -------      --------     -------
        NET CASH USED IN FINANCING
         ACTIVITIES.....................    (4,779)      (15,761)     (3,748)
                                           -------      --------     -------
NET INCREASE (DECREASE) IN CASH.........       574       (11,316)      3,636
CASH AT BEGINNING OF YEAR...............       156        11,472       7,836
                                           -------      --------     -------
CASH AT END OF YEAR.....................   $   730      $    156     $11,472
                                           =======      ========     =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the year for:
  Interest..............................   $   511      $  1,001     $ 1,412
  State and local taxes.................   $   291      $    300     $   373

   The accompanying notes are an integral part of these financial statements.

                              LOEKS-STAR PARTNERS

                         NOTES TO FINANCIAL STATEMENTS
          (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT AS OTHERWISE NOTED)

1. ORGANIZATION

  Loeks-Star Partners (the Partnership) consists of two partners, Loeks Michigan Theatres, Inc. (Loeks) and Star Theatres of Michigan, Inc. (Star), a wholly-owned subsidiary of Sony Pictures Entertainment, Inc. (Sony). The Partnership is engaged in the business of motion picture exhibition in the State of Michigan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenues and Expenses

  Substantially all revenues are recognized when box office receipts and concession sales are received at the theatres. Film rentals are accrued based on percentage of box office receipts under the terms of the film licensee arrangements.

 Property and Equipment

  Land, buildings and equipment are stated at cost and include expenditures for major renewals and betterments. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.

  Depreciation is computed using the straight-line method and is recognized over the estimated useful lives of the related assets which range from 10 to
31.5 years. Interest costs related to the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset.

 Income Taxes

  No federal income taxes are provided in the Partnership financial statements as the Partnership results of operations are included in the federal income tax returns of the individual partners. The Partnership conducts operations in the State of Michigan, which imposes a tax based, in part, on factors other than income, and requires the Partnership entity rather than the individual partners to pay the tax. This tax is included in general and administrative expenses.

  The future tax consequences of current Michigan capital acquisitions are recognized as deferred state taxes in the year of acquisition.

 Goodwill

  Goodwill represents the excess of the Loeks credited capital contribution over the net book value of assets contributed upon Partnership formation. Goodwill is being amortized over approximately thirty-five years on a straight-line basis.

 Retirement Plan

  The Partnership has a 401(k) plan for full-time employees with over one year of service. The Partnership, at its discretion, may elect to match employee contributions up to 5% of each employee's gross wages. In 1998, 1997 and 1996, the Partnership expense for matching contributions approximated $91, $73 and $56, respectively.

                              LOEKS-STAR PARTNERS

          (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT AS OTHERWISE NOTED)


 Theatre Pre-opening Expenses

  Expenses associated with new theatre openings are expensed as incurred. Pre-opening expenses incurred during 1998 aggregated $1,237. No pre-opening expenses were incurred in 1997 or 1996.

 Reclassifications

  Certain amounts in the 1997 financial statements and related notes have been reclassified to conform with the 1998 presentation.

3. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                       FEBRUARY 26, FEBRUARY 27,
                                                           1998         1997
                                                       ------------ ------------
   Land...............................................   $    849     $    249
   Land and leasehold improvements....................     23,424       20,538
   Structures.........................................      2,120        2,118
   Sound and projection equipment.....................      4,401        3,851
   Furniture and fixtures.............................      7,381        6,766
   Concession equipment...............................      1,624        1,592
   Other equipment....................................      2,714        2,712
   Construction-in-progress...........................      1,479          231
                                                         --------     --------
                                                           43,992       38,057
   Less--allowance for depreciation...................    (16,599)     (14,290)
                                                         --------     --------
                                                         $ 27,393     $ 23,767
                                                         ========     ========

4. LEASES AND COMMITMENTS

  The Partnership leases the land and/or buildings for eight of its nine theatres. These leases are classified as operating leases and certain leases require contingent lease payments, primarily based on a percentage of box office receipts in excess of stated minimum amounts. The leases also contain provisions (a series of renewal options) for each theatre which can extend lease terms up to forty years beyond the initial lease term at the option of the Partnership.

  Total rent expense included in operating expenses is comprised of the following:

                                         FEBRUARY 26, FEBRUARY 27, FEBRUARY 29,
                                             1998         1997         1996
                                         ------------ ------------ ------------
   Minimum lease payments...............    $3,650       $1,513       $1,512
   Contingent lease payments............       432          295          267
   Rentals under cancelable leases......        28           30           20
                                            ------       ------       ------
                                            $4,110       $1,838       $1,799
                                            ======       ======       ======

                              LOEKS-STAR PARTNERS

          (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT AS OTHERWISE NOTED)


  Future minimum lease payments as of February 26, 1998 are as follows:

   1999................................................................. $ 4,212
   2000.................................................................   4,183
   2001.................................................................   4,233
   2002.................................................................   4,169
   2003.................................................................   4,144
   Thereafter...........................................................  47,822
                                                                         -------
                                                                         $68,763
                                                                         =======

5. NOTES PAYABLE TO PARTNER

  Partnership debt payable to Star is as follows:

                                                      FEBRUARY 26, FEBRUARY 27,
                                                          1998         1997
                                                      ------------ ------------
   Revolving credit line with interest payable semi-
    annually, plus interest at a rate of 7.31% at
    February 26, 1998, due April 1, 2000.............   $ 1,000      $   --
   Term loan, payable in semi-annual installments of
    $1,000 plus interest at a rate of 7.31% at
    February 26, 1998, due April 1, 2001.............     7,000        5,200
                                                        -------      -------
                                                          8,000        5,200
   Less: current portion.............................    (1,000)      (2,000)
                                                        -------      -------
                                                        $ 7,000      $ 3,200
                                                        =======      =======

  On April 27, 1998, the Partnership refinanced the debt then outstanding under the Partnership credit facility in place at February 26, 1998. Classification of the debt outstanding at February 26, 1998 is based on the terms of the new credit facility except for the $1,000 payment made on April 1, 1998 under the old credit facility. The new credit facility is a $50,000 line of credit which matures on April 30, 2003. Interest on borrowings under the line of credit bear interest at a fixed or variable LIBOR based rate at the borrower's option, as defined by the credit agreement, and is payable monthly. In addition, a commitment fee equal to 1/4% of the daily average unused portion of the line of credit is payable quarterly. The credit agreement also includes certain financial covenants which the Partnership must comply with during the term of the agreement.

6. RELATED PARTY TRANSACTIONS

  Each partner is reimbursed for expenses incurred for services provided. Loeks was reimbursed $1,200, $911 and $903 in 1998, 1997 and 1996 respectively, for management services. Star was paid $60 in 1998, 1997 and 1996 for film-buying services.

  Star, in its capacity as film buying agent, has retained Sony Theatres Management Corp., an affiliate, as its agent to negotiate film rental terms. The Partnership recognized film rental expense of $20,552, $14,640 and $13,756 in 1998, 1997 and 1996 respectively.

  The Partnership also purchased $601, $110 and $394 of equipment at Loeks' cost from Loeks in 1998, 1997 and 1996 respectively.

                              LOEKS-STAR PARTNERS

          (ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT AS OTHERWISE NOTED)


7. INVESTMENT IN STAR SOUTHFIELD CENTER, L.L.C.

  In 1996, the Partnership entered into a joint venture with Millennium Partners LCC (Millennium Entertainment Partners L.P. prior to May 28, 1997) to form Star Southfield Center, L.L.C. for the purpose of constructing and leasing a twenty screen motion picture theatre and retail complex. The total investment at February 27, 1997 consisted of $1,141 of construction advances and $4,309 of cash contributions. An additional cash contribution of $1,300 was made during 1998. The complex opened for operations in June 1997.

  The investment is carried at cost and adjusted to reflect the Partnership's equity in earnings or losses and distributions of the joint venture.

  The Partnership holds a 50% voting interest in the joint venture and operating results are allocated as defined in the operating agreement. Condensed balance sheets of Star Southfield Center, L.L.C. which has a fiscal year ending October 31 are as follows:

                                           UNAUDITED           AUDITED
                                          ------------ -----------------------
                                          FEBRUARY 28, OCTOBER 31, OCTOBER 31,
                                              1998        1997        1996
                                          ------------ ----------- -----------
   Current assets........................   $   565      $   987     $   590
   Properties, net.......................    40,144       40,247      16,121
   Other.................................       265          278         315
                                            -------      -------     -------
     Total assets........................   $40,974      $41,512     $17,026
                                            =======      =======     =======
   Current liabilities...................   $ 3,532      $ 4,505     $ 3,944
   Notes payable-long-term...............    24,471       23,848       2,182
   Partners' capital.....................    12,971       13,159      10,900
                                            -------      -------     -------
     Total liabilities and members'
      equity.............................   $40,974      $41,512     $17,026
                                            =======      =======     =======

  The Partnership's equity in the net loss of Star Southfield Center L.L.C. through February 28, 1998 is $265. The operating results of Star Southfield Center L.L.C. through February 28, 1998 are as follows:

                                UNAUDITED          AUDITED
                            ----------------- -----------------
                                              NOVEMBER 1, 1997    FISCAL YEAR
                              TOTAL THROUGH        THROUGH           ENDED
                            FEBRUARY 28, 1998 FEBRUARY 28, 1998 OCTOBER 31, 1997
                            ----------------- ----------------- ----------------
   Total revenues..........      $3,044            $1,601            $1,443
                                 ------            ------            ------
   Expenses:
     Operating expenses....         902               477               425
     Depreciation and
      amortization.........       1,501               693               808
                                 ------            ------            ------
     Total expenses........       2,403             1,170             1,233
                                 ------            ------            ------
   Operating income........         641               431               210
   Interest expense, net...       1,170               619               551
                                 ------            ------            ------
     Net loss..............      $ (529)           $ (188)           $ (341)
                                 ======            ======            ======

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders of Cineplex Odeon Corporation

  We have audited the consolidated balance sheets of Cineplex Odeon Corporation as at December 31, 1997 and December 31, 1996 and the consolidated statements of income and changes in shareholders' equity and cash resources for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 1997 and December 31, 1996 and the results of its operations and the changes in its shareholders' equity and cash resources for each of the years in the three year period ended December 31, 1997 in accordance with generally accepted accounting principles.

                                          KPMG

Chartered Accountants
Toronto, Canada
February 13, 1998

                           CINEPLEX ODEON CORPORATION

                           CONSOLIDATED BALANCE SHEET
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
ASSETS
CURRENT ASSETS
  Cash                                                 $   3,505    $   2,718
  Accounts receivable (note 3)                            13,222        9,552
  Other                                                    9,315        8,852
                                                       ---------    ---------
                                                          26,042       21,122
PROPERTY, EQUIPMENT AND LEASEHOLDS (note 4)              567,431      579,841
OTHER ASSETS
  Long-term investments and receivables                    2,206        2,535
  Goodwill (less accumulated amortization of $12,382;
   1996-$11,281)                                          31,687       32,816
  Deferred charges (less accumulated amortization of
   $5,194; 1996-$3,671)                                    8,109        7,857
                                                       ---------    ---------
                                                          42,002       43,208
                                                       ---------    ---------
TOTAL ASSETS                                           $ 635,475    $ 644,171
                                                       =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accruals (note 5)               $  91,849    $  59,474
  Deferred income (note 6)                                20,364       17,150
  Current portion of long-term debt and other
   obligations                                            27,446        6,926
                                                       ---------    ---------
                                                         139,659       83,550
LONG-TERM DEBT (note 7)                                  333,523      326,058
CAPITALIZED LEASE OBLIGATIONS (note 11)                    6,271        8,317
DEFERRED INCOME (note 6)                                   3,965        6,594
PENSION OBLIGATION (note 9)                                  875        1,072
SHAREHOLDERS' EQUITY
  Capital stock (note 10)                                555,400      555,374
  Translation adjustment                                     939        4,016
  Retained earnings (deficit)                           (405,157)    (340,810)
                                                       ---------    ---------
                                                         151,182      218,580
COMMITMENTS AND CONTINGENCIES (note 11)
                                                       ---------    ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $ 635,475    $ 644,171
                                                       =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CINEPLEX ODEON CORPORATION

                         CONSOLIDATED INCOME STATEMENT
            (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE FIGURES)

                             YEAR ENDED        YEAR ENDED        YEAR ENDED
                          DECEMBER 31, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
                          ----------------- ----------------- -----------------
REVENUE
  Admissions............     $   399,171       $   358,973       $   365,220
  Concessions...........         147,892           126,636           126,319
  Other.................          26,714            24,083            21,611
                             -----------       -----------       -----------
                                 573,777           509,692           513,150
EXPENSES
  Theatre operations and
   other expenses.......         462,738           418,328           418,731
  Cost of concessions...          28,705            22,357            22,016
  General and
   administrative.......          20,313            18,192            17,575
  Depreciation and
   amortization.........          45,715            43,648            42,621
                             -----------       -----------       -----------
                                 557,471           502,525           500,943
                             -----------       -----------       -----------
Income before the
 undernoted (note 17)...          16,306             7,167            12,207
Other expenses (note
 12)....................         (43,401)           (1,377)           (2,862)
                             -----------       -----------       -----------
Income/(loss) before
 interest on long-term
 debt and income taxes
 (note 17)..............         (27,095)            5,790             9,345
Interest on long-term
 debt...................          33,900            35,482            40,983
                             -----------       -----------       -----------
Loss before income
 taxes..................         (60,995)          (29,692)          (31,638)
Income taxes (note 13)..           1,072             1,390             1,269
                             -----------       -----------       -----------
NET LOSS................     $   (62,067)      $   (31,082)      $   (32,907)
                             ===========       ===========       ===========
BASIC
Weighted average shares
 outstanding............     176,795,000       163,473,000       114,764,000
Loss per share..........     $     (0.35)      $     (0.19)      $     (0.29)
FULLY DILUTED
Weighted average shares
 outstanding............     191,304,000       176,107,000       122,616,000
Loss per share..........     $     (0.35)      $     (0.19)      $     (0.29)


  The accompanying notes are an integral part of these consolidated financial statements.

                           CINEPLEX ODEON CORPORATION

              CONSOLIDATED STATEMENT OF CHANGES IN CASH RESOURCES
            (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE FIGURES)

                             YEAR ENDED        YEAR ENDED        YEAR ENDED
                          DECEMBER 31, 1997 DECEMBER 31, 1996 DECEMBER 31, 1995
                          ----------------- ----------------- -----------------
CASH PROVIDED BY (USED
 FOR)
OPERATING ACTIVITIES
  Net loss...............     $(62,067)         $(31,082)         $(32,907)
  Depreciation and
   amortization..........       45,715            43,648            42,621
  Write down of property,
   equipment and
   leaseholds............       24,591               --                --
  Other non-cash items...       (6,617)           (2,098)            1,258
                              --------          --------          --------
                                 1,622            10,468            10,972
  Net change in non-cash
   working capital.......       29,158             1,948            (7,450)
                              --------          --------          --------
                                30,780            12,416             3,522
                              --------          --------          --------
FINANCING ACTIVITIES
  Decrease in long-term
   debt and other
   obligations...........       (5,275)          (58,411)           (9,289)
  Increase in long-term
   debt and other
   obligations...........       31,017               --             14,085
  Issue of share capital,
   net of issue costs....           26            82,895                64
  Other..................        2,936               175              (615)
                              --------          --------          --------
                                28,704            24,659             4,245
                              --------          --------          --------
INVESTMENT ACTIVITIES
  Additions to property,
   equipment and
   leaseholds............      (66,203)          (36,989)          (30,749)
  Long-term investments..        4,270               --               (109)
  Proceeds on sale of
   certain theatre
   properties............        3,563             1,974            23,674
  Proposed merger costs..       (2,280)              --                --
  Other..................        1,953              (946)             (530)
                              --------          --------          --------
                               (58,697)          (35,961)           (7,714)
                              --------          --------          --------
NET INCREASE DURING
 YEAR....................          787             1,114                53
CASH AT BEGINNING OF
 YEAR....................        2,718             1,604             1,551
                              --------          --------          --------
CASH AT END OF YEAR......     $  3,505          $  2,718          $  1,604
                              ========          ========          ========
CASH FLOW FROM OPERATING
 ACTIVITIES PER SHARE
  Basic..................     $   0.17          $   0.08          $   0.03
  Fully Diluted..........     $   0.16          $   0.07          $   0.03
CHANGE IN NON-CASH
 WORKING CAPITAL
Current assets
  Accounts receivable....     $ (3,938)         $  1,117          $    629
  Other..................         (214)           (1,024)            1,383
Current liabilities
  Accounts payable and
   accruals..............       29,660              (998)           (9,509)
  Deferred income........        3,276             2,157               508
  Income taxes payable...          374               696              (461)
                              ========          ========          ========
                              $ 29,158          $  1,948          $ (7,450)
                              ========          ========          ========
SUPPLEMENTAL CASH FLOW
 INFORMATION
  Interest on long-term
   debt paid.............     $ 33,900          $ 35,482          $ 40,983
                              ========          ========          ========
  Income taxes paid......     $  1,072          $  1,390          $  1,269
                              ========          ========          ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CINEPLEX ODEON CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR NUMBER OF SHARES)

                                                SUBORDINATING RESTRICTED
                               COMMON STOCK           VOTING SHARES       RETAINED                   TOTAL
                           -------------------- --------------------------EARNINGS   TRANSLATION SHAREHOLDERS'
                             SHARES     AMOUNT     SHARES       AMOUNT    (DEFICIT)  ADJUSTMENT     EQUITY
                           ----------- -------- ------------- ---------------------  ----------- -------------
BALANCE AT DECEMBER 31,
 1994.....................  65,541,677 $213,890    49,204,245    $258,525 $(276,821)   $   581     $196,175
 Exercise of options......      38,950       64                                                          64
 Net loss.................                                                  (32,907)                (32,907)
 Translation adjustment...                                                               2,660        2,660
                           ----------- -------- ------------- ----------- ---------    -------     --------
BALANCE AT DECEMBER 31,
 1995.....................  65,580,627  213,954    49,204,245     258,525  (309,728)     3,241      165,992
Exercise of options.......     276,118      375                                                         375
Net loss..................                                                  (31,082)                (31,082)
Translation adjustment....                                                                 775          775
Issue of shares.............37,477,412   49,187    24,242,181      33,333                            82,520
                           ----------- -------- ------------- ----------- ---------    -------     --------
BALANCE AT DECEMBER 31,
 1996..................... 103,334,157  263,516    73,446,426     291,858  (340,810)     4,016      218,580
 Exercise of options......      18,750       26                                                          26
 Net loss.................                                                  (62,067)                (62,067)
 Proposed merger costs
  (note 20)...............                                                   (2,280)                 (2,280)
 Translation adjustment...                                                              (3,077)      (3,077)
                           ----------- -------- ------------- ----------- ---------    -------     --------
BALANCE AT DECEMBER 31,
 1997..................... 103,352,907 $263,542    73,446,426    $291,858 $(405,157)   $   939     $151,182
                           =========== ======== ============= =========== =========    =======     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                          CINEPLEX ODEON CORPORATION

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)

1. GENERAL

  The Corporation is incorporated under the Ontario Business Corporations Act.

  The financial results of the Corporation's operations are presented in United States dollars, as approximately two-thirds of the Corporation's activities emanate from the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada, which, except as described in note 17, conform in all material respects with accounting principles generally accepted in the United States. A summary of significant accounting policies is set out below.

  Principles of Consolidation: The consolidated financial statements include the accounts of the Corporation and its subsidiaries. Intercompany accounts and transactions have been eliminated. The Corporation accounts for its interests in joint ventures through the proportionate consolidation method.

  Inventories: Inventories are stated at the lower of cost (first-in, first-out basis) and net realizable value.

  Property, Equipment and Leaseholds: Property, equipment and leaseholds are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the following methods and annual rates:

   Buildings..................... Straight-line over 40 years
   Projection equipment.......... Straight-line over 20 years
   Other equipment............... Straight-line over 15 years
   Leaseholds.................... Straight-line over periods from 15 to 40 years

  Construction in progress is depreciated from the date the asset is ready for productive use.

  Goodwill: Goodwill represents the excess of the purchase price of certain businesses over the fair value of the net identifiable assets acquired and is being amortized, on a straight-line basis, over 40 years. The Corporation regularly reviews the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected future undiscounted income from operations before interest on long-term debt and effects of goodwill amortization.

  Deferred Income: Advance payments received under a strategic marketing relationship with a major supplier, advance sales of admissions, the sale of gift certificates and income from certain promotional programs are included as deferred income, and are recognized as income when services are rendered.

  Deferred Charges: Deferred charges, consisting primarily of costs associated with debt refinancing, are amortized over the term of the related debt.

  Foreign Currency Translation: Assets and liabilities denominated in a currency other than U.S. dollars are translated to U.S. dollars at exchange rates in effect at the balance sheet date. The resulting gains or losses are accumulated in a separate component of shareholders' equity under the caption "Translation adjustment". Revenue and expense items are translated at average exchange rates prevailing during the year.

  Admissions Revenue: Admissions revenue from the exhibition of motion pictures is recognized on the dates of exhibition.

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)

  Earnings Per Share: Basic earnings per share are calculated using the weighted daily average number of Common Shares and Subordinate Restricted Voting Shares outstanding. Fully diluted earnings per share are calculated assuming the exercise of stock options at the beginning of the year, or for those stock options issued during the year, at the date of the grant to the extent the impact is dilutive.

  Interest Rate Hedging Activities: The Corporation uses interest rate swaps to manage interest rate risk. These financial instruments are not held for trading purposes and any payments or receipts under such contracts are recognized as adjustments to interest expense.

  Measurement Uncertainty: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

3. ACCOUNTS RECEIVABLE

                                                      DECEMBER 31,  DECEMBER 31,
                                                          1997          1996
                                                      ------------  ------------
   Trade............................................. $10,246,000    $8,446,000
   Current portion of long-term receivables..........     162,000       150,000
   Other.............................................   3,021,000     1,098,000
   Employee loans....................................     210,000       323,000
   Allowance for doubtful accounts...................    (417,000)     (465,000)
                                                      -----------    ----------
                                                      $13,222,000    $9,552,000
                                                      ===========    ==========

4. PROPERTY, EQUIPMENT AND LEASEHOLDS

                                                          DECEMBER 31,   DECEMBER 31,
                                                              1997           1996
                                                          -------------  -------------
   Land.................................................  $  62,436,000  $  63,116,000
                                                          -------------  -------------
   Buildings                   Cost....................     123,023,000    126,217,000
                               Accumulated
                               depreciation............     (25,700,000)   (19,919,000)
                                                          -------------  -------------
                                                             97,323,000    106,298,000
                                                          -------------  -------------
   Equipment                   Cost....................     141,499,000    136,521,000
                               Accumulated
                               depreciation............     (76,384,000)   (70,851,000)
                                                          -------------  -------------
                                                             65,115,000     65,670,000
                                                          -------------  -------------
   Leaseholds                  Cost....................     566,754,000    537,153,000
                               Accumulated
    (including capital leases) depreciation............    (230,490,000)  (197,688,000)
                                                          -------------  -------------
                                                            336,264,000    339,465,000
                                                          -------------  -------------
   Construction in progress.............................      6,293,000      5,292,000
                                                          -------------  -------------
                                                          $ 567,431,000  $ 579,841,000
                                                          =============  =============

  The net book value of assets held under capital leases at December 31, 1997 was $18,734,000 (1996-$20,508,000), net of accumulated amortization of $9,053,000 (1996-$7,700,000).

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)

5. ACCOUNTS PAYABLE AND ACCRUALS

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
   Trade.............................................. $49,851,000  $40,332,000
   Accrued liabilities................................  20,554,000    9,809,000
   Sales and other taxes..............................   9,817,000    8,517,000
   Other..............................................  11,627,000      816,000
                                                       -----------  -----------
                                                       $91,849,000  $59,474,000
                                                       ===========  ===========

6. DEFERRED INCOME

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
   Strategic marketing relationship................... $ 5,665,000  $ 8,296,000
   Advance admission sales............................  11,452,000    9,678,000
   Gift certificates..................................   5,522,000    5,001,000
   Promotional programs...............................   1,401,000      491,000
   Other..............................................     289,000      278,000
                                                       -----------  -----------
                                                        24,329,000   23,744,000
   Less: Current portion..............................  20,364,000   17,150,000
                                                       -----------  -----------
                                                       $ 3,965,000  $ 6,594,000
                                                       ===========  ===========

7. LONG-TERM DEBT

                                                     DECEMBER 31, DECEMBER 31,
                                                         1997         1996
                                                     ------------ ------------
   Senior subordinated notes maturing June 15,
    2004, bearing interest at 10.875%..............  $200,000,000 $200,000,000
   Bank credit facilities of $158,530,000 maturing
    December 31, 1999..............................   110,957,000   79,940,000
   Various notes and mortgages (interest rates from
    5.61% to 11.50%)...............................    47,071,000   49,877,000
                                                     ------------ ------------
                                                      358,028,000  329,817,000
   Less: Current portion...........................    24,505,000    3,759,000
                                                     ------------ ------------
                                                     $333,523,000 $326,058,000
                                                     ============ ============

  The bank credit facilities bear interest at variable rates based upon an applicable margin over LIBOR or the bank's reference rate. The applicable margin for LIBOR borrowings will vary from a maximum of 2.25% to a minimum of 1.25% based upon the Corporation meeting certain financial ratios. During 1997, the Corporation reached an agreement with the bank syndicate participating in the bank credit facilities to (1) defer a commitment reduction scheduled for December 31, 1997 in the amount of $10,000,000; and
(2) provide the Corporation with an additional commitment of $20,600,000. Based on the above information, commitment reductions under the bank credit facility are $40,000,000 in 1998 with the balance due in 1999. The bank credit facilities are secured by certain assets of the Corporation and its subsidiaries.

  The bank credit facilities contain restrictive covenants which require the Corporation to maintain certain financial ratios. Given the uncertainty with respect to the admission and concession revenue that the Corporation

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)

will generate, the Corporation may not meet certain financial covenants as early as the first quarter end during the next fiscal year. The Corporation believes that the bank syndicate participating in the bank credit facilities would waive the particular financial covenants if the Corporation is not in compliance at a measurement date during the next twelve month period.

  Principal repayments on long-term debt during each of the next five years approximate the following:

   1998............................................................ $ 24,505,000
   1999............................................................  119,047,000
   2000............................................................    2,083,000
   2001............................................................    1,169,000
   2002............................................................    4,034,000
   Thereafter......................................................  207,190,000
                                                                    ------------
                                                                    $358,028,000
                                                                    ============

8. FINANCIAL INSTRUMENTS

  (i) Swap Agreements--The Corporation has entered into interest rate swap agreements to manage its interest rate exposure. At December 31, 1997 the Corporation had outstanding two interest rate swap agreements with a commercial bank. The details of the swaps are as follows:

    (a) Notional principal--$15,000,000. The Corporation pays 5.74% per annum, payable on a quarterly basis and receives three month LIBOR rate. This swap expires November 30, 1998.

    (b) Notional principal--$20,000,000. The Corporation pays 5.72% per annum, payable on a quarterly basis and receives three month LIBOR rate. This swap expires November 30, 1998.

  The Corporation is exposed to credit loss in the event of non-performance by the other party to the interest rate swap agreements. However, the Corporation does not anticipate non-performance by the counterparty.

  (ii) Currency Options--The Corporation has entered into three currency option agreements to manage its exposure to movements in the Canadian dollar relative to the United States dollar. These agreements are for a total notional principal of $6,000,000 Canadian, $44,000,000 Canadian and $50,000,000 Canadian and expire on January 14, 1998, January 28, 1998 and March 30, 1998 respectively. The Corporation is exposed to credit loss in the event of non-performance by the other party to the currency option. However, the Corporation does not anticipate non-performance by the counterparty.

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)


  (iii) Fair Value of Financial Instruments--The carrying value of cash, accounts receivable, accounts payable and accruals and the current portion of long-term debt and other obligations approximates fair value due to the short term maturities of these instruments. Financial instruments with a carrying value different from their fair value include:

                                DECEMBER 31, 1997         DECEMBER 31, 1996
                            ------------------------- -------------------------
                              CARRYING       FAIR       CARRYING       FAIR
                               VALUE        VALUE        VALUE        VALUE
                            ------------ ------------ ------------ ------------
Financial assets
 Long-term investments and
  receivables
  --Practicable to estimate
   fair value.............. $    631,000 $  7,135,000 $    935,000 $  7,873,000
  --Not practicable........ $  1,575,000 $        --  $  1,600,000 $        --
Financial liabilities
 Long-term debt............ $333,523,000 $347,523,000 $326,058,000 $326,558,000
 Swap agreements net re-
  ceivable................. $        --  $     32,000 $        --  $    123,000

  The fair value of long-term investments and receivables is based on quoted market prices (where applicable) or by discounting future cash flows, including interest payments, using rates currently available for similar investments and receivables. The fair value of long-term debt is based on quoted market prices (where applicable) or by discounting future cash flows, including interest payments, using rates currently available for debt of similar terms and maturity. The fair value of interest rate swap agreements are the estimated amounts that the Corporation would receive upon termination of the agreements.

9. PENSION OBLIGATION

  The Corporation has a defined benefit pension plan covering full-time employees in the United States. The benefits under this plan are based upon years of service and the employees' compensation for certain periods during the last years of employment. This plan is non-contributory and the Corporation's funding policy is to make the minimum annual contribution required by the applicable regulations. At December 31, 1997, approximately 52% of the assets of this plan were held in bonds, 36% in treasury bills, 11% in equities, and 1% in cash. The most recent actuarial estimate for the plan covering these employees as at December 31, 1997 indicates pension fund assets of $6,679,000 (1996--$6,557,000) and accrued pension benefits of $12,779,000
(1996--$12,185,000).

  The Corporation has a pension plan covering full time employees in Canada. Prior to January 1, 1993 this plan was a defined benefit plan and effective on that date it was converted to a defined contribution plan. At the date of the conversion benefits under the defined benefit plan were frozen. The most recent actuarial estimate for the plan covering Canadian employees indicates a surplus of pension fund assets over accrued benefits of approximately $2,101,000.

  At December 31, 1997, the Corporation's pension obligation is $1,846,000, of which $875,000 is the long-term portion ($2,145,000 at December 31, 1996 of which $1,072,000 was the long-term portion).

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)

10. CAPITAL STOCK

                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
Authorized:
  Unlimited number of Common Shares, no par value....
  Unlimited number of First Preference Shares
   issuable in series, no par value..................
  Unlimited number of Subordinate Restricted Voting
   Shares, no par value..............................
Issued:
  103,352,907 Common Shares (December 31, 1996--
   103,334,157)...................................... $263,542,000 $263,516,000
  73,446,426 Subordinate Restricted Voting Shares
   (December 31, 1996--73,446,426)...................  291,858,000  291,858,000
                                                      ------------ ------------
                                                      $555,400,000 $555,374,000
                                                      ============ ============

  i) On March 20, 1996 the Corporation filed a supplemented short form prospectus in Canada and the United States pursuant to the multi-jurisdictional disclosure system with respect to an offering of 25,000,000 Common Shares to the public at a price of $1.375 per share, for an aggregate consideration of $34,375,000. In addition, in accordance with the provisions of the Amended and Restated Subscription Agreement, Universal Studios, Inc. (Universal) (formerly MCA INC.) and the Charles Rosner Bronfman Trust (the Trust) agreed to subscribe for 24,242,181 Subordinate Restricted Voting (SRV) Shares and 12,121,454 Common Shares respectively, at the same price as the offering to the public, for aggregate consideration of $50,000,000. The public offering and the subscriptions by Universal and the Trust were completed on March 28, 1996. On April 16, 1996, the Corporation issued 355,958 Common Shares at a price of $1.375 per share as part of the over-allotment option provided to the underwriters pursuant to the public offering. The net proceeds from the issuance of the Common and SRV Shares were used to reduce indebtedness owing under the Corporation's revolving bank credit facilities.

  ii) The SRV Shares are held by Universal. Under the terms of the shares, Universal is entitled to exercise no more than one-third less one vote of the voting rights applicable to all issued voting shares.

  iii) In 1996 the Amended and Restated Stock Option Plan (the Option Plan) was approved. The Option Plan provides for the granting of rights to purchase Common Shares under both incentive and non-incentive stock option agreements. The options granted under the Option Plan are for 10 year terms and vest over various periods to a maximum of 5 years. The maximum number of options which can be granted under the Option Plan is 17,646,716.

  The following options to purchase Common Shares expire between October 15, 2001 and December 18, 2007:

                                                                    DECEMBER 31,
   OPTION PRICE PER SHARE                                               1997
   ----------------------                                           ------------
   $1.70 Canadian..................................................       8,450
    1.87 Canadian..................................................  14,323,939
    2.00 Canadian..................................................     106,750
    2.60 Canadian..................................................      15,000
    1.31 United States.............................................   1,000,000
                                                                     ----------
   Options outstanding end of year.................................  15,454,139
                                                                     ==========

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)


  Stock option transactions for the respective years were as follows:

                                  DECEMBER 31, 1997       DECEMBER 31, 1996
                               ----------------------- -----------------------
                                 NUMBER   WEIGHTED AV.   NUMBER   WEIGHTED AV.
                                   OF       EXERCISE       OF       EXERCISE
                                OPTIONS   PRICE ($CDN)  OPTIONS   PRICE ($CDN)
                               ---------- ------------ ---------- ------------
   Options outstanding begin-
    ning of year.............. 14,503,239     1.87      7,835,289     3.06
   Additional options grant-
    ed........................  1,121,750     1.79      8,019,020     1.87
   Less options exercised.....     18,750     1.87        276,118     1.87
   Less options terminated,
    canceled or expired.......    152,100     1.87      1,074,952     2.74
                               ----------     ----     ----------     ----
   Options outstanding end of
    year...................... 15,454,139     1.86     14,503,239     1.87
                               ==========     ====     ==========     ====

  At December 31, 1997 there were 10,385,334 options exercisable and 1,621,666 options available for grant.

  (iv) Under the Corporation's current financing arrangements, the Corporation is prohibited from paying any Common Share or Subordinate Restricted Voting Share dividends unless it is in compliance with specified financial ratios. The Corporation is not currently in compliance with such financial ratios. Any such payment of dividends is further subject to annual limitations.

11. COMMITMENTS AND CONTINGENCIES

  (i) Certain theatre properties and theatre equipment are subject to lease agreements. Certain of the property leases require the Corporation to pay additional rent and to pay all business and realty taxes and a proportion of the landlord's operating costs in respect of the leased premises. Future minimum payments, by year and in the aggregate, under theatre operating leases and theatre and equipment capital leases, as at December 31, 1997, are as follows:

                                               CAPITAL LEASES OPERATING LEASES
                                               -------------- ----------------
   1998.......................................  $ 2,613,000    $   86,846,000
   1999.......................................    2,441,000        85,702,000
   2000.......................................    2,316,000        83,682,000
   2001.......................................    1,085,000        81,360,000
   2002.......................................      520,000        78,118,000
   Thereafter.................................    1,521,000       755,759,000
                                                -----------    --------------
   Total minimum lease payments...............   10,496,000    $1,171,467,000
                                                               ==============
   Less: Imputed interest at rates between
    7.5% and 8.5%.............................    2,255,000
   Current portion............................    1,970,000
                                                -----------
                                                $ 6,271,000
                                                ===========

  (ii) The Corporation and its subsidiaries are currently subject to audit by taxation authorities in several jurisdictions. The taxation authorities have proposed to reassess taxes in respect of certain transactions and income and expense items. The Corporation and its subsidiaries are vigorously contesting the adjustments proposed by the taxation authorities. Although such matters cannot be predicted with certainty, management does not consider the Corporation's exposure to such proposed reassessments to be material to these financial statements.

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)


  (iii) The Corporation and its subsidiaries are also involved in certain litigation arising out of the ordinary course and conduct of its business. The outcome of this litigation is not currently determinable. Although such matters cannot be predicted with certainty, management does not consider the Corporation's exposure to such litigation to be material to these financial statements.

12. OTHER INCOME (EXPENSES)

  Other income(expenses) is comprised of the following:

                                        YEAR ENDED    YEAR ENDED    YEAR ENDED
                                       DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                           1997          1996          1995
                                       ------------  ------------  ------------
   Net loss on sale or write down of
    theatre related assets...........  $(46,239,000) $   (14,000)  $(3,014,000)
   Net gain on sale or realization of
    non-theatre related assets.......     3,787,000          --      1,175,000
   Other.............................      (949,000)  (1,363,000)   (1,023,000)
                                       ------------  -----------   -----------
                                       $(43,401,000) $(1,377,000)  $(2,862,000)
                                       ============  ===========   ===========

  During the year ended December 31, 1997 the Corporation conducted a review of its operating assets and identified a select number of theatres for disposal. Accordingly, the Corporation took a charge of $46,239,000 representing the costs associated with terminating certain leases and disposing of certain properties and the write-off of the net book value attributable to the related properties. It is anticipated that the disposal plan will be substantially completed by the end of fiscal 1998. An amount of $10,307,000, representing remaining lease termination payments, is included in accounts payable as at December 31, 1997.

13. INCOME TAXES

                                           YEAR ENDED   YEAR ENDED   YEAR ENDED
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                          ------------ ------------ ------------
Current..................................  $1,072,000   $1,390,000   $1,269,000
                                           ==========   ==========   ==========

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)


  The Corporation's income tax provision based upon income(loss) from continuing operations before income taxes is made up as follows:

                                      YEAR ENDED    YEAR ENDED    YEAR ENDED
                                     DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                         1997          1996          1995
                                     ------------  ------------  ------------
Statutory income tax rate...........         44.0%         44.0%         44.0%
Provision based on statutory income
 tax rate........................... $(27,173,000) $(13,064,000) $(13,921,000)
Increase (decrease) in income tax
 provision resulting from:
  Tax exempt portion of capital
   gains............................     (359,000)       (6,000)      (48,000)
  Permanent differences other than
   capital gains....................      519,000        62,000       766,000
Non-recognition of tax benefit of
 current year's losses for tax
 purposes:
  Canada............................          --            --      1,290,000
  United States.....................   35,130,000    14,050,000    11,913,000
Recognition of tax benefit of prior
 years' losses for tax purposes:
  Canada............................   (8,117,000)   (1,042,000)          --
  United States.....................          --            --            --
                                     ------------  ------------  ------------
                                              --            --            --
Large Corporations Tax and state
 taxes..............................    1,072,000     1,390,000     1,269,000
                                     ------------  ------------  ------------
Income tax provision................ $  1,072,000  $  1,390,000  $  1,269,000
                                     ============  ============  ============

  For taxation purposes there are net operating loss carryforwards of approximately $272,000,000 available to offset future taxable income. These losses expire between the years 1998 and 2012. A portion of the United States net operating loss carryforwards, in the amount of $41,000,000, are subject to annual limitations.

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)


14. SEGMENTED INFORMATION

  Substantially all of the Corporation's operations are in the exhibition business, including the exhibition and distribution of motion picture films. The geographic distribution of revenue, income(loss) before income taxes, income taxes, income (loss) and assets are shown below:

                                       YEAR ENDED    YEAR ENDED    YEAR ENDED
                                      DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                          1997          1996          1995
                                      ------------  ------------  ------------
   Revenue
     Canada.......................... $206,547,000  $159,068,000  $150,026,000
     United States...................  367,230,000   350,624,000   363,124,000
                                      ------------  ------------  ------------
                                      $573,777,000  $509,692,000  $513,150,000
                                      ============  ============  ============
   Income (loss) before income taxes
     Canada.......................... $ 19,236,000  $  2,394,000  $ (2,788,000)
     United States...................  (80,231,000)  (32,086,000)  (28,850,000)
                                      ------------  ------------  ------------
                                      $(60,995,000) $(29,692,000) $(31,638,000)
                                      ============  ============  ============
   Income taxes
     Canada.......................... $    323,000  $    235,000  $    126,000
     United States...................      749,000     1,155,000     1,143,000
                                      ------------  ------------  ------------
                                      $  1,072,000  $  1,390,000  $  1,269,000
                                      ============  ============  ============
   Income (loss)
     Canada.......................... $ 18,913,000  $  2,159,000  $ (2,914,000)
     United States...................  (80,980,000)  (33,241,000)  (29,993,000)
                                      ------------  ------------  ------------
                                      $(62,067,000) $(31,082,000) $(32,907,000)
                                      ============  ============  ============

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
   Assets
     Canada........................................... $163,323,000 $142,448,000
     United States....................................  472,152,000  501,723,000
                                                       ------------ ------------
                                                       $635,475,000 $644,171,000
                                                       ============ ============

  Film exhibition operations outside of Canada and the United States are currently limited to one theatre (six screens) in Budapest, Hungary. This location is not material to the Corporation's financial position or results of operations and is included with Canada for segmented disclosure purposes.

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)


15. SUMMARY FINANCIAL INFORMATION OF PLITT THEATRES, INC. (PLITT)

  The following is summarized consolidated financial information of Plitt:

                                       YEAR ENDED    YEAR ENDED    YEAR ENDED
                                      DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                          1997          1996          1995
                                      ------------  ------------  ------------
   Revenue........................... $367,230,000  $350,624,000  $363,124,000
                                      ============  ============  ============
   Income (loss) from continuing
    operations before general and
    administrative expenses,
    depreciation and amortization,
    interest on long-term debt and
    income taxes..................... $ (1,813,000) $ 45,847,000  $ 46,148,000
                                      ============  ============  ============
   Net loss.......................... $(80,980,000) $(33,241,000) $(29,993,000)
                                      ============  ============  ============

  The results for the year ended December 31, 1997 include $1,313,000 of costs charged to Plitt by the Corporation (1996-$1,799,000; 1995-$Nil).

                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
   Current assets.................................... $ 14,382,000 $ 17,105,000
   Noncurrent assets................................. $457,770,000 $484,618,000
   Current liabilities............................... $130,838,000 $ 55,078,000
   Noncurrent liabilities............................ $256,008,000 $265,386,000
                                                      ============ ============

  Current liabilities at December 31, 1997 include a net payable to the Corporation and other corporations within the consolidated group in the amount of $32,477,000 (1996--$9,551,000). Noncurrent liabilities at December 31, 1997 and December 31, 1996 include $10,000,000 that is owed to the Corporation.

16. RELATED PARTY TRANSACTIONS

  Related party transactions not disclosed elsewhere in these financial statements include film distribution and exhibition agreements which the Corporation enters into with Universal. These agreements are conducted in accordance with normal business terms and conditions. Pursuant to these agreements, the Corporation, in the year ended December 31, 1997, paid approximately $27,459,000 in film licensing fees to Universal (1996-- $20,631,000, 1995--$31,198,000) and received from Universal approximately $1,010,000 (1996--$666,000, 1995--$576,000) relating to distribution services.

17. RECONCILIATION BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

  (i) The Corporation has adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109), for its financial statements presented under United States accounting principles. Under FAS 109 the Corporation's method of accounting for income taxes changes from the deferred method, as recorded under Canadian accounting principles, to an asset and liability approach. Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)


  The income tax provision for the year ended December 31, 1997 calculated in accordance with United States accounting principles was the same as that reported under Canadian accounting principles after reflecting a net decrease in the valuation allowance of $58,600,000 (1996--net increase of $19,400,000, 1995--net increase of $22,700,000).

  The application of the above noted United States accounting principles on the balance sheet of the Corporation as at December 31, 1997 resulted in no net difference in deferred taxes from that reported under Canadian accounting principles. Net deferred tax assets and liabilities are comprised of the following:

                                                     DECEMBER 31,  DECEMBER 31,
                                                         1997          1996
                                                     ------------  ------------
   Deferred Tax Assets
     Non capital losses............................. $22,378,000   $ 98,039,000
     Depreciation...................................  27,225,000     25,922,000
     Loss on disposals..............................  13,729,000            --
     Other..........................................  13,768,000     15,039,000
                                                     -----------   ------------
                                                      77,100,000    139,000,000
     Less: Valuation allowance...................... (44,400,000)  (103,000,000)
                                                     -----------   ------------
                                                     $32,700,000   $ 36,000,000
                                                     ===========   ============
   Deferred Tax Liabilities
     Depreciation................................... $32,134,000   $ 34,755,000
     Other..........................................     566,000      1,245,000
                                                     -----------   ------------
                                                     $32,700,000   $ 36,000,000
                                                     ===========   ============

  (ii) Under GAAP in the United States and the financial reporting requirements of the Securities and Exchange Commission, all operating income and expenses, such as those listed in note 12 to the consolidated financial statements, are required to be included in any subtotal purporting to represent income (loss) from operations. Therefore, under U.S. GAAP, income
(loss) from operations as cross-referenced from the income statement to this note would be as follows:

      YEAR ENDED    YEAR ENDED   YEAR ENDED
     DECEMBER 31,  DECEMBER 31, DECEMBER 31,
         1997          1996         1995
     ------------  ------------ ------------
     $(27,095,000)  $5,790,000   $9,345,000
     ============   ==========   ==========

  (iii) The Corporation applies APB Opinion No. 25 in accounting for its stock options under United States GAAP. Beginning in 1996, United States GAAP encourages, but does not require, the recording of compensation cost for stock options at fair value. The new United States accounting pronouncement, SFAS No. 123, does however, require the disclosure of pro forma net income and earnings per share information as if the Corporation had accounted for its stock options issued in 1997, 1996 and 1995 under the fair value method. Accordingly, the fair value of these options has been estimated at the date of grant or re-issue using the Black-Scholes option pricing model with the following assumptions for 1997 and 1996: weighted average risk free interest rate of 5.83% and 5.96%; dividend yield of 0%; volatility factor of the expected market price of the Corporation's Common Shares of 0.42 and 0.60; and a weighted average expected life of the options of 2.0 and 2.9 years. The weighted-average grant-date fair value of the options issued in 1997 was Canadian $0.48 and in 1996 was Canadian $0.80. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period which ranges from upon issuance or re-issue to four years. Retroactive

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)

application of the fair value method to prior years is not permitted, therefore the full effect of the fair value method will not be reflected in the pro forma disclosures until it has been applied to all non-vested options. Assuming the Corporation has accounted for its stock options issued under the fair value method, United States GAAP pro forma net loss and net loss per share for the years ended December 31, 1997 and 1996 would have been $63,559,000 ($0.36 per share) and $35,059,000 ($0.21 per share) respectively.
Compensation cost for the year ended December 31, 1995 has not been estimated as the number of options issued in the year was insignificant.

  (iv) Under GAAP in the United States and the financial reporting requirements of the Securities and Exchange Commission, presentation of Cash Flow from Operating Activities per Share is not permitted on the face of the Statement of Changes in Cash Resources.

  (v) In accordance with FAS 87 the following disclosures are made:

DEFINED BENEFIT PENSION PLAN

                                         YEAR ENDED   YEAR ENDED   YEAR ENDED
                                        DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                            1997         1996         1995
                                        ------------ ------------ ------------
   Periodic Pension Cost
     Service cost......................  $ 315,000    $  332,000   $  318,000
     Interest cost.....................    899,000       896,000      926,000
     Return on assets..................   (554,000)     (537,000)    (460,000)
     Other.............................    214,000       529,000      263,000
                                         ---------    ----------   ----------
                                         $ 874,000    $1,220,000   $1,047,000
                                         =========    ==========   ==========
   Key assumptions
     Discount rate.....................       7.75%         7.50%        8.00%
     Expected long term return on
      assets...........................       8.50%         8.50%        8.50%
     Compensation increase rate........       6.00%         6.00%        6.00%

                                                     YEAR ENDED    YEAR ENDED
                                                    DECEMBER 31,  DECEMBER 31,
                                                        1997          1996
                                                    ------------  ------------
   Reconciliation of Funded Status
     Projected benefit obligation.................. $(12,779,000) $(12,185,000)
     Plan assets at fair value.....................    6,679,000     6,557,000
     Unrecognized net loss.........................    3,384,000     2,515,000
     Prior service costs not yet recognized........      108,000       129,000
     Unrecognized net transition obligation........      824,000       989,000
     Other.........................................      (62,000)     (150,000)
                                                    ------------  ------------
                                                    $ (1,846,000) $ (2,145,000)
                                                    ============  ============

DEFINED CONTRIBUTION PENSION PLAN

  No cost is recognized in any of the three years ended December 31, 1997 with respect to this plan.

  (vi) Under GAAP in the United States and the financial reporting requirements of the Securities and Exchange Commission, costs related to the proposed merger in the amount of $2,280,000, which have been

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)

charged to retained earnings under Canadian GAAP, would be charged to expense under U.S. GAAP. Accordingly, the following tabular reconciliation is provided for net loss in accordance with U.S. GAAP:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              -----------------
Net loss as reported on the consolidated income statement....   $(62,067,000)
Proposed merger costs........................................      2,280,000
                                                                ------------
Net loss in accordance with U.S. GAAP........................   $(64,347,000)
                                                                ============

  In accordance with U.S. GAAP the basic and fully diluted loss per share is $0.36. Shareholders' equity is unaffected.

18. JOINT VENTURES

  The Corporation's prorata share of the joint venture operations through which it carries out part of its activities is summarized below. The Balance Sheet amounts below reflect the elimination of accounts between these joint ventures and the Corporation.

                                           YEAR ENDED   YEAR ENDED   YEAR ENDED
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                          ------------ ------------ ------------
Revenue..................................  $8,367,000   $4,727,000   $3,624,000
Expenses.................................   4,881,000    3,519,000    2,588,000
                                           ----------   ----------   ----------
Net income...............................  $3,486,000   $1,208,000   $1,036,000
                                           ==========   ==========   ==========
Cash flow from operations................  $3,969,000   $1,589,000   $1,251,000
                                           ==========   ==========   ==========

                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
Current assets....................................... $ 2,281,000  $   966,000
Noncurrent assets.................................... $12,833,000  $10,953,000
Current liabilities.................................. $ 2,305,000  $ 1,629,000
Noncurrent liabilities............................... $ 2,381,000  $ 2,167,000
                                                      ===========  ===========

19. RECLASSIFICATIONS

  Certain prior years' balances have been reclassified to conform with the financial statement presentation adopted in the current year.

20. PROPOSED MERGER

  On September 30, 1997, the Corporation announced that it has entered into an agreement with SPE and LTM which provides for the combination of the businesses of the Corporation and LTM. LTM is a private Delaware Corporation wholly-owned by SPE. The transaction will involve combining the Corporation with the Loews Theatres Exhibition Group, which consists of Sony/Loews Theatres and its joint ventures with Star Theatres and Magic Johnson Theatres. It is proposed that the combined company will be named Loews Cineplex Entertainment Corporation (LCE). It is anticipated that LCE will have over 2,700 screens in approximately 450 locations in North America.

                          CINEPLEX ODEON CORPORATION

             (ALL AMOUNTS IN U.S. DOLLARS UNLESS OTHERWISE STATED)


  Pursuant to a series of related transactions to be effected pursuant to a Plan of Arrangement under the Business Corporations Act (Ontario), the Corporation's shares will be exchanged for shares of LCE with the result that the Corporation will become a wholly-owned subsidiary of LCE. Upon closing of the transaction, SPE will own approximately 51.1% of LCE's shares (representing 49.9% of LCE's voting shares); Universal will own approximately 26.0% of LCE's shares (subsequent to a cash subscription of approximately $84.5 million); the Bronfman Trusts will own approximately 9.6% of LCE's shares; and the shareholders of the Corporation, other than SPE, Universal and the Bronfman Trusts, will own approximately 13.3% of LCE's shares. It is intended that the LCE shares will be listed on the New York Stock Exchange and the Toronto Stock Exchange.

  The merger is subject to approval by the shareholders of the Corporation and regulatory approval in both Canada and the United States. The special meeting of shareholders is scheduled for March 26, 1998. It is anticipated that closing of this transaction will take place in the second quarter of 1998.

  During the year ended December 31, 1997 the Corporation incurred legal, investment banking and other costs directly attributable to the proposed merger. Such costs are considered to be a capital transaction under Canadian GAAP and accordingly have been charged to retained earnings (note 17).

                           CINEPLEX ODEON CORPORATION

                           CONSOLIDATED BALANCE SHEET

                         (IN THOUSANDS OF U.S. DOLLARS)

                                               MARCH 31, 1998 DECEMBER 31, 1997
                                               -------------- -----------------
                                                (UNAUDITED)       (AUDITED)
ASSETS
CURRENT ASSETS
  Cash........................................   $   2,794        $   3,505
  Accounts receivable.........................      11,404           13,222
  Other.......................................       9,573            9,315
                                                 ---------        ---------
                                                    23,771           26,042
PROPERTY, EQUIPMENT AND LEASEHOLDS............     562,220          567,431
OTHER ASSETS
  Long-term investments and receivables.......       5,291            2,206
  Goodwill....................................      31,414           31,687
  Deferred Charges............................       7,951            8,109
                                                 ---------        ---------
                                                    44,656           42,002
                                                 ---------        ---------
TOTAL ASSETS..................................   $ 630,647        $ 635,475
                                                 =========        =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accruals...............   $  89,289        $  91,849
  Deferred income.............................      19,301           20,364
  Current portion of long-term debt and other
   obligations................................      29,418           27,446
                                                 ---------        ---------
                                                   138,008          139,659
LONG-TERM DEBT................................     336,601          333,523
CAPITALIZED LEASE OBLIGATIONS.................       5,676            6,271
DEFERRED INCOME...............................       3,369            3,965
PENSION OBLIGATION............................         601              875
SHAREHOLDERS' EQUITY
  Capital stock...............................     555,714          555,400
  Translation adjustment......................         625              939
  Retained earnings (deficit).................    (409,947)        (405,157)
                                                 ---------        ---------
                                                   146,392          151,182
COMMITMENTS AND CONTINGENCIES (note 2)
                                                 ---------        ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....   $ 630,647        $ 635,475
                                                 =========        =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CINEPLEX ODEON CORPORATION

                         CONSOLIDATED INCOME STATEMENT

            (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE FIGURES)

                                                  3 MONTHS ENDED 3 MONTHS ENDED
                                                  MARCH 31, 1998 MARCH 31, 1997
                                                  -------------- --------------
                                                           (UNAUDITED)
REVENUE
  Admissions....................................   $    101,731   $    106,392
  Concessions...................................         38,718         38,347
  Other.........................................          6,262          5,807
                                                   ------------   ------------
                                                        146,711        150,546
EXPENSES
  Theatre operations and other expenses.........        120,870        116,485
  Cost of concessions...........................          7,422          7,114
  General and administrative ...................          5,163          5,167
  Depreciation and amortization.................         10,936         11,021
                                                   ------------   ------------
                                                        144,391        139,787
                                                   ------------   ------------
Income before the undernoted....................          2,320         10,759
Other income (expenses).........................          3,330            (73)
                                                   ------------   ------------
Income before interest on long-term debt and in-
 come taxes.....................................          5,650         10,686
Interest on long-term debt......................          9,198          8,273
                                                   ------------   ------------
Income/(loss) before income taxes...............         (3,548)         2,413
Income taxes....................................            283            306
                                                   ------------   ------------
NET INCOME/(LOSS)...............................   $    (3,831)   $      2,107
                                                   ============   ============
BASIC
  Weighted average shares outstanding...........    176,878,000    176,784,000
  Income/(loss) per share.......................         ($0.02)         $0.01
FULLY DILUTED
  Weighted average shares outstanding...........    192,236,000    191,291,000
  Income/(loss) per share.......................         ($0.02)         $0.01

  The accompanying notes are an integral part of these consolidated financial statements.

                           CINEPLEX ODEON CORPORATION

              CONSOLIDATED STATEMENT OF CHANGES IN CASH RESOURCES

            (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE FIGURES)

                                                  3 MONTHS ENDED 3 MONTHS ENDED
                                                  MARCH 31, 1998 MARCH 31, 1997
                                                  -------------- --------------
                                                           (UNAUDITED)
CASH PROVIDED BY (USED FOR)
OPERATING ACTIVITIES
  Net (loss)/income..............................    $(3,831)       $ 2,107
  Depreciation and amortization..................     10,936         11,021
  Other non-cash items...........................     (4,050)          (717)
                                                     -------        -------
                                                       3,055         12,411
  Net change in non-cash working capital.........     (2,025)         3,792
                                                     -------        -------
                                                       1,030         16,203
                                                     -------        -------
FINANCING ACTIVITIES
  Decrease in long-term debt and other obliga-
   tions.........................................     (2,403)        (9,207)
  Increase in long-term debt and other obliga-
   tions.........................................      6,584            214
  Issue of share capital, net of issue costs.....        314             11
  Other..........................................     (1,496)          (340)
                                                     -------        -------
                                                       2,999         (9,322)
                                                     -------        -------
INVESTMENT ACTIVITIES
  Additions to property, equipment and lease-
   holds.........................................    (13,801)        (9,567)
  Long-term investments..........................      3,402            --
  Proceeds on sale of certain theatre proper-
   ties..........................................      2,169          2,626
  Proposed merger costs..........................       (959)           --
  Other..........................................      4,449           (164)
                                                     -------        -------
                                                      (4,740)        (7,105)
                                                     -------        -------
NET DECREASE DURING PERIOD.......................       (711)          (224)
CASH AT BEGINNING OF PERIOD......................      3,505          2,718
                                                     -------        -------
CASH AT END OF PERIOD............................    $ 2,794        $ 2,494
                                                     =======        =======
CASH FLOW FROM OPERATING ACTIVITIES PER SHARE
  Basic..........................................    $  0.01        $  0.09
  Fully Diluted..................................    $  0.01        $  0.08
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest on long-term debt paid................    $ 9,198        $ 8,273
                                                     =======        =======
  Income taxes paid..............................    $   283        $   306
                                                     =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          CINEPLEX ODEON CORPORATION

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 1998
                               (IN U.S. DOLLARS)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The consolidated financial statements in this document are prepared in accordance with accounting principles generally accepted in Canada. For the three months ended March 31, 1998, the application of accounting principles generally accepted in the United States did not have a material effect on the measurement of the Corporation's net loss and shareholders' equity. For information on differences between Canadian and United States generally accepted accounting principles, reference is made to the Corporation's 1997 annual report to shareholders.

  The consolidated financial statements in this document are based in part on estimates, and include all adjustments consisting of normal recurring accruals that management believes are necessary for a fair presentation of the Corporation's financial position as at March 31, 1997, and the results of its operations for the three months then ended. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

  The consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles applicable to interim periods; consequently they do not include all generally accepted accounting disclosures required for annual consolidated financial statements. For more complete information these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes contained in the Corporation's 1997 annual report to shareholders.

2. COMMITMENTS AND CONTINGENCIES

  (i) The Corporation and its subsidiaries are currently subject to audit by taxation authorities in several jurisdictions. The taxation authorities have proposed to reassess taxes in respect of certain transactions and income and expense items. The Corporation and its subsidiaries are vigorously contesting the adjustments proposed by the taxation authorities. Although such matters cannot be predicted with certainty, management does not consider the Corporation's exposure to such litigation to be material to these financial statements.

  (ii) The Corporation and its subsidiaries are also involved in certain litigation arising out of the ordinary course and conduct of its business. The outcome of this litigation is not currently determinable. Although such matters cannot be predicted with certainty, management does not consider the Corporation's exposure to such litigation to be material to these financial statements.

  (iii) As of March 31, 1998, the Corporation was in compliance with the financial covenants contained in its bank credit facilities. Given the uncertainty with respect to the admission and concession revenues that the Corporation will generate, there is a possibility that the Corporation may not meet certain financial covenants in future periods. The Corporation believes that the banking syndicate participating in the bank credit facilities would waive the particular financial covenants if the Corporation is not in compliance at a measurement date during the next twelve month period.

3. PROPOSED COMBINATION

  On September 30, 1997, the Corporation announced that it has entered into an agreement with Sony Pictures Entertainment Inc. (Sony Pictures) and LTM Holdings, Inc. (LTM) which provides for the combination of the businesses of the Corporation and LTM. LTM is a private Delaware corporation wholly-owned by Sony Pictures. The transaction will involve combining the Corporation with the Loews Theatres Exhibition Group, which consists of Sony/Loews Theatres and its joint ventures with Loeks-Star Theatres and Magic Johnson Theatres. It is proposed that the combined company will be named Loews Cineplex Entertainment Corporation (LCE). LCE will have approximately 2,600 screens in approximately 450 locations in North America.

                          CINEPLEX ODEON CORPORATION

  Pursuant to a series of related transactions to be effected pursuant to a Plan of Arrangement under the Business Corporations Act (Ontario), the Corporation's shares will be exchanged for shares of LCE with the result that the Corporation will become a wholly-owned subsidiary of LCE. Upon closing of the transaction, Sony Pictures will own approximately 51.1% of LCE's shares (representing 49.9% of LCE's voting shares); Universal Studios, Inc. (Universal) will own approximately 26% of LCE's shares (subsequent to a cash subscription of approximately $84.5 million); the Charles Rosner Bronfman Family Trust and certain related parties (the Bronfman Trust) will own approximately 9.6% of LCE's shares; and the shareholders of the Corporation, other than Universal and the Bronfman Trust, will own approximately 13.3% of LCE's shares. It is intended that LCE's voting shares will be listed on The New York Stock Exchange and The Toronto Stock Exchange. On March 26, 1998, the shareholders of the Corporation voted to approve the combination.

4. RECLASSIFICATION

  Certain of the prior period's balances have been reclassified to conform with the presentation adopted in the current period.

-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  16
The Concurrent Transactions..............................................  22
Use of Proceeds..........................................................  23
Price Range of Common Stock..............................................  24
Dividend Policy..........................................................  24
Dilution.................................................................  25
Capitalization...........................................................  26
Selected Historical and Unaudited Pro Forma Financial Information........  27
Unaudited Pro Forma Financial Information................................  33
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  39
The Motion Picture Exhibition Industry...................................  47
Business.................................................................  50
Management...............................................................  60
Certain Relationships and Related Transactions...........................  72
Security Ownership of Certain Beneficial Owners and Management...........  74
The Stockholders Agreement...............................................  77
Description of Certain Indebtedness......................................  85
Description of Capital Stock.............................................  88
Shares Eligible for Future Sale..........................................  92
Certain United States Federal Tax Consequences to Non-United States
 Holders.................................................................  93
Underwriting.............................................................  96
Notice to Canadian Residents.............................................  98
Legal Matters............................................................  99
Experts..................................................................  99
Available Information....................................................  99
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                             [LOGO] LOEWS CINEPLEX
                             ---------------------
                                  ENTERTAINMENT

                               10,000,000 Shares
                                 Common Stock
                               ($.01 par value)

                                  PROSPECTUS

                          CREDIT SUISSE FIRST BOSTON
                           BEAR, STEARNS & CO. INC.
                                BT ALEX. BROWN
                             GOLDMAN, SACHS & CO.
                             SALOMON SMITH BARNEY

-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

  The following table shows the expenses, other than underwriting discounts and commissions, to be incurred in connection with the sale and distribution of securities being registered by the Company.

   SEC Registration Fee............................................. $48,767.19
   NASD Filing Fee..................................................  17,500.00
   Blue Sky Fees and Expenses**.....................................
   Legal Fees and Expenses**........................................
   Accounting Fees and Expenses**...................................
   Printing Expenses**..............................................
   Miscellaneous Expenses**.........................................
                                                                     ----------
     Total.......................................................... $
                                                                     ==========

--------
 * Except for the SEC registration fee and the NASD Filing Fee, all of the foregoing expenses have been estimated.

** To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

  Article VIII of the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") requires Loews Cineplex to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Loews Cineplex) by reason of the fact that he or she is or was a director or officer of Loews Cineplex, or, while a director or officer of Loews Cineplex, is or was serving at the request of Loews Cineplex as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Loews Cineplex, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

  Article IX of the Restated Certificate provides that to the fullest extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of Loews Cineplex shall not be liable to Loews Cineplex or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of, or adoption of any provision of the Restated Certificate inconsistent with, such Article IX shall not adversely affect any right or protection of a director of Loews Cineplex for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  Loews Cineplex has entered into indemnification agreements with its directors and officers substantially in the form attached to this registration statement as Exhibit 10.7. These agreements provide, in general, that Loews Cineplex will indemnify such directors and officers for, and hold them harmless from and against, any and all amounts paid in settlement or incurred by, or assessed against, such directors and officers arising out of or in connection with the service of such directors and officers as a director or officer of Loews Cineplex or its Affiliates (as defined therein) to the fullest extent permitted by Delaware law. Each indemnification agreement terminates upon the later of (a) 10 years after the director or officer ceases to be an officer or director of Loews Cineplex (or any other entity at the request of Loews Cineplex) and (b) one year after the final termination of all pending or threatened proceedings for which such director or officer is or may be entitled to indemnification under such agreement.

  Loews Cineplex maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of Loews Cineplex and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of Loews Cineplex and/or its subsidiaries, as the case may be.

  Insofar as limitations of, or indemnification for, liabilities arising under the Securities Act may be permitted for directors and executive officers pursuant to the foregoing provisions, the Company understands that, in the opinion of the Commission, such limitations of, and indemnification for, liabilities is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES; USE OF PROCEEDS FROM REGISTERED SECURITIES

  On May 14, 1998, Loews Cineplex issued 291,086.591 shares of Common Stock to a wholly owned subsidiary of Sony Pictures Entertainment Inc. ("SPE") in connection with the exchange of such shares for all of the issued and outstanding shares of S&J Theatres, Inc., which holds Loews Cineplex's 50% interest in the Magic Johnson Theatres partnership and (ii) 2,373,217.409 shares of Common Stock to a wholly owned subsidiary of SPE in connection with the merger of Star Theatres, Inc., which holds Loews Cineplex's 50% interest in Loeks-Star Partners, into a wholly owned subsidiary of Loews Cineplex. Such issuances were not registered under the Securities Act of 1933, as amended, in reliance on the exemption provided by Section 4(2) thereof.

  In connection with the Combination, the Company registered 26,632,709 shares of Common Stock and 84,000 shares of its Class B Non-Voting Common Stock, par value $.01 per share (the "Non-Voting Stock"), pursuant to a Registration Statement on Form S-4 (File No. 333-46313), which was declared effective on February 13, 1998. The offering of such securities commenced on February 13, 1998 in connection with the solicitation of shareholder approval of certain aspects of the Combination by shareholders of Cineplex Odeon and terminated other than in respect of shares of Common Stock issuable pursuant to certain antidilution provisions in the Subscription Agreement and (ii) upon conversion of the Non-Voting Stock on May 14, 1998 upon consummation of the Combination. All of the registered securities were issued either pursuant to the Combination in exchange for (i) all of the outstanding shares of Cineplex Odeon and Plitt Theatres, Inc. or (ii) a cash payment of $84.5 million from Universal. All of the cash proceeds, together with funds borrowed under the Bank Credit Facilities, were used on May 14, 1998 to (a) repay indebtedness of $149.3 million under the then existing Cineplex Odeon credit facility, (b) make payments to SPE and its affiliates aggregating $394.8 million, (c) reimburse $300,000 and $700,000 in expenses relating to the Combination incurred by the Claridge Group and Universal, respectively, in each case as contemplated by such Registration Statement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    1.1*    -- Underwriting Agreement among the Underwriters and Registrant
                dated as of July   , 1998
    2.1(1)  -- Amended and Restated Master Agreement among Sony Pictures
                Entertainment Inc., Registrant and Cineplex Odeon Corporation
                dated as of September 30, 1997
    2.2(4)  -- Amending Agreement dated May 14, 1998
    2.3(1)  -- Subscription Agreement by and between Registrant and Universal
                Studios, Inc. dated as of September 30, 1997
    2.4(1)  -- Plan of Arrangement
    3.1(4)  -- Amended and Restated Certificate of Incorporation of Registrant
    3.2     -- Amended and Restated By-laws of Registrant
    4.1(2)  -- Indenture dated as of June 23, 1994, by and among Plitt
                Theatres, Inc., Cineplex Odeon Corporation and The Bank of New
                York, as Trustee
    4.2(4)  -- Supplemental Indenture dated as of May 14, 1998, among Plitt
                Theatres, Inc., Registrant and The Bank of New York, as Trustee
    4.3     -- Form of Second Supplemental Indenture dated as of June   , 1998,
                among Plitt Theatres, Inc., Registrant and The Bank of New
                York, as Trustee
    4.4*    -- Form of Indenture dated as of July   , 1998, by and among
                Registrant and Bankers Trust Company, as Trustee
    4.5*    -- Exchange and Registration Rights Agreement by and among
                Registrant and the initial purchasers of the New Notes
    5.1*    -- Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, as to the legality of the securities being
                registered
   10.1(1)  -- Amended and Restated Stockholders Agreement among Registrant,
                Sony Pictures Entertainment Inc., Universal Studios, Inc.,
                Charles Rosner Bronfman Family Trust and Other Parties thereto dated as of September 30, 1997
   10.2(4)  -- Tax Sharing and Indemnity Agreement dated as of May 14, 1998 by and among Registrant and Sony Corporation of America
   10.3(4)  -- Sony Trademark Agreement dated May 14, 1998 by and among
                Registrant and Sony Corporation of America
   10.4(4)  -- Transition Services Agreement dated May 14, 1998 among
                Registrant, Sony Corporation of America and Sony Pictures
                Entertainment Inc.

   10.5(4)   -- Sony Entertainment Center Lease made as of May 9, 1997 between
                 SRE San Francisco Retail Inc. and Loews California Theatres
                 Inc. (portions of such exhibit were previously filed
                 separately with the Commission under an application for
                 confidential treatment pursuant to Rule 83 of the Commission
                 Rules on Organization, Conduct and Ethics, and Information and
                 Regulation (17 CFR (S) 200.83))
   10.6(4)   -- Sony YBG Entertainment Center Tenant Work Agreement
   10.7(1)   -- Form of Director Indemnification Agreement
   10.8(1)   -- Loews Cineplex Entertainment Corporation 1997 Stock Incentive
                 Plan
   10.9(4)   -- Credit Agreement dated as of May 14, 1998 among Registrant, as
                 Borrower, the lenders listed therein, as Lenders, Bankers
                 Trust Company, as Administrative Agent and Co-Syndication
                 Agent and Bank of America NT&SA, The Bank of New York and
                 Credit Suisse First Boston, as Co-Syndication Agents
   10.10(4)  -- Employment Agreement between Registrant and Lawrence J. Ruisi, dated May 14, 1998
   10.11(3)  -- Employment Agreement between Cineplex Odeon Corporation and
                 Allen Karp, dated July 4, 1996
   10.12*    -- Amended and Restated Employment Agreement between Cineplex
                 Odeon Corporation and Allen Karp, dated November 28, 1997
   10.13(4)  -- Assumption dated May 14, 1998 of Allen Karp Employment
                 Agreement by Registrant
   10.14(1)  -- Agreement between Registrant and Seymour H. Smith, dated May 1,
                 1990, including Letter Amendments dated November 14, 1991,
                 March 9, 1993, May 10, 1995, April 11, 1996 and June 6, 1997
   10.15(1)  -- Agreement between Registrant and Travis Reid, dated October 21,
                 1995
   10.16(1)  -- Agreement between Registrant and Joseph Sparacio, dated August
                 20, 1994, including Term Extension Letter dated March 5, 1997
   10.17(1)  -- Agreement between Registrant and John J. Walker, dated June 1,
                 1993, including Term Extension Letter dated March 5, 1997
   10.18(1)  -- Letter Agreement between Registrant and John C. McBride, Jr., dated November 17, 1997
   10.19(4)  -- Letter Agreement between Registrant and Mindy Tucker, dated
                 December 15, 1997
   10.20*    -- Letter Agreement between Registrant and J. Edward Shugrue, dated January 14, 1998
   21.1(4)   -- Subsidiaries of the Registrant
   23.1      -- Consent of KPMG
   23.2      -- Consent of Price Waterhouse LLP
   23.3*     -- Consent of Fried, Frank, Harris, Shriver & Jacobson (included as part of Exhibit 5.1)
   24.1      -- Powers of Attorney (included on the signature page to the
                 Registration Statement)
   27.1      -- Financial Data Schedule (for SEC use only)

--------
 * To be filed by amendment.

(1) Incorporated by reference to the Company's Registration Statement on Form S-4 filed on February 13, 1998, Commission file number 333-46313.

(2) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 of Cineplex Odeon Corporation, Commission file number 1-9454.

(3) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 of Cineplex Odeon Corporation, Commission file number 1-9454.

(4) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended February 28, 1998 of Registrant, Commission file number 1-14099.

  (b) Schedules

    Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes that:

    (1) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

    (2) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective; and

    (3) for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus filed shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 15th day of June, 1998.

                                          LOEWS CINEPLEX
                                          ENTERTAINMENT CORPORATION


                                                   /s/ Lawrence J. Ruisi
                                          By: _________________________________
                                                     Lawrence J. Ruisi
                                               President and Chief Executive
                                                          Officer

  KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Mindy Tucker, John J. Walker and John C. McBride, Jr., and each of them as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places, and steads, in any and all capacities, to sign the Registration Statement to be filed in connection with the public offering of common stock of Loews Cineplex Entertainment Corporation and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one Instrument.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


             SIGNATURE                            TITLE                   DATE
             ---------                            -----                   ----

     /s/ Lawrence J. Ruisi           President and Chief Executive    June 15, 1998
____________________________________  Officer (Principal Executive
         Lawrence J. Ruisi            Officer) and Director

       /s/ John J. Walker            Senior Vice President, Chief     June 15, 1998
____________________________________  Financial Officer and
           John J. Walker             Treasurer (Principal Financial
                                      Officer)

      /s/ Joseph Sparacio            Vice President and Controller    June 15, 1998
____________________________________  (Principal Accounting Officer)
          Joseph Sparacio

        /s/ George Cohon             Director                         June 15, 1998
____________________________________
            George Cohon

             SIGNATURE                            TITLE                   DATE
             ---------                            -----                   ----

      /s/ Marinus N. Henny           Director                         June 15, 1998
____________________________________
          Marinus N. Henny

                                     Director                         June 15, 1998
____________________________________
             Allen Karp

     /s/ Ernest Leo Kolber           Director                         June 15, 1998
____________________________________
         Ernest Leo Kolber

        /s/ Ken Lemberger            Director                         June 15, 1998
____________________________________
           Ken Lemberger

          /s/ Ron Meyer              Director                         June 15, 1998
____________________________________
             Ron Meyer

     /s/ Brian C. Mulligan           Director                         June 15, 1998
____________________________________
         Brian C. Mulligan

         /s/ Yuki Nozoe              Director                         June 15, 1998
____________________________________
             Yuki Nozoe

       /s/ Karen Randall             Director                         June 15, 1998
____________________________________
           Karen Randall

     /s/ Stanley Steinberg           Director                         June 15, 1998
____________________________________
         Stanley Steinberg

      /s/ Howard Stringer            Director                         June 15, 1998
____________________________________
          Howard Stringer

        /s/ Robert Wynne             Director                         June 15, 1998
____________________________________
            Robert Wynne

     /s/ Mortimer Zuckerman          Director                         June 15, 1998
____________________________________
         Mortimer Zuckerman

                                                                     SCHEDULE II

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                         (FORMERLY LTM HOLDINGS, INC.)

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                            ADDITIONS
                               BALANCE AT  (CHARGED TO DEDUCTIONS
                              BEGINNING OF  COSTS AND  AND OTHER   BALANCE AT
                                 PERIOD     EXPENSES)   CHARGES   END OF PERIOD
                              ------------ ----------- ---------- -------------
YEAR ENDED FEBRUARY 28, 1998
  Reserve for net book value
   of property, equipment and
   leaseholds................    $3,979      $4,409      $2,389      $5,999
  Reserve for other costs....    $    0      $4,656      $  859      $3,797
YEAR ENDED FEBRUARY 28, 1997
  Reserve for net book value
   of property, equipment and
   leaseholds................    $4,663      $4,036      $4,720      $3,979
YEAR ENDED FEBRUARY 29, 1996
  Reserve for net book value
   of property, equipment and
   leaseholds................    $3,150      $5,663      $4,150      $4,663

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                      DOCUMENT DESCRIPTION                      PAGE
 -------                     --------------------                  ------------
  1.1*    -- Underwriting Agreement among the Underwriters and
              Registrant dated as of July   , 1998
  2.1(1)  -- Amended and Restated Master Agreement among Sony
              Pictures Entertainment Inc., Registrant and
              Cineplex Odeon Corporation dated as of September
              30, 1997
  2.2(4)  -- Amending Agreement dated May 14, 1998
  2.3(1)  -- Subscription Agreement by and between Registrant and Universal Studios, Inc. dated as of September
              30, 1997
  2.4(1)  -- Plan of Arrangement
  3.1(4)  -- Amended and Restated Certificate of Incorporation
              of Registrant
  3.2     -- Amended and Restated By-laws of Registrant
  4.1(2)  -- Indenture dated as of June 23, 1994, by and among
              Plitt Theatres, Inc., Cineplex Odeon Corporation
              and The Bank of New York, as Trustee
  4.2(4)  -- Supplemental Indenture dated as of May 14, 1998, among Plitt Theatres, Inc., Registrant and The
              Bank of New York, as Trustee
  4.3     -- Form of Second Supplemental Indenture dated as of
              June   , 1998, among Plitt Theatres, Inc.,
              Registrant and The Bank of New York, as Trustee
  4.4*    -- Form of Indenture dated as of July   , 1998, by and
              among Registrant and Bankers Trust Company, as
              Trustee
  4.5*    -- Exchange and Registration Rights Agreement by and
              among Registrant and the initial purchasers of the
              New Notes
  5.1*    -- Opinion of Fried, Frank, Harris, Shriver &
              Jacobson, counsel to the Company, as to the
              legality of the securities being registered
 10.1(1)  -- Amended and Restated Stockholders Agreement among
              Registrant, Sony Pictures Entertainment Inc.,
              Universal Studios, Inc., Charles Rosner Bronfman
              Family Trust and Other Parties thereto dated as of
              September 30, 1997
 10.2(4)  -- Tax Sharing and Indemnity Agreement dated as of May
              14, 1998 by and among Registrant and Sony
              Corporation of America
 10.3(4)  -- Sony Trademark Agreement dated May 14, 1998 by and among Registrant and Sony Corporation of America
 10.4(4)  -- Transition Services Agreement dated May 14, 1998 among Registrant, Sony Corporation of America and
              Sony Pictures Entertainment Inc.
 10.5(4)  -- Sony Entertainment Center Lease made as of May 9,
              1997 between SRE San Francisco Retail Inc. and
              Loews California Theatres Inc. (portions of such
              exhibit were previously filed separately with the
              Commission under an application for confidential
              treatment pursuant to Rule 83 of the Commission
              Rules on Organization, Conduct and Ethics, and
              Information and Regulation (17 CFR (S) 200.83))
 10.6(4)  -- Sony YBG Entertainment Center Tenant Work Agreement
 10.7(1)  -- Form of Director Indemnification Agreement
 10.8(1)  -- Loews Cineplex Entertainment Corporation 1997 Stock
              Incentive Plan

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
  NUMBER                     DOCUMENT DESCRIPTION                      PAGE
 -------                     --------------------                  ------------
 10.9(4)   -- Credit Agreement dated as of May 14, 1998 among
               Registrant, as Borrower, the lenders listed
               therein, as Lenders, Bankers Trust Company, as
               Administrative Agent and Co-Syndication Agent and
               Bank of America NT&SA, The Bank of New York and
               Credit Suisse First Boston, as Co-Syndication
               Agents
 10.10(4)  -- Employment Agreement between Registrant and
               Lawrence J. Ruisi, dated May 14, 1998
 10.11(3)  -- Employment Agreement between Cineplex Odeon
               Corporation and Allen Karp, dated July 4, 1996
 10.12*    -- Amended and Restated Employment Agreement between
               Cineplex Odeon Corporation and Allen Karp, dated
               November 28, 1997
 10.13(4)  -- Assumption dated May 14, 1998 of Allen Karp
               Employment Agreement by Registrant
 10.14(1)  -- Agreement between Registrant and Seymour H. Smith, dated May 1, 1990, including Letter Amendments
               dated November 14, 1991, March 9, 1993, May 10,
               1995, April 11, 1996 and June 6, 1997
 10.15(1)  -- Agreement between Registrant and Travis Reid,
               dated October 21, 1995
 10.16(1)  -- Agreement between Registrant and Joseph Sparacio, dated August 20, 1994, including Term Extension
               Letter dated March 5, 1997
 10.17(1)  -- Agreement between Registrant and John J. Walker, dated June 1, 1993, including Term Extension
               Letter dated March 5, 1997
 10.18(1)  -- Letter Agreement between Registrant and John C.
               McBride, Jr., dated November 17, 1997
 10.19(4)  -- Letter Agreement between Registrant and Mindy
               Tucker, dated December 15, 1997
 10.20*    -- Letter Agreement between Registrant and J. Edward
               Shugrue, dated January 14, 1998
 21.1(4)   -- Subsidiaries of the Registrant
 23.1      -- Consent of KPMG
 23.2      -- Consent of Price Waterhouse LLP
 23.3*     -- Consent of Fried, Frank, Harris, Shriver &
               Jacobson (included as part of Exhibit 5.1)
 24.1      -- Powers of Attorney (included on the signature page
               to the Registration Statement)
 27.1      -- Financial Data Schedule (for SEC use only)

--------
 * To be filed by amendment.

(1) Incorporated by reference to the Company's Registration Statement on Form S-4 filed on February 13, 1998, Commission file number 333-46313.

(2) Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 of Cineplex Odeon Corporation, Commission file number 1-9454.

(3) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 of Cineplex Odeon Corporation, Commission file number 1-9454.

(4) Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended February 28, 1998 of Registrant, Commission file number 1-14099.